July 2, 2012	Randolf W. Katz
direct dial: 714.966.8807
Via EDGAR	rkatz@bakerlaw.com

United States Securities and Exchange Commission

Division of Corporate Finance

100 F. Street, NE

Washington, DC 20549-7010

Attn:	Karl Hiller and Jenifer Gallagher
Re:	American Eagle Energy Corporation

SEC Comment Letter Response

Ladies and Gentlemen:

American Eagle Energy Corporation, a Nevada corporation (“American Eagle” or the “Company”), is pleased to respond to Staff’s comments in its May 30, 2012 comment letter. The comments have been transcribed, with American Eagle’s response immediately below. In respect of those responses that confirm the Company’s initial disclosure, references are made to the relevant page in the original 10-K filing. For those responses that expand the Company’s initial disclosure, references are made to the attached page numbers that contain the expanded disclosure.

Form 10-K for the Fiscal Year ended December 31, 2011

General

1.	Since you are engaged in oil and gas producing activities as defined in Rule 4-10(a)(16) of Regulation S-X, you must provide the disclosures prescribed in Items 1202 through 1208 of Regulation S-K.

Response

American Eagle believes that it substantively complied with all disclosure requirements listed in Item 1200. However, American Eagle was pleased to perform another review of Regulation S-K Item 1200 for this filing:

Karl Hiller & Jenifer Gallagher

United States Securities and Exchange Commission

Division of Corporate Finance

July 2, 2012

Item 1201(a)	If oil and gas producing activities are material to the registrant’s or its subsidiaries’ business operations or financial position, the disclosure specified in this Subpart 229.1200 should be included under appropriate captions.

In connection the Staff’s comments, American Eagle has determined to ensure that all appropriate oil and gas disclosures are included in its financial statements for the years ended December 31, 2011 and 2010.

Item 1201(b)	To the extent that Items 1202 through 1208 call for disclosures in tabular format, as specified in the particular Item, a registrant may modify such format for ease of presentation, to add information or to combine two or more required tables.

American Eagle has presented the oil and gas disclosures called for by Items 1202 through 1208 in tabular format or, where appropriate, in narrative format. These disclosures can be found in Note #15 to American Eagle’s financial statements as of and for the years ended December 31, 2011 and 2010. Please see pages F-34 through F-37.

Item 1202(a)(1)	The registrant shall provide a summary of oil and gas reserves at fiscal year-end, as specified in paragraph (a)(2) of this Item, in tabular form.

American Eagle has included a summary of proved developed, proved undeveloped and total proved reserves as of December 31, 2011 and 2010 in Note #15 to its financial statements dated as of and for the years ended December 31, 2011 and 2010. The information is presented in tabular format. Please see page F-35.

Item 1202(a)(2)	Disclose, in the aggregate and by geographic area and for each country containing 15% or more of the registrant’s proved reserves, expressed on an oil-equivalent-barrels basis, reserves estimated using prices and costs under existing economic conditions, for the product types listed in paragraph (a)(4) of this Item.

As of December 31, 2011, American Eagle’s reserves were associated with oil and gas properties located in Saskatchewan, Canada (the “Hardy Property”) and Divide County, North Dakota (the “Spyglass Property”) and Roosevelt County, Montana (the “Benrude Property”). The Company will expand its disclosure in its Amended Annual Report on Form 10-K/A to include reserve information for both the United States and Canada. Please see proposed revisions attached to this letter.

Karl Hiller & Jenifer Gallagher

United States Securities and Exchange Commission

Division of Corporate Finance

July 2, 2012

Note #15 to American Eagle’s financial statements as of and for the years ended December 31, 2011 and 2010 included disclosures regarding the Hardy Property, the Spyglass Property and the Benrude Property, including proved developed, proved undeveloped and total proved reserves. American Eagle has exercised its option not to disclose the existence of any probable or possible reserves as of the date of its financial statements. Please see page F-35.

Item 1202(a)(3)	Reported total reserves shall be simple arithmetic sums of all estimates for individual properties or fields within each reserves category.

Total proved oil and gas reserves, as disclosed in Note #15 to American Eagle’s financial statements as of and for the years ended December 31, 2011 and 2010, represent the arithmetic sum of its proved developed and proved undeveloped reserves. Please see page F-35.

Item 1202(a)(4)	Disclose separately material reserves of oil, natural gas, synthetic oil, synthetic gas and sales products of other non-renewable natural resources that are intended to be upgraded into synthetic oil and gas.

American Eagle has disclosed all oil and gas reserves associated with its Hardy, Spyglass and Benrude Properties, which represents 100% of its reserves. American Eagle does not claim any reserves of synthetic oil or synthetic gas or any natural resources that could be upgraded into synthetic oil or synthetic gas as no such reserves have been identified and/or proved.

Item 1202(a)(5)	If the registrant discloses probable or possible reserves, discuss the uncertainty related to such reserves estimates.

Because American Eagle exercised its option not to disclose the existence of any probable or possible reserves in its financial statements as of and for the years ended December 31, 2011 and 2010 (please see response to Item 1202(a)(2)), and continues to exercise its option not to disclose, this Item is not applicable.

Item 1202(a)(6)	If the registrant has not previously disclosed reserves estimates in a filing with the Commission or is disclosing material additions to its reserves estimates, the registrant shall provide a general discussion of the technologies used to establish the appropriate level of certainty for reserves estimates from material properties included in the total reserves disclosed.

Karl Hiller & Jenifer Gallagher

United States Securities and Exchange Commission

Division of Corporate Finance

July 2, 2012

American Eagle only claimed proved reserves as of December 31, 2010 associated with its Hardy Property. During the year ended December 31, 2011, proved reserves were identified associated with the Company’s Spyglass Property and Benrude Property. The reserves associated with the Company’s Spyglass and Benrude Properties represent a significant increase to the reserves previously claimed and disclosed by the Company.

The December 31, 2011 reserve report, which includes reserves associated with the Company’s Spyglass Property and Benrude Property, discusses the technologies used to determine the certain existence of proved oil and gas reserves. The technologies used to determine the certainty of proved reserves, which include the drilling of successful, third-party wells in close proximity to the Company’s wells, can be found in the second paragraph under the heading “Reserve Estimates” on page 2 of the reserve report. In addition, a general discussion of the uncertainties associated with estimating reserves of natural resources is included under the heading “Statement of Risk” on page 2 of the reserve report. The December 31, 2011 reserve report will be attached as Exhibit 99.1 to the Company’s Amended Annual Report on Form 10-K/A. A copy of the December 31, 2011 reserve report is attached to this correspondence.

Item 1202(a)(7)	Disclose and describe the internal controls the registrant uses in its reserves estimation effort. In addition, disclose the qualifications of the technical person primarily responsible for overseeing the preparation of the reserves estimates and, if the registrant represents that a third party conducted a reserves audit, disclose the qualifications of the technical person primarily responsible for overseeing such reserves audit.

The reserve report that estimates American Eagle’s oil and gas reserves as of December 31, 2011 was prepared by MHA Petroleum Consultants (“MHA”), an independent, third-party petroleum consulting firm. Included in the reserve report is a discussion of MHA’s overall qualifications, as well as the qualifications of the petroleum engineer who reviewed and calculated the value of the American Eagle’s oil and gas reserves as of December 31, 2011. Please see page _ of the reserve report. The December 31, 2011 reserve report will be attached as Exhibit 99.1 to the Company’s Amended Annual Report on Form 10-K/a. A copy of the December 31, 2011 reserve report is attached to this correspondence.

Karl Hiller & Jenifer Gallagher

United States Securities and Exchange Commission

Division of Corporate Finance

July 2, 2012

American Eagle’s Chief Operating Officer reviewed the production, pricing, and cost data used by MHA to develop the reserves estimate included in the reserves report, as well as the methodologies and conclusions contained in the reserve report for reasonableness. The review of the reserve report information by the Chief Operating Officer represents American Eagle’s primary internal control over the preparation of reserves audit. American Eagle will expand its disclosure in its Amended Annual Report on form 10-K/A to include a discussion of the internal controls in place regarding the reserves estimation process. Please see proposed revisions (Note #15) attached to this correspondence.

Item 1202(a)(8)	If the registrant represents that a third party prepared, or conducted a reserves audit of, the registrant’s reserves estimates, or any estimated valuation thereof, of conducted a process review, the registrant shall file a report of the third part as an exhibit to the relevant registration statement or other Commission filing. Furthermore, the report of the third party must contain certain disclosures as stated in Item 1202(a)(8), subparts (i) through (x).

The December 31, 2011 reserve report includes the following information:

(i)	The purpose for which the report was prepared and for whom it was prepared (Please see page 1 of the reserve report);

(ii)	The effective date of the report (December 31, 2011) and the date on which the report was completed (March 15, 2012) (Please see page 1 of the reserve report);

(iii)	The fact that the reserves contained in the reserve report represent “all of the Company’s reserves as of December 31, 2011” (Please see page 4 of the reserve report);

(iv)	A discussion of the assumptions, data, methods, and procedures used to estimate American Eagle’s oil and gas reserves and a statement that the underlying production, price and cost data appeared reasonable for the purpose of estimating American Eagle’s proved reserves (Please see page 4 of the reserve report);

Karl Hiller & Jenifer Gallagher

United States Securities and Exchange Commission

Division of Corporate Finance

July 2, 2012

(v)	A discussion of the primary economic assumptions used to develop the reserves estimates, including the average monthly price, estimated future production costs, estimated future development costs and other related costs (Please see page 5 of the reserve report);

(vi)	A statement that MHA is not aware of any existing regulations that would affect American Eagle’s ability to recover the estimated reserves discussed in the report (Please see page 4 of the reserve report);

(vii)	A discussion regarding the inherent uncertainties of reserves estimates (Please see page 5 the reserve report);

(viii)	A general statement that MHA used methods and procedures that it considered necessary and appropriate to estimate American Eagle’s proved oil and gas reserves as of December 31, 2011 (Please see page 4 of the reserve report);

(ix)	MHA’s conclusions regarding the reasonableness of the estimated reserves disclosed in the reserve report (Please see page 5 of the reserve report); and

(x)	The report is signed by an authorized representative of MHA (Please see page 5 of the reserve report).

The December 31, 2011 reserve report will be attached as Exhibit 99.1 to the Company’s Amended Annual Report on Form 10-K/A. A copy of the December 31, 2011 reserve report is attached to this correspondence.

Item 1202(b)(1-3)	The registrant may, but is not required to, provide a reserves sensitivity analysis in tabular format.

American Eagle has declined to include a sensitivity analysis related to its oil and gas reserves as of December 31, 2011. All portions of Item 1202(b) are thereby considered to be not applicable to American Eagle’s financial statements as of and for the year ended December 31, 2011.

Item 1203(a)	The registrant shall disclose the total quantity of proved undeveloped reserves at year-end.

American Eagle has disclosed the its total quantity of proved undeveloped oil and gas reserves as of December 31, 2011 in Note #15 to its financial statements as of and for the year ended December 31, 2011. Please see page F-35.

Karl Hiller & Jenifer Gallagher

United States Securities and Exchange Commission

Division of Corporate Finance

July 2, 2012

Item 1203(b)	The registrant shall disclose material changes in proved undeveloped reserves that occurred during the year, including proved undeveloped reserves that were converted into proved developed reserves.

American Eagle elected to participate in a number of non-operated wells within its Spyglass and Benrude Properties during the year ended December 31, 2011. These wells identified proved reserves. American Eagle did not assign any proved reserves to its Spyglass Property or its Benrude Property in the prior year as elections to participate in the drilling of exploratory and development wells within these properties had not yet been made. Please see pages F-35.

Item 1203(c)	The registrant shall discuss investments and progress made during the year to convert proved undeveloped reserves to proved developed reserves, including any related capital expenditures.

American Eagle discussed its participation in the Spyglass wells in its Annual Report on Form 10-K. Please see pages 17-19 and F-23. As of December 31, 2011, the Benrude Property contained proved but undeveloped reserves.

Item 1203(d)	The registrant shall explain the reasons why material amounts of proved undeveloped reserves in individual fields or countries remain undeveloped for five years or more after disclosure as proved undeveloped reserves.

All of American Eagle’s proved reserves as of December 31, 2011, including proved undeveloped reserves, were acquired subsequent to December 31, 2009, as evidenced by the roll forward of reserves for the year ended December 31, 2010, as presented in Note #15 to the financial statements as of and for the years ended December 31, 2011 and 2010. Please see page F-35. Accordingly, American Eagle did not have any proved undeveloped reserves in individual fields or countries that remained undeveloped for five years or more after disclosure as proved undeveloped reserves.

Item 1204(a)	For each of the last three fiscal years, disclose production, by final product sold, of oil, gas and other products. Disclosure shall be made by geographical area and for each country and field that contains 15% or more of the registrant’s total proved reserves expressed on an oil-equivalent-barrels basis unless prohibited by the country in which the reserves are located.

Karl Hiller & Jenifer Gallagher

United States Securities and Exchange Commission

Division of Corporate Finance

July 2, 2012

At present, American Eagle is considered to be a smaller reporting issuer and, as such, is only required to present the results of its operations for the last two fiscal years in its Annual Report on Form 10-K. This same requirement has been applied to American Eagle’s disclosure of its estimated oil and gas reserves.

As stated above, American Eagle has producing oil wells located in the United States and Canada. The Company will expand its disclosure in its Amended Annual Report on form 10-K/A to include production volume data for each of the periods presented, by geographic area. Please see proposed revisions (Note #15) attached to this correspondence.

Item 1204(b)	For each of the last three (two) fiscal years, disclose the average sales price per unit of oil gas and other products produced and the average production cost, excluding ad valorem and severance taxes, per unit of production, by geographical area.

American Eagle previously disclosed the average sales price per unit of production in Note #15 to its financial statements as of and for the years ended December 31, 2011 and 2010. The Company will expand its disclosure in its Amended Annual Report on Form 10-K/A to separately report average sales price per unit and average production cost per unit, as defined above, by geographic area. Please see proposed revisions (Note #15) attached to this correspondence.

Item 1205(a)	For each of the last three (two) fiscal years, disclose the number of net productive and dry exploratory wells drilled and the number of net productive and dry development wells drilled, by geographic area.

American Eagle disclosed the number of productive and dry hole wells drilled during the years ended December 31, 2011 and 2010 in Item #7 – Management’s Discussion and Analysis of Financial Condition and Results of Operations, included in its Annual Report on From 10-K. Please see pages 18 and 19.

Item 1205(c)	Disclose, by geographic area, for each of the last three (two) years, any other exploratory or development activities conducted, including implementation of mining methods for purposes of oil and gas producing activities.

American Eagle has not engaged in any other material exploratory or development activities, nor implemented any mining methods designed to exploit potential oil and gas reserves, other than the those activities discussed in Notes #7 and #15 to its financial statements as of and for the years ended December 31, 2011 and 2010 and Item #7 – Management’s Discussion and Analysis of Financial Condition and Results of Operations, included in its Annual Report on From 10-K. Please see pages 18, 19, F-21 through F-26 and F-34 through F-37.

Karl Hiller & Jenifer Gallagher

United States Securities and Exchange Commission

Division of Corporate Finance

July 2, 2012

Item 1206(a)	Disclose, by geographical area, the registrant’s present activities, such as the number of wells in the process of being drilled, waterfloods in process of being installed, pressure maintenance operations, and any other related activities of material importance.

As of December 31, 2011, American Eagle had proposed, drilled or elected to participate in the drilling of three wells located in southeastern Saskatchewan (the “Hardy wells”) and 28 wells located in North Dakota (the “Spyglass wells”). The status of the Hardy wells is disclosed in Note #7 to the Company’s financial statements as of December 31, 2011 and 2010 and for the years then ended. Please see page F-22. In addition, the Company disclosed the status of each of its Spyglass wells in Item #7 – Management’s Discussion and Analysis of Financial Condition and Results of Operations, included in its Annual Report on From 10-K. Please see pages 17-19. In Note #10 to its financial statements as of and for the years ended December 31, 2011 and 2010, the Company states that it intends to drill a series of wells within its Spyglass property. Please see page F-29. Specific, individual well locations were not provided due to uncertainty regarding the timing and availability of the associated drilling rigs.

Item 1206(b)	Provide the description of present activities as of a date at the end of the most recent fiscal year or as close to the date that the registrant files the document as reasonably possible.

Please see the Company’s response to Item 1206(a) above.

Item 1206(c)	Include only those wells in the process of being drilled at the “as of” date and express them in terms of both gross and net wells.

As of December 31, 2011, American Eagle was in the process of drilling the Hardy 14-17 well, an operated well located in Saskatchewan. In addition, the Company had elected to participate in the drilling of several, non-operated wells in North Dakota. The drilling status of the Hardy 14-17 well is discussed in Note #7 to the Company’s financial statements as of December 31, 2011 and 2010 and for the years then ended. The drilling status of the non-operated wells in which the Company owns a working interest is disclosed in Item #7 – Management’s Discussion and Analysis of Financial Condition and Results of Operations, included in its Annual Report on From 10-K. Please see pages 17-19.

Karl Hiller & Jenifer Gallagher

United States Securities and Exchange Commission

Division of Corporate Finance

July 2, 2012

Item 1206(d)	Do not include wells that the registrant plans to drill, but has not commenced drilling unless there are factors that make such information material.

American Eagle disclosed its intention to drill the Hardy 14-17 well and the related financing arrangement associated with this well in Note #7 to its financial statements as of and for the years ended December 31, 2011 and 2011 (see page F-22). No other specific reference is made to future, contemplated wells.

Item 1207	Delivery Commitments

As of December 31, 2011 nor at any time subsequent to December 31, 2011 through the date of this response, American Eagle has not entered into any contracts to deliver fixed or determinable quantities of oil or gas in the near future. Accordingly, the disclosure provisions stated in Item 1207 are not applicable to American Eagle at this time.

Item 1208(a)	Disclose, as of a reasonably current date or as of the end of the fiscal year, the total gross and net productive wells, expressed separately for oil and gas, by geographic area.

As of December 31, 2011, American Eagle owns working interests in oil wells located in the United States and Canada. The Company does not own any gas wells. American Eagle disclosed the number of gross and net productive oil wells in which it owned a working interest as of December 31, 2011 in Item #7 – Management’s Discussion and Analysis of Financial Condition and Results of Operations, included in its Annual Report on From 10-K. Please see pages 19 and 20.

1208(b)	Disclose, as of a reasonably current date or as of the end of the fiscal year, the amount of undeveloped acreage, both leases and concessions, if any, expressed in both gross and net acres by geographic area, together with an indication of acreage concentrations and, if material, the minimum remaining terms of leases and concessions.

Note #7 to American Eagle’s financial statements as of December 31, 2011 discloses the number of gross acres and net acres owned in each of its oil and gas prospects as of December 31, 2011, the number of leases holding the acreage, and the range of expiration dates for the underlying leases. Each prospect is identified as to its geographical location and American Eagle’s working interest in the acreage. Please see pages F-21 through F-26.

Karl Hiller & Jenifer Gallagher

United States Securities and Exchange Commission

Division of Corporate Finance

July 2, 2012

Financial Statements

Note 3 – Acquisition of American Eagle Energy Inc., Page F-16

2.	We note that you identified the company as the legal and accounting acquirer of American Eagle Energy Inc. (“AEE Inc.”), even though the shareholders of AEE Inc. appear to have retained a controlling equity interest in the company subsequent to the merger. Please submit the analysis that you performed in making this determination and any additional information necessary to understand how your accounting conforms with FASB ASC 805-10-55-12 and 55-13.

Response

As discussed in Note #3 to the Company’s financial statements as of and for the years ended December 31, 2011 and 2010, American Eagle Energy Corporation (formerly Eternal Energy Corp.) acquired American Eagle Energy Inc. on December 20, 2011. Both companies meet the definition of a business, as defined, and, therefore, fall within the scope of ASC 805 – Business Combinations.  Under ASC 805, the acquisition method must be followed to account for the transaction.

Per 805-10-55-12, “In a business combination effected primarily by exchanging equity interests, the acquirer usually is the entity that issues its equity interests”. As disclosed in Note #3, American Eagle Energy Corporation (formerly Eternal Energy Corp.) is that entity in that it issued 36,476,543 shares of its common stock to the legacy stockholders of AEE Inc. This fact alone would suggest that Eternal Energy Corp. was the acquirer. “However, in some business combinations, commonly called reverse acquisitions, the issuing entity is the acquiree.” A reverse acquisition is sometimes deemed to have occurred when the entity that issues its securities in connection with the transaction does not retain a majority of the outstanding shares of voting common stock. Upon the closing of the transaction, legacy shareholders of AEE Inc. owned approximately 80% of the then-outstanding shares of the combined company’s (American Eagle)’s common stock.

In order to ultimately determine which entity was the accounting the acquirer, American Eagle’s management evaluated the amount and nature of the consideration transferred as a result of the transaction, as well as all other pertinent facts and circumstances related to the transaction. ASC 805 provides additional guidance when the acquirer cannot be determined based on voting rights alone.  Additionally, it specifically includes a hierarchy to explain how to assess factors that influence the identification of the acquirer.  Per paragraphs 55-12(a) to 55-12(e), the factors to consider are:

1.	The acquirer usually is the combining entity whose owners as a group retain or receive the largest portion of the voting rights in the combined entity.

Karl Hiller & Jenifer Gallagher

United States Securities and Exchange Commission

Division of Corporate Finance

July 2, 2012

2.	The acquirer usually is the combining entity whose single owner or organized group of owners holds the largest minority voting interest in the combined entity.
3.	The acquirer usually is the combining entity whose owners have the ability to elect or appoint or to remove a majority of the members of the governing body of the combined entity.
4.	The acquirer usually is the combining entity whose former management dominates the management of the combined entity.

5.	The acquirer usually is the combining entity that pays a premium over the pre-combination fair value of the equity interests of the other combining entity or entities.

Because Eternal Energy Corp. was the company that issued shares, they are considered the legal acquirer.

Upon the closing of the transaction, the legacy stockholders of AEE Inc. held, in the aggregate, approximately 80% of the outstanding stock of American Eagle. However, it was determined that there was no individual or group that had the ability to step in and take over control of the combined entity, as legacy Eternal Energy Corp. stockholders still held the highest percentage of any single entity.  Included in this group is Brad Colby, Eternal Energy Corp.’s President and CEO (prior and subsequent to the closing of the transaction), who beneficially owned approximately 7.6% of the outstanding stock upon the closing of the transaction.

Subsequent to the closing of the transaction, American Eagle’s Board of Directors membership consists of the three previous members of Eternal Energy Corp.’s Board of Directors, plus the sole member of AEE Inc.’s former Board of Directors, and an additional, independent director who was not previously associated with either Eternal Energy Corp. or AEE Inc. Further, on a post-acquisition basis, 67% of the Company’s senior management represents legacy Eternal Energy Corp. officers. These two facts support the conclusion that control over the combined entity rests with the legacy Eternal Energy Corp. leadership.

In summary, of the five factors noted above, three of the factors suggest that Eternal Energy Corp. was the accounting acquirer. These factors include: 1) Former Eternal Energy Corp. owners hold the largest minority voting interest, 2) The Board of Directors is comprised of a majority of former Eternal Energy Corp. members, and 3) Management is a majority of former Eternal Energy Corp. employees.  When combined with the fact that Eternal Energy Corp. issued shares as consideration for the transaction, it was determined that Eternal Energy Corp. was, in fact, the accounting acquirer.

American Eagle has expanded its disclosure to include a discussion of relevant factors that led the Company’s management to conclude that Eternal Energy Corp. was the accounting acquirer in the transaction.

Karl Hiller & Jenifer Gallagher

United States Securities and Exchange Commission

Division of Corporate Finance

July 2, 2012

Note 15 – Supplemental Oil and Gas Information (Unaudited), page F-34

3.	On page 35, you state that an independent petroleum engineering firm estimated your oil and gas reserves as of December 31, 2011. Please obtain and file a report from that firm as an exhibit to your Form 10-K with all of the information prescribed in Item 1202(a)(8) of Regulation S-K.

Response

American Eagle has attached a copy of its December 31, 2011 reserve report as Exhibit _ to its Amended Annual Report on Form 10-K. In addition, the Company has obtained a written consent from the independent petroleum engineering firm that authorizes the inclusion of their report in the amended filing. A copy of the written consent is attached as Exhibit _ to the Amended Annual Report on Form 10-K.

4.	Please disclose costs incurred and results of operations by geographic area as required by FASB ASC 932-235-50-19 and 50-22; also present your results of operations with the level of detail required by FASB ASC 932-235-50-23.

Response

As noted in the response to comment #1, American Eagle maintains oil and gas operations in Canada and the United States. The Company previously included a breakdown of its capitalized costs associated with oil and gas properties, by country, in Note #7 to its financial statements for the years ended December 31, 2011 and 2010. Please see page F-21. The Company has expanded its disclosure in the 2011 Form 10-K to include a breakdown of the results of its oil and gas operations by country. Please see page F-_.

5.	We note your disclosure indicating you used year-end oil and gas prices to compute the standardized measure of discounted future net cash flows. The guidance in FASB ASC 932-235-50-31 requires you to apply the prices used in estimating proved oil and gas reserves in computing this measure while Rule 4-10(a)(22)(v) of Regulation S-X requires you to apply a 12-month average of prices when estimating proved oil and gas reserves. Therefore, it appears you may need to revise your measures and disclosures to conform.

Response

American Eagle’s disclosure (but not the methodology) regarding the use of year-end oil and gas prices to estimate the value of its proved oil and gas reserves and to compute the standardized measure of discounted future net cash flows was in error. The Company provided monthly oil and gas price information to the third-party consulting firm that prepared the December 31, 2011 reserve report. Further, American Eagle’s management reviewed the reserve report and confirmed that an appropriate, 12-month average price was used in performing the underlying calculations supporting the reserves estimate. The Company has corrected the erroneous disclosure regarding the pricing information used to calculate the estimated value of its year-end reserves. No changes to the reserve calculations themselves, nor the tabular presentation of such estimated reserves, was necessary as the proper pricing methodology had been applied.

Karl Hiller & Jenifer Gallagher

United States Securities and Exchange Commission

Division of Corporate Finance

July 2, 2012

6.	Tell us whether the proved oil and gas reserves you report on page F-35 were estimated using 12-month average prices for oil and natural gas; and if not, submit the revisions necessary to comply with FASB ASC 932-10-s99-1(a)(22)(v).

Response

Please see response to comment #5.

Very truly yours,

Randolf W. Katz

Baker & Hostetler LLP

RWK/dlp

Encls.

Karl Hiller & Jenifer Gallagher

United States Securities and Exchange Commission

Division of Corporate Finance

July 2, 2012

Acknowledgements:

The Company acknowledges that it is responsible for the adequacy and accuracy of the disclosures in its annual filing. The Company further acknowledges that changes to its disclosure in response to SEC staff comments do not foreclose the Commission from taking any action with respect to the filing, and that the Company may not assert staff comments as a defense in any proceeding initiated by the Commission or any person under the federal securities laws of the United States.

AMERICAN EAGLE ENERGY CORPORATION

By:	/s/ Brad Colby
Brad Colby, Chief Executive Officer

American Eagle Energy Corporation

Notes to the Consolidated Financial Statements

As of December 31, 2011 and 2010 and

For Each of the Two Years in the Period Ended December 31, 2011

	2011	2010

Oil revenues	$864,918	$207,788

Operating expenses:
Oil and gas operating expenses	537,122	145,961
General and administrative expenses	2,148,126	1,352,732
Depreciation, depletion and amortization	96,787	153,284
Total operating expenses	2,782,035	1,651,977

Total operating loss	(1,917,117)	(1,444,189)

Interest income	5,286	9,615
Dividend income	69,822	23,759
Gain on the sale of oil and gas property – subject to amortization, net of costs	-	509,934
Gain on the sale of oil and gas property – not subject to amortization, net of costs	6,395,201	4,735,253
Impairment of assets held for sale	-	(57,769)

Income before taxes	4,553,192	3,776,603

Income tax expense	(99,291)	(892,112)

Net income	$4,453,901	$2,884,491

Net income per common share:
Basic	$0.49	$0.31
Diluted	$0.37	$0.30

Weighted average number of shares outstanding:
Basic	9,143,099	9,436,340
Diluted	12,161,472	9,734,156

1

American Eagle Energy Corporation

Notes to the Consolidated Financial Statements

As of December 31, 2011 and 2010 and

For Each of the Two Years in the Period Ended December 31, 2011

3.	Acquisition of American Eagle Energy Inc.

On December 20, 2011, the Company finalized its merger transaction with AEE Inc. Prior to the transaction, AEE Inc. operated as a publicly traded company with oil and gas holdings in North Dakota, Texas and southeastern Saskatchewan, Canada and was a working interest partner to the Company with respect to its Hardy Property and certain proved oil and gas properties and unproven oil and gas prospects located in North Dakota. The Company acquired AEE Inc. in order to leverage the two companies’ respective oil and gas holdings.

Pursuant to the terms of the Merger Agreement, the Company issued 36,476,543 shares of its common stock to acquire 100% of the then-outstanding shares of AEE Inc.’s common stock, which resulted in AEE Inc. becoming a wholly owned subsidiary of the Company. Immediately subsequent to the transaction, legacy AEE Inc. stockholders owned approximately 80% of the shares of the Company’s outstanding common stock, exclusive of outstanding options to purchase shares of the Company’s common stock and shares of AEE Inc.’s common stock. The shares of common stock that were issued in connection with the Company’s acquisition of AEE Inc. were registered with the SEC on November 11, 2011.

Despite the fact the AEE Inc.’s legacy stockholders held approximately 80% of the Company’s outstanding shares immediately following the merger, other factors present in the structure of the transaction resulted in the Company being determined to be the legal and acquiring entity. Specific factors that led to this conclusion included the fact that the majority of the merged company’s officers and Board of Directors membership consists of legacy Eternal Energy Corp. officers and directors. In addition, there is no single stockholder or organized group of stockholders of the former AEE Inc. that holds the largest minority voting interest in the merged company. Rather, the individual who owns the largest number of shares of the merged company’s voting stock is a legacy Eternal Energy stockholder and was a member of the Eternal Energy Corp.’s senior management and is a member of the merged company’s senior management team.

The Company’s historical financial statements have been prepared to give effect to the merger and to represent the historical operations of the Company through the merger date and the consolidated results of operations for the period from the merger date through December 31, 2011. The merger was structured to qualify as a “tax-free” transaction pursuant to Internal Revenue Service regulations.

2

American Eagle Energy Corporation

Notes to the Consolidated Financial Statements

As of December 31, 2011 and 2010 and

For Each of the Two Years in the Period Ended December 31, 2011

The following table summarizes the consideration paid by the Company to acquire AEE Inc. and the net assets acquired:

Consideration given:
36,476,543 shares of the Company’s common stock	$16,722,975

Identifiable assets acquired and liabilities assumed:

Financial assets acquired	$6,032,799
Oil and gas properties acquired (amortizable)	12,781,348
Oil and gas properties acquired (non-amortizable)	7,290,500
Financial liabilities assumed	(9,381,672)
Net assets acquired	$16,722,975

The amounts presented above are based on estimated fair market values and are subject to change as additional information becomes available. Because the common stock of both companies is very thinly traded, the Company estimated the fair market value of the shares issued based on an independent valuation.

The financial assets acquired included cash and cash equivalents of $5,598,916, trade and other receivables totaling $351,558, prepaid expenses totaling $7,468, marketable securities of a related party totaling $73,357 and restricted cash totaling $1,500.

The financial liabilities assumed consisted of trade payables and accrued liabilities totaling $3,300,491, amounts due to the Company totaling $251,081 and long-term asset retirement obligations totaling $17,314. The Company recorded a deferred tax liability in the amount of $4,837,786, which represents the future tax effects of the fair market value adjustments applied to the assets of AEE Inc. upon acquisition and current income taxes payable totaling $975,000.

Supplemental Pro Forma Information (Unaudited)

The Company’s consolidated statement of income for the year ended December 31, 2011 includes AEE Inc.’s revenues and net losses for the period December 21, 2011 through December 31, 2011 of $42,308 and ($144,525), respectively.

Had the merger transaction occurred effective January 1, 2010, the Company’s consolidated financial statements for the years ended December 31, 2011 and 2010 would have been as follows (unaudited):

	Revenue	Net Income

2011 supplemental pro forma information	$13,165,575	$8,595,814
2010 supplemental pro forma information	$5,585,849	$2,331,256

3

American Eagle Energy Corporation

Notes to the Consolidated Financial Statements

As of December 31, 2011 and 2010 and

For Each of the Two Years in the Period Ended December 31, 2011

The following assumptions were used to prepare the supplemental pro forma financial information presented above:

•	No adjustments were made to reflect economies of scale or other potential cost savings that may have been achieved had the merger occurred on January 1, 2010.

•	No adjustments were made relative to alternative financing strategies that may have been implemented on a combined entity basis.

•	The estimated fair market value of AEE Inc.’s oil and gas properties, subject to amortization, is based on the net present value of future cash flows from proven reserves as of December 31, 2011, as calculated by an independent, third-party engineering firm.

•	The estimated fair market values of AEE Inc.’s oil and gas properties, not subject to amortization, were determined based on prevailing lease prices associated with acreage located in close proximity to the acquired properties and/or the Company’s recent acreage purchase transactions as of or near to December 20, 2011.

4

American Eagle Energy Corporation

Notes to the Consolidated Financial Statements

As of December 31, 2011 and 2010 and

For Each of the Two Years in the Period Ended December 31, 2011

15.    Supplemental Oil and Gas Information (Unaudited)

During the years ended December 31, 2011 and 2010, the Company capitalized the following costs associated with the acquisition, exploration and development of oil and gas properties:

	2011	2010
Acquisition costs	$2,649,493	177,570
Exploration costs	-	-
Development costs	4,502,832	444,671
Total costs	$7,152,325	$622,241

The Company recognized the following revenues and expenses associated with its oil and gas producing activities for the years ended December 31, 2011 and 2010:

	2011	2010
Oil revenues	$864,918	$207,788
Operating expenses	537,122	145,961
Net oil and gas revenues	$327,796	$61,827

Oil revenues by cost center:
United States	$402,436	$74,485
Canada	462,482	133,303
Total oil revenue	$864,918	$207,788

Oil production by cost center (barrels):
United States	5,535	1,414
Canada	5,802	2,001
Total oil production	11,337	3,415

Average oil prices by cost center (net of royalty interest):
United States	$72.71	$52.67
Canada	79.71	66.63

Oil production costs by cost center:
United States	$23,264	$7,487
Canada	513,858	138,474
Total oil production costs	$537,122	$145,961

Oil production costs per unit:
United States	$4.20	$5.29
Canada	88.57	69.22

5

American Eagle Energy Corporation

Notes to the Consolidated Financial Statements

As of December 31, 2011 and 2010 and

For Each of the Two Years in the Period Ended December 31, 2011

The following tables set forth the Company’s net interests in quantities of proved developed and undeveloped reserves of crude oil, condensate and natural gas and changes in such quantities from the prior period. Crude oil reserves estimates include condensate.

The reserve estimation process involves reservoir engineers, geoscientists, planning engineers and financial analysts. As part of this process, all reserves volumes are estimated by a forecast of production rates, operating costs and capital expenditures. Price differentials between benchmark prices and prices realized and specifics of each operating agreement are then used to estimate the net reserves. Production rate forecasts are derived by a number of methods, including estimates from decline curve analyses, material balance calculations that take into account the volume of substances replacing the volumes produced and associated reservoir pressure changes, or computer simulation of the reservoir performance. Operating costs and capital costs are forecast based on past experience combined with expectations of future cost for the specific reservoirs. In many cases, activity-based cost models for a reservoir are utilized to project operating costs as production rates and the number of wells for production and injection vary.

The Company has retained an independent petroleum engineering firm to determine its annual estimate of oil and gas reserves as of December 31, 2011 and 2010. The independent petroleum engineering firm estimated the oil and gas reserves associated with the Company’s Hardy, Spyglass and Benrude Properties using generally accepted industry standards, which include the review of technical data, methods and procedures used in estimating reserves volumes, the economic evaluations and reserves classifications.

The Company believes that the methodologies used by the independent petroleum engineering firm in preparing the relevant estimates comply with current Securities and Exchange Commission standards for such preparing such estimates.

6

American Eagle Energy Corporation

Notes to the Consolidated Financial Statements

As of December 31, 2011 and 2010 and

For Each of the Two Years in the Period Ended December 31, 2011

The following tables summarize the Company’s proved oil and gas reserves, annual production and other changes in the Company’s proved oil and gas reserves for the years ended December 31, 2011 and 2010:

	Oil	Gas	Total
	(Barrels)	(Mcf)	(Boe)
For the year ended December 31, 2011:
Balance, beginning of year	198,825	-	198,825
Revisions	22,239	-	22,239
Discoveries	430,920	-	430,920
Purchases of reserves in place	870,591	416,900	940,074
Production	(11,337)	-	(11,337)
Balance, end of year	1,511,238	416,900	1,580,721

Proved developed reserves	274,188	59,892	284,170
Proved undeveloped reserves	1,237,050	357,008	1,296,551
Total proved reserves	1,511,238	416,900	1,580,721

Proved reserves by cost center:
United States	909,067	416,900	978,550
Canada	602,171	-	602,171
Total proved reserves	1,511,238	416,900	1,580,721

For the year ended December 31, 2010:
Balance, beginning of year	-	-	-
Revisions	-	-	-
Discoveries	-	-	-
Purchases of reserves in place	200,826	-	200,826
Production	(2,001)	-	(2,001)
Balance, end of year	198,825	-	198,825

Proved developed reserves	46,477	-	46,477
Proved undeveloped reserves	152,348	-	152,348
Total proved reserves	198,825	-	198,825

Proved reserves by cost center:
United States	-	-	-
Canada	198,825	-	198,825
Total proved reserves	198,825	-	198,825

Standardized Measure, Including Year-to-Year Changes Therein, of Discounted Future Net Cash Flows

7

American Eagle Energy Corporation

Notes to the Consolidated Financial Statements

As of December 31, 2011 and 2010 and

For Each of the Two Years in the Period Ended December 31, 2011

For purposes of the following disclosures, estimates were made of quantities of proved reserves and the periods during which they are expected to be produced. Estimated future cash flows were computed by applying a 12-month average of oil prices, except in those instances where future oil or natural gas sales are covered by physical contract terms providing for higher or lower prices, to the Company’s share of estimated annual future production from proved oil and gas reserves, net of royalties. Future development and production costs were computed by applying year-end costs to be incurred in producing and further developing the proved reserves. Future income tax expenses were computed by applying, generally, year-end statutory tax rates (adjusted for permanent differences, tax credits, allowances and foreign income repatriation considerations) to the estimated net future pre-tax cash flows. The discount was computed by application of a 10 % discount factor. The calculations assumed the continuation of existing economic, operating and contractual conditions at December 31, 2011.

Standardized Measure of Discounted Future Net Cash Flows

	At December 31,
	2011	2010
Future cash flows	$132,047,257	$5,350,175
Future costs:
Production costs	(28,976,839)	(1,215,802)
Development costs	(15,273,800)	(930,000)
Income taxes	(31,309,370)	-
Future net cash flows	56,487,248	3,204,373
Ten percent discount factor	(31,265,211)	(1,265,320)
Standardized measure of discounted future net cash flows	$25,222,037	$1,939,053

8

American Eagle Energy Corporation

Notes to the Consolidated Financial Statements

As of December 31, 2011 and 2010 and

For Each of the Two Years in the Period Ended December 31, 2011

The following table summarizes the changes in the Company’s standardized measure of discounted future net cash flows for the years ended December 31, 2011 and 2010:

	2011	2010
Extensions and discoveries	$10,865,465	$-
Net changes in sales prices and production costs	370,076	-
Oil and gas sales, net of production costs	(329,420)	(133,303)
Change in estimated future development costs	(710,348)	-
Revision of quantity estimates	999,954	-
Purchases of mineral interests	17,700,515	2,072,356
Additions of mineral interests due to merger	14,176,308	-
Previously estimated development costs incurred in the current period	1,640,348	-
Changes in production rates, timing and other	(5,455,760)	-
Changes in income taxes	(16,258,320)	-
Accretion of discount	287,166	-
Net increase	23,285,984	1,939,053
Standardized measure of discounted future cash flows:
Beginning of year	1,939,053	-
End of year	$25,225,037	$1,939,053

Assumed prices used to calculate future cash flows

	At December 31,
	2011	2010
Oil price per barrel	$86.47		$76.87
Gas price per mcf	$3.29	$	N/A

9

Estimate of Reserves

and Income Attributable to

Certain Oil and Gas Properties

Located in the

Hardy Bakken Prospect,

Saskatchewan, Canada,

Spyglass Three Forks Area,

Divide County, North Dakota

&

Benrude Prospect, Roosevelt County,

Montana

Effective January 1, 2012

Prepared for

American Eagle Energy Corporation

March 2012

MHA Petroleum Consultants LLC

March 15, 2012 Mr. Tom Lantz American Eagle Energy Corporation 2549 West Main Street, Suite 202 Littleton, CO 80120

Dear Mr. Lantz:

At your request, MHA Petroleum Consultants LLC (MHA) has prepared an estimate of the reserves and income attributable to certain leasehold interests of American Eagle Energy Corporation (AEEC) as of January 1, 2012. This report was prepared as required by Regulation S-X. The properties are located in the Hardy Bakken Area in Saskatchewan Canada, The Spyglass Three Forks Area in Divide County, North Dakota and the Benrude area in Roosevelt County, Montana. The results of this study are summarized below:

American Eagle Energy

Spyglass Area

Estimated Net Reserve and Income Data

SEC Pricing

As of January 1, 2012

	Reserves		Income Data
Category	Net Remaining Reserves Oil Gas MBbls MMcf		Future Net Income M$	Direct Operating Expense M$	Equity Investment M$	Undiscounted Net Cash Flow M$	Discounted Net Cash Flow @ 10% M$
PDP	90.9	53.7	8,037.0	1,856.8	0.0	6,180.2	3,092.7
PDNP	12.0	6.2	1,061.0	253.1	12.7	795.1	377.1
PUD	639.7	340.4	56,438.1	12,108.5	7,111.1	37,218.6	13,837.8
TOTAL	742.7	400.3	65,536.1	14,218.4	7,123.8	44,193.9	17,307.6

American Eagle Energy

Spyglass Area

Estimated Net Reserve and Income Data

Sproule Pricing

As of January 1, 2012

	Reserves		Income Data
Category	Net Remaining Reserves Oil Gas MBbls MMcf		Future Net Income M$	Direct Operating Expense M$	Equity Investment M$	Undiscounted Net Cash Flow M$	Discounted Net Cash Flow @ 10% M$
PDP	91.0	53.7	10,732.0	2,698.7	0.0	8,033.3	3,463.5
PDNP	12.0	6.2	1,440.0	374.2	12.7	1,053.2	425.0
PUD	639.7	340.4	76,656.0	17,629.7	7,111.1	51,915.2	16,442.7
TOTAL	742.7	400.3	88,828.0	20,702.6	7,123.8	61,001.7	20,331.3

730 17th Street, Suite 410	Denver, Colorado 80202-3510 U.S.A.	Telephone: 303-277-0270	Fax: 303-277-0267

American Eagle Energy

Hardy Estimated Net Reserve and Income Data

SEC Pricing

As of January 1, 2012

	Reserves		Income Data
Category	Net Remaining Reserves Oil Gas MBbls MMcf		Future Net Income M$	Direct Operating Expense M$	Equity Investment M$	Undiscounted Net Cash Flow M$	Discounted Net Cash Flow @ 10% M$
PDP	171.3	0.0	14,808.1	3,839.8	0.0	10,968.2	6,317.5
PUD	430.9	0.0	37,261.7	5,374.8	7,200.0	24,686.9	11,902.7
POS	162.8	0.0	14,076.6	2,063.8	0.0	12,012.9	7,403.2
TOTAL	765.0	0.0	66,146.4	11,278.5	7,200.0	47,668.0	25,623.4

American Eagle Energy

Hardy

Estimated Net Reserve and Income Data

Sproule Pricing

As of January 1, 2012

	Reserves		Income Data
Category	Net Remaining Reserves Oil Gas MBbls MMcf		Future Net Income M$	Direct Operating Expense M$	Equity Investment M$	Undiscounted Net Cash Flow M$	Discounted Net Cash Flow @ 10% M$
PDP	171.7	0.0	18,544.9	5,277.8	0.0	13,267.1	6,923.9
PUD	430.9	0.0	42,578.4	6,319.5	7,200.0	29,058.9	13,596.3
POS	162.8	0.0	15,999.6	2,400.0	0.0	13,599.5	8,064.4

TOTAL	765.5	0.0	77,122.9	13,997.4	7,200.0	55,925.5	28,584.6

American Eagle Energy

Benrude Prospect

Estimated Net Reserve and Income Data

SEC Pricing As of January 1, 2012

	Reserves		Income Data
Category	Net Remaining Reserves Oil Gas MBbls MMcf		Future Net Income M$	Direct Operating Expense M$	Equity Investment M$	Undiscounted Net Cash Flow M$	Discounted Net Cash Flow @ 10% M$
PUD	166.4	16.6	14,441.4	5,540.8	950.0	7,950.7	3,678.1

American Eagle Energy March 15, 2012 Page 3

American Eagle Energy

Benrude Prospect

Estimated Net Reserve and Income Data

Sproule Pricing

As of January 1, 2012

	Reserves		Income Data
Category	Net Remaining Reserves Oil Gas MBbls MMcf		Future Net Income M$	Direct Operating Expense M$	Equity Investment M$	Undiscounted Net Cash Flow M$	Discounted Net Cash Flow @ 10% M$
PUD	166.0	16.6	17,231.5	6,686.4	950.0	9,595.1	4,174.1

Wells included in this reserve report contain all wells in which the Company has a working or revenue interest as of 12/31/11 and has elected to participate in; MHA is not aware of any existing regulations that would affect American Eagle Energy’s ability to recover the estimated reserves discussed in this report.

The future net revenue was based on net hydrocarbon volume sold multiplied by anticipated price. Expenses include severance and ad valorem taxes, and the normal cost of operating the wells. Future net cash flow is future net revenue minus expenses and any development costs. The future net cash flow has not been adjusted for outstanding loans, which may exist, nor does it include any adjustments for cash on hand or undistributed income. No attempt has been made to quantify or otherwise account for any accumulated gas production imbalances that may exist.

Reserve Estimates

Reserves were assigned on the basis of the U.S. Securities Exchange Commission definitions included with this letter. These definitions are generally accepted as standard in the U.S. oil and gas industry, and this report follows these guidelines for categorizing reserves.

In general, the reserves in this report were estimated using production performance analysis. Other methods such as material balance, volumetrics, and offset well analogy were used in certain cases where the data indicated such methods were more appropriate.

There are currently two producing wells in the Hardy Area with an additional three proved undeveloped locations and one possible location (Figure 1). The two producing wells had reserves assigned using prior production history and decline curve analysis. The remainder of the locations utilized a type curve derived from Bakken producers in the area (Figure 2).

In the Spyglass area, AEEC has an interest in 10 producing wells, one non-producing well, and 17 assigned proved undeveloped locations (Figure 3). Again, reserves for the producing wells were assigned using decline curve analysis. Non-producing and undeveloped locations utilized two type curves derived from offset producing wells in two areas; Township 163 N – Range 99 W, and Township 163 N – Range 100W (Figures 4 and 5 respectively).

The Benrude Prospect area will target the Nisku formation. MHA has assigned one proved undeveloped location that is up structure from a well that produced 269,000 barrels of oil (Figure 6). A 3-D seismic survey is to be taken in April 2012 with anticipated drilling in August. Reserves were based upon analogous Nisku production in the surrounding area (Figure 7).

American Eagle Energy March 15, 2012 Page 4

Economics were run on all wells and locations using two different pricing scenarios; 1) the monthly average price for the year as required by the SEC, and 2) Sproule forecast pricing as of December 31, 2011. Other economic input parameters for the Hardy and Spyglass areas are presented in Tables 1 and 2, respectively. Operating costs were obtained from American Eagle Energy and held constant for the life of the properties. MHA reviewed the operating costs and consider them realistic. Capital costs associated with new wells and/or workovers were included in the economics if the expenditures were scheduled beyond January 1, 2012.

Included in this report are all the production plots for the producing wells and the individual economic runs for all wells and locations. Summary economics and a one line table are also included.

Statement of Risk

The accuracy of reserve and economic evaluations is always subject to uncertainty. The magnitude of this uncertainty is generally proportional to the quantity and quality of data available for analysis. As a well matures and new information becomes available, revisions may be required which may either increase or decrease the previous reserve assignments. Sometimes these revisions may result not only in a significant change to the reserves and value assigned to a property, but also may impact the total company reserve and economic status. The reserves and forecasts contained in this report were based upon a technical analysis of the available data using accepted engineering principles. However, they must be accepted with the understanding that further information and future reservoir performance subsequent to the date of the estimate may justify their revision. It is MHA’s opinion that the estimated proven reserves and other reserve information as specified in this report are reasonable, and have been prepared in accordance with generally accepted petroleum engineering and evaluation principles, as set forth in the PRMS manual. Notwithstanding the aforementioned opinion, MHA makes no warranties concerning the data and interpretations of such data. In no event shall MHA be liable for any special or consequential damages arising from American Eagle Energy’s use of MHA’s interpretation, reports, or services produced as a result of its work for American Eagle Energy.

It was a pleasure performing this work for American Eagle Energy. Should you have any questions, please call.

Leslie S. O’Connor

Managing Partner

American Eagle Energy March 15, 2012 Page 5

Figure 1

R22
R21W2
T4
T3
Hardy 4-16 Confirmation Well
170 BOPD
Hardy 7-9 Discovery Well
Hardy 14-17 Well
Hardy 4-16 Confirmation Well
Hardy 7-9 Disc
Hardy 14-5 Location
wet?
-1300
-1310
-1330
Block A
Farmout
Block B
Farmout
Block C
Farmout
3-17
Middle Bakken Core
Better So and Sw than Hardy 7-9
3.3 meters analyzed
Porosity 7.5-14.9%
Perm 1.28-28.6 md
Light brown stain at top
Patchy yell fluor
Weak Strmg Cut
Gas inc while coring
American Eagle Energy
Hardy Bakken Project
Bakken Structure
contour interval 5 meters
Bakken Producer
American Eagle Leasehold
AMZG Potential HZ Loc

American Eagle Energy March 15, 2012 Page 6

Figure 2

Hardy Bakken type curve - oil production rate
1000
100
10
1
oil rate, bpd
0
10
20
30
40
50
60
time, years
pure hyperbolic
hyp w/ De min

American Eagle Energy March 15, 2012 Page 7

American Eagle Energy March 15, 2012 Page 8

American Eagle Energy March 15, 2012 Page 9

American Eagle Energy March 15, 2012 Page 10

American Eagle Energy March 15, 2012 Page 11

American Eagle Energy March 15, 2012 Page 12

Table 1

American Eagle Energy - Hardy Field

Economic Inputs

			reference/comment
Well capital costs
Bakken, m$ =	$3,200		Tom L. email 1/15/12 (LSO 1/16/12)
Three Forks, m$ =	not drilled

Well expenses
average monthly op cost =	$5,000		Tom L. email 2/2/12
water disposal, $/bbl =	$2.00/$0.75	notes 2 & 3	Tom L. email 2/2/12

Price forecasts
oil - constant case =	$92.71		12/31/11 SEC - NSAI website
oil - forecast case =	Sproule YE 2011 Pricing
differential =	-6.24
gas =	na

Taxes& Royalties
severance tax =	5.0%	note 4	Tom L. email 2/2/12
crown royalty =	2.5%	note 5	Tom L. email 2/2/12
override =	8% & 5%	note 6	Tom L. email 2/2/12

Other
working interest, % =	see wi_&_nri tab		Tom L. email 1/15/12 (LSO 1/16/12)
NRI, % =	see wi_&_nri tab		Tom L. email 1/15/12 (LSO 1/16/12)
effective date =	1/1/12		Tom L. email 2/2/12
cost escalation, %/yr =	0% & 2%	note 1	assumption

Notes

1. Constant costs for SEC case, escalated at 2% for forecast case.

2. Water rate = 2 x oil rate.

3. Wtr disposal cost drops from $2/bbl to $0.75/bbl in July 2012 when SWD drilled.

4. Approx sev tax based on 100 mbo incentive volume and sliding tax scale.

5. Approx crown royalty based on 100 mbo incentive volume and sliding royalty scale.

6. Override rate reverts to 5% after producing 100 mbo incentive volume.

American Eagle Energy March 15, 2012 Page 13

Table 2

American Eagle Energy - Spyglass Field

Economic Inputs

			reference/comment
Well capital costs
Bakken, m$ =	not drilled
Three Forks, m$ =	varies		Tom L. email 1/13/12 (LSO 1/16/12)
	(6,525M$, 6,650M$, 7,800M$)

Well expenses
average monthly op cost =	$6,000		Tom L. email 2/12/12
water disposal, $/bbl =	$2.00		Tom L. email 2/12/12

Price forecasts
oil - constant case =	$92.71		12/31/11 SEC - NSAI website
oil - forecast case =	Sproule YE 2011 Pricing
differential, $/bbl =	-$6.24		Tom L. email 2/12/12
gas =	$4,118
differential, $/mcf =	-$0.83

Taxes& Royalties
severance tax =	5.0%		SPEE website
oil extraction tax =	6.5%		SPEE website
other =	0.0%

Other
WI, % =	see wi_&_drlg sched tab		Tom L. email 1/15/12 (LSO 1/16/12)
NRI, % =	see nri's tab		Tom L. email 2/12/12
effective date =	1/1/12		Tom L. email 2/2/12
cost escalation, %/yr =	0% & 2%	note 1	assumption

Notes

1. Constant costs for SEC case, escalated at 2% for forecast case.

2. Water /oil ratio 0.7 Bbl/Bbl

American Eagle Energy March 15, 2012 Page 14

Hardy Area

American Eagle Energy March 15, 2012 Page 15

American Eagle Energy March 15, 2012 Page 16

Hardy Area

SEC Pricing

American Eagle Energy
Reserves and Economics
HARDY
SEC Pricing Effective 01/2012

Reserve Cat	Well	Life	WI (%)	NRI (%)	Start	Gross Oil (Mbbl)	Net Oil (Mbbl)	Net Revenue (M$)	Taxes (M$)	Operating Expense (M$)	Investment (M$)	Un- discounted NCF(M$)	Discounted NCF @ 10% (M$)
1PDP	Hardy 4-16	39.1	75.00000	64.12501	01/2012	219.2	140.5	12,151.8	716.8	1,832.1	0.0	9,602.9	5,292.8
1PDP	Hardy 7-9	17.7	100.00000	85.50000	01/2012	35.9	30.7	2,656.3	0.0	1,291.0	0.0	1,365.3	1,024.7
	TOTAL PDP					255.1	171.3	14,808.1	716.8	3,123.0	0.0	10,968.2	6,317.5

4PUD	PUD SEC16-4-21W2	18.2	75.00000	64.12500	10/2012	224.0	143.6	12,420.6	690.0	1,098.8	2,400.0	8,231.9	3,969.5
4PUD	PUD SEC16-4-21W2 W2	18.4	75.00000	64.12500	01/2013	224.0	143.6	12,420.6	690.0	1,098.8	2,400.0	8,231.9	3,876.1
4PUD	PUD SEC9-4-21W2	17.9	75.00000	64.12500	07/2012	224.0	143.6	12,420.6	690.0	1,107.4	2,400.0	8,223.2	4,057.0
	TOTAL PUD					672.0	430.9	37,261.7	2,069.9	3,304.9	7,200.0	24,686.9	11,902.7

6POS	Hardy 14-17	17.7	85.00000	72.67500	04/2012	224.0	162.8	14,076.6	782.0	1,281.8	0.0	12,012.9	7,403.2
	TOTAL POS					224.0	162.8	14,076.6	782.0	1,281.8	0.0	12,012.9	7,403.2

	TOTAL ALL RESERVE CATEGORIES					1,151.1	765.0	66,146.4	3,568.7	7,709.8	7,200.0	47,668.0	25,623.4

American Eagle Energy March 15, 2012 Page 17

AMERICAN EAGLE ENERGY	DATE	: 03/09/2012
HARDY	TIME	: 12:15:45
TOTAL PROVED AND POSSIBLE	DBS	: MHA
	SETTINGS	: SETDATA
	SCENARIO	: MHA12SEC

RESERVES AND ECONOMICS

AS OF DATE: 01/2012

	GROSS OIL	GROSS GAS	NET OIL	NET GAS	NET OIL	NET GAS	NET	NET	TOTAL
END	PRODUCTION	PRODUCTION	PRODUCTION	PRODUCTION	PRICE	PRICE	OIL SALES	GAS SALES	NET SALES
MO-YEAR	MBBLS	MMCF	MBBLS	MMCF	$/BBL	$/MCF	M$	M$	M$

12-2012	96.953	0.000	66.207	0.000	86.470	0.000	5724.929	0.000	5724.929
12-2013	146.473	0.000	97.116	0.000	86.470	0.000	8397.626	0.000	8397.626
12-2014	108.710	0.000	72.160	0.000	86.470	0.000	6239.632	0.000	6239.632
12-2015	88.759	0.000	58.948	0.000	86.470	0.000	5097.214	0.000	5097.214
12-2016	76.049	0.000	50.522	0.000	86.470	0.000	4368.619	0.000	4368.619

12-2017	67.106	0.000	44.590	0.000	86.470	0.000	3855.658	0.000	3855.658
12-2018	60.407	0.000	40.144	0.000	86.470	0.000	3471.258	0.000	3471.258
12-2019	55.166	0.000	36.665	0.000	86.470	0.000	3170.461	0.000	3170.461
12-2020	50.934	0.000	33.855	0.000	86.470	0.000	2927.472	0.000	2927.472
12-2021	47.431	0.000	31.529	0.000	86.470	0.000	2726.321	0.000	2726.321

12-2022	44.475	0.000	29.566	0.000	86.470	0.000	2556.545	0.000	2556.545
12-2023	41.941	0.000	27.882	0.000	86.470	0.000	2410.974	0.000	2410.974
12-2024	39.739	0.000	26.419	0.000	86.470	0.000	2284.484	0.000	2284.484
12-2025	37.793	0.000	25.127	0.000	86.470	0.000	2172.707	0.000	2172.707
12-2026	36.048	0.000	23.967	0.000	86.470	0.000	2072.425	0.000	2072.425

S TOT	997.985	0.000	664.697	0.000	86.470	0.000	57476.320	0.000	57476.320

AFTER	153.097	0.000	100.267	0.000	86.470	0.000	8670.074	0.000	8670.074

TOTAL	1151.083	0.000	764.964	0.000	86.470	0.000	66146.391	0.000	66146.391

	AD VALOREM	PRODUCTION	DIRECT OPER	INTEREST	CAPITAL	EQUITY	FUTURE NET	CUMULATIVE	CUM. DISC.
END	TAX	TAX	EXPENSE	PAID	REPAYMENT	INVESTMENT	CASHFLOW	CASHFLOW	CASHFLOW
MO-YEAR	M$	M$	M$	M$	M$	M$	M$	M$	@ 10% M$

12-2012	0.000	0.000	472.341	0.000	0.000	7200.000	-1947.413	-1947.413	-1903.848
12-2013	0.000	0.000	495.187	0.000	0.000	0.000	7902.438	5955.025	4969.193
12-2014	0.000	0.000	438.685	0.000	0.000	0.000	5800.947	11755.973	9550.870
12-2015	0.000	0.000	410.980	0.000	0.000	0.000	4686.234	16442.207	12913.986
12-2016	0.000	88.383	393.674	0.000	0.000	0.000	3886.561	20328.768	15450.427

12-2017	0.000	339.620	381.530	0.000	0.000	0.000	3134.509	23463.275	17309.305
12-2018	0.000	334.365	372.448	0.000	0.000	0.000	2764.445	26227.721	18798.957
12-2019	0.000	305.400	365.353	0.000	0.000	0.000	2499.709	28727.428	20023.381
12-2020	0.000	282.000	359.627	0.000	0.000	0.000	2285.844	31013.271	21041.178
12-2021	0.000	262.629	354.892	0.000	0.000	0.000	2108.801	33122.070	21894.732

12-2022	0.000	246.278	350.898	0.000	0.000	0.000	1959.369	35081.441	22615.668
12-2023	0.000	232.258	347.475	0.000	0.000	0.000	1831.240	36912.680	23228.180
12-2024	0.000	220.075	344.504	0.000	0.000	0.000	1719.905	38632.586	23751.139
12-2025	0.000	209.318	341.890	0.000	0.000	0.000	1621.499	40254.086	24199.342
12-2026	0.000	199.687	339.557	0.000	0.000	0.000	1533.180	41787.266	24584.598

S TOT	0.000	2720.014	5769.041	0.000	0.000	7200.000	41787.266	41787.266	24584.598

AFTER	0.000	848.656	1940.741	0.000	0.000	0.000	5880.676	47667.949	25623.396

TOTAL	0.000	3568.671	7709.781	0.000	0.000	7200.000	47667.941	47667.949	25623.396

	OIL	GAS
GROSS WELLS	6.0	0.0
GROSS ULT., MB & MMF	1169.798	0.000
GROSS CUM., MB & MMF	18.716	0.000
GROSS RES., MB & MMF	1151.083	0.000
NET RES., MB & MMF	764.963	0.000
NET REVENUE, M$	66146.375	0.000
INITIAL PRICE, $	86.470	0.000
INITIAL N.I., PCT.	68.288	0.000

		P.W. %	P.W., M$
LIFE, YRS.	39.08	5.00	33760.078
DISCOUNT %	10.00	10.00	25623.400
UNDISCOUNTED PAYOUT, YRS.	1.25	12.00	23272.510
DISCOUNTED PAYOUT, YRS.	1.28	15.00	20384.617
UNDISCOUNTED NET/INVEST.	7.62	18.00	18069.305
DISCOUNTED NET/INVEST.	4.73	20.00	16767.240
RATE-OF-RETURN, PCT.	100.00	30.00	12134.200
INITIAL W.I., PCT.	78.211	60.00	6045.084
		80.00	4232.720
		100.00	3092.165

American Eagle Energy March 15, 2012 Page 18

AMERICAN EAGLE ENERGY	DATE	: 03/09/2012
HARDY	TIME	: 12:15:44
TOTAL PDP	DBS	: MHA
	SETTINGS	: SETDATA
	SCENARIO	: MHA12SEC

RESERVES AND ECONOMICS

AS OF DATE: 01/2012

	GROSS OIL	GROSS GAS	NET OIL	NET GAS	NET OIL	NET GAS	NET	NET	TOTAL
END	PRODUCTION	PRODUCTION	PRODUCTION	PRODUCTION	PRICE	PRICE	OIL SALES	GAS SALES	NET SALES
MO-YEAR	MBBLS	MMCF	MBBLS	MMCF	$/BBL	$/MCF	M$	M$	M$

12-2012	38.546	0.000	26.355	0.000	86.470	0.000	2278.954	0.000	2278.954
12-2013	23.251	0.000	15.811	0.000	86.470	0.000	1367.209	0.000	1367.209
12-2014	17.626	0.000	11.970	0.000	86.470	0.000	1035.080	0.000	1035.080
12-2015	14.518	0.000	9.854	0.000	86.470	0.000	852.058	0.000	852.058
12-2016	12.499	0.000	8.481	0.000	86.470	0.000	733.318	0.000	733.318

12-2017	11.063	0.000	7.505	0.000	86.470	0.000	648.916	0.000	648.916
12-2018	9.980	0.000	6.769	0.000	86.470	0.000	585.279	0.000	585.279
12-2019	9.128	0.000	6.190	0.000	86.470	0.000	535.269	0.000	535.269
12-2020	8.438	0.000	5.722	0.000	86.470	0.000	494.743	0.000	494.743
12-2021	7.865	0.000	5.333	0.000	86.470	0.000	461.115	0.000	461.115

12-2022	7.380	0.000	5.004	0.000	86.470	0.000	432.677	0.000	432.677
12-2023	6.964	0.000	4.721	0.000	86.470	0.000	408.256	0.000	408.256
12-2024	6.602	0.000	4.475	0.000	86.470	0.000	386.982	0.000	386.982
12-2025	6.271	0.000	4.251	0.000	86.470	0.000	367.598	0.000	367.598
12-2026	5.957	0.000	4.039	0.000	86.470	0.000	349.218	0.000	349.218

S TOT	186.090	0.000	126.479	0.000	86.470	0.000	10936.672	0.000	10936.672

AFTER	68.992	0.000	44.772	0.000	86.470	0.000	3871.412	0.000	3871.412

TOTAL	255.082	0.000	171.251	0.000	86.470	0.000	14808.084	0.000	14808.084

	AD VALOREM	PRODUCTION	DIRECT OPER	INTEREST	CAPITAL	EQUITY	FUTURE NET	CUMULATIVE	CUM. DISC.
END	TAX	TAX	EXPENSE	PAID	REPAYMENT	INVESTMENT	CASHFLOW	CASHFLOW	CASHFLOW
MO-YEAR	M$	M$	M$	M$	M$	M$	M$	M$	@ 10% M$

12-2012	0.000	0.000	267.699	0.000	0.000	0.000	2011.255	2011.255	1928.209
12-2013	0.000	0.000	130.887	0.000	0.000	0.000	1236.322	3247.576	3003.313
12-2014	0.000	0.000	120.692	0.000	0.000	0.000	914.388	4161.965	3725.520
12-2015	0.000	0.000	117.318	0.000	0.000	0.000	734.740	4896.705	4252.845
12-2016	0.000	0.000	115.479	0.000	0.000	0.000	617.839	5514.544	4655.847

12-2017	0.000	33.170	114.203	0.000	0.000	0.000	501.543	6016.087	4953.524
12-2018	0.000	45.767	113.256	0.000	0.000	0.000	426.256	6442.343	5183.238
12-2019	0.000	41.881	112.521	0.000	0.000	0.000	380.868	6823.210	5369.815
12-2020	0.000	38.728	111.930	0.000	0.000	0.000	344.086	7167.296	5523.038
12-2021	0.000	36.108	111.443	0.000	0.000	0.000	313.563	7480.859	5649.967

12-2022	0.000	33.891	111.034	0.000	0.000	0.000	287.752	7768.611	5755.854
12-2023	0.000	31.986	110.684	0.000	0.000	0.000	265.586	8034.196	5844.696
12-2024	0.000	30.325	110.381	0.000	0.000	0.000	246.276	8280.472	5919.587
12-2025	0.000	28.807	110.110	0.000	0.000	0.000	228.681	8509.153	5982.806
12-2026	0.000	27.367	109.854	0.000	0.000	0.000	211.997	8721.150	6036.085

S TOT	0.000	348.030	1867.491	0.000	0.000	0.000	8721.150	8721.150	6036.085

AFTER	0.000	368.790	1255.541	0.000	0.000	0.000	2247.080	10968.230	6317.507

TOTAL	0.000	716.820	3123.032	0.000	0.000	0.000	10968.230	10968.230	6317.507

	OIL	GAS
GROSS WELLS	2.0	0.0
GROSS ULT., MB & MMF	273.798	0.000
GROSS CUM., MB & MMF	18.716	0.000
GROSS RES., MB & MMF	255.082	0.000
NET RES., MB & MMF	171.251	0.000
NET REVENUE, M$	14808.086	0.000
INITIAL PRICE, $	86.470	0.000
INITIAL N.I., PCT.	68.374	0.000

		P.W. %	P.W., M$
LIFE, YRS.	39.08	5.00	7858.927
DISCOUNT %	10.00	10.00	6317.506
UNDISCOUNTED PAYOUT, YRS.	0.00	12.00	5899.520
DISCOUNTED PAYOUT, YRS.	0.00	15.00	5397.143
UNDISCOUNTED NET/INVEST.	0.00	18.00	4999.930
DISCOUNTED NET/INVEST.	0.00	20.00	4777.461
RATE-OF-RETURN, PCT.	100.00	30.00	3980.000
INITIAL W.I., PCT.	80.482	60.00	2863.628
		80.00	2494.029
		100.00	2243.028

American Eagle Energy March 15, 2012 Page 19

AMERICAN EAGLE ENERGY	DATE	: 03/09/2012
HARDY	TIME	: 12:15:45
TOTAL PUD	DBS	: MHA
	SETTINGS	: SETDATA
	SCENARIO	: MHA12SEC

RESERVES AND ECONOMICS

AS OF DATE: 01/2012

	GROSS OIL	GROSS GAS	NET OIL	NET GAS	NET OIL	NET GAS	NET	NET	TOTAL
END	PRODUCTION	PRODUCTION	PRODUCTION	PRODUCTION	PRICE	PRICE	OIL SALES	GAS SALES	NET SALES
MO-YEAR	MBBLS	MMCF	MBBLS	MMCF	$/BBL	$/MCF	M$	M$	M$

12-2012	30.361	0.000	19.469	0.000	86.470	0.000	1683.485	0.000	1683.485
12-2013	96.450	0.000	61.849	0.000	86.470	0.000	5348.043	0.000	5348.043
12-2014	70.245	0.000	45.045	0.000	86.470	0.000	3895.031	0.000	3895.031
12-2015	56.852	0.000	36.456	0.000	86.470	0.000	3152.381	0.000	3152.381
12-2016	48.461	0.000	31.076	0.000	86.470	0.000	2687.107	0.000	2687.107

12-2017	42.618	0.000	27.329	0.000	86.470	0.000	2363.106	0.000	2363.106
12-2018	38.271	0.000	24.542	0.000	86.470	0.000	2122.111	0.000	2122.111
12-2019	34.889	0.000	22.373	0.000	86.470	0.000	1934.551	0.000	1934.551
12-2020	32.168	0.000	20.628	0.000	86.470	0.000	1783.660	0.000	1783.660
12-2021	29.922	0.000	19.188	0.000	86.470	0.000	1659.154	0.000	1659.154

12-2022	28.032	0.000	17.976	0.000	86.470	0.000	1554.344	0.000	1554.344
12-2023	26.415	0.000	16.938	0.000	86.470	0.000	1464.670	0.000	1464.670
12-2024	25.012	0.000	16.039	0.000	86.470	0.000	1386.912	0.000	1386.912
12-2025	23.783	0.000	15.251	0.000	86.470	0.000	1318.720	0.000	1318.720
12-2026	22.694	0.000	14.552	0.000	86.470	0.000	1258.341	0.000	1258.341

S TOT	606.173	0.000	388.708	0.000	86.470	0.000	33611.617	0.000	33611.617

AFTER	65.828	0.000	42.212	0.000	86.470	0.000	3650.064	0.000	3650.064

TOTAL	672.000	0.000	430.920	0.000	86.470	0.000	37261.680	0.000	37261.680

	AD VALOREM	PRODUCTION	DIRECT OPER	INTEREST	CAPITAL	EQUITY	FUTURE NET	CUMULATIVE	CUM. DISC.
END	TAX	TAX	EXPENSE	PAID	REPAYMENT	INVESTMENT	CASHFLOW	CASHFLOW	CASHFLOW
MO-YEAR	M$	M$	M$	M$	M$	M$	M$	M$	@ 10% M$

12-2012	0.000	0.000	85.119	0.000	0.000	7200.000	-5601.634	-5601.634	-5383.185
12-2013\	0.000	0.000	270.633	0.000	0.000	0.000	5077.411	-524.224	-966.208
12-2014	0.000	0.000	233.783	0.000	0.000	0.000	3661.248	3137.024	1925.730
12-2015	0.000	0.000	214.948	0.000	0.000	0.000	2937.433	6074.457	4033.876
12-2016	0.000	34.552	203.148	0.000	0.000	0.000	2449.406	8523.864	5632.262

12-2017	0.000	222.086	194.931	0.000	0.000	0.000	1946.088	10469.952	6786.292
12-2018	0.000	212.211	188.819	0.000	0.000	0.000	1721.081	12191.033	7713.715
12-2019	0.000	193.455	184.063	0.000	0.000	0.000	1557.034	13748.067	8476.386
12-2020	0.000	178.366	180.236	0.000	0.000	0.000	1425.058	15173.125	9110.904
12-2021	0.000	165.915	177.078	0.000	0.000	0.000	1316.161	16489.285	9643.626

12-2022	0.000	155.434	174.420	0.000	0.000	0.000	1224.490	17713.775	10094.164
12-2023	0.000	146.467	172.146	0.000	0.000	0.000	1146.057	18859.834	10477.492
12-2024	0.000	138.691	170.174	0.000	0.000	0.000	1078.047	19937.881	10805.281
12-2025	0.000	131.872	168.444	0.000	0.000	0.000	1018.404	20956.283	11086.776
12-2026	0.000	125.834	166.913	0.000	0.000	0.000	965.594	21921.879	11329.404

S TOT	0.000	1704.885	2784.854	0.000	0.000	7200.000	21921.879	21921.879	11329.404

AFTER	0.000	365.006	520.070	0.000	0.000	0.000	2764.988	24686.865	11902.661

TOTAL	0.000	2069.892	3304.924	0.000	0.000	7200.000	24686.865	24686.865	11902.661

	OIL	GAS
GROSS WELLS	3.0	0.0
GROSS ULT., MB & MMF	672.000	0.000
GROSS CUM., MB & MMF	0.000	0.000
GROSS RES., MB & MMF	672.000	0.000
NET RES., MB & MMF	430.920	0.000
NET REVENUE, M$	37261.652	0.000
INITIAL PRICE, $	86.470	0.000
INITIAL N.I., PCT.	64.125	0.000

		P.W. %	P.W., M$
LIFE, YRS.	18.42	5.00	16735.590
DISCOUNT %	10.00	10.00	11902.660
UNDISCOUNTED PAYOUT, YRS.	2.14	12.00	10491.310
DISCOUNTED PAYOUT, YRS.	2.33	15.00	8753.830
UNDISCOUNTED NET/INVEST.	4.43	18.00	7361.191
DISCOUNTED NET/INVEST.	2.73	20.00	6579.516
RATE-OF-RETURN, PCT.	66.00	30.00	3820.532
INITIAL W.I., PCT.	75.000	60.00	330.988
		80.00	-635.789
		100.00	-1207.666

American Eagle Energy March 15, 2012 Page 20

AMERICAN EAGLE ENERGY	DATE	: 03/09/2012
HARDY	TIME	: 12:15:45
TOTAL POSSIBLE	DBS	: MHA
	SETTINGS	: SETDATA
	SCENARIO	: MHA12SEC

RESERVES AND ECONOMICS

AS OF DATE: 01/2012

	GROSS OIL	GROSS GAS	NET OIL	NET GAS	NET OIL	NET GAS	NET	NET	TOTAL
END	PRODUCTION	PRODUCTION	PRODUCTION	PRODUCTION	PRICE	PRICE	OIL SALES	GAS SALES	NET SALES
MO-YEAR	MBBLS	MMCF	MBBLS	MMCF	$/BBL	$/MCF	M$	M$	M$

12-2012	28.046	0.000	20.383	0.000	86.470	0.000	1762.490	0.000	1762.490
12-2013	26.771	0.000	19.456	0.000	86.470	0.000	1682.373	0.000	1682.373
12-2014	20.838	0.000	15.144	0.000	86.470	0.000	1309.522	0.000	1309.522
12-2015	17.389	0.000	12.638	0.000	86.470	0.000	1092.776	0.000	1092.776
12-2016	15.089	0.000	10.966	0.000	86.470	0.000	948.193	0.000	948.193

12-2017	13.425	0.000	9.756	0.000	86.470	0.000	843.636	0.000	843.636
12-2018	12.155	0.000	8.834	0.000	86.470	0.000	763.867	0.000	763.867
12-2019	11.149	0.000	8.103	0.000	86.470	0.000	700.641	0.000	700.641
12-2020	10.329	0.000	7.506	0.000	86.470	0.000	649.068	0.000	649.068
12-2021	9.644	0.000	7.009	0.000	86.470	0.000	606.052	0.000	606.052

12-2022	9.063	0.000	6.586	0.000	86.470	0.000	569.524	0.000	569.524
12-2023	8.562	0.000	6.222	0.000	86.470	0.000	538.048	0.000	538.048
12-2024	8.125	0.000	5.905	0.000	86.470	0.000	510.590	0.000	510.590
12-2025	7.740	0.000	5.625	0.000	86.470	0.000	486.389	0.000	486.389
12-2026	7.397	0.000	5.376	0.000	86.470	0.000	464.866	0.000	464.866

S TOT	205.723	0.000	149.509	0.000	86.470	0.000	12928.037	0.000	12928.037

AFTER	18.278	0.000	13.283	0.000	86.470	0.000	1148.598	0.000	1148.598

TOTAL	224.000	0.000	162.792	0.000	86.470	0.000	14076.635	0.000	14076.635

	AD VALOREM	PRODUCTION	DIRECT OPER	INTEREST	CAPITAL	EQUITY	FUTURE NET	CUMULATIVE	CUM. DISC.
END	TAX	TAX	EXPENSE	PAID	REPAYMENT	INVESTMENT	CASHFLOW	CASHFLOW	CASHFLOW
MO-YEAR	M$	M$	M$	M$	M$	M$	M$	M$	@ 10% M$

12-2012	0.000	0.000	119.523	0.000	0.000	0.000	1642.967	1642.967	1551.127
12-2013	0.000	0.000	93.667	0.000	0.000	0.000	1588.706	3231.673	2932.087
12-2014	0.000	0.000	84.211	0.000	0.000	0.000	1225.311	4456.984	3899.619
12-2015	0.000	0.000	78.714	0.000	0.000	0.000	1014.062	5471.045	4627.266
12-2016	0.000	53.831	75.047	0.000	0.000	0.000	819.315	6290.360	5162.319

12-2017	0.000	84.364	72.396	0.000	0.000	0.000	686.877	6977.237	5569.489
12-2018	0.000	76.387	70.373	0.000	0.000	0.000	617.108	7594.346	5902.006
12-2019	0.000	70.064	68.769	0.000	0.000	0.000	561.808	8156.153	6177.181
12-2020	0.000	64.907	67.461	0.000	0.000	0.000	516.700	8672.854	6407.237
12-2021	0.000	60.605	66.370	0.000	0.000	0.000	479.077	9151.931	6601.141

12-2022	0.000	56.952	65.444	0.000	0.000	0.000	447.128	9599.059	6765.652
12-2023	0.000	53.805	64.646	0.000	0.000	0.000	419.598	10018.657	6905.995
12-2024	0.000	51.059	63.949	0.000	0.000	0.000	395.582	10414.239	7026.273
12-2025	0.000	48.639	63.335	0.000	0.000	0.000	374.414	10788.653	7129.763
12-2026	0.000	46.487	62.790	0.000	0.000	0.000	355.589	11144.242	7219.111

S TOT	0.000	667.099	1116.695	0.000	0.000	0.000	11144.242	11144.242	7219.111

AFTER	0.000	114.860	165.130	0.000	0.000	0.000	868.609	12012.851	7403.234

TOTAL	0.000	781.959	1281.825	0.000	0.000	0.000	12012.851	12012.851	7403.234

	OIL	GAS
GROSS WELLS	1.0	0.0
GROSS ULT., MB & MMF	224.000	0.000
GROSS CUM., MB & MMF	0.000	0.000
GROSS RES., MB & MMF	224.000	0.000
NET RES., MB & MMF	162.792	0.000
NET REVENUE, M$	14076.636	0.000
INITIAL PRICE, $	86.470	0.000
INITIAL N.I., PCT.	72.675	0.000

		P.W. %	P.W., M$
LIFE, YRS.	17.67	5.00	9165.565
DISCOUNT %	10.00	10.00	7403.234
UNDISCOUNTED PAYOUT, YRS.	0.00	12.00	6881.680
DISCOUNTED PAYOUT, YRS.	0.00	15.00	6233.646
UNDISCOUNTED NET/INVEST.	0.00	18.00	5708.184
DISCOUNTED NET/INVEST.	0.00	20.00	5410.263
RATE-OF-RETURN, PCT.	100.00	30.00	4333.668
INITIAL W.I., PCT.	85.000	60.00	2850.468
		80.00	2374.480
		100.00	2056.803

American Eagle Energy March 15, 2012 Page 21

Hardy 4-16	DATE	: 03/09/2012
4N 21W 16	TIME	: 12:20:36
1PDP	DBS	: MHA
	SETTINGS	: SETDATA
	SCENARIO	: MHA12SEC

RESERVES AND ECONOMICS

AS OF DATE: 01/2012

	GROSS OIL	GROSS GAS	NET OIL	NET GAS	NET OIL	NET GAS	NET	NET	TOTAL
END	PRODUCTION	PRODUCTION	PRODUCTION	PRODUCTION	PRICE	PRICE	OIL SALES	GAS SALES	NET SALES
MO-YEAR	MBBLS	MMCF	MBBLS	MMCF	$/BBL	$/MCF	M$	M$	M$

12-2012	30.884	0.000	19.804	0.000	86.470	0.000	1712.466	0.000	1712.466
12-2013	19.034	0.000	12.206	0.000	86.470	0.000	1055.435	0.000	1055.435
12-2014	14.502	0.000	9.299	0.000	86.470	0.000	804.125	0.000	804.125
12-2015	11.973	0.000	7.678	0.000	86.470	0.000	663.885	0.000	663.885
12-2016	10.322	0.000	6.619	0.000	86.470	0.000	572.342	0.000	572.342

12-2017	9.144	0.000	5.864	0.000	86.470	0.000	507.033	0.000	507.033
12-2018	8.254	0.000	5.293	0.000	86.470	0.000	457.669	0.000	457.669
12-2019	7.553	0.000	4.843	0.000	86.470	0.000	418.809	0.000	418.809
12-2020	6.984	0.000	4.479	0.000	86.470	0.000	387.275	0.000	387.275
12-2021	6.512	0.000	4.176	0.000	86.470	0.000	361.082	0.000	361.082

12-2022	6.112	0.000	3.919	0.000	86.470	0.000	338.913	0.000	338.913
12-2023	5.769	0.000	3.699	0.000	86.470	0.000	319.862	0.000	319.862
12-2024	5.469	0.000	3.507	0.000	86.470	0.000	303.251	0.000	303.251
12-2025	5.195	0.000	3.331	0.000	86.470	0.000	288.071	0.000	288.071
12-2026	4.935	0.000	3.165	0.000	86.470	0.000	273.667	0.000	273.667

S TOT	152.643	0.000	97.882	0.000	86.470	0.000	8463.885	0.000	8463.885

AFTER	66.510	0.000	42.650	0.000	86.470	0.000	3687.903	0.000	3687.903

TOTAL	219.153	0.000	140.532	0.000	86.470	0.000	12151.788	0.000	12151.788

	AD VALOREM	PRODUCTION	DIRECT OPER	INTEREST	CAPITAL	EQUITY	FUTURE NET	CUMULATIVE	CUM. DISC.
END	TAX	TAX	EXPENSE	PAID	REPAYMENT	INVESTMENT	CASHFLOW	CASHFLOW	CASHFLOW
MO-YEAR	M$	M$	M$	M$	M$	M$	M$	M$	@ 10% M$

12-2012	0.000	0.000	113.088	0.000	0.000	0.000	1599.378	1599.378	1533.044
12-2013	0.000	0.000	49.817	0.000	0.000	0.000	1005.618	2604.996	2407.365
12-2014	0.000	0.000	45.425	0.000	0.000	0.000	758.700	3363.696	3006.527
12-2015	0.000	0.000	45.000	0.000	0.000	0.000	618.885	3982.581	3450.654
12-2016	0.000	0.000	45.000	0.000	0.000	0.000	527.342	4509.923	3794.592

12-2017	0.000	33.170	45.000	0.000	0.000	0.000	428.863	4938.786	4049.154
12-2018	0.000	45.767	45.000	0.000	0.000	0.000	366.902	5305.688	4246.862
12-2019	0.000	41.881	45.000	0.000	0.000	0.000	331.928	5637.616	4409.449
12-2020	0.000	38.728	45.000	0.000	0.000	0.000	303.548	5941.164	4544.607
12-2021	0.000	36.108	45.000	0.000	0.000	0.000	279.973	6221.138	4657.929

12-2022	0.000	33.891	45.000	0.000	0.000	0.000	260.021	6481.159	4753.603
12-2023	0.000	31.986	45.000	0.000	0.000	0.000	242.876	6724.035	4834.840
12-2024	0.000	30.325	45.000	0.000	0.000	0.000	227.926	6951.961	4904.145
12-2025	0.000	28.807	45.000	0.000	0.000	0.000	214.263	7166.225	4963.372
12-2026	0.000	27.367	45.000	0.000	0.000	0.000	201.300	7367.525	5013.958

S TOT	0.000	348.030	748.330	0.000	0.000	0.000	7367.525	7367.525	5013.958

AFTER	0.000	368.790	1083.750	0.000	0.000	0.000	2235.362	9602.886	5292.797

TOTAL	0.000	716.820	1832.080	0.000	0.000	0.000	9602.887	9602.886	5292.797

	OIL	GAS
GROSS WELLS	1.0	0.0
GROSS ULT., MB & MMF	228.778	0.000
GROSS CUM., MB & MMF	9.625	0.000
GROSS RES., MB & MMF	219.153	0.000
NET RES., MB & MMF	140.532	0.000
NET REVENUE, M$	12151.791	0.000
INITIAL PRICE, $	86.470	0.000
INITIAL N.I., PCT.	64.125	0.000

		P.W. %	P.W., M$
LIFE, YRS.	39.08	5.00	6693.821
DISCOUNT %	10.00	10.00	5292.797
UNDISCOUNTED PAYOUT, YRS.	0.00	12.00	4919.718
DISCOUNTED PAYOUT, YRS.	0.00	15.00	4475.776
UNDISCOUNTED NET/INVEST.	0.00	18.00	4128.382
DISCOUNTED NET/INVEST.	0.00	20.00	3935.241
RATE-OF-RETURN, PCT.	100.00	30.00	3251.220
INITIAL W.I., PCT.	75.000	60.00	2313.749
		80.00	2007.931
		100.00	1801.443

American Eagle Energy March 15, 2012 Page 22

Hardy 7-9	DATE	: 03/09/2012
4N 21W 9	TIME	: 12:20:36
1PDP	DBS	: MHA
	SETTINGS	: SETDATA
	SCENARIO	: MHA12SEC

RESERVES AND ECONOMICS

AS OF DATE: 01/2012

	GROSS OIL	GROSS GAS	NET OIL	NET GAS	NET OIL	NET GAS	NET	NET	TOTAL
END	PRODUCTION	PRODUCTION	PRODUCTION	PRODUCTION	PRICE	PRICE	OIL SALES	GAS SALES	NET SALES
MO-YEAR	MBBLS	MMCF	MBBLS	MMCF	$/BBL	$/MCF	M$	M$	M$

12-2012	7.662	0.000	6.551	0.000	86.470	0.000	566.487	0.000	566.487
12-2013	4.217	0.000	3.606	0.000	86.470	0.000	311.774	0.000	311.774
12-2014	3.124	0.000	2.671	0.000	86.470	0.000	230.955	0.000	230.955
12-2015	2.545	0.000	2.176	0.000	86.470	0.000	188.173	0.000	188.173
12-2016	2.177	0.000	1.862	0.000	86.470	0.000	160.976	0.000	160.976

12-2017	1.919	0.000	1.641	0.000	86.470	0.000	141.884	0.000	141.884
12-2018	1.726	0.000	1.476	0.000	86.470	0.000	127.609	0.000	127.609
12-2019	1.575	0.000	1.347	0.000	86.470	0.000	116.461	0.000	116.461
12-2020	1.454	0.000	1.243	0.000	86.470	0.000	107.468	0.000	107.468
12-2021	1.353	0.000	1.157	0.000	86.470	0.000	100.033	0.000	100.033

12-2022	1.268	0.000	1.084	0.000	86.470	0.000	93.764	0.000	93.764
12-2023	1.196	0.000	1.022	0.000	86.470	0.000	88.394	0.000	88.394
12-2024	1.133	0.000	0.968	0.000	86.470	0.000	83.730	0.000	83.730
12-2025	1.076	0.000	0.920	0.000	86.470	0.000	79.527	0.000	79.527
12-2026	1.022	0.000	0.874	0.000	86.470	0.000	75.551	0.000	75.551

S TOT	33.447	0.000	28.597	0.000	86.470	0.000	2472.785	0.000	2472.785

AFTER	2.482	0.000	2.122	0.000	86.470	0.000	183.509	0.000	183.509

TOTAL	35.929	0.000	30.719	0.000	86.470	0.000	2656.294	0.000	2656.294

	AD VALOREM	PRODUCTION	DIRECT OPER	INTEREST	CAPITAL	EQUITY	FUTURE NET	CUMULATIVE	CUM. DISC.
END	TAX	TAX	EXPENSE	PAID	REPAYMENT	INVESTMENT	CASHFLOW	CASHFLOW	CASHFLOW
MO-YEAR	M$	M$	M$	M$	M$	M$	M$	M$	@ 10% M$

12-2012	0.000	0.000	154.611	0.000	0.000	0.000	411.876	411.876	395.165
12-2013	0.000	0.000	81.070	0.000	0.000	0.000	230.704	642.580	595.949
12-2014	0.000	0.000	75.267	0.000	0.000	0.000	155.688	798.269	718.993
12-2015	0.000	0.000	72.318	0.000	0.000	0.000	115.855	914.123	802.191
12-2016	0.000	0.000	70.479	0.000	0.000	0.000	90.497	1004.620	861.254

12-2017	0.000	0.000	69.203	0.000	0.000	0.000	72.681	1077.301	904.370
12-2018	0.000	0.000	68.256	0.000	0.000	0.000	59.353	1136.654	936.376
12-2019	0.000	0.000	67.521	0.000	0.000	0.000	48.940	1185.594	960.366
12-2020	0.000	0.000	66.930	0.000	0.000	0.000	40.538	1226.132	978.430
12-2021	0.000	0.000	66.443	0.000	0.000	0.000	33.590	1259.722	992.038

12-2022	0.000	0.000	66.034	0.000	0.000	0.000	27.730	1287.452	1002.251
12-2023	0.000	0.000	65.684	0.000	0.000	0.000	22.710	1310.161	1009.856
12-2024	0.000	0.000	65.381	0.000	0.000	0.000	18.349	1328.511	1015.442
12-2025	0.000	0.000	65.110	0.000	0.000	0.000	14.417	1342.928	1019.434
12-2026	0.000	0.000	64.854	0.000	0.000	0.000	10.696	1353.625	1022.128

S TOT	0.000	0.000	1119.161	0.000	0.000	0.000	1353.625	1353.625	1022.128

AFTER	0.000	0.000	171.791	0.000	0.000	0.000	11.718	1365.343	1024.710

TOTAL	0.000	0.000	1290.952	0.000	0.000	0.000	1365.343	1365.343	1024.710

	OIL	GAS
GROSS WELLS	1.0	0.0
GROSS ULT., MB & MMF	45.020	0.000
GROSS CUM., MB & MMF	9.091	0.000
GROSS RES., MB & MMF	35.929	0.000
NET RES., MB & MMF	30.719	0.000
NET REVENUE, M$	2656.294	0.000
INITIAL PRICE, $	86.470	0.000
INITIAL N.I., PCT.	85.500	0.000

		P.W. %	P.W., M$
LIFE, YRS.	17.67	5.00	1165.105
DISCOUNT %	10.00	10.00	1024.710
UNDISCOUNTED PAYOUT, YRS.	0.00	12.00	979.802
DISCOUNTED PAYOUT, YRS.	0.00	15.00	921.367
UNDISCOUNTED NET/INVEST.	0.00	18.00	871.547
DISCOUNTED NET/INVEST.	0.00	20.00	842.220
RATE-OF-RETURN, PCT.	100.00	30.00	728.780
INITIAL W.I., PCT.	100.000	60.00	549.880
		80.00	486.098
		100.00	441.584

American Eagle Energy March 15, 2012 Page 23

PUD SEC16-4-21W2	DATE	: 03/09/2012
4N 21W 16	TIME	: 12:20:36
4PUD	DBS	: MHA
	SETTINGS	: SETDATA
	SCENARIO	: MHA12SEC

RESERVES AND ECONOMICS

AS OF DATE: 01/2012

	GROSS OIL	GROSS GAS	NET OIL	NET GAS	NET OIL	NET GAS	NET	NET	TOTAL
END	PRODUCTION	PRODUCTION	PRODUCTION	PRODUCTION	PRICE	PRICE	OIL SALES	GAS SALES	NET SALES
MO-YEAR	MBBLS	MMCF	MBBLS	MMCF	$/BBL	$/MCF	M$	M$	M$

12-2012	10.565	0.000	6.775	0.000	86.470	0.000	585.839	0.000	585.839
12-2013	31.870	0.000	20.437	0.000	86.470	0.000	1767.144	0.000	1767.144
12-2014	23.339	0.000	14.966	0.000	86.470	0.000	1294.138	0.000	1294.138
12-2015	18.918	0.000	12.131	0.000	86.470	0.000	1049.010	0.000	1049.010
12-2016	16.137	0.000	10.348	0.000	86.470	0.000	894.765	0.000	894.765

12-2017	14.196	0.000	9.103	0.000	86.470	0.000	787.143	0.000	787.143
12-2018	12.751	0.000	8.176	0.000	86.470	0.000	707.007	0.000	707.007
12-2019	11.625	0.000	7.455	0.000	86.470	0.000	644.600	0.000	644.600
12-2020	10.719	0.000	6.874	0.000	86.470	0.000	594.372	0.000	594.372
12-2021	9.972	0.000	6.394	0.000	86.470	0.000	552.916	0.000	552.916

12-2022	9.342	0.000	5.991	0.000	86.470	0.000	518.010	0.000	518.010
12-2023	8.803	0.000	5.645	0.000	86.470	0.000	488.141	0.000	488.141
12-2024	8.336	0.000	5.346	0.000	86.470	0.000	462.238	0.000	462.238
12-2025	7.927	0.000	5.083	0.000	86.470	0.000	439.520	0.000	439.520
12-2026	7.564	0.000	4.850	0.000	86.470	0.000	419.402	0.000	419.402

S TOT	202.064	0.000	129.574	0.000	86.470	0.000	11204.247	0.000	11204.247

AFTER	21.936	0.000	14.066	0.000	86.470	0.000	1216.314	0.000	1216.314

TOTAL	224.000	0.000	143.640	0.000	86.470	0.000	12420.561	0.000	12420.561

	AD VALOREM	PRODUCTION	DIRECT OPER	INTEREST	CAPITAL	EQUITY	FUTURE NET	CUMULATIVE	CUM. DISC.
END	TAX	TAX	EXPENSE	PAID	REPAYMENT	INVESTMENT	CASHFLOW	CASHFLOW	CASHFLOW
MO-YEAR	M$	M$	M$	M$	M$	M$	M$	M$	@ 10% M$

12-2012	0.000	0.000	26.108	0.000	0.000	2400.000	-1840.269	-1840.269	-1773.216
12-2013	0.000	0.000	89.817	0.000	0.000	0.000	1677.327	-162.941	-314.183
12-2014	0.000	0.000	77.821	0.000	0.000	0.000	1216.317	1053.375	646.540
12-2015	0.000	0.000	71.604	0.000	0.000	0.000	977.406	2030.781	1348.003
12-2016	0.000	6.997	67.692	0.000	0.000	0.000	820.076	2850.857	1883.088

12-2017	0.000	78.714	64.963	0.000	0.000	0.000	643.466	3494.323	2264.553
12-2018	0.000	70.701	62.931	0.000	0.000	0.000	573.376	4067.698	2573.522
12-2019	0.000	64.460	61.348	0.000	0.000	0.000	518.792	4586.491	2827.638
12-2020	0.000	59.437	60.074	0.000	0.000	0.000	474.861	5061.352	3039.074
12-2021	0.000	55.292	59.023	0.000	0.000	0.000	438.602	5499.954	3216.600

12-2022	0.000	51.801	58.137	0.000	0.000	0.000	408.072	5908.026	3366.746
12-2023	0.000	48.814	57.380	0.000	0.000	0.000	381.947	6289.974	3494.498
12-2024	0.000	46.224	56.723	0.000	0.000	0.000	359.291	6649.265	3603.743
12-2025	0.000	43.952	56.147	0.000	0.000	0.000	339.421	6988.686	3697.562
12-2026	0.000	41.940	55.637	0.000	0.000	0.000	321.826	7310.511	3778.427

S TOT	0.000	568.332	925.403	0.000	0.000	2400.000	7310.511	7310.511	3778.427

AFTER	0.000	121.631	173.347	0.000	0.000	0.000	921.336	8231.847	3969.548

TOTAL	0.000	689.964	1098.750	0.000	0.000	2400.000	8231.847	8231.847	3969.548

	OIL	GAS
GROSS WELLS	1.0	0.0
GROSS ULT., MB & MMF	224.000	0.000
GROSS CUM., MB & MMF	0.000	0.000
GROSS RES., MB & MMF	224.000	0.000
NET RES., MB & MMF	143.640	0.000
NET REVENUE, M$	12420.551	0.000
INITIAL PRICE, $	86.470	0.000
INITIAL N.I., PCT.	64.125	0.000

		P.W. %	P.W., M$
LIFE, YRS.	18.17	5.00	5581.068
DISCOUNT %	10.00	10.00	3969.548
UNDISCOUNTED PAYOUT, YRS.	2.13	12.00	3498.886
DISCOUNTED PAYOUT, YRS.	2.33	15.00	2919.436
UNDISCOUNTED NET/INVEST.	4.43	18.00	2454.972
DISCOUNTED NET/INVEST.	2.73	20.00	2194.271
RATE-OF-RETURN, PCT.	66.12	30.00	1274.191
INITIAL W.I., PCT.	75.000	60.00	112.054
		80.00	-208.325
		100.00	-396.590

American Eagle Energy March 15, 2012 Page 24

PUD SEC16-4-21W2 W2	DATE	: 03/09/2012
4N 21W 16	TIME	: 12:20:36
4PUD	DBS	: MHA
	SETTINGS	: SETDATA
	SCENARIO	: MHA12SEC

RESERVES AND ECONOMICS

AS OF DATE: 01/2012

	GROSS OIL	GROSS GAS	NET OIL	NET GAS	NET OIL	NET GAS	NET	NET	TOTAL
END	PRODUCTION	PRODUCTION	PRODUCTION	PRODUCTION	PRICE	PRICE	OIL SALES	GAS SALES	NET SALES
MO-YEAR	MBBLS	MMCF	MBBLS	MMCF	$/BBL	$/MCF	M$	M$	M$

12-2012	0.000	0.000	0.000	0.000	0.000	0.000	0.000	0.000	0.000
12-2013	35.542	0.000	22.791	0.000	86.470	0.000	1970.773	0.000	1970.773
12-2014	24.907	0.000	15.971	0.000	86.470	0.000	1381.043	0.000	1381.043
12-2015	19.820	0.000	12.710	0.000	86.470	0.000	1099.002	0.000	1099.002
12-2016	16.734	0.000	10.730	0.000	86.470	0.000	927.862	0.000	927.862

12-2017	14.625	0.000	9.378	0.000	86.470	0.000	810.947	0.000	810.947
12-2018	13.077	0.000	8.385	0.000	86.470	0.000	725.094	0.000	725.094
12-2019	11.883	0.000	7.620	0.000	86.470	0.000	658.890	0.000	658.890
12-2020	10.929	0.000	7.008	0.000	86.470	0.000	605.999	0.000	605.999
12-2021	10.146	0.000	6.506	0.000	86.470	0.000	562.594	0.000	562.594

12-2022	9.490	0.000	6.086	0.000	86.470	0.000	526.215	0.000	526.215
12-2023	8.931	0.000	5.727	0.000	86.470	0.000	495.201	0.000	495.201
12-2024	8.447	0.000	5.417	0.000	86.470	0.000	468.389	0.000	468.389
12-2025	8.024	0.000	5.146	0.000	86.470	0.000	444.935	0.000	444.935
12-2026	7.651	0.000	4.906	0.000	86.470	0.000	424.214	0.000	424.214

S TOT	200.205	0.000	128.382	0.000	86.470	0.000	11101.157	0.000	11101.157

AFTER	23.795	0.000	15.259	0.000	86.470	0.000	1319.403	0.000	1319.403

TOTAL	224.000	0.000	143.640	0.000	86.470	0.000	12420.560	0.000	12420.560

	AD VALOREM	PRODUCTION	DIRECT OPER	INTEREST	CAPITAL	EQUITY	FUTURE NET	CUMULATIVE	CUM. DISC.
END	TAX	TAX	EXPENSE	PAID	REPAYMENT	INVESTMENT	CASHFLOW	CASHFLOW	CASHFLOW
MO-YEAR	M$	M$	M$	M$	M$	M$	M$	M$	@ 10% M$

12-2012	0.000	0.000	0.000	0.000	0.000	2400.000	-2400.000	-2400.000	-2234.430
12-2013	0.000	0.000	94.981	0.000	0.000	0.000	1875.792	-524.208	-601.865
12-2014	0.000	0.000	80.025	0.000	0.000	0.000	1301.018	776.810	425.966
12-2015	0.000	0.000	72.872	0.000	0.000	0.000	1026.130	1802.940	1162.473
12-2016	0.000	0.000	68.532	0.000	0.000	0.000	859.330	2662.271	1722.995

12-2017	0.000	66.871	65.567	0.000	0.000	0.000	678.510	3340.780	2125.582
12-2018	0.000	72.509	63.389	0.000	0.000	0.000	589.195	3929.975	2443.085
12-2019	0.000	65.889	61.710	0.000	0.000	0.000	531.291	4461.266	2703.329
12-2020	0.000	60.600	60.369	0.000	0.000	0.000	485.030	4946.296	2919.297
12-2021	0.000	56.259	59.268	0.000	0.000	0.000	447.067	5393.363	3100.251

12-2022	0.000	52.621	58.345	0.000	0.000	0.000	415.248	5808.610	3253.039
12-2023	0.000	49.520	57.559	0.000	0.000	0.000	388.122	6196.732	3382.858
12-2024	0.000	46.839	56.879	0.000	0.000	0.000	364.671	6561.403	3493.740
12-2025	0.000	44.494	56.284	0.000	0.000	0.000	344.158	6905.561	3588.868
12-2026	0.000	42.421	55.759	0.000	0.000	0.000	326.034	7231.595	3670.792

S TOT	0.000	558.023	911.539	0.000	0.000	2400.000	7231.595	7231.595	3670.792

AFTER	0.000	131.940	187.212	0.000	0.000	0.000	1000.251	8231.847	3876.082

TOTAL	0.000	689.964	1098.750	0.000	0.000	2400.000	8231.847	8231.847	3876.082

	OIL	GAS
GROSS WELLS	1.0	0.0
GROSS ULT., MB & MMF	224.000	0.000
GROSS CUM., MB & MMF	0.000	0.000
GROSS RES., MB & MMF	224.000	0.000
NET RES., MB & MMF	143.640	0.000
NET REVENUE, M$	12420.551	0.000
INITIAL PRICE, $	86.470	0.000
INITIAL N.I., PCT.	64.125	0.000

		P.W. %	P.W., M$
LIFE, YRS.	18.42	5.00	5513.407
DISCOUNT %	10.00	10.00	3876.081
UNDISCOUNTED PAYOUT, YRS.	2.40	12.00	3401.146
DISCOUNTED PAYOUT, YRS.	2.59	15.00	2819.190
UNDISCOUNTED NET/INVEST.	4.43	18.00	2355.462
DISCOUNTED NET/INVEST.	2.73	20.00	2096.501
RATE-OF-RETURN, PCT.	66.16	30.00	1193.297
INITIAL W.I., PCT.	75.000	60.00	99.632
		80.00	-179.855
		100.00	-333.491

American Eagle Energy March 15, 2012 Page 25

PUD SEC9-4-21W2	DATE	: 03/09/2012
4N 21W 9	TIME	: 12:20:36
4PUD	DBS	: MHA
	SETTINGS	: SETDATA
	SCENARIO	: MHA12SEC

RESERVES AND ECONOMICS

AS OF DATE: 01/2012

	GROSS OIL	GROSS GAS	NET OIL	NET GAS	NET OIL	NET GAS	NET	NET	TOTAL
END	PRODUCTION	PRODUCTION	PRODUCTION	PRODUCTION	PRICE	PRICE	OIL SALES	GAS SALES	NET SALES
MO-YEAR	MBBLS	MMCF	MBBLS	MMCF	$/BBL	$/MCF	M$	M$	M$

12-2012	19.796	0.000	12.694	0.000	86.470	0.000	1097.646	0.000	1097.646
12-2013	29.038	0.000	18.621	0.000	86.470	0.000	1610.126	0.000	1610.126
12-2014	22.000	0.000	14.107	0.000	86.470	0.000	1219.850	0.000	1219.850
12-2015	18.113	0.000	11.615	0.000	86.470	0.000	1004.369	0.000	1004.369
12-2016	15.591	0.000	9.997	0.000	86.470	0.000	864.480	0.000	864.480

12-2017	13.797	0.000	8.847	0.000	86.470	0.000	765.016	0.000	765.016
12-2018	12.444	0.000	7.980	0.000	86.470	0.000	690.010	0.000	690.010
12-2019	11.381	0.000	7.298	0.000	86.470	0.000	631.061	0.000	631.061
12-2020	10.519	0.000	6.746	0.000	86.470	0.000	583.288	0.000	583.288
12-2021	9.804	0.000	6.287	0.000	86.470	0.000	543.644	0.000	543.644

12-2022	9.200	0.000	5.899	0.000	86.470	0.000	510.119	0.000	510.119
12-2023	8.681	0.000	5.566	0.000	86.470	0.000	481.328	0.000	481.328
12-2024	8.229	0.000	5.277	0.000	86.470	0.000	456.285	0.000	456.285
12-2025	7.832	0.000	5.022	0.000	86.470	0.000	434.266	0.000	434.266
12-2026	7.479	0.000	4.796	0.000	86.470	0.000	414.725	0.000	414.725

S TOT	203.903	0.000	130.753	0.000	86.470	0.000	11306.214	0.000	11306.214

AFTER	20.097	0.000	12.887	0.000	86.470	0.000	1114.346	0.000	1114.346

TOTAL	224.000	0.000	143.640	0.000	86.470	0.000	12420.560	0.000	12420.560

	AD VALOREM	PRODUCTION	DIRECT OPER	INTEREST	CAPITAL	EQUITY	FUTURE NET	CUMULATIVE	CUM. DISC.
END	TAX	TAX	EXPENSE	PAID	REPAYMENT	INVESTMENT	CASHFLOW	CASHFLOW	CASHFLOW
MO-YEAR	M$	M$	M$	M$	M$	M$	M$	M$	@ 10% M$

12-2012	0.000	0.000	59.011	0.000	0.000	2400.000	-1361.365	-1361.365	-1375.539
12-2013	0.000	0.000	85.835	0.000	0.000	0.000	1524.291	162.926	-50.160
12-2014	0.000	0.000	75.937	0.000	0.000	0.000	1143.913	1306.839	853.224
12-2015	0.000	0.000	70.472	0.000	0.000	0.000	933.897	2240.736	1523.401
12-2016	0.000	27.555	66.924	0.000	0.000	0.000	770.001	3010.737	2026.180

12-2017	0.000	76.502	64.402	0.000	0.000	0.000	624.113	3634.850	2396.158
12-2018	0.000	69.001	62.499	0.000	0.000	0.000	558.510	4193.360	2697.108
12-2019	0.000	63.106	61.004	0.000	0.000	0.000	506.951	4700.311	2945.418
12-2020	0.000	58.329	59.793	0.000	0.000	0.000	465.167	5165.477	3152.534
12-2021	0.000	54.364	58.787	0.000	0.000	0.000	430.492	5595.970	3326.775

12-2022	0.000	51.012	57.937	0.000	0.000	0.000	401.170	5997.139	3474.379
12-2023	0.000	48.133	57.207	0.000	0.000	0.000	375.988	6373.127	3600.137
12-2024	0.000	45.629	56.572	0.000	0.000	0.000	354.085	6727.212	3707.799
12-2025	0.000	43.427	56.014	0.000	0.000	0.000	334.826	7062.038	3800.346
12-2026	0.000	41.472	55.518	0.000	0.000	0.000	317.734	7379.772	3880.184

S TOT	0.000	578.529	947.912	0.000	0.000	2400.000	7379.772	7379.772	3880.184

AFTER	0.000	111.435	159.511	0.000	0.000	0.000	843.400	8223.173	4057.031

TOTAL	0.000	689.964	1107.423	0.000	0.000	2400.000	8223.173	8223.173	4057.031

	OIL	GAS
GROSS WELLS	1.0	0.0
GROSS ULT., MB & MMF	224.000	0.000
GROSS CUM., MB & MMF	0.000	0.000
GROSS RES., MB & MMF	224.000	0.000
NET RES., MB & MMF	143.640	0.000
NET REVENUE, M$	12420.551	0.000
INITIAL PRICE, $	86.470	0.000
INITIAL N.I., PCT.	64.125	0.000

		P.W. %	P.W., M$
LIFE, YRS.	17.92	5.00	5641.113
DISCOUNT %	10.00	10.00	4057.031
UNDISCOUNTED PAYOUT, YRS.	1.89	12.00	3591.278
DISCOUNTED PAYOUT, YRS.	2.06	15.00	3015.204
UNDISCOUNTED NET/INVEST.	4.43	18.00	2550.757
DISCOUNTED NET/INVEST.	2.73	20.00	2288.744
RATE-OF-RETURN, PCT.	65.77	30.00	1353.044
INITIAL W.I., PCT.	75.000	60.00	119.302
		80.00	-247.609
		100.00	-477.586

American Eagle Energy March 15, 2012 Page 26

Hardy 14-17	DATE	: 03/09/2012
4N 21W 17	TIME	: 12:20:36
6POS	DBS	: MHA
	SETTINGS	: SETDATA
	SCENARIO	: MHA12SEC

RESERVES AND ECONOMICS

AS OF DATE: 01/2012

	GROSS OIL	GROSS GAS	NET OIL	NET GAS	NET OIL	NET GAS	NET	NET	TOTAL
END	PRODUCTION	PRODUCTION	PRODUCTION	PRODUCTION	PRICE	PRICE	OIL SALES	GAS SALES	NET SALES
MO-YEAR	MBBLS	MMCF	MBBLS	MMCF	$/BBL	$/MCF	M$	M$	M$

12-2012	28.046	0.000	20.383	0.000	86.470	0.000	1762.490	0.000	1762.490
12-2013	26.771	0.000	19.456	0.000	86.470	0.000	1682.373	0.000	1682.373
12-2014	20.838	0.000	15.144	0.000	86.470	0.000	1309.522	0.000	1309.522
12-2015	17.389	0.000	12.638	0.000	86.470	0.000	1092.776	0.000	1092.776
12-2016	15.089	0.000	10.966	0.000	86.470	0.000	948.193	0.000	948.193

12-2017	13.425	0.000	9.756	0.000	86.470	0.000	843.636	0.000	843.636
12-2018	12.155	0.000	8.834	0.000	86.470	0.000	763.867	0.000	763.867
12-2019	11.149	0.000	8.103	0.000	86.470	0.000	700.641	0.000	700.641
12-2020	10.329	0.000	7.506	0.000	86.470	0.000	649.068	0.000	649.068
12-2021	9.644	0.000	7.009	0.000	86.470	0.000	606.052	0.000	606.052

12-2022	9.063	0.000	6.586	0.000	86.470	0.000	569.524	0.000	569.524
12-2023	8.562	0.000	6.222	0.000	86.470	0.000	538.048	0.000	538.048
12-2024	8.125	0.000	5.905	0.000	86.470	0.000	510.590	0.000	510.590
12-2025	7.740	0.000	5.625	0.000	86.470	0.000	486.389	0.000	486.389
12-2026	7.397	0.000	5.376	0.000	86.470	0.000	464.866	0.000	464.866

S TOT	205.723	0.000	149.509	0.000	86.470	0.000	12928.037	0.000	12928.037

AFTER	18.278	0.000	13.283	0.000	86.470	0.000	1148.598	0.000	1148.598

TOTAL	224.000	0.000	162.792	0.000	86.470	0.000	14076.635	0.000	14076.635

	AD VALOREM	PRODUCTION	DIRECT OPER	INTEREST	CAPITAL	EQUITY	FUTURE NET	CUMULATIVE	CUM. DISC.
END	TAX	TAX	EXPENSE	PAID	REPAYMENT	INVESTMENT	CASHFLOW	CASHFLOW	CASHFLOW
MO-YEAR	M$	M$	M$	M$	M$	M$	M$	M$	@ 10% M$

12-2012	0.000	0.000	119.523	0.000	0.000	0.000	1642.967	1642.967	1551.127
12-2013	0.000	0.000	93.667	0.000	0.000	0.000	1588.706	3231.673	2932.087
12-2014	0.000	0.000	84.211	0.000	0.000	0.000	1225.311	4456.984	3899.619
12-2015	0.000	0.000	78.714	0.000	0.000	0.000	1014.062	5471.045	4627.266
12-2016	0.000	53.831	75.047	0.000	0.000	0.000	819.315	6290.360	5162.319

12-2017	0.000	84.364	72.396	0.000	0.000	0.000	686.877	6977.237	5569.489
12-2018	0.000	76.387	70.373	0.000	0.000	0.000	617.108	7594.346	5902.006
12-2019	0.000	70.064	68.769	0.000	0.000	0.000	561.808	8156.153	6177.181
12-2020	0.000	64.907	67.461	0.000	0.000	0.000	516.700	8672.854	6407.237
12-2021	0.000	60.605	66.370	0.000	0.000	0.000	479.077	9151.931	6601.141

12-2022	0.000	56.952	65.444	0.000	0.000	0.000	447.128	9599.059	6765.652
12-2023	0.000	53.805	64.646	0.000	0.000	0.000	419.598	10018.657	6905.995
12-2024	0.000	51.059	63.949	0.000	0.000	0.000	395.582	10414.239	7026.273
12-2025	0.000	48.639	63.335	0.000	0.000	0.000	374.414	10788.653	7129.763
12-2026	0.000	46.487	62.790	0.000	0.000	0.000	355.589	11144.242	7219.111

S TOT	0.000	667.099	1116.695	0.000	0.000	0.000	11144.242	11144.242	7219.111

AFTER	0.000	114.860	165.130	0.000	0.000	0.000	868.609	12012.851	7403.234

TOTAL	0.000	781.959	1281.825	0.000	0.000	0.000	12012.851	12012.851	7403.234

	OIL	GAS
GROSS WELLS	1.0	0.0
GROSS ULT., MB & MMF	224.000	0.000
GROSS CUM., MB & MMF	0.000	0.000
GROSS RES., MB & MMF	224.000	0.000
NET RES., MB & MMF	162.792	0.000
NET REVENUE, M$	14076.636	0.000
INITIAL PRICE, $	86.470	0.000
INITIAL N.I., PCT.	72.675	0.000

		P.W. %	P.W., M$
LIFE, YRS.	17.67	5.00	9165.565
DISCOUNT %	10.00	10.00	7403.234
UNDISCOUNTED PAYOUT, YRS.	0.00	12.00	6881.680
DISCOUNTED PAYOUT, YRS.	0.00	15.00	6233.646
UNDISCOUNTED NET/INVEST.	0.00	18.00	5708.184
DISCOUNTED NET/INVEST.	0.00	20.00	5410.263
RATE-OF-RETURN, PCT.	100.00	30.00	4333.668
INITIAL W.I., PCT.	85.000	60.00	2850.468
		80.00	2374.480
		100.00	2056.803

American Eagle Energy March 15, 2012 Page 27

Hardy Area

Sproule Pricing

American Eagle Energy

Reserves and Economics

HARDY

Sproule Pricing Effective 01/2012

Reserve Cat	Well	Life	WI (%)	NRI (%)	Start	Gross Oil (Mbbl)	Net Oil (Mbbl)	Net Revenue (M$)	Taxes (M$)	Operating Expense (M$)	Investment (M$)	Un- discounted NCF (M$)	Discounted NCF @ 10% (M$)
1PDP	Hardy 4-16	39.1	75.00000	64.12500	01/2012	219.2	140.5	15,495.1	1,028.7	2,702.1	0.0	11,764.2	5,820.5
1PDP	Hardy 7-9	18.3	100.00000	85.50000	01/2012	36.5	31.2	3,049.8	0.0	1,547.0	0.0	1,502.8	1,103.5
	TOTAL PDP					255.7	171.7	18,544.9	1,028.7	4,249.1	0.0	13,267.1	6,923.9

4PUD	PUD SEC16-4-21W2	18.2	75.00000	64.12501	10/2012	224.0	143.6	14,193.1	848.1	1,255.5	2,400.0	9,689.4	4,534.6
4PUD	PUD SEC16-4-21W2 W2	18.4	75.00000	64.12501	01/2013	224.0	143.6	14,230.6	852.6	1,260.3	2,400.0	9,717.7	4,430.0
4PUD	PUD SEC9-4-21W2	17.9	75.00000	64.12501	07/2012	224.0	143.6	14,154.8	843.5	1,259.5	2,400.0	9,651.8	4,631.7
	TOTAL PUD					672.0	430.9	42,578.4	2,544.2	3,775.3	7,200.0	29,058.9	13,596.3

6POS	Hardy 14-17	17.7	85.00000	72.67501	04/2012	224.0	162.8	15,999.6	951.0	1,449.0	0.0	13,599.5	8,064.4
	TOTAL POS					224.0	162.8	15,999.6	951.0	1,449.0	0.0	13,599.5	8,064.4

	TOTAL ALL RESERVE CATEGORIES					1,151.7	765.5	77,122.9	4,523.9	9,473.5	7,200.0	55,925.5	28,584.6

American Eagle Energy March 15, 2012 Page 28

AMERICAN EAGLE ENERGY	DATE	: 03/09/2012
HARDY	TIME	: 12:17:26
TOTAL PROVED AND POSSIBLE	DBS	: MHA
	SETTINGS	: SETDATA
	SCENARIO	: MHA12SPROULE

RESERVES AND ECONOMICS

AS OF DATE: 01/2012

	GROSS OIL	GROSS GAS	NET OIL	NET GAS	NET OIL	NET GAS	NET	NET	TOTAL
END	PRODUCTION	PRODUCTION	PRODUCTION	PRODUCTION	PRICE	PRICE	OIL SALES	GAS SALES	NET SALES
MO-YEAR	MBBLS	MMCF	MBBLS	MMCF	$/BBL	$/MCF	M$	M$	M$

12-2012	96.953	0.000	66.207	0.000	91.830	0.000	6079.799	0.000	6079.799
12-2013	146.473	0.000	97.116	0.000	88.660	0.000	8610.309	0.000	8610.309
12-2014	108.710	0.000	72.160	0.000	85.760	0.000	6188.399	0.000	6188.399
12-2015	88.759	0.000	58.948	0.000	91.180	0.000	5374.858	0.000	5374.858
12-2016	76.049	0.000	50.522	0.000	93.130	0.000	4705.094	0.000	4705.094

12-2017	67.106	0.000	44.590	0.000	95.110	0.000	4240.913	0.000	4240.913
12-2018	60.407	0.000	40.144	0.000	97.140	0.000	3899.594	0.000	3899.594
12-2019	55.166	0.000	36.665	0.000	99.210	0.000	3637.579	0.000	3637.579
12-2020	50.934	0.000	33.855	0.000	101.320	0.000	3430.224	0.000	3430.224
12-2021	47.431	0.000	31.529	0.000	103.470	0.000	3262.316	0.000	3262.316

12-2022	44.475	0.000	29.566	0.000	105.664	0.000	3124.034	0.000	3124.034
12-2023	41.941	0.000	27.882	0.000	107.902	0.000	3008.553	0.000	3008.553
12-2024	39.739	0.000	26.419	0.000	110.185	0.000	2911.023	0.000	2911.023
12-2025	37.793	0.000	25.127	0.000	112.514	0.000	2827.098	0.000	2827.098
12-2026	36.048	0.000	23.967	0.000	114.889	0.000	2753.535	0.000	2753.535

S TOT	997.985	0.000	664.697	0.000	96.365	0.000	64053.332	0.000	64053.332

AFTER	153.666	0.000	100.754	0.000	129.718	0.000	13069.568	0.000	13069.568

TOTAL	1151.652	0.000	765.450	0.000	100.755	0.000	77122.898	0.000	77122.898

	AD VALOREM	PRODUCTION	DIRECT OPER	INTEREST	CAPITAL	EQUITY	FUTURE NET	CUMULATIVE	CUM. DISC.
END	TAX	TAX	EXPENSE	PAID	REPAYMENT	INVESTMENT	CASHFLOW	CASHFLOW	CASHFLOW
MO-YEAR	M$	M$	M$	M$	M$	M$	M$	M$	@ 10% M$

12-2012	0.000	0.000	472.341	0.000	0.000	7200.000	-1592.542	-1592.542	-1568.303
12-2013	0.000	0.000	501.007	0.000	0.000	0.000	8109.303	6516.761	5484.651
12-2014	0.000	0.000	450.442	0.000	0.000	0.000	5737.958	12254.719	10016.600
12-2015	0.000	0.000	428.791	0.000	0.000	0.000	4946.067	17200.785	13566.188
12-2016	0.000	95.191	417.662	0.000	0.000	0.000	4192.241	21393.027	16302.120

12-2017	0.000	373.555	411.817	0.000	0.000	0.000	3455.541	24848.568	18351.381
12-2018	0.000	375.624	409.161	0.000	0.000	0.000	3114.810	27963.379	20029.832
12-2019	0.000	350.396	408.620	0.000	0.000	0.000	2878.563	30841.941	21439.826
12-2020	0.000	330.430	409.580	0.000	0.000	0.000	2690.214	33532.156	22637.674
12-2021	0.000	314.262	411.664	0.000	0.000	0.000	2536.390	36068.547	23664.299

12-2022	0.000	300.946	414.625	0.000	0.000	0.000	2408.464	38477.012	24550.477
12-2023	0.000	289.825	418.297	0.000	0.000	0.000	2300.431	40777.445	25319.924
12-2024	0.000	280.433	422.562	0.000	0.000	0.000	2208.028	42985.473	25991.301
12-2025	0.000	272.362	427.329	0.000	0.000	0.000	2127.406	45112.879	26579.342
12-2026	0.000	265.315	432.525	0.000	0.000	0.000	2055.694	47168.574	27095.895

S TOT	0.000	3248.338	6436.423	0.000	0.000	7200.000	47168.574	47168.574	27095.895

AFTER	0.000	1275.599	3037.033	0.000	0.000	0.000	8756.935	55925.516	28584.641

TOTAL	0.000	4523.937	9473.456	0.000	0.000	7200.000	55925.512	55925.516	28584.641

	OIL	GAS
GROSS WELLS	6.0	0.0
GROSS ULT., MB & MMF	1170.368	0.000
GROSS CUM., MB & MMF	18.716	0.000
GROSS RES., MB & MMF	1151.652	0.000
NET RES., MB & MMF	765.450	0.000
NET REVENUE, M$	77122.914	0.000
INITIAL PRICE, $	91.226	0.000
INITIAL N.I., PCT.	68.288	0.000

		P.W. %	P.W., M$
LIFE, YRS.	39.08	5.00	38405.715
DISCOUNT %	10.00	10.00	28584.639
UNDISCOUNTED PAYOUT, YRS.	1.20	12.00	25812.721
DISCOUNTED PAYOUT, YRS.	1.22	15.00	22451.340
UNDISCOUNTED NET/INVEST.	8.77	18.00	19793.141
DISCOUNTED NET/INVEST.	5.16	20.00	18313.295
RATE-OF-RETURN, PCT.	100.00	30.00	13140.178
INITIAL W.I., PCT.	78.232	60.00	6563.710
		80.00	4648.738
		100.00	3450.234

American Eagle Energy March 15, 2012 Page 29

AMERICAN EAGLE ENERGY	DATE	: 03/09/2012
HARDY	TIME	: 12:17:26
TOTAL PDP	DBS	: MHA
	SETTINGS	: SETDATA
	SCENARIO	: MHA12SPROULE

RESERVES AND ECONOMICS

AS OF DATE: 01/2012

	GROSS OIL	GROSS GAS	NET OIL	NET GAS	NET OIL	NET GAS	NET	NET	TOTAL
END	PRODUCTION	PRODUCTION	PRODUCTION	PRODUCTION	PRICE	PRICE	OIL SALES	GAS SALES	NET SALES
MO-YEAR	MBBLS	MMCF	MBBLS	MMCF	$/BBL	$/MCF	M$	M$	M$

12-2012	38.546	0.000	26.355	0.000	91.830	0.000	2420.219	0.000	2420.219
12-2013	23.251	0.000	15.811	0.000	88.660	0.000	1401.836	0.000	1401.836
12-2014	17.626	0.000	11.970	0.000	85.760	0.000	1026.581	0.000	1026.581
12-2015	14.518	0.000	9.854	0.000	91.180	0.000	898.469	0.000	898.469
12-2016	12.499	0.000	8.481	0.000	93.130	0.000	789.799	0.000	789.799

12-2017	11.063	0.000	7.505	0.000	95.110	0.000	713.755	0.000	713.755
12-2018	9.980	0.000	6.769	0.000	97.140	0.000	657.500	0.000	657.500
12-2019	9.128	0.000	6.190	0.000	99.210	0.000	614.133	0.000	614.133
12-2020	8.438	0.000	5.722	0.000	101.320	0.000	579.709	0.000	579.709
12-2021	7.865	0.000	5.333	0.000	103.470	0.000	551.770	0.000	551.770

12-2022	7.380	0.000	5.004	0.000	105.664	0.000	528.720	0.000	528.720
12-2023	6.964	0.000	4.721	0.000	107.902	0.000	509.445	0.000	509.445
12-2024	6.602	0.000	4.475	0.000	110.185	0.000	493.115	0.000	493.115
12-2025	6.271	0.000	4.251	0.000	112.514	0.000	478.313	0.000	478.313
12-2026	5.957	0.000	4.039	0.000	114.889	0.000	463.989	0.000	463.989

S TOT	186.090	0.000	126.479	0.000	95.884	0.000	12127.352	0.000	12127.352

AFTER	69.561	0.000	45.258	0.000	141.798	0.000	6417.564	0.000	6417.564

TOTAL	255.651	0.000	171.738	0.000	107.984	0.000	18544.916	0.000	18544.916

	AD VALOREM	PRODUCTION	DIRECT OPER	INTEREST	CAPITAL	EQUITY	FUTURE NET	CUMULATIVE	CUM. DISC.
END	TAX	TAX	EXPENSE	PAID	REPAYMENT	INVESTMENT	CASHFLOW	CASHFLOW	CASHFLOW
MO-YEAR	M$	M$	M$	M$	M$	M$	M$	M$	@ 10% M$

12-2012	0.000	0.000	267.699	0.000	0.000	0.000	2152.520	2152.520	2063.738
12-2013	0.000	0.000	132.987	0.000	0.000	0.000	1268.849	3421.368	3167.127
12-2014	0.000	0.000	124.934	0.000	0.000	0.000	901.648	4323.016	3879.279
12-2015	0.000	0.000	123.744	0.000	0.000	0.000	774.725	5097.741	4435.301
12-2016	0.000	0.000	124.134	0.000	0.000	0.000	665.664	5763.405	4869.499

12-2017	0.000	36.484	125.131	0.000	0.000	0.000	552.140	6315.544	5197.206
12-2018	0.000	51.414	126.503	0.000	0.000	0.000	479.582	6795.126	5455.659
12-2019	0.000	48.051	128.133	0.000	0.000	0.000	437.949	7233.075	5670.197
12-2020	0.000	45.378	129.954	0.000	0.000	0.000	404.376	7637.451	5850.268
12-2021	0.000	43.207	131.928	0.000	0.000	0.000	376.635	8014.085	6002.728

12-2022	0.000	41.414	134.028	0.000	0.000	0.000	353.278	8367.363	6132.727
12-2023	0.000	39.914	136.238	0.000	0.000	0.000	333.293	8700.656	6244.217
12-2024	0.000	38.642	138.546	0.000	0.000	0.000	315.926	9016.582	6340.288
12-2025	0.000	37.483	140.938	0.000	0.000	0.000	299.891	9316.473	6423.193
12-2026	0.000	36.361	143.400	0.000	0.000	0.000	284.229	9600.702	6494.626

S TOT	0.000	418.350	2108.300	0.000	0.000	0.000	9600.702	9600.702	6494.626

AFTER	0.000	610.399	2140.783	0.000	0.000	0.000	3666.383	13267.083	6923.949

TOTAL	0.000	1028.750	4249.083	0.000	0.000	0.000	13267.084	13267.083	6923.949

	OIL	GAS
GROSS WELLS	2.0	0.0
GROSS ULT., MB & MMF	274.367	0.000
GROSS CUM., MB & MMF	18.716	0.000
GROSS RES., MB & MMF	255.651	0.000
NET RES., MB & MMF	171.738	0.000
NET REVENUE, M$	18544.912	0.000
INITIAL PRICE, $	91.830	0.000
INITIAL N.I., PCT.	68.374	0.000

		P.W. %	P.W., M$
LIFE, YRS.	39.08	5.00	8900.073
DISCOUNT %	10.00	10.00	6923.950
UNDISCOUNTED PAYOUT, YRS.	0.00	12.00	6414.200
DISCOUNTED PAYOUT, YRS.	0.00	15.00	5816.630
UNDISCOUNTED NET/INVEST.	0.00	18.00	5355.525
DISCOUNTED NET/INVEST.	0.00	20.00	5101.468
RATE-OF-RETURN, PCT.	100.00	30.00	4213.291
INITIAL W.I., PCT.	80.482	60.00	3017.084
		80.00	2629.260
		100.00	2367.205

American Eagle Energy March 15, 2012 Page 30

AMERICAN EAGLE ENERGY	DATE	: 03/09/2012
HARDY	TIME	: 12:17:26
TOTAL PUD	DBS	: MHA
	SETTINGS	: SETDATA
	SCENARIO	: MHA12SPROULE

RESERVES AND ECONOMICS

AS OF DATE: 01/2012

	GROSS OIL	GROSS GAS	NET OIL	NET GAS	NET OIL	NET GAS	NET	NET	TOTAL
END	PRODUCTION	PRODUCTION	PRODUCTION	PRODUCTION	PRICE	PRICE	OIL SALES	GAS SALES	NET SALES
MO-YEAR	MBBLS	MMCF	MBBLS	MMCF	$/BBL	$/MCF	M$	M$	M$

12-2012	30.361	0.000	19.469	0.000	91.830	0.000	1787.839	0.000	1787.839
12-2013	96.450	0.000	61.849	0.000	88.660	0.000	5483.492	0.000	5483.492
12-2014	70.245	0.000	45.045	0.000	85.760	0.000	3863.049	0.000	3863.049
12-2015	56.852	0.000	36.456	0.000	91.180	0.000	3324.090	0.000	3324.090
12-2016	48.461	0.000	31.076	0.000	93.130	0.000	2894.071	0.000	2894.071

12-2017	42.618	0.000	27.329	0.000	95.110	0.000	2599.225	0.000	2599.225
12-2018	38.271	0.000	24.542	0.000	97.140	0.000	2383.970	0.000	2383.970
12-2019	34.889	0.000	22.373	0.000	99.210	0.000	2219.577	0.000	2219.577
12-2020	32.168	0.000	20.628	0.000	101.320	0.000	2089.978	0.000	2089.978
12-2021	29.922	0.000	19.188	0.000	103.470	0.000	1985.344	0.000	1985.344

12-2022	28.032	0.000	17.976	0.000	105.664	0.000	1899.370	0.000	1899.370
12-2023	26.415	0.000	16.938	0.000	107.902	0.000	1827.700	0.000	1827.700
12-2024	25.012	0.000	16.039	0.000	110.185	0.000	1767.284	0.000	1767.284
12-2025	23.783	0.000	15.251	0.000	112.514	0.000	1715.902	0.000	1715.902
12-2026	22.694	0.000	14.552	0.000	114.889	0.000	1671.900	0.000	1671.900

S TOT	606.173	0.000	388.708	0.000	96.506	0.000	37512.789	0.000	37512.789

AFTER	65.828	0.000	42.212	0.000	120.005	0.000	5065.633	0.000	5065.633

TOTAL	672.000	0.000	430.920	0.000	98.808	0.000	42578.422	0.000	42578.422

	AD VALOREM	PRODUCTION	DIRECT OPER	INTEREST	CAPITAL	EQUITY	FUTURE NET	CUMULATIVE	CUM. DISC.
END	TAX	TAX	EXPENSE	PAID	REPAYMENT	INVESTMENT	CASHFLOW	CASHFLOW	CASHFLOW
MO-YEAR	M$	M$	M$	M$	M$	M$	M$	M$	@ 10% M$

12-2012	0.000	0.000	85.119	0.000	0.000	7200.000	-5497.280	-5497.280	-5286.349
12-2013	0.000	0.000	273.333	0.000	0.000	0.000	5210.160	-287.121	-753.893
12-2014	0.000	0.000	239.237	0.000	0.000	0.000	3623.812	3336.692	2108.486
12-2015	0.000	0.000	223.211	0.000	0.000	0.000	3100.879	6437.571	4333.935
12-2016	0.000	37.214	214.277	0.000	0.000	0.000	2642.581	9080.152	6058.377

12-2017	0.000	244.277	208.982	0.000	0.000	0.000	2145.966	11226.118	7330.934
12-2018	0.000	238.397	205.851	0.000	0.000	0.000	1939.722	13165.840	8376.175
12-2019	0.000	221.958	204.135	0.000	0.000	0.000	1793.484	14959.324	9254.664
12-2020	0.000	208.998	203.410	0.000	0.000	0.000	1677.571	16636.895	10001.616
12-2021	0.000	198.534	203.416	0.000	0.000	0.000	1583.394	18220.287	10642.501

12-2022	0.000	189.937	203.984	0.000	0.000	0.000	1505.448	19725.736	11196.414
12-2023	0.000	182.770	205.001	0.000	0.000	0.000	1439.929	21165.666	11678.035
12-2024	0.000	176.728	206.386	0.000	0.000	0.000	1384.170	22549.836	12098.902
12-2025	0.000	171.590	208.081	0.000	0.000	0.000	1336.230	23886.066	12468.246
12-2026	0.000	167.190	210.043	0.000	0.000	0.000	1294.667	25180.734	12793.561

S TOT	0.000	2037.593	3094.465	0.000	0.000	7200.000	25180.734	25180.734	12793.561

AFTER	0.000	506.563	680.861	0.000	0.000	0.000	3878.209	29058.941	13596.288

TOTAL	0.000	2544.156	3775.326	0.000	0.000	7200.000	29058.941	29058.941	13596.288

	OIL	GAS
GROSS WELLS	3.0	0.0
GROSS ULT., MB & MMF	672.000	0.000
GROSS CUM., MB & MMF	0.000	0.000
GROSS RES., MB & MMF	672.000	0.000
NET RES., MB & MMF	430.920	0.000
NET REVENUE, M$	42578.441	0.000
INITIAL PRICE, $	90.773	0.000
INITIAL N.I., PCT.	64.125	0.000

		P.W. %	P.W., M$
LIFE, YRS.	18.42	5.00	19355.814
DISCOUNT %	10.00	10.00	13596.288
UNDISCOUNTED PAYOUT, YRS.	2.08	12.00	11941.366
DISCOUNTED PAYOUT, YRS.	2.26	15.00	9924.422
UNDISCOUNTED NET/INVEST.	5.04	18.00	8325.996
DISCOUNTED NET/INVEST.	2.98	20.00	7436.622
RATE-OF-RETURN, PCT.	69.56	30.00	4347.397
INITIAL W.I., PCT.	75.000	60.00	560.836
		80.00	-466.280
		100.00	-1071.099

American Eagle Energy March 15, 2012 Page 31

AMERICAN EAGLE ENERGY	DATE	: 03/09/2012
HARDY	TIME	: 12:17:26
TOTAL POSSIBLE	DBS	: MHA
	SETTINGS	: SETDATA
	SCENARIO	: MHA12SPROULE

RESERVES AND ECONOMICS

AS OF DATE: 01/2012

	GROSS OIL	GROSS GAS	NET OIL	NET GAS	NET OIL	NET GAS	NET	NET	TOTAL
END	PRODUCTION	PRODUCTION	PRODUCTION	PRODUCTION	PRICE	PRICE	OIL SALES	GAS SALES	NET SALES
MO-YEAR	MBBLS	MMCF	MBBLS	MMCF	$/BBL	$/MCF	M$	M$	M$

12-2012	28.046	0.000	20.383	0.000	91.830	0.000	1871.741	0.000	1871.741
12-2013	26.771	0.000	19.456	0.000	88.660	0.000	1724.982	0.000	1724.982
12-2014	20.838	0.000	15.144	0.000	85.760	0.000	1298.770	0.000	1298.770
12-2015	17.389	0.000	12.638	0.000	91.180	0.000	1152.299	0.000	1152.299
12-2016	15.089	0.000	10.966	0.000	93.130	0.000	1021.224	0.000	1021.224

12-2017	13.425	0.000	9.756	0.000	95.110	0.000	927.932	0.000	927.932
12-2018	12.155	0.000	8.834	0.000	97.140	0.000	858.125	0.000	858.125
12-2019	11.149	0.000	8.103	0.000	99.210	0.000	803.869	0.000	803.869
12-2020	10.329	0.000	7.506	0.000	101.320	0.000	760.537	0.000	760.537
12-2021	9.644	0.000	7.009	0.000	103.470	0.000	725.202	0.000	725.202

12-2022	9.063	0.000	6.586	0.000	105.664	0.000	695.945	0.000	695.945
12-2023	8.562	0.000	6.222	0.000	107.902	0.000	671.407	0.000	671.407
12-2024	8.125	0.000	5.905	0.000	110.185	0.000	650.624	0.000	650.624
12-2025	7.740	0.000	5.625	0.000	112.514	0.000	632.882	0.000	632.882
12-2026	7.397	0.000	5.376	0.000	114.889	0.000	617.645	0.000	617.645

S TOT	205.723	0.000	149.509	0.000	96.404	0.000	14413.185	0.000	14413.185

AFTER	18.278	0.000	13.283	0.000	119.427	0.000	1586.371	0.000	1586.371

TOTAL	224.000	0.000	162.792	0.000	98.282	0.000	15999.556	0.000	15999.556

	AD VALOREM	PRODUCTION	DIRECT OPER	INTEREST	CAPITAL	EQUITY	FUTURE NET	CUMULATIVE	CUM. DISC.
END	TAX	TAX	EXPENSE	PAID	REPAYMENT	INVESTMENT	CASHFLOW	CASHFLOW	CASHFLOW
MO-YEAR	M$	M$	M$	M$	M$	M$	M$	M$	@ 10% M$

12-2012	0.000	0.000	119.523	0.000	0.000	0.000	1752.218	1752.218	1654.308
12-2013	0.000	0.000	94.687	0.000	0.000	0.000	1630.295	3382.513	3071.418
12-2014	0.000	0.000	86.271	0.000	0.000	0.000	1212.498	4595.012	4028.836
12-2015	0.000	0.000	81.836	0.000	0.000	0.000	1070.463	5665.475	4796.954
12-2016	0.000	57.977	79.251	0.000	0.000	0.000	883.996	6549.471	5374.246

12-2017	0.000	92.793	77.704	0.000	0.000	0.000	757.435	7306.905	5823.241
12-2018	0.000	85.813	76.807	0.000	0.000	0.000	695.506	8002.412	6198.001
12-2019	0.000	80.387	76.352	0.000	0.000	0.000	647.130	8649.542	6514.966
12-2020	0.000	76.054	76.216	0.000	0.000	0.000	608.267	9257.809	6785.793
12-2021	0.000	72.520	76.320	0.000	0.000	0.000	576.362	9834.171	7019.071

12-2022	0.000	69.594	76.613	0.000	0.000	0.000	549.738	10383.909	7221.337
12-2023	0.000	67.141	77.058	0.000	0.000	0.000	527.209	10911.118	7397.672
12-2024	0.000	65.062	77.629	0.000	0.000	0.000	507.932	11419.050	7552.110
12-2025	0.000	63.288	78.309	0.000	0.000	0.000	491.285	11910.335	7687.903
12-2026	0.000	61.765	79.083	0.000	0.000	0.000	476.798	12387.133	7807.708

S TOT	0.000	792.394	1233.659	0.000	0.000	0.000	12387.133	12387.133	7807.708

AFTER	0.000	158.637	215.389	0.000	0.000	0.000	1212.344	13599.478	8064.399

TOTAL	0.000	951.031	1449.048	0.000	0.000	0.000	13599.477	13599.478	8064.399

	OIL	GAS
GROSS WELLS	1.0	0.0
GROSS ULT., MB & MMF	224.000	0.000
GROSS CUM., MB & MMF	0.000	0.000
GROSS RES., MB & MMF	224.000	0.000
NET RES., MB & MMF	162.792	0.000
NET REVENUE, M$	15999.558	0.000
INITIAL PRICE, $	91.830	0.000
INITIAL N.I., PCT.	72.675	0.000

		P.W. %	P.W., M$
LIFE, YRS.	17.67	5.00	10149.829
DISCOUNT %	10.00	10.00	8064.399
UNDISCOUNTED PAYOUT, YRS.	0.00	12.00	7457.154
DISCOUNTED PAYOUT, YRS.	0.00	15.00	6710.288
UNDISCOUNTED NET/INVEST.	0.00	18.00	6111.618
DISCOUNTED NET/INVEST.	0.00	20.00	5775.204
RATE-OF-RETURN, PCT.	100.00	30.00	4579.491
INITIAL W.I., PCT.	85.000	60.00	2985.789
		80.00	2485.758
		100.00	2154.128

American Eagle Energy March 15, 2012 Page 32

Hardy 4-16	DATE	: 03/09/2012
4N 21W 16	TIME	: 12:18:43
1PDP	DBS	: MHA
	SETTINGS	: SETDATA
	SCENARIO	: MHA12SPROULE

RESERVES AND ECONOMICS

AS OF DATE: 01/2012

	GROSS OIL	GROSS GAS	NET OIL	NET GAS	NET OIL	NET GAS	NET	NET	TOTAL
END	PRODUCTION	PRODUCTION	PRODUCTION	PRODUCTION	PRICE	PRICE	OIL SALES	GAS SALES	NET SALES
MO-YEAR	MBBLS	MMCF	MBBLS	MMCF	$/BBL	$/MCF	M$	M$	M$

12-2012	30.884	0.000	19.804	0.000	91.830	0.000	1818.617	0.000	1818.617
12-2013	19.034	0.000	12.206	0.000	88.660	0.000	1082.165	0.000	1082.165
12-2014	14.502	0.000	9.299	0.000	85.760	0.000	797.523	0.000	797.523
12-2015	11.973	0.000	7.678	0.000	91.180	0.000	700.047	0.000	700.047
12-2016	10.322	0.000	6.619	0.000	93.130	0.000	616.424	0.000	616.424

12-2017	9.144	0.000	5.864	0.000	95.110	0.000	557.695	0.000	557.695
12-2018	8.254	0.000	5.293	0.000	97.140	0.000	514.144	0.000	514.144
12-2019	7.553	0.000	4.843	0.000	99.210	0.000	480.514	0.000	480.514
12-2020	6.984	0.000	4.479	0.000	101.320	0.000	453.785	0.000	453.785
12-2021	6.512	0.000	4.176	0.000	103.470	0.000	432.070	0.000	432.070

12-2022	6.112	0.000	3.919	0.000	105.664	0.000	414.143	0.000	414.143
12-2023	5.769	0.000	3.699	0.000	107.902	0.000	399.142	0.000	399.142
12-2024	5.469	0.000	3.507	0.000	110.185	0.000	386.421	0.000	386.421
12-2025	5.195	0.000	3.331	0.000	112.514	0.000	374.834	0.000	374.834
12-2026	4.935	0.000	3.165	0.000	114.889	0.000	363.609	0.000	363.609

S TOT	152.643	0.000	97.882	0.000	95.943	0.000	9391.131	0.000	9391.131

AFTER	66.510	0.000	42.650	0.000	143.120	0.000	6103.992	0.000	6103.992

TOTAL	219.153	0.000	140.532	0.000	110.261	0.000	15495.122	0.000	15495.122

	AD VALOREM	PRODUCTION	DIRECT OPER	INTEREST	CAPITAL	EQUITY	FUTURE NET	CUMULATIVE	CUM. DISC.
END	TAX	TAX	EXPENSE	PAID	REPAYMENT	INVESTMENT	CASHFLOW	CASHFLOW	CASHFLOW
MO-YEAR	M$	M$	M$	M$	M$	M$	M$	M$	@ 10% M$

12-2012	0.000	0.000	113.088	0.000	0.000	0.000	1705.528	1705.528	1634.839
12-2013	0.000	0.000	50.717	0.000	0.000	0.000	1031.449	2736.977	2531.618
12-2014	0.000	0.000	47.243	0.000	0.000	0.000	750.279	3487.257	3124.134
12-2015	0.000	0.000	47.754	0.000	0.000	0.000	652.292	4139.549	3592.235
12-2016	0.000	0.000	48.709	0.000	0.000	0.000	567.715	4707.264	3962.505

12-2017	0.000	36.484	49.684	0.000	0.000	0.000	471.527	5178.791	4242.391
12-2018	0.000	51.414	50.677	0.000	0.000	0.000	412.052	5590.843	4464.429
12-2019	0.000	48.051	51.691	0.000	0.000	0.000	380.771	5971.614	4650.940
12-2020	0.000	45.378	52.725	0.000	0.000	0.000	355.681	6327.296	4809.312
12-2021	0.000	43.207	53.779	0.000	0.000	0.000	335.084	6662.380	4944.940

12-2022	0.000	41.414	54.855	0.000	0.000	0.000	317.874	6980.254	5061.900
12-2023	0.000	39.914	55.952	0.000	0.000	0.000	303.276	7283.530	5163.340
12-2024	0.000	38.642	57.071	0.000	0.000	0.000	290.708	7574.237	5251.734
12-2025	0.000	37.483	58.212	0.000	0.000	0.000	279.138	7853.375	5328.895
12-2026	0.000	36.361	59.377	0.000	0.000	0.000	267.871	8121.247	5396.209

S TOT	0.000	418.350	851.534	0.000	0.000	0.000	8121.247	8121.247	5396.209

AFTER	0.000	610.399	1850.589	0.000	0.000	0.000	3643.003	11764.249	5820.479

TOTAL	0.000	1028.750	2702.123	0.000	0.000	0.000	11764.250	11764.249	5820.479

	OIL	GAS
GROSS WELLS	1.0	0.0
GROSS ULT., MB & MMF	228.778	0.000
GROSS CUM., MB & MMF	9.625	0.000
GROSS RES., MB & MMF	219.153	0.000
NET RES., MB & MMF	140.532	0.000
NET REVENUE, M$	15495.119	0.000
INITIAL PRICE, $	91.830	0.000
INITIAL N.I., PCT.	64.125	0.000

		P.W. %	P.W., M$
LIFE, YRS.	39.08	5.00	7634.618
DISCOUNT %	10.00	10.00	5820.479
UNDISCOUNTED PAYOUT, YRS.	0.00	12.00	5361.707
DISCOUNTED PAYOUT, YRS.	0.00	15.00	4829.845
UNDISCOUNTED NET/INVEST.	0.00	18.00	4424.196
DISCOUNTED NET/INVEST.	0.00	20.00	4202.542
RATE-OF-RETURN, PCT.	100.00	30.00	3438.060
INITIAL W.I., PCT.	75.000	60.00	2432.310
		80.00	2111.430
		100.00	1895.954

American Eagle Energy March 15, 2012 Page 33

Hardy 7-9	DATE	: 03/09/2012
4N 21W 9	TIME	: 12:18:43
1PDP	DBS	: MHA
	SETTINGS	: SETDATA
	SCENARIO	: MHA12SPROULE

RESERVES AND ECONOMICS

AS OF DATE: 01/2012

	GROSS OIL	GROSS GAS	NET OIL	NET GAS	NET OIL	NET GAS	NET	NET	TOTAL
END	PRODUCTION	PRODUCTION	PRODUCTION	PRODUCTION	PRICE	PRICE	OIL SALES	GAS SALES	NET SALES
MO-YEAR	MBBLS	MMCF	MBBLS	MMCF	$/BBL	$/MCF	M$	M$	M$

12-2012	7.662	0.000	6.551	0.000	91.830	0.000	601.602	0.000	601.602
12-2013	4.217	0.000	3.606	0.000	88.660	0.000	319.670	0.000	319.670
12-2014	3.124	0.000	2.671	0.000	85.760	0.000	229.059	0.000	229.059
12-2015	2.545	0.000	2.176	0.000	91.180	0.000	198.422	0.000	198.422
12-2016	2.177	0.000	1.862	0.000	93.130	0.000	173.374	0.000	173.374

12-2017	1.919	0.000	1.641	0.000	95.110	0.000	156.060	0.000	156.060
12-2018	1.726	0.000	1.476	0.000	97.140	0.000	143.356	0.000	143.356
12-2019	1.575	0.000	1.347	0.000	99.210	0.000	133.619	0.000	133.619
12-2020	1.454	0.000	1.243	0.000	101.320	0.000	125.924	0.000	125.924
12-2021	1.353	0.000	1.157	0.000	103.470	0.000	119.700	0.000	119.700

12-2022	1.268	0.000	1.084	0.000	105.664	0.000	114.578	0.000	114.578
12-2023	1.196	0.000	1.022	0.000	107.902	0.000	110.303	0.000	110.303
12-2024	1.133	0.000	0.968	0.000	110.185	0.000	106.694	0.000	106.694
12-2025	1.076	0.000	0.920	0.000	112.514	0.000	103.480	0.000	103.480
12-2026	1.022	0.000	0.874	0.000	114.889	0.000	100.381	0.000	100.381

S TOT	33.447	0.000	28.597	0.000	95.682	0.000	2736.221	0.000	2736.221

AFTER	3.051	0.000	2.609	0.000	120.191	0.000	313.573	0.000	313.573

TOTAL	36.498	0.000	31.206	0.000	97.731	0.000	3049.794	0.000	3049.794

	AD VALOREM	PRODUCTION	DIRECT OPER	INTEREST	CAPITAL	EQUITY	FUTURE NET	CUMULATIVE	CUM. DISC.
END	TAX	TAX	EXPENSE	PAID	REPAYMENT	INVESTMENT	CASHFLOW	CASHFLOW	CASHFLOW
MO-YEAR	M$	M$	M$	M$	M$	M$	M$	M$	@ 10% M$

12-2012	0.000	0.000	154.611	0.000	0.000	0.000	446.991	446.991	428.899
12-2013	0.000	0.000	82.270	0.000	0.000	0.000	237.400	684.391	635.509
12-2014	0.000	0.000	77.691	0.000	0.000	0.000	151.368	835.759	755.145
12-2015	0.000	0.000	75.990	0.000	0.000	0.000	122.432	958.191	843.066
12-2016	0.000	0.000	75.425	0.000	0.000	0.000	97.950	1056.141	906.993

12-2017	0.000	0.000	75.448	0.000	0.000	0.000	80.613	1136.754	954.815
12-2018	0.000	0.000	75.826	0.000	0.000	0.000	67.530	1204.283	991.229
12-2019	0.000	0.000	76.442	0.000	0.000	0.000	57.177	1261.461	1019.257
12-2020	0.000	0.000	77.230	0.000	0.000	0.000	48.694	1310.155	1040.956
12-2021	0.000	0.000	78.149	0.000	0.000	0.000	41.551	1351.706	1057.788

12-2022	0.000	0.000	79.174	0.000	0.000	0.000	35.404	1387.110	1070.827
12-2023	0.000	0.000	80.286	0.000	0.000	0.000	30.016	1417.126	1080.877
12-2024	0.000	0.000	81.475	0.000	0.000	0.000	25.219	1442.345	1088.554
12-2025	0.000	0.000	82.726	0.000	0.000	0.000	20.753	1463.098	1094.299
12-2026	0.000	0.000	84.023	0.000	0.000	0.000	16.358	1479.456	1098.417

S TOT	0.000	0.000	1256.766	0.000	0.000	0.000	1479.456	1479.456	1098.417

AFTER	0.000	0.000	290.194	0.000	0.000	0.000	23.379	1502.835	1103.470

TOTAL	0.000	0.000	1546.959	0.000	0.000	0.000	1502.835	1502.835	1103.470

	OIL	GAS
GROSS WELLS	1.0	0.0
GROSS ULT., MB & MMF	45.589	0.000
GROSS CUM., MB & MMF	9.091	0.000
GROSS RES., MB & MMF	36.498	0.000
NET RES., MB & MMF	31.206	0.000
NET REVENUE, M$	3049.794	0.000
INITIAL PRICE, $	91.830	0.000
INITIAL N.I., PCT.	85.500	0.000

		P.W. %	P.W., M$
LIFE, YRS.	18.33	5.00	1265.455
DISCOUNT %	10.00	10.00	1103.471
UNDISCOUNTED PAYOUT, YRS.	0.00	12.00	1052.493
DISCOUNTED PAYOUT, YRS.	0.00	15.00	986.785
UNDISCOUNTED NET/INVEST.	0.00	18.00	931.329
DISCOUNTED NET/INVEST.	0.00	20.00	898.926
RATE-OF-RETURN, PCT.	100.00	30.00	775.231
INITIAL W.I., PCT.	100.000	60.00	584.775
		80.00	517.830
		100.00	471.251

American Eagle Energy March 15, 2012 Page 34

PUD SEC16-4-21W2	DATE	: 03/09/2012
4N 21W 16	TIME	: 12:18:43
4PUD	DBS	: MHA
	SETTINGS	: SETDATA
	SCENARIO	: MHA12SPROULE

RESERVES AND ECONOMICS

AS OF DATE: 01/2012

	GROSS OIL	GROSS GAS	NET OIL	NET GAS	NET OIL	NET GAS	NET	NET	TOTAL
END	PRODUCTION	PRODUCTION	PRODUCTION	PRODUCTION	PRICE	PRICE	OIL SALES	GAS SALES	NET SALES
MO-YEAR	MBBLS	MMCF	MBBLS	MMCF	$/BBL	$/MCF	M$	M$	M$

12-2012	10.565	0.000	6.775	0.000	91.830	0.000	622.153	0.000	622.153
12-2013	31.870	0.000	20.437	0.000	88.660	0.000	1811.900	0.000	1811.900
12-2014	23.339	0.000	14.966	0.000	85.760	0.000	1283.512	0.000	1283.512
12-2015	18.918	0.000	12.131	0.000	91.180	0.000	1106.149	0.000	1106.149
12-2016	16.137	0.000	10.348	0.000	93.130	0.000	963.681	0.000	963.681

12-2017	14.196	0.000	9.103	0.000	95.110	0.000	865.793	0.000	865.793
12-2018	12.751	0.000	8.176	0.000	97.140	0.000	794.249	0.000	794.249
12-2019	11.625	0.000	7.455	0.000	99.210	0.000	739.572	0.000	739.572
12-2020	10.719	0.000	6.874	0.000	101.320	0.000	696.448	0.000	696.448
12-2021	9.972	0.000	6.394	0.000	103.470	0.000	661.619	0.000	661.619

12-2022	9.342	0.000	5.991	0.000	105.664	0.000	632.996	0.000	632.996
12-2023	8.803	0.000	5.645	0.000	107.902	0.000	609.131	0.000	609.131
12-2024	8.336	0.000	5.346	0.000	110.185	0.000	589.010	0.000	589.010
12-2025	7.927	0.000	5.083	0.000	112.514	0.000	571.897	0.000	571.897
12-2026	7.564	0.000	4.850	0.000	114.889	0.000	557.240	0.000	557.240

S TOT	202.064	0.000	129.574	0.000	96.511	0.000	12505.350	0.000	12505.350

AFTER	21.936	0.000	14.066	0.000	119.981	0.000	1687.698	0.000	1687.698

TOTAL	224.000	0.000	143.640	0.000	98.810	0.000	14193.048	0.000	14193.048

	AD VALOREM	PRODUCTION	DIRECT OPER	INTEREST	CAPITAL	EQUITY	FUTURE NET	CUMULATIVE	CUM. DISC.
END	TAX	TAX	EXPENSE	PAID	REPAYMENT	INVESTMENT	CASHFLOW	CASHFLOW	CASHFLOW
MO-YEAR	M$	M$	M$	M$	M$	M$	M$	M$	@ 10% M$

12-2012	0.000	0.000	26.108	0.000	0.000	2400.000	-1803.954	-1803.954	-1739.798
12-2013	0.000	0.000	90.717	0.000	0.000	0.000	1721.183	-82.771	-242.617
12-2014	0.000	0.000	79.639	0.000	0.000	0.000	1203.873	1121.102	708.281
12-2015	0.000	0.000	74.358	0.000	0.000	0.000	1031.791	2152.892	1448.774
12-2016	0.000	7.536	71.402	0.000	0.000	0.000	884.743	3037.635	2026.052

12-2017	0.000	86.579	69.647	0.000	0.000	0.000	709.568	3747.202	2446.705
12-2018	0.000	79.425	68.608	0.000	0.000	0.000	646.216	4393.418	2794.925
12-2019	0.000	73.957	68.039	0.000	0.000	0.000	597.576	4990.995	3087.631
12-2020	0.000	69.645	67.799	0.000	0.000	0.000	559.004	5549.999	3336.532
12-2021	0.000	66.162	67.802	0.000	0.000	0.000	527.656	6077.654	3550.103

12-2022	0.000	63.300	67.992	0.000	0.000	0.000	501.704	6579.358	3734.699
12-2023	0.000	60.913	68.332	0.000	0.000	0.000	479.886	7059.244	3895.209
12-2024	0.000	58.901	68.794	0.000	0.000	0.000	461.316	7520.560	4035.476
12-2025	0.000	57.190	69.359	0.000	0.000	0.000	445.348	7965.909	4158.573
12-2026	0.000	55.724	70.013	0.000	0.000	0.000	431.503	8397.412	4266.999

S TOT	0.000	679.332	1028.607	0.000	0.000	2400.000	8397.412	8397.412	4266.999

AFTER	0.000	168.770	226.909	0.000	0.000	0.000	1292.019	9689.431	4534.582

TOTAL	0.000	848.102	1255.516	0.000	0.000	2400.000	9689.430	9689.431	4534.582

	OIL	GAS
GROSS WELLS	1.0	0.0
GROSS ULT., MB & MMF	224.000	0.000
GROSS CUM., MB & MMF	0.000	0.000
GROSS RES., MB & MMF	224.000	0.000
NET RES., MB & MMF	143.640	0.000
NET REVENUE, M$	14193.053	0.000
INITIAL PRICE, $	91.830	0.000
INITIAL N.I., PCT.	64.125	0.000

		P.W. %	P.W., M$
LIFE, YRS.	18.17	5.00	6454.949
DISCOUNT %	10.00	10.00	4534.582
UNDISCOUNTED PAYOUT, YRS.	2.07	12.00	3982.712
DISCOUNTED PAYOUT, YRS.	2.26	15.00	3310.070
UNDISCOUNTED NET/INVEST.	5.04	18.00	2776.966
DISCOUNTED NET/INVEST.	2.98	20.00	2480.333
RATE-OF-RETURN, PCT.	69.67	30.00	1450.005
INITIAL W.I., PCT.	75.000	60.00	188.447
		80.00	-152.245
		100.00	-351.645

American Eagle Energy March 15, 2012 Page 35

PUD SEC16-4-21W2 W2	DATE	: 03/09/2012
4N 21W 16	TIME	: 12:18:43
4PUD	DBS	: MHA
	SETTINGS	: SETDATA
	SCENARIO	: MHA12SPROULE

RESERVES AND ECONOMICS

AS OF DATE: 01/2012

	GROSS OIL	GROSS GAS	NET OIL	NET GAS	NET OIL	NET GAS	NET	NET	TOTAL
END	PRODUCTION	PRODUCTION	PRODUCTION	PRODUCTION	PRICE	PRICE	OIL SALES	GAS SALES	NET SALES
MO-YEAR	MBBLS	MMCF	MBBLS	MMCF	$/BBL	$/MCF	M$	M$	M$

12-2012	0.000	0.000	0.000	0.000	0.000	0.000	0.000	0.000	0.000
12-2013	35.542	0.000	22.791	0.000	88.660	0.000	2020.686	0.000	2020.686
12-2014	24.907	0.000	15.971	0.000	85.760	0.000	1369.703	0.000	1369.703
12-2015	19.820	0.000	12.710	0.000	91.180	0.000	1158.865	0.000	1158.865
12-2016	16.734	0.000	10.730	0.000	93.130	0.000	999.327	0.000	999.327

12-2017	14.625	0.000	9.378	0.000	95.110	0.000	891.976	0.000	891.976
12-2018	13.077	0.000	8.385	0.000	97.140	0.000	814.567	0.000	814.567
12-2019	11.883	0.000	7.620	0.000	99.210	0.000	755.967	0.000	755.967
12-2020	10.929	0.000	7.008	0.000	101.320	0.000	710.071	0.000	710.071
12-2021	10.146	0.000	6.506	0.000	103.470	0.000	673.200	0.000	673.200

12-2022	9.490	0.000	6.086	0.000	105.664	0.000	643.021	0.000	643.021
12-2023	8.931	0.000	5.727	0.000	107.902	0.000	617.940	0.000	617.940
12-2024	8.447	0.000	5.417	0.000	110.185	0.000	596.848	0.000	596.848
12-2025	8.024	0.000	5.146	0.000	112.514	0.000	578.944	0.000	578.944
12-2026	7.651	0.000	4.906	0.000	114.889	0.000	563.634	0.000	563.634

S TOT	200.205	0.000	128.382	0.000	96.546	0.000	12394.748	0.000	12394.748

AFTER	23.795	0.000	15.259	0.000	120.317	0.000	1835.861	0.000	1835.861

TOTAL	224.000	0.000	143.640	0.000	99.071	0.000	14230.609	0.000	14230.609

	AD VALOREM	PRODUCTION	DIRECT OPER	INTEREST	CAPITAL	EQUITY	FUTURE NET	CUMULATIVE	CUM. DISC.
END	TAX	TAX	EXPENSE	PAID	REPAYMENT	INVESTMENT	CASHFLOW	CASHFLOW	CASHFLOW
MO-YEAR	M$	M$	M$	M$	M$	M$	M$	M$	@ 10% M$

12-2012	0.000	0.000	0.000	0.000	0.000	2400.000	-2400.000	-2400.000	-2234.430
12-2013	0.000	0.000	95.881	0.000	0.000	0.000	1924.806	-475.194	-559.208
12-2014	0.000	0.000	81.843	0.000	0.000	0.000	1287.860	812.666	458.232
12-2015	0.000	0.000	75.626	0.000	0.000	0.000	1083.238	1895.904	1235.729
12-2016	0.000	0.000	72.241	0.000	0.000	0.000	927.086	2822.990	1840.446

12-2017	0.000	73.552	70.250	0.000	0.000	0.000	748.173	3571.163	2284.366
12-2018	0.000	81.457	69.067	0.000	0.000	0.000	664.043	4235.207	2642.204
12-2019	0.000	75.597	68.401	0.000	0.000	0.000	611.969	4847.176	2941.967
12-2020	0.000	71.007	68.094	0.000	0.000	0.000	570.970	5418.146	3196.200
12-2021	0.000	67.320	68.047	0.000	0.000	0.000	537.833	5955.979	3413.894

12-2022	0.000	64.302	68.200	0.000	0.000	0.000	510.519	6466.499	3601.736
12-2023	0.000	61.794	68.511	0.000	0.000	0.000	487.636	6954.134	3764.839
12-2024	0.000	59.685	68.950	0.000	0.000	0.000	468.214	7422.348	3907.205
12-2025	0.000	57.894	69.496	0.000	0.000	0.000	451.553	7873.900	4032.018
12-2026	0.000	56.363	70.135	0.000	0.000	0.000	437.135	8311.035	4141.859

S TOT	0.000	668.971	1014.742	0.000	0.000	2400.000	8311.035	8311.035	4141.859

AFTER	0.000	183.586	245.591	0.000	0.000	0.000	1406.683	9717.718	4430.004

TOTAL	0.000	852.557	1260.334	0.000	0.000	2400.000	9717.719	9717.718	4430.004

	OIL	GAS
GROSS WELLS	1.0	0.0
GROSS ULT., MB & MMF	224.000	0.000
GROSS CUM., MB & MMF	0.000	0.000
GROSS RES., MB & MMF	224.000	0.000
NET RES., MB & MMF	143.640	0.000
NET REVENUE, M$	14230.617	0.000
INITIAL PRICE, $	88.660	0.000
INITIAL N.I., PCT.	64.125	0.000

		P.W. %	P.W., M$
LIFE, YRS.	18.42	5.00	6388.208
DISCOUNT %	10.00	10.00	4430.004
UNDISCOUNTED PAYOUT, YRS.	2.37	12.00	3871.125
DISCOUNTED PAYOUT, YRS.	2.55	15.00	3193.141
UNDISCOUNTED NET/INVEST.	5.05	18.00	2658.947
DISCOUNTED NET/INVEST.	2.98	20.00	2363.213
RATE-OF-RETURN, PCT.	69.01	30.00	1347.941
INITIAL W.I., PCT.	75.000	60.00	155.806
		80.00	-142.602
		100.00	-306.044

American Eagle Energy March 15, 2012 Page 36

PUD SEC9-4-21W2	DATE	: 03/09/2012
4N 21W 9	TIME	: 12:18:43
4PUD	DBS	: MHA
	SETTINGS	: SETDATA
	SCENARIO	: MHA12SPROULE

RESERVES AND ECONOMICS

AS OF DATE: 01/2012

	GROSS OIL	GROSS GAS	NET OIL	NET GAS	NET OIL	NET GAS	NET	NET	TOTAL
END	PRODUCTION	PRODUCTION	PRODUCTION	PRODUCTION	PRICE	PRICE	OIL SALES	GAS SALES	NET SALES
MO-YEAR	MBBLS	MMCF	MBBLS	MMCF	$/BBL	$/MCF	M$	M$	M$

12-2012	19.796	0.000	12.694	0.000	91.830	0.000	1165.686	0.000	1165.686
12-2013	29.038	0.000	18.621	0.000	88.660	0.000	1650.905	0.000	1650.905
12-2014	22.000	0.000	14.107	0.000	85.760	0.000	1209.834	0.000	1209.834
12-2015	18.113	0.000	11.615	0.000	91.180	0.000	1059.077	0.000	1059.077
12-2016	15.591	0.000	9.997	0.000	93.130	0.000	931.063	0.000	931.063

12-2017	13.797	0.000	8.847	0.000	95.110	0.000	841.456	0.000	841.456
12-2018	12.444	0.000	7.980	0.000	97.140	0.000	775.154	0.000	775.154
12-2019	11.381	0.000	7.298	0.000	99.210	0.000	724.038	0.000	724.038
12-2020	10.519	0.000	6.746	0.000	101.320	0.000	683.460	0.000	683.460
12-2021	9.804	0.000	6.287	0.000	103.470	0.000	650.525	0.000	650.525

12-2022	9.200	0.000	5.899	0.000	105.664	0.000	623.353	0.000	623.353
12-2023	8.681	0.000	5.566	0.000	107.902	0.000	600.629	0.000	600.629
12-2024	8.229	0.000	5.277	0.000	110.185	0.000	581.425	0.000	581.425
12-2025	7.832	0.000	5.022	0.000	112.514	0.000	565.061	0.000	565.061
12-2026	7.479	0.000	4.796	0.000	114.889	0.000	551.026	0.000	551.026

S TOT	203.903	0.000	130.753	0.000	96.462	0.000	12612.693	0.000	12612.693

AFTER	20.097	0.000	12.887	0.000	119.661	0.000	1542.075	0.000	1542.075

TOTAL	224.000	0.000	143.640	0.000	98.543	0.000	14154.768	0.000	14154.768

	AD VALOREM	PRODUCTION	DIRECT OPER	INTEREST	CAPITAL	EQUITY	FUTURE NET	CUMULATIVE	CUM. DISC.
END	TAX	TAX	EXPENSE	PAID	REPAYMENT	INVESTMENT	CASHFLOW	CASHFLOW	CASHFLOW
MO-YEAR	M$	M$	M$	M$	M$	M$	M$	M$	@ 10% M$

12-2012	0.000	0.000	59.011	0.000	0.000	2400.000	-1293.325	-1293.325	-1312.121
12-2013	0.000	0.000	86.735	0.000	0.000	0.000	1564.171	270.845	47.932
12-2014	0.000	0.000	77.755	0.000	0.000	0.000	1132.079	1402.924	941.974
12-2015	0.000	0.000	73.226	0.000	0.000	0.000	985.850	2388.774	1649.433
12-2016	0.000	29.677	70.634	0.000	0.000	0.000	830.752	3219.527	2191.879

12-2017	0.000	84.146	69.085	0.000	0.000	0.000	688.225	3907.752	2599.864
12-2018	0.000	77.515	68.177	0.000	0.000	0.000	629.462	4537.214	2939.046
12-2019	0.000	72.404	67.695	0.000	0.000	0.000	583.939	5121.153	3225.066
12-2020	0.000	68.346	67.518	0.000	0.000	0.000	547.596	5668.750	3468.884
12-2021	0.000	65.052	67.567	0.000	0.000	0.000	517.906	6186.655	3678.505

12-2022	0.000	62.335	67.792	0.000	0.000	0.000	493.225	6679.880	3859.979
12-2023	0.000	60.063	68.159	0.000	0.000	0.000	472.408	7152.288	4017.987
12-2024	0.000	58.143	68.643	0.000	0.000	0.000	454.640	7606.928	4156.223
12-2025	0.000	56.506	69.226	0.000	0.000	0.000	439.329	8046.257	4277.655
12-2026	0.000	55.103	69.894	0.000	0.000	0.000	426.029	8472.286	4384.704

S TOT	0.000	689.290	1051.116	0.000	0.000	2400.000	8472.286	8472.286	4384.704

AFTER	0.000	154.208	208.361	0.000	0.000	0.000	1179.507	9651.792	4631.702

TOTAL	0.000	843.497	1259.476	0.000	0.000	2400.000	9651.793	9651.792	4631.702

	OIL	GAS
GROSS WELLS	1.0	0.0
GROSS ULT., MB & MMF	224.000	0.000
GROSS CUM., MB & MMF	0.000	0.000
GROSS RES., MB & MMF	224.000	0.000
NET RES., MB & MMF	143.640	0.000
NET REVENUE, M$	14154.770	0.000
INITIAL PRICE, $	91.830	0.000
INITIAL N.I., PCT.	64.125	0.000

		P.W. %	P.W., M$
LIFE, YRS.	17.92	5.00	6512.659
DISCOUNT %	10.00	10.00	4631.702
UNDISCOUNTED PAYOUT, YRS.	1.83	12.00	4087.528
DISCOUNTED PAYOUT, YRS.	1.96	15.00	3421.211
UNDISCOUNTED NET/INVEST.	5.02	18.00	2890.084
DISCOUNTED NET/INVEST.	2.98	20.00	2593.076
RATE-OF-RETURN, PCT.	69.89	30.00	1549.451
INITIAL W.I., PCT.	75.000	60.00	216.583
		80.00	-171.433
		100.00	-413.410

American Eagle Energy March 15, 2012 Page 37

Hardy 14-17	DATE	: 03/09/2012
4N 21W 17	TIME	: 12:18:43
6POS	DBS	: MHA
	SETTINGS	: SETDATA
	SCENARIO	: MHA12SPROULE

RESERVES AND ECONOMICS

AS OF DATE: 01/2012

	GROSS OIL	GROSS GAS	NET OIL	NET GAS	NET OIL	NET GAS	NET	NET	TOTAL
END	PRODUCTION	PRODUCTION	PRODUCTION	PRODUCTION	PRICE	PRICE	OIL SALES	GAS SALES	NET SALES
MO-YEAR	MBBLS	MMCF	MBBLS	MMCF	$/BBL	$/MCF	M$	M$	M$

12-2012	28.046	0.000	20.383	0.000	91.830	0.000	1871.741	0.000	1871.741
12-2013	26.771	0.000	19.456	0.000	88.660	0.000	1724.982	0.000	1724.982
12-2014	20.838	0.000	15.144	0.000	85.760	0.000	1298.770	0.000	1298.770
12-2015	17.389	0.000	12.638	0.000	91.180	0.000	1152.299	0.000	1152.299
12-2016	15.089	0.000	10.966	0.000	93.130	0.000	1021.224	0.000	1021.224

12-2017	13.425	0.000	9.756	0.000	95.110	0.000	927.932	0.000	927.932
12-2018	12.155	0.000	8.834	0.000	97.140	0.000	858.125	0.000	858.125
12-2019	11.149	0.000	8.103	0.000	99.210	0.000	803.869	0.000	803.869
12-2020	10.329	0.000	7.506	0.000	101.320	0.000	760.537	0.000	760.537
12-2021	9.644	0.000	7.009	0.000	103.470	0.000	725.202	0.000	725.202

12-2022	9.063	0.000	6.586	0.000	105.664	0.000	695.945	0.000	695.945
12-2023	8.562	0.000	6.222	0.000	107.902	0.000	671.407	0.000	671.407
12-2024	8.125	0.000	5.905	0.000	110.185	0.000	650.624	0.000	650.624
12-2025	7.740	0.000	5.625	0.000	112.514	0.000	632.882	0.000	632.882
12-2026	7.397	0.000	5.376	0.000	114.889	0.000	617.645	0.000	617.645

S TOT	205.723	0.000	149.509	0.000	96.404	0.000	14413.185	0.000	14413.185

AFTER	18.278	0.000	13.283	0.000	119.427	0.000	1586.371	0.000	1586.371

TOTAL	224.000	0.000	162.792	0.000	98.282	0.000	15999.556	0.000	15999.556

	AD VALOREM	PRODUCTION	DIRECT OPER	INTEREST	CAPITAL	EQUITY	FUTURE NET	CUMULATIVE	CUM. DISC.
END	TAX	TAX	EXPENSE	PAID	REPAYMENT	INVESTMENT	CASHFLOW	CASHFLOW	CASHFLOW
MO-YEAR	M$	M$	M$	M$	M$	M$	M$	M$	@ 10% M$

12-2012	0.000	0.000	119.523	0.000	0.000	0.000	1752.218	1752.218	1654.308
12-2013	0.000	0.000	94.687	0.000	0.000	0.000	1630.295	3382.513	3071.418
12-2014	0.000	0.000	86.271	0.000	0.000	0.000	1212.498	4595.012	4028.836
12-2015	0.000	0.000	81.836	0.000	0.000	0.000	1070.463	5665.475	4796.954
12-2016	0.000	57.977	79.251	0.000	0.000	0.000	883.996	6549.471	5374.246

12-2017	0.000	92.793	77.704	0.000	0.000	0.000	757.435	7306.905	5823.241
12-2018	0.000	85.813	76.807	0.000	0.000	0.000	695.506	8002.412	6198.001
12-2019	0.000	80.387	76.352	0.000	0.000	0.000	647.130	8649.542	6514.966
12-2020	0.000	76.054	76.216	0.000	0.000	0.000	608.267	9257.809	6785.793
12-2021	0.000	72.520	76.320	0.000	0.000	0.000	576.362	9834.171	7019.071

12-2022	0.000	69.594	76.613	0.000	0.000	0.000	549.738	10383.909	7221.337
12-2023	0.000	67.141	77.058	0.000	0.000	0.000	527.209	10911.118	7397.672
12-2024	0.000	65.062	77.629	0.000	0.000	0.000	507.932	11419.050	7552.110
12-2025	0.000	63.288	78.309	0.000	0.000	0.000	491.285	11910.335	7687.903
12-2026	0.000	61.765	79.083	0.000	0.000	0.000	476.798	12387.133	7807.708

S TOT	0.000	792.394	1233.659	0.000	0.000	0.000	12387.133	12387.133	7807.708

AFTER	0.000	158.637	215.389	0.000	0.000	0.000	1212.344	13599.478	8064.399

TOTAL	0.000	951.031	1449.048	0.000	0.000	0.000	13599.477	13599.478	8064.399

	OIL	GAS
GROSS WELLS	1.0	0.0
GROSS ULT., MB & MMF	224.000	0.000
GROSS CUM., MB & MMF	0.000	0.000
GROSS RES., MB & MMF	224.000	0.000
NET RES., MB & MMF	162.792	0.000
NET REVENUE, M$	15999.558	0.000
INITIAL PRICE, $	91.830	0.000
INITIAL N.I., PCT.	72.675	0.000

		P.W. %	P.W., M$
LIFE, YRS.	17.67	5.00	10149.829
DISCOUNT %	10.00	10.00	8064.399
UNDISCOUNTED PAYOUT, YRS.	0.00	12.00	7457.154
DISCOUNTED PAYOUT, YRS.	0.00	15.00	6710.288
UNDISCOUNTED NET/INVEST.	0.00	18.00	6111.618
DISCOUNTED NET/INVEST.	0.00	20.00	5775.204
RATE-OF-RETURN, PCT.	100.00	30.00	4579.491
INITIAL W.I., PCT.	85.000	60.00	2985.789
		80.00	2485.758

American Eagle Energy March 15, 2012 Page 38

Spyglass Area

American Eagle Energy March 15, 2012 Page 39

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American Eagle Energy March 15, 2012 Page 47

American Eagle Energy March 15, 2012 Page 48

Spyglass Area

SEC Pricing

American Eagle Energy

Reserves and Economics

Spyglass

SEC Pricing Effective 01/2012

Reserve Cat	Well	Life	WI (%)	NRI (%)	Start	Gross Oil (Mbbl)	Gross Gas (MMCF)	Net Oil (Mbbl)	Net Gas (MMCF)	Net Revenue (M$)	Taxes (M$)	Operating Expense (M$)	Investment (M$)	Un-discounted NCF(M$)	Discounted NCF @ 10% (M$)
1PDP	Bagley 4-30 H	46.8	3.87217	3.04970	01/2012	536.1	329.6	16.4	10.1	1,446.9	160.1	159.4	0.0	1,127.3	597.6
1PDP	Gerhardsen 1-10H	50.0	2.36907	1.89526	12/2011	474.5	240.0	9.0	4.5	792.5	87.9	101.0	0.0	603.6	287.1
1PDP	Legaard 4-25H	50.0	3.68594	2.91963	01/2012	432.1	224.6	12.6	6.6	1,112.4	123.3	155.0	0.0	834.1	423.5
1PDP	Mustang 7-6	50.0	0.32410	0.25928	01/2012	482.4	250.1	1.3	0.6	110.3	12.2	13.9	0.0	84.2	41.2
1PDP	Nielsen 1-12H	30.1	0.45697	0.36557	12/2011	150.1	94.7	0.5	0.3	48.6	5.4	10.9	0.0	32.3	19.8
1PDP	Riede 4-14H	39.6	0.34247	0.25594	01/2012	346.8	219.8	0.9	0.6	78.6	8.7	11.4	0.0	58.5	33.8
1PDP	Rostad 9-33H	19.6	0.62500	0.50000	12/2011	69.0	108.7	0.3	0.5	31.6	3.5	12.6	0.0	15.6	10.5
1PDP	Torgeson 1-15 H	50.0	4.37539	3.47689	01/2012	612.0	316.0	21.3	11.0	1,876.1	208.0	195.0	0.0	1,473.1	688.7
1PDP	WoIter 1-28H	48.1	1.29766	1.03813	01/2012	574.1	344.2	6.0	3.6	527.1	58.4	54.2	0.0	414.5	216.5
1PDP	Wolter 13-9H	50.0	5.91941	4.64919	01/2012	487.7	340.5	22.7	15.8	2,012.9	222.5	253.5	0.0	1,536.8	774.0
	TOTAL PDP					4,164.8	2,468.2	90.9	53.7	8,037.0	889.9	966.9	0.0	6,180.2	3,092.7

2PNP	Thomte 8-5	50.0	3.17928	2.49573	03/2012	482.1	250.1	12.0	6.2	1,061.0	117.6	135.5	12.7	795.1	377.1
	TOTAL PNP					482.1	250.1	12.0	6.2	1,061.0	117.6	135.5	12.7	795.1	377.1

4PUD	Blazer 2-11	50.0	0.93777	0.75022	04/2012	482.0	250.1	3.6	1.9	318.8	35.3	39.9	3.8	239.8	112.7
4PUD	CHRISTIANSON	50.0	35.49470	28.26233	04/2012	630.6	336.6	178.2	95.1	15,724.2	1,742.6	1,584.8	2,768.6	9,628.2	3,085.0
4PUD	CODY 16-11	50.0	31.20150	24.95263	06/2012	630.2	336.6	157.3	84.0	13,874.3	1,537.5	1,389.2	2,074.9	8,872.7	3,045.9
4PUD	CO PLAN	50.0	12.85535	10.21519	07/2012	630.0	336.6	64.4	34.4	5,678.2	629.3	571.6	854.9	3,622.5	1,237.5
4PUD	Denali 31-21	50.0	0.03125	0.02483	05/2012	481.8	250.1	0.1	0.1	10.6	1.2	1.3	0.1	7.9	3.7
4PUD	Jurasin 32-29	50.0	0.60625	0.48500	04/2012	630.6	336.6	3.1	1.6	269.8	29.9	27.1	39.6	173.3	61.2
4PUD	Lancaster 2-11H	50.0	6.22970	4.98376	03/2012	630.8	336.6	31.4	16.8	2,773.6	307.4	278.5	406.5	1,781.2	634.3
4PUD	Montclair l-12	50.0	1.59695	1.27756	03/2012	482.1	250.1	6.2	3.2	543.1	60.2	68.1	6.4	408.4	193.5
4PUD	Nomad 6-7	50.0	14.46787	11.43404	04/2012	482.0	250.1	55.1	28.6	4,859.3	538.6	615.9	57.9	3,647.0	1,715.4
4PUD	Olson 15-22	50.0	0.78125	0.62500	01/2012	631.2	336.6	3.9	2.1	348.0	38.6	35.0	0.0	274.4	132.6
4PUD	Reistad 1-1	50.0	8.62284	6.89828	01/2012	631.2	336.6	43.5	23.2	3,841.4	425.7	386.6	0.0	3,029.1	1,463.7
4PUD	Ridgeway 25-36H	50.0	1.87500	1.50000	04/2012	630.6	336.6	9.5	5.0	834.5	92.5	83.7	122.3	536.0	189.4
4PUD	Titan 36-25	50.0	0.80711	0.64569	02/2012	482.3	250.1	3.1	1.6	274.6	30.4	34.5	3.2	206.5	98.6
4PUD	UNNAMED 1-12	50.0	11.34369	8.99696	05/2012	630.4	336.6	56.7	30.3	5,004.1	554.6	505.8	740.2	3,203.6	1,119.7
4PUD	Willoch 1-16H	50.0	2.50820	2.00656	01/2012	482.4	250.1	9.7	5.0	853.5	94.6	107.2	0.0	651.7	318.9
4PUD	Wolter 15-8H	50.0	1.54229	1.21070	02/2012	631.0	336.6	7.6	4.1	674.0	74.7	69.1	27.8	502.5	226.8
4PUD	Yukon 12-1	50.0	1.25000	1.00000	06/2012	630.2	336.6	6.3	3.4	556.0	61.6	55.7	5.0	433.8	199.1
	TOTAL PUD					9,829.6	5,203.4	639.7	340.4	56,438.1	6,254.6	5,853.9	7,111.1	37,218.6	13,837.8

	TOTAL ALL RESERVE CATEGORIES					14,476.5	7,921.7	742.7	400.3	65,536.1	7,262.1	6,956.3	7,123.8	44,193.9	17,307.6

American Eagle Energy March 15, 2012 Page 49

AMERICAN EAGLE ENERGY	DATE	: 03/09/2012
SPYGLASS	TIME	: 12:40:24
TOTAL PROVED	DBS	: MHA
	SETTINGS	: SETDATA
	SCENARIO	: MHA12SEC

RESERVES AND ECONOMICS

AS OF DATE: 01/2012

	GROSS OIL	GROSS GAS	NET OIL	NET GAS	NET OIL	NET GAS	NET	NET	TOTAL
END	PRODUCTION	PRODUCTION	PRODUCTION	PRODUCTION	PRICE	PRICE	OIL SALES	GAS SALES	NET SALES
MO-YEAR	MBBLS	MMCF	MBBLS	MMCF	$/BBL	$/MCF	M$	M$	M$

12-2012	1693.761	1527.005	79.923	71.694	86.470	3.288	6910.949	235.731	7146.681
12-2013	1131.541	968.244	59.607	50.829	86.470	3.288	5154.236	167.125	5321.361
12-2014	861.139	699.039	44.446	35.933	86.470	3.288	3843.205	118.148	3961.354
12-2015	724.311	557.839	37.094	28.445	86.470	3.288	3207.487	93.528	3301.014
12-2016	637.461	465.806	32.510	23.650	86.470	3.288	2811.163	77.760	2888.924

12-2017	575.963	399.323	29.298	20.219	86.470	3.288	2533.377	66.480	2599.857
12-2018	529.439	348.284	26.884	17.602	86.470	3.288	2324.638	57.874	2382.511
12-2019	492.401	307.339	24.980	15.516	86.470	3.288	2160.002	51.018	2211.020
12-2020	461.654	273.372	23.423	13.803	86.470	3.288	2025.397	45.385	2070.783
12-2021	435.507	244.639	22.118	12.365	86.470	3.288	1912.545	40.658	1953.203

12-2022	412.382	219.733	20.980	11.128	86.470	3.288	1814.160	36.587	1850.747
12-2023	390.698	197.466	19.916	10.021	86.470	3.288	1722.135	32.949	1755.084
12-2024	370.172	177.460	18.906	9.025	86.470	3.288	1634.804	29.673	1664.477
12-2025	350.742	159.485	17.948	8.128	86.470	3.288	1551.925	26.723	1578.648
12-2026	332.348	143.335	17.038	7.320	86.470	3.288	1473.270	24.067	1497.337

S TOT	9399.516	6688.368	475.070	335.677	86.470	3.288	41079.289	1103.707	42183.000

AFTER	5077.000	1233.351	267.615	64.585	86.470	3.288	23140.697	212.356	23353.057

TOTAL	14476.516	7921.719	742.685	400.263	86.470	3.288	64219.984	1316.064	65536.055

	AD VALOREM	PRODUCTION	DIRECT OPER	INTEREST	CAPITAL	EQUITY	FUTURE NET	CUMULATIVE	CUM. DISC.
END	TAX	TAX	EXPENSE	PAID	REPAYMENT	INVESTMENT	CASHFLOW	CASHFLOW	CASHFLOW
MO-YEAR	M$	M$	M$	M$	M$	M$	M$	M$	@ 10% M$

12-2012	442.074	345.547	226.872	0.000	0.000	7123.775	-991.588	-991.588	-1232.711
12-2013	329.137	257.712	219.226	0.000	0.000	0.000	4515.286	3523.698	2695.059
12-2014	244.998	192.160	192.537	0.000	0.000	0.000	3331.659	6855.357	5326.020
12-2015	204.142	160.374	179.589	0.000	0.000	0.000	2756.910	9612.267	7304.143
12-2016	178.644	140.558	171.514	0.000	0.000	0.000	2398.208	12010.474	8868.019

12-2017	160.757	126.669	165.853	0.000	0.000	0.000	2146.578	14157.052	10140.329
12-2018	147.308	116.232	161.599	0.000	0.000	0.000	1957.372	16114.424	11194.898
12-2019	136.696	108.000	158.244	0.000	0.000	0.000	1808.080	17922.504	12080.400
12-2020	128.018	101.270	155.501	0.000	0.000	0.000	1685.994	19608.498	12830.997
12-2021	120.742	95.627	153.201	0.000	0.000	0.000	1583.632	21192.131	13471.898

12-2022	114.403	90.708	151.196	0.000	0.000	0.000	1494.440	22686.570	14021.710
12-2023	108.484	86.107	149.322	0.000	0.000	0.000	1411.172	24097.742	14493.690
12-2024	102.878	81.740	147.543	0.000	0.000	0.000	1332.316	25430.059	14898.787
12-2025	97.568	77.596	145.855	0.000	0.000	0.000	1257.628	26687.686	15246.413
12-2026	92.539	73.663	144.254	0.000	0.000	0.000	1186.880	27874.566	15544.659

S TOT	2608.387	2053.965	2522.306	0.000	0.000	7123.775	27874.566	27874.566	15544.659

AFTER	1442.741	1157.035	4433.954	0.000	0.000	0.000	16319.327	44193.887	17307.588

TOTAL	4051.128	3211.000	6956.260	0.000	0.000	7123.775	44193.891	44193.887	17307.588

	OIL	GAS
GROSS WELLS	28.0	0.0
GROSS ULT., MB & MMF	14944.153	8333.334
GROSS CUM., MB & MMF	467.638	411.614
GROSS RES., MB & MMF	14476.515	7921.720
NET RES., MB & MMF	742.685	400.263
NET REVENUE, M$	64219.984	1316.063
INITIAL PRICE, $	86.470	3.288
INITIAL N.I., PCT.	1.214	1.135

		P.W. %	P.W., M$
LIFE, YRS.	50.00	5.00	25308.211
DISCOUNT %	10.00	10.00	17307.594
UNDISCOUNTED PAYOUT, YRS.	1.22	12.00	15290.599
DISCOUNTED PAYOUT, YRS.	1.31	15.00	12950.768
UNDISCOUNTED NET/INVEST.	7.20	18.00	11165.454
DISCOUNTED NET/INVEST.	3.45	20.00	10190.413
RATE-OF-RETURN, PCT.	100.00	30.00	6841.533
INITIAL W.I., PCT.	6.507	60.00	2534.543
		80.00	1206.874
		100.00	335.110

American Eagle Energy March 15, 2012 Page 50

AMERICAN EAGLE ENERGY	DATE	: 03/09/2012
SPYGLASS	TIME	: 12:40:23
TOTAL PDP	DBS	: MHA
	SETTINGS	: SETDATA
	SCENARIO	: MHA12SEC

RESERVES AND ECONOMICS

AS OF DATE: 01/2012

	GROSS OIL	GROSS GAS	NET OIL	NET GAS	NET OIL	NET GAS	NET	NET	TOTAL
END	PRODUCTION	PRODUCTION	PRODUCTION	PRODUCTION	PRICE	PRICE	OIL SALES	GAS SALES	NET SALES
MO-YEAR	MBBLS	MMCF	MBBLS	MMCF	$/BBL	$/MCF	M$	M$	M$

12-2012	552.375	517.880	11.859	11.412	86.470	3.288	1025.448	37.524	1062.972
12-2013	319.730	284.286	6.790	6.126	86.470	3.288	587.134	20.141	607.275
12-2014	251.958	212.960	5.344	4.571	86.470	3.288	462.085	15.030	477.115
12-2015	214.826	172.593	4.554	3.697	86.470	3.288	393.787	12.156	405.943
12-2016	190.457	145.446	4.036	3.111	86.470	3.288	349.033	10.229	359.263

12-2017	172.873	125.493	3.663	2.681	86.470	3.288	316.770	8.816	325.586
12-2018	159.403	110.001	3.378	2.348	86.470	3.288	292.072	7.720	299.791
12-2019	148.412	97.361	3.146	2.077	86.470	3.288	272.049	6.829	278.878
12-2020	138.880	86.597	2.949	1.849	86.470	3.288	254.974	6.079	261.053
12-2021	130.450	77.301	2.777	1.654	86.470	3.288	240.105	5.437	245.542

12-2022	122.768	69.128	2.621	1.482	86.470	3.288	226.650	4.874	231.524
12-2023	115.565	61.829	2.475	1.329	86.470	3.288	214.001	4.371	218.372
12-2024	108.796	55.304	2.337	1.192	86.470	3.288	202.077	3.919	205.996
12-2025	102.434	49.470	2.207	1.069	86.470	3.288	190.834	3.514	194.348
12-2026	96.456	44.254	2.084	0.958	86.470	3.288	180.234	3.151	183.385

S TOT	2825.384	2109.904	60.220	45.557	86.470	3.288	5207.251	149.791	5357.042

AFTER	1339.425	358.340	30.685	8.094	86.470	3.288	2653.296	26.612	2679.908

TOTAL	4164.809	2468.244	90.905	53.651	86.470	3.288	7860.547	176.403	8036.951

	AD VALOREM	PRODUCTION	DIRECT OPER	INTEREST	CAPITAL	EQUITY	FUTURE NET	CUMULATIVE	CUM. DISC.
END	TAX	TAX	EXPENSE	PAID	REPAYMENT	INVESTMENT	CASHFLOW	CASHFLOW	CASHFLOW
MO-YEAR	M$	M$	M$	M$	M$	M$	M$	M$	@ 10% M$

12-2012	65.760	51.272	37.961	0.000	0.000	0.000	907.978	907.978	873.009
12-2013	37.565	29.357	28.952	0.000	0.000	0.000	511.402	1419.380	1317.555
12-2014	29.511	23.104	26.369	0.000	0.000	0.000	398.131	1817.510	1631.882
12-2015	25.106	19.689	24.955	0.000	0.000	0.000	336.192	2153.703	1873.079
12-2016	22.218	17.452	24.027	0.000	0.000	0.000	295.567	2449.270	2065.807

12-2017	20.134	15.839	23.357	0.000	0.000	0.000	266.257	2715.527	2223.615
12-2018	18.537	14.604	22.844	0.000	0.000	0.000	243.807	2959.333	2354.967
12-2019	17.243	13.602	22.428	0.000	0.000	0.000	225.605	3184.938	2465.456
12-2020	16.140	12.749	22.074	0.000	0.000	0.000	210.091	3395.029	2558.990
12-2021	15.180	12.005	21.766	0.000	0.000	0.000	196.591	3591.620	2638.554

12-2022	14.312	11.332	21.488	0.000	0.000	0.000	184.392	3776.011	2706.396
12-2023	13.499	10.700	21.227	0.000	0.000	0.000	172.946	3948.958	2764.242
12-2024	12.733	10.104	20.981	0.000	0.000	0.000	162.178	4111.136	2813.556
12-2025	12.012	9.542	20.749	0.000	0.000	0.000	152.045	4263.181	2855.586
12-2026	11.334	9.012	20.531	0.000	0.000	0.000	142.508	4405.688	2891.398

S TOT	331.284	260.363	359.707	0.000	0.000	0.000	4405.688	4405.688	2891.398

AFTER	165.571	132.665	607.153	0.000	0.000	0.000	1774.520	6180.207	3092.704

TOTAL	496.855	393.027	966.861	0.000	0.000	0.000	6180.208	6180.207	3092.704

	OIL	GAS
GROSS WELLS	10.0	0.0
GROSS ULT., MB & MMF	4632.447	2879.857
GROSS CUM., MB & MMF	467.638	411.614
GROSS RES., MB & MMF	4164.810	2468.244
NET RES., MB & MMF	90.905	53.651
NET REVENUE, M$	7860.547	176.403
INITIAL PRICE, $	86.470	3.288
INITIAL N.I., PCT.	1.214	1.135

		P.W. %	P.W., M$
LIFE, YRS.	50.00	5.00	4038.455
DISCOUNT %	10.00	10.00	3092.704
UNDISCOUNTED PAYOUT, YRS.	0.00	12.00	2850.226
DISCOUNTED PAYOUT, YRS.	0.00	15.00	2567.044
UNDISCOUNTED NET/INVEST.	0.00	18.00	2349.737
DISCOUNTED NET/INVEST.	0.00	20.00	2230.652
RATE-OF-RETURN, PCT.	100.00	30.00	1819.786
INITIAL W.I., PCT.	2.735	60.00	1286.870
		80.00	1120.365
		100.00	1009.599

American Eagle Energy March 15, 2012 Page 51

AMERICAN EAGLE ENERGY	DATE	: 03/09/2012
SPYGLASS	TIME	: 12:40:23
TOTAL PNP	DBS	: MHA
	SETTINGS	: SETDATA
	SCENARIO	: MHA12SEC

RESERVES AND ECONOMICS

AS OF DATE: 01/2012

	GROSS OIL	GROSS GAS	NET OIL	NET GAS	NET OIL	NET GAS	NET	NET	TOTAL
END	PRODUCTION	PRODUCTION	PRODUCTION	PRODUCTION	PRICE	PRICE	OIL SALES	GAS SALES	NET SALES
MO-YEAR	MBBLS	MMCF	MBBLS	MMCF	$/BBL	$/MCF	M$	M$	M$

12-2012	54.984	48.529	1.372	1.211	86.470	3.288	118.658	3.982	122.640
12-2013	36.905	30.892	0.921	0.771	86.470	3.288	79.642	2.535	82.177
12-2014	28.131	22.258	0.702	0.555	86.470	3.288	60.708	1.826	62.534
12-2015	23.653	17.697	0.590	0.442	86.470	3.288	51.045	1.452	52.497
12-2016	20.809	14.724	0.519	0.367	86.470	3.288	44.908	1.208	46.116

12-2017	18.796	12.578	0.469	0.314	86.470	3.288	40.563	1.032	41.595
12-2018	17.274	10.933	0.431	0.273	86.470	3.288	37.279	0.897	38.176
12-2019	16.071	9.620	0.401	0.240	86.470	3.288	34.683	0.789	35.472
12-2020	15.089	8.543	0.377	0.213	86.470	3.288	32.564	0.701	33.265
12-2021	14.268	7.640	0.356	0.191	86.470	3.288	30.791	0.627	31.418

12-2022	13.548	6.862	0.338	0.171	86.470	3.288	29.238	0.563	29.801
12-2023	12.871	6.166	0.321	0.154	86.470	3.288	27.776	0.506	28.282
12-2024	12.227	5.541	0.305	0.138	86.470	3.288	26.387	0.455	26.842
12-2025	11.616	4.979	0.290	0.124	86.470	3.288	25.068	0.409	25.476
12-2026	11.035	4.474	0.275	0.112	86.470	3.288	23.815	0.367	24.182

S TOT	307.278	211.436	7.669	5.277	86.470	3.288	663.123	17.350	680.474

AFTER	174.846	38.689	4.364	0.966	86.470	3.288	377.327	3.175	380.502

TOTAL	482.123	250.125	12.033	6.242	86.470	3.288	1040.450	20.525	1060.976

	AD VALOREM	PRODUCTION	DIRECT OPER	INTEREST	CAPITAL	EQUITY	FUTURE NET	CUMULATIVE	CUM. DISC.
END	TAX	TAX	EXPENSE	PAID	REPAYMENT	INVESTMENT	CASHFLOW	CASHFLOW	CASHFLOW
MO-YEAR	M$	M$	M$	M$	M$	M$	M$	M$	@ 10% M$

12-2012	7.586	5.933	4.355	0.000	0.000	12.717	92.049	92.049	87.135
12-2013	5.083	3.982	3.932	0.000	0.000	0.000	69.181	161.230	147.296
12-2014	3.867	3.035	3.541	0.000	0.000	0.000	52.090	213.320	188.428
12-2015	3.246	2.552	3.342	0.000	0.000	0.000	43.357	256.677	219.537
12-2016	2.852	2.245	3.215	0.000	0.000	0.000	37.804	294.481	244.188

12-2017	2.572	2.028	3.126	0.000	0.000	0.000	33.870	328.350	264.263
12-2018	2.360	1.864	3.058	0.000	0.000	0.000	30.894	359.244	280.908
12-2019	2.193	1.734	3.004	0.000	0.000	0.000	28.541	387.785	294.885
12-2020	2.056	1.628	2.961	0.000	0.000	0.000	26.619	414.404	306.736
12-2021	1.942	1.540	2.924	0.000	0.000	0.000	25.012	439.416	316.859

12-2022	1.842	1.462	2.892	0.000	0.000	0.000	23.605	463.021	325.543
12-2023	1.748	1.389	2.862	0.000	0.000	0.000	22.283	485.304	332.996
12-2024	1.659	1.319	2.833	0.000	0.000	0.000	21.030	506.335	339.390
12-2025	1.574	1.253	2.806	0.000	0.000	0.000	19.842	526.177	344.875
12-2026	1.494	1.191	2.780	0.000	0.000	0.000	18.716	544.893	349.578

S TOT	42.076	33.156	47.632	0.000	0.000	12.717	544.893	544.893	349.578

AFTER	23.506	18.866	87.900	0.000	0.000	0.000	250.229	795.122	377.105

TOTAL	65.582	52.023	135.532	0.000	0.000	12.717	795.122	795.122	377.105

	OIL	GAS
GROSS WELLS	1.0	0.0
GROSS ULT., MB & MMF	482.123	250.125
GROSS CUM., MB & MMF	0.000	0.000
GROSS RES., MB & MMF	482.123	250.125
NET RES., MB & MMF	12.032	6.242
NET REVENUE, M$	1040.450	20.525
INITIAL PRICE, $	86.470	3.288
INITIAL N.I., PCT.	2.496	2.496

		P.W. %	P.W., M$
LIFE, YRS.	50.00	5.00	502.735
DISCOUNT %	10.00	10.00	377.105
UNDISCOUNTED PAYOUT, YRS.	0.12	12.00	345.251
DISCOUNTED PAYOUT, YRS.	0.13	15.00	308.203
UNDISCOUNTED NET/INVEST.	63.52	18.00	279.860
DISCOUNTED NET/INVEST.	30.89	20.00	264.349
RATE-OF-RETURN, PCT.	100.00	30.00	210.848
INITIAL W.I., PCT.	3.179	60.00	141.039
		80.00	119.001
		100.00	104.258

American Eagle Energy March 15, 2012 Page 52

AMERICAN EAGLE ENERGY	DATE	: 03/09/2012
SPYGLASS	TIME	: 12:40:24
TOTAL PUD	DBS	: MHA
	SETTINGS	: SETDATA
	SCENARIO	: MHA12SEC

RESERVES AND ECONOMICS

AS OF DATE: 01/2012

	GROSS OIL	GROSS GAS	NET OIL	NET GAS	NET OIL	NET GAS	NET	NET	TOTAL
END	PRODUCTION	PRODUCTION	PRODUCTION	PRODUCTION	PRICE	PRICE	OIL SALES	GAS SALES	NET SALES
MO-YEAR	MBBLS	MMCF	MBBLS	MMCF	$/BBL	$/MCF	M$	M$	M$

12-2012	1086.403	960.596	66.692	59.071	86.470	3.288	5766.843	194.225	5961.068
12-2013	774.906	653.066	51.896	43.932	86.470	3.288	4487.460	144.449	4631.909
12-2014	581.050	463.821	38.400	30.807	86.470	3.288	3320.413	101.292	3421.705
12-2015	485.832	367.549	31.949	24.306	86.470	3.288	2762.655	79.920	2842.574
12-2016	426.194	305.636	27.954	20.171	86.470	3.288	2417.222	66.323	2483.545

12-2017	384.293	261.252	25.165	17.224	86.470	3.288	2176.043	56.632	2232.676
12-2018	352.762	227.350	23.075	14.981	86.470	3.288	1995.287	49.257	2044.544
12-2019	327.917	200.358	21.433	13.199	86.470	3.288	1853.271	43.399	1896.670
12-2020	307.684	178.231	20.098	11.741	86.470	3.288	1737.860	38.605	1776.465
12-2021	290.789	159.697	18.985	10.521	86.470	3.288	1641.649	34.594	1676.243

12-2022	276.066	143.743	18.021	9.474	86.470	3.288	1558.272	31.150	1589.422
12-2023	262.262	129.470	17.120	8.538	86.470	3.288	1480.358	28.073	1508.430
12-2024	249.149	116.615	16.264	7.695	86.470	3.288	1406.340	25.300	1431.639
12-2025	236.692	105.036	15.451	6.934	86.470	3.288	1336.023	22.801	1358.823
12-2026	224.857	94.608	14.678	6.250	86.470	3.288	1269.221	20.548	1289.770

S TOT	6266.854	4367.029	407.181	284.844	86.470	3.288	35208.914	936.566	36145.480

AFTER	3562.729	836.321	232.567	55.526	86.470	3.288	20110.074	182.570	20292.646

TOTAL	9829.583	5203.351	639.748	340.370	86.470	3.288	55318.992	1119.135	56438.129

	AD VALOREM	PRODUCTION	DIRECT OPER	INTEREST	CAPITAL	EQUITY	FUTURE NET	CUMULATIVE	CUM. DISC.
END	TAX	TAX	EXPENSE	PAID	REPAYMENT	INVESTMENT	CASHFLOW	CASHFLOW	CASHFLOW
MO-YEAR	M$	M$	M$	M$	M$	M$	M$	M$	@ 10% M$

12-2012	368.727	288.342	184.556	0.000	0.000	7111.058	-1991.615	-1991.615	-2192.855
12-2013	286.490	224.373	186.343	0.000	0.000	0.000	3934.703	1943.088	1230.207
12-2014	211.619	166.021	162.627	0.000	0.000	0.000	2881.438	4824.526	3505.709
12-2015	175.789	138.133	151.292	0.000	0.000	0.000	2377.361	7201.887	5211.527
12-2016	153.574	120.861	144.272	0.000	0.000	0.000	2064.837	9266.724	6558.024

12-2017	138.052	108.802	139.371	0.000	0.000	0.000	1846.451	11113.175	7652.451
12-2018	126.411	99.764	135.697	0.000	0.000	0.000	1682.672	12795.847	8559.024
12-2019	117.260	92.664	132.811	0.000	0.000	0.000	1553.935	14349.782	9320.059
12-2020	109.822	86.893	130.466	0.000	0.000	0.000	1449.283	15799.065	9965.272
12-2021	103.620	82.082	128.511	0.000	0.000	0.000	1362.029	17161.094	10516.486

12-2022	98.248	77.914	126.816	0.000	0.000	0.000	1286.444	18447.537	10989.772
12-2023	93.237	74.018	125.233	0.000	0.000	0.000	1215.943	19663.480	11396.453
12-2024	88.486	70.317	123.729	0.000	0.000	0.000	1149.108	20812.588	11745.842
12-2025	83.981	66.801	122.300	0.000	0.000	0.000	1085.741	21898.328	12045.953
12-2026	79.710	63.461	120.942	0.000	0.000	0.000	1025.656	22923.984	12303.684

S TOT	2235.027	1760.446	2114.967	0.000	0.000	7111.058	22923.984	22923.984	12303.684

AFTER	1253.664	1005.504	3738.901	0.000	0.000	0.000	14294.578	37218.559	13837.784

TOTAL	3488.691	2765.949	5853.868	0.000	0.000	7111.058	37218.559	37218.559	13837.784

	OIL	GAS
GROSS WELLS	17.0	0.0
GROSS ULT., MB & MMF	9829.584	5203.351
GROSS CUM., MB & MMF	0.000	0.000
GROSS RES., MB & MMF	9829.584	5203.351
NET RES., MB & MMF	639.748	340.370
NET REVENUE, M$	55319.000	1119.135
INITIAL PRICE, $	86.470	3.288
INITIAL N.I., PCT.	6.139	6.149

		P.W. %	P.W., M$
LIFE, YRS.	50.00	5.00	20767.020
DISCOUNT %	10.00	10.00	13837.785
UNDISCOUNTED PAYOUT, YRS.	1.51	12.00	12095.122
DISCOUNTED PAYOUT, YRS.	1.64	15.00	10075.520
UNDISCOUNTED NET/INVEST.	6.23	18.00	8535.857
DISCOUNTED NET/INVEST.	2.97	20.00	7695.413
RATE-OF-RETURN, PCT.	79.35	30.00	4810.899
INITIAL W.I., PCT.	8.278	60.00	1106.634
		80.00	-32.492
		100.00	-778.747

American Eagle Energy March 15, 2012 Page 53

Bagley 4-30H S18-19	DATE	: 03/09/2012
163N 100W 18	TIME	: 12:39:12
THREE FORKS	DBS	: MHA
SM ENERGY	SETTINGS	: SETDATA
1PDP	SCENARIO	: MHA12SEC

RESERVES AND ECONOMICS

AS OF DATE: 01/2012

	GROSS OIL	GROSS GAS	NET OIL	NET GAS	NET OIL	NET GAS	NET	NET	TOTAL
END	PRODUCTION	PRODUCTION	PRODUCTION	PRODUCTION	PRICE	PRICE	OIL SALES	GAS SALES	NET SALES
MO-YEAR	MBBLS	MMCF	MBBLS	MMCF	$/BBL	$/MCF	M$	M$	M$

12-2012	70.117	61.946	2.138	1.889	86.470	3.288	184.903	6.212	191.115
12-2013	44.301	37.465	1.351	1.143	86.470	3.288	116.826	3.757	120.583
12-2014	35.270	28.584	1.076	0.872	86.470	3.288	93.011	2.866	95.877
12-2015	30.204	23.462	0.921	0.716	86.470	3.288	79.650	2.353	82.003
12-2016	26.844	19.988	0.819	0.610	86.470	3.288	70.791	2.004	72.795

12-2017	24.405	17.420	0.744	0.531	86.470	3.288	64.359	1.747	66.106
12-2018	22.528	15.415	0.687	0.470	86.470	3.288	59.409	1.546	60.955
12-2019	20.943	13.737	0.639	0.419	86.470	3.288	55.228	1.378	56.606
12-2020	19.477	12.248	0.594	0.374	86.470	3.288	51.362	1.228	52.590
12-2021	18.114	10.919	0.552	0.333	86.470	3.288	47.767	1.095	48.862

12-2022	16.846	9.735	0.514	0.297	86.470	3.288	44.423	0.976	45.399
12-2023	15.666	8.680	0.478	0.265	86.470	3.288	41.314	0.870	42.184
12-2024	14.570	7.738	0.444	0.236	86.470	3.288	38.422	0.776	39.198
12-2025	13.550	6.899	0.413	0.210	86.470	3.288	35.732	0.692	36.424
12-2026	12.601	6.151	0.384	0.188	86.470	3.288	33.231	0.617	33.848

S TOT	385.437	280.387	11.755	8.551	86.470	3.288	1016.428	28.116	1044.544

AFTER	150.702	49.246	4.596	1.502	86.470	3.288	397.414	4.938	402.352

TOTAL	536.140	329.634	16.351	10.053	86.470	3.288	1413.842	33.054	1446.896

	AD VALOREM	PRODUCTION	DIRECT OPER	INTEREST	CAPITAL	EQUITY	FUTURE NET	CUMULATIVE	CUM. DISC.
END	TAX	TAX	EXPENSE	PAID	REPAYMENT	INVESTMENT	CASHFLOW	CASHFLOW	CASHFLOW
MO-YEAR	M$	M$	M$	M$	M$	M$	M$	M$	@ 10% M$

12-2012	11.822	9.245	6.589	0.000	0.000	0.000	163.459	163.459	156.808
12-2013	7.458	5.841	5.190	0.000	0.000	0.000	102.094	265.553	245.540
12-2014	5.930	4.651	4.700	0.000	0.000	0.000	80.597	346.150	309.167
12-2015	5.071	3.983	4.425	0.000	0.000	0.000	68.524	414.673	358.327
12-2016	4.502	3.540	4.243	0.000	0.000	0.000	60.511	475.184	397.782

12-2017	4.088	3.218	4.111	0.000	0.000	0.000	54.689	529.873	430.195
12-2018	3.769	2.970	4.009	0.000	0.000	0.000	50.206	580.080	457.244
12-2019	3.500	2.761	3.923	0.000	0.000	0.000	46.421	626.501	479.979
12-2020	3.251	2.568	3.844	0.000	0.000	0.000	42.927	669.428	499.092
12-2021	3.021	2.388	3.770	0.000	0.000	0.000	39.683	709.110	515.154

12-2022	2.807	2.221	3.701	0.000	0.000	0.000	36.670	745.781	528.648
12-2023	2.608	2.066	3.637	0.000	0.000	0.000	33.873	779.654	539.979
12-2024	2.423	1.921	3.578	0.000	0.000	0.000	31.276	810.930	549.490
12-2025	2.251	1.787	3.523	0.000	0.000	0.000	28.863	839.793	557.470
12-2026	2.092	1.662	3.471	0.000	0.000	0.000	26.623	866.416	564.161

S TOT	64.592	50.821	62.714	0.000	0.000	0.000	866.416	866.416	564.161

AFTER	24.861	19.871	96.688	0.000	0.000	0.000	260.932	1127.349	597.568

TOTAL	89.453	70.692	159.402	0.000	0.000	0.000	1127.349	1127.349	597.568

	OIL	GAS
GROSS WELLS	1.0	0.0
GROSS ULT., MB & MMF	589.358	363.971
GROSS CUM., MB & MMF	53.218	34.337
GROSS RES., MB & MMF	536.140	329.634
NET RES., MB & MMF	16.351	10.053
NET REVENUE, M$	1413.842	33.054
INITIAL PRICE, $	86.470	3.288
INITIAL N.I., PCT.	3.050	3.050

		P.W. %	P.W., M$
LIFE, YRS.	46.75	5.00	770.982
DISCOUNT %	10.00	10.00	597.568
UNDISCOUNTED PAYOUT, YRS.	0.00	12.00	551.369
DISCOUNTED PAYOUT, YRS.	0.00	15.00	496.580
UNDISCOUNTED NET/INVEST.	0.00	18.00	453.983
DISCOUNTED NET/INVEST.	0.00	20.00	430.461
RATE-OF-RETURN, PCT.	100.00	30.00	348.558
INITIAL W.I., PCT.	3.872	60.00	241.604
		80.00	208.323
		100.00	186.288

American Eagle Energy March 15, 2012 Page 54

Gerhardsen 1-10H S3-10	DATE	: 03/09/2012
160N 97W 3	TIME	: 12:39:12
THREE FORKS	DBS	: MHA
CONTINENTAL	SETTINGS	: SETDATA
1PDP	SCENARIO	: MHA12SEC

RESERVES AND ECONOMICS

AS OF DATE: 01/2012

	GROSS OIL	GROSS GAS	NET OIL	NET GAS	NET OIL	NET GAS	NET	NET	TOTAL
END	PRODUCTION	PRODUCTION	PRODUCTION	PRODUCTION	PRICE	PRICE	OIL SALES	GAS SALES	NET SALES
MO-YEAR	MBBLS	MMCF	MBBLS	MMCF	$/BBL	$/MCF	M$	M$	M$

12-2012	53.307	46.393	1.010	0.879	86.470	3.288	87.362	2.891	90.253
12-2013	33.694	27.688	0.639	0.525	86.470	3.288	55.219	1.725	56.945
12-2014	26.828	20.847	0.508	0.395	86.470	3.288	43.966	1.299	45.265
12-2015	22.975	16.886	0.435	0.320	86.470	3.288	37.652	1.052	38.705
12-2016	20.420	14.197	0.387	0.269	86.470	3.288	33.465	0.885	34.350

12-2017	18.565	12.210	0.352	0.231	86.470	3.288	30.425	0.761	31.186
12-2018	17.139	10.664	0.325	0.202	86.470	3.288	28.088	0.665	28.753
12-2019	15.999	9.417	0.303	0.178	86.470	3.288	26.219	0.587	26.806
12-2020	15.060	8.386	0.285	0.159	86.470	3.288	24.680	0.523	25.203
12-2021	14.267	7.516	0.270	0.142	86.470	3.288	23.381	0.468	23.849

12-2022	13.552	6.754	0.257	0.128	86.470	3.288	22.210	0.421	22.631
12-2023	12.875	6.071	0.244	0.115	86.470	3.288	21.099	0.378	21.478
12-2024	12.231	5.456	0.232	0.103	86.470	3.288	20.044	0.340	20.384
12-2025	11.619	4.904	0.220	0.093	86.470	3.288	19.042	0.306	19.348
12-2026	11.038	4.407	0.209	0.084	86.470	3.288	18.090	0.275	18.365

S TOT	299.570	201.798	5.678	3.825	86.470	3.288	490.943	12.575	503.519

AFTER	174.897	38.195	3.315	0.724	86.470	3.288	286.626	2.380	289.006

TOTAL	474.466	239.993	8.992	4.548	86.470	3.288	777.570	14.955	792.525

	AD VALOREM	PRODUCTION	DIRECT OPER	INTEREST	CAPITAL	EQUITY	FUTURE NET	CUMULATIVE	CUM. DISC.
END	TAX	TAX	EXPENSE	PAID	REPAYMENT	INVESTMENT	CASHFLOW	CASHFLOW	CASHFLOW
MO-YEAR	M$	M$	M$	M$	M$	M$	M$	M$	@ 10% M$

12-2012	5.582	4.368	3.474	0.000	0.000	0.000	76.828	76.828	73.704
12-2013	3.522	2.761	2.823	0.000	0.000	0.000	47.839	124.667	115.282
12-2014	2.799	2.198	2.596	0.000	0.000	0.000	37.672	162.339	145.024
12-2015	2.393	1.883	2.468	0.000	0.000	0.000	31.961	194.300	167.953
12-2016	2.124	1.673	2.383	0.000	0.000	0.000	28.169	222.469	186.321

12-2017	1.928	1.521	2.321	0.000	0.000	0.000	25.415	247.884	201.384
12-2018	1.778	1.404	2.274	0.000	0.000	0.000	23.297	271.181	213.935
12-2019	1.657	1.311	2.236	0.000	0.000	0.000	21.602	292.782	224.514
12-2020	1.558	1.234	2.205	0.000	0.000	0.000	20.205	312.988	233.509
12-2021	1.474	1.169	2.179	0.000	0.000	0.000	19.027	332.015	241.209

12-2022	1.399	1.110	2.155	0.000	0.000	0.000	17.966	349.981	247.819
12-2023	1.327	1.055	2.133	0.000	0.000	0.000	16.962	366.943	253.492
12-2024	1.260	1.002	2.111	0.000	0.000	0.000	16.011	382.954	258.360
12-2025	1.196	0.952	2.091	0.000	0.000	0.000	15.109	398.063	262.537
12-2026	1.135	0.905	2.072	0.000	0.000	0.000	14.253	412.317	266.118

S TOT	31.133	24.547	35.522	0.000	0.000	0.000	412.317	412.317	266.118

AFTER	17.854	14.331	65.501	0.000	0.000	0.000	191.320	603.636	287.116

TOTAL	48.987	38.878	101.023	0.000	0.000	0.000	603.636	603.636	287.116

	OIL	GAS
GROSS WELLS	1.0	0.0
GROSS ULT., MB & MMF	525.613	298.651
GROSS CUM., MB & MMF	51.147	58.658
GROSS RES., MB & MMF	474.466	239.993
NET RES., MB & MMF	8.992	4.548
NET REVENUE, M$	777.570	14.955
INITIAL PRICE, $	86.470	3.288
INITIAL N.I., PCT.	1.895	1.895

		P.W. %	P.W., M$
LIFE, YRS.	50.00	5.00	381.737
DISCOUNT %	10.00	10.00	287.116
UNDISCOUNTED PAYOUT, YRS.	0.00	12.00	263.257
DISCOUNTED PAYOUT, YRS.	0.00	15.00	235.607
UNDISCOUNTED NET/INVEST.	0.00	18.00	214.543
DISCOUNTED NET/INVEST.	0.00	20.00	203.055
RATE-OF-RETURN, PCT.	100.00	30.00	163.713
INITIAL W.I., PCT.	2.369	60.00	113.332
		80.00	97.750
		100.00	87.437
American Eagle Energy March 15, 2012 Page 55

Legaard 4-25H S13-24	DATE	: 03/09/2012
163N 101W 13	TIME	: 12:39:12
THREE FORKS	DBS	: MHA
SM ENERGY	SETTINGS	: SETDATA
1PDP	SCENARIO	: MHA12SEC

RESERVES AND ECONOMICS

AS OF DATE: 01/2012

	GROSS OIL	GROSS GAS	NET OIL	NET GAS	NET OIL	NET GAS	NET	NET	TOTAL
END	PRODUCTION	PRODUCTION	PRODUCTION	PRODUCTION	PRICE	PRICE	OIL SALES	GAS SALES	NET SALES
MO-YEAR	MBBLS	MMCF	MBBLS	MMCF	$/BBL	$/MCF	M$	M$	M$

12-2012	62.788	55.267	1.833	1.614	86.470	3.288	158.515	5.305	163.821
12-2013	31.243	25.839	0.912	0.754	86.470	3.288	78.876	2.481	81.356
12-2014	24.112	18.815	0.704	0.549	86.470	3.288	60.872	1.806	62.679
12-2015	20.374	15.006	0.595	0.438	86.470	3.288	51.437	1.441	52.878
12-2016	17.973	12.496	0.525	0.365	86.470	3.288	45.374	1.200	46.574

12-2017	16.262	10.673	0.475	0.312	86.470	3.288	41.054	1.025	42.079
12-2018	14.962	9.271	0.437	0.271	86.470	3.288	37.774	0.890	38.664
12-2019	13.932	8.150	0.407	0.238	86.470	3.288	35.174	0.782	35.956
12-2020	13.090	7.229	0.382	0.211	86.470	3.288	33.046	0.694	33.740
12-2021	12.383	6.456	0.362	0.189	86.470	3.288	31.263	0.620	31.883

12-2022	11.760	5.789	0.343	0.169	86.470	3.288	29.690	0.556	30.246
12-2023	11.172	5.192	0.326	0.152	86.470	3.288	28.205	0.498	28.704
12-2024	10.614	4.657	0.310	0.136	86.470	3.288	26.795	0.447	27.242
12-2025	10.083	4.177	0.294	0.122	86.470	3.288	25.455	0.401	25.856
12-2026	9.579	3.746	0.280	0.109	86.470	3.288	24.183	0.360	24.542

S TOT	280.327	192.763	8.185	5.628	86.470	3.288	707.715	18.505	726.219

AFTER	151.770	31.870	4.431	0.930	86.470	3.288	383.160	3.059	386.219

TOTAL	432.097	224.633	12.616	6.558	86.470	3.288	1090.875	21.564	1112.439

	AD VALOREM	PRODUCTION	DIRECT OPER	INTEREST	CAPITAL	EQUITY	FUTURE NET	CUMULATIVE	CUM. DISC.
END	TAX	TAX	EXPENSE	PAID	REPAYMENT	INVESTMENT	CASHFLOW	CASHFLOW	CASHFLOW
MO-YEAR	M$	M$	M$	M$	M$	M$	M$	M$	@ 10% M$

12-2012	10.133	7.926	5.894	0.000	0.000	0.000	139.868	139.868	134.858
12-2013	5.032	3.944	4.266	0.000	0.000	0.000	68.115	207.982	194.083
12-2014	3.876	3.044	3.898	0.000	0.000	0.000	51.861	259.843	235.032
12-2015	3.270	2.572	3.705	0.000	0.000	0.000	43.331	303.174	266.121
12-2016	2.880	2.269	3.581	0.000	0.000	0.000	37.844	341.018	290.799

12-2017	2.602	2.053	3.493	0.000	0.000	0.000	33.932	374.949	310.910
12-2018	2.390	1.889	3.426	0.000	0.000	0.000	30.959	405.908	327.590
12-2019	2.223	1.759	3.373	0.000	0.000	0.000	28.602	434.510	341.598
12-2020	2.086	1.652	3.329	0.000	0.000	0.000	26.673	461.183	353.472
12-2021	1.971	1.563	3.293	0.000	0.000	0.000	25.056	486.239	363.613

12-2022	1.869	1.484	3.261	0.000	0.000	0.000	23.631	509.870	372.307
12-2023	1.774	1.410	3.230	0.000	0.000	0.000	22.289	532.159	379.761
12-2024	1.684	1.340	3.202	0.000	0.000	0.000	21.017	553.176	386.152
12-2025	1.598	1.273	3.174	0.000	0.000	0.000	19.811	572.987	391.628
12-2026	1.517	1.209	3.148	0.000	0.000	0.000	18.668	591.656	396.319

S TOT	44.904	35.386	54.274	0.000	0.000	0.000	591.656	591.656	396.319

AFTER	23.859	19.158	100.717	0.000	0.000	0.000	242.485	834.141	423.463

TOTAL	68.763	54.544	154.991	0.000	0.000	0.000	834.141	834.141	423.463

	OIL	GAS
GROSS WELLS	1.0	0.0
GROSS ULT., MB & MMF	469.519	262.925
GROSS CUM., MB & MMF	37.422	38.292
GROSS RES., MB & MMF	432.097	224.633
NET RES., MB & MMF	12.616	6.558
NET REVENUE, M$	1090.875	21.564
INITIAL PRICE, $	86.470	3.288
INITIAL N.I., PCT.	2.920	2.920

		P.W. %	P.W., M$
LIFE, YRS.	50.00	5.00	547.981
DISCOUNT %	10.00	10.00	423.463
UNDISCOUNTED PAYOUT, YRS.	0.00	12.00	391.753
DISCOUNTED PAYOUT, YRS.	0.00	15.00	354.815
UNDISCOUNTED NET/INVEST.	0.00	18.00	326.522
DISCOUNTED NET/INVEST.	0.00	20.00	311.028
RATE-OF-RETURN, PCT.	100.00	30.00	257.545
INITIAL W.I., PCT.	3.686	60.00	187.658
		80.00	165.537
		100.00	150.699
American Eagle Energy March 15, 2012 Page 56

Mustang 7-6 S6-7	DATE	: 03/09/2012
163N 98W 6	TIME	: 12:39:13
THREE FORKS	DBS	: MHA
SAMSON	SETTINGS	: SETDATA
1PDP	SCENARIO	: MHA12SEC

RESERVES AND ECONOMICS

AS OF DATE: 01/2012

	GROSS OIL	GROSS GAS	NET OIL	NET GAS	NET OIL	NET GAS	NET	NET	TOTAL
END	PRODUCTION	PRODUCTION	PRODUCTION	PRODUCTION	PRICE	PRICE	OIL SALES	GAS SALES	NET SALES
MO-YEAR	MBBLS	MMCF	MBBLS	MMCF	$/BBL	$/MCF	M$	M$	M$

12-2012	62.157	54.665	0.161	0.142	86.470	3.288	13.936	0.466	14.402
12-2013	34.850	28.898	0.090	0.075	86.470	3.288	7.813	0.246	8.060
12-2014	27.205	21.325	0.071	0.055	86.470	3.288	6.099	0.182	6.281
12-2015	23.097	17.121	0.060	0.044	86.470	3.288	5.178	0.146	5.324
12-2016	20.428	14.320	0.053	0.037	86.470	3.288	4.580	0.122	4.702

12-2017	18.514	12.275	0.048	0.032	86.470	3.288	4.151	0.105	4.256
12-2018	17.055	10.694	0.044	0.028	86.470	3.288	3.824	0.091	3.915
12-2019	15.894	9.426	0.041	0.024	86.470	3.288	3.563	0.080	3.644
12-2020	14.943	8.382	0.039	0.022	86.470	3.288	3.350	0.071	3.422
12-2021	14.143	7.504	0.037	0.019	86.470	3.288	3.171	0.064	3.235

12-2022	13.433	6.741	0.035	0.017	86.470	3.288	3.012	0.057	3.069
12-2023	12.761	6.057	0.033	0.016	86.470	3.288	2.861	0.052	2.913
12-2024	12.123	5.443	0.031	0.014	86.470	3.288	2.718	0.046	2.764
12-2025	11.517	4.891	0.030	0.013	86.470	3.288	2.582	0.042	2.624
12-2026	10.941	4.395	0.028	0.011	86.470	3.288	2.453	0.037	2.490

S TOT	309.062	212.136	0.801	0.550	86.470	3.288	69.292	1.808	71.100

AFTER	173.357	38.006	0.449	0.099	86.470	3.288	38.867	0.324	39.191

TOTAL	482.420	250.142	1.251	0.649	86.470	3.288	108.159	2.132	110.291

	AD VALOREM	PRODUCTION	DIRECT OPER	INTEREST	CAPITAL	EQUITY	FUTURE NET	CUMULATIVE	CUM. DISC.
END	TAX	TAX	EXPENSE	PAID	REPAYMENT	INVESTMENT	CASHFLOW	CASHFLOW	CASHFLOW
MO-YEAR	M$	M$	M$	M$	M$	M$	M$	M$	@ 10% M$

12-2012	0.891	0.697	0.515	0.000	0.000	0.000	12.299	12.299	11.826
12-2013	0.498	0.391	0.391	0.000	0.000	0.000	6.779	19.078	17.719
12-2014	0.388	0.305	0.357	0.000	0.000	0.000	5.231	24.309	21.849
12-2015	0.329	0.259	0.338	0.000	0.000	0.000	4.398	28.707	25.005
12-2016	0.291	0.229	0.326	0.000	0.000	0.000	3.856	32.563	27.519

12-2017	0.263	0.208	0.317	0.000	0.000	0.000	3.468	36.031	29.575
12-2018	0.242	0.191	0.311	0.000	0.000	0.000	3.171	39.202	31.283
12-2019	0.225	0.178	0.305	0.000	0.000	0.000	2.935	42.136	32.720
12-2020	0.212	0.168	0.301	0.000	0.000	0.000	2.741	44.878	33.941
12-2021	0.200	0.159	0.298	0.000	0.000	0.000	2.579	47.457	34.984

12-2022	0.190	0.151	0.294	0.000	0.000	0.000	2.435	49.891	35.880
12-2023	0.180	0.143	0.291	0.000	0.000	0.000	2.298	52.190	36.649
12-2024	0.171	0.136	0.288	0.000	0.000	0.000	2.169	54.359	37.308
12-2025	0.162	0.129	0.286	0.000	0.000	0.000	2.047	56.406	37.874
12-2026	0.154	0.123	0.283	0.000	0.000	0.000	1.931	58.337	38.359

S TOT	4.396	3.465	4.903	0.000	0.000	0.000	58.337	58.337	38.359

AFTER	2.421	1.943	8.954	0.000	0.000	0.000	25.872	84.209	41.202

TOTAL	6.817	5.408	13.857	0.000	0.000	0.000	84.209	84.209	41.202

	OIL	GAS
GROSS WELLS	1.0	0.0
GROSS ULT., MB & MMF	482.420	250.142
GROSS CUM., MB & MMF	0.000	0.000
GROSS RES., MB & MMF	482.420	250.142
NET RES., MB & MMF	1.251	0.649
NET REVENUE, M$	108.159	2.132
INITIAL PRICE, $	86.470	3.288
INITIAL N.I., PCT.	0.259	0.259

		P.W. %	P.W., M$
LIFE, YRS.	50.00	5.00	54.092
DISCOUNT %	10.00	10.00	41.202
UNDISCOUNTED PAYOUT, YRS.	0.00	12.00	37.942
DISCOUNTED PAYOUT, YRS.	0.00	15.00	34.158
UNDISCOUNTED NET/INVEST.	0.00	18.00	31.268
DISCOUNTED NET/INVEST.	0.00	20.00	29.690
RATE-OF-RETURN, PCT.	100.00	30.00	24.262
INITIAL W.I., PCT.	0.324	60.00	17.238
		80.00	15.037
		100.00	13.570
American Eagle Energy March 15, 2012 Page 57

Nielsen 1-12H S1-12	DATE	: 03/09/2012
160N 97W 1	TIME	: 12:39:13
THREE FORKS	DBS	: MHA
CONTINENTAL	SETTINGS	: SETDATA
1PDP	SCENARIO	: MHA12SEC

RESERVES AND ECONOMICS

AS OF DATE: 01/2012

	GROSS OIL	GROSS GAS	NET OIL	NET GAS	NET OIL	NET GAS	NET	NET	TOTAL
END	PRODUCTION	PRODUCTION	PRODUCTION	PRODUCTION	PRICE	PRICE	OIL SALES	GAS SALES	NET SALES
MO-YEAR	MBBLS	MMCF	MBBLS	MMCF	$/BBL	$/MCF	M$	M$	M$

12-2012	24.083	21.259	0.088	0.078	86.470	3.288	7.613	0.256	7.868
12-2013	13.503	11.328	0.049	0.041	86.470	3.288	4.268	0.136	4.405
12-2014	10.541	8.424	0.039	0.031	86.470	3.288	3.332	0.101	3.433
12-2015	8.949	6.814	0.033	0.025	86.470	3.288	2.829	0.082	2.911
12-2016	7.915	5.743	0.029	0.021	86.470	3.288	2.502	0.069	2.571

12-2017	7.173	4.960	0.026	0.018	86.470	3.288	2.268	0.060	2.327
12-2018	6.608	4.354	0.024	0.016	86.470	3.288	2.089	0.052	2.141
12-2019	6.140	3.855	0.022	0.014	86.470	3.288	1.941	0.046	1.987
12-2020	5.710	3.417	0.021	0.012	86.470	3.288	1.805	0.041	1.846
12-2021	5.311	3.029	0.019	0.011	86.470	3.288	1.679	0.036	1.715

12-2022	4.939	2.684	0.018	0.010	86.470	3.288	1.561	0.032	1.593
12-2023	4.593	2.379	0.017	0.009	86.470	3.288	1.452	0.029	1.481
12-2024	4.272	2.108	0.016	0.008	86.470	3.288	1.350	0.025	1.376
12-2025	3.973	1.869	0.015	0.007	86.470	3.288	1.256	0.022	1.278
12-2026	3.694	1.656	0.014	0.006	86.470	3.288	1.168	0.020	1.188

S TOT	117.403	83.880	0.429	0.307	86.470	3.288	37.112	1.008	38.121

AFTER	32.657	10.820	0.119	0.040	86.470	3.288	10.323	0.130	10.453

TOTAL	150.060	94.700	0.549	0.346	86.470	3.288	47.436	1.138	48.574

	AD VALOREM	PRODUCTION	DIRECT OPER	INTEREST	CAPITAL	EQUITY	FUTURE NET	CUMULATIVE	CUM. DISC.
END	TAX	TAX	EXPENSE	PAID	REPAYMENT	INVESTMENT	CASHFLOW	CASHFLOW	CASHFLOW
MO-YEAR	M$	M$	M$	M$	M$	M$	M$	M$	@ 10% M$

12-2012	0.487	0.381	0.483	0.000	0.000	0.000	6.518	6.518	6.269
12-2013	0.272	0.213	0.415	0.000	0.000	0.000	3.503	10.021	9.315
12-2014	0.212	0.167	0.396	0.000	0.000	0.000	2.658	12.679	11.414
12-2015	0.180	0.141	0.386	0.000	0.000	0.000	2.203	14.882	12.995
12-2016	0.159	0.125	0.380	0.000	0.000	0.000	1.907	16.790	14.238

12-2017	0.144	0.113	0.375	0.000	0.000	0.000	1.695	18.485	15.243
12-2018	0.132	0.104	0.371	0.000	0.000	0.000	1.533	20.018	16.069
12-2019	0.123	0.097	0.368	0.000	0.000	0.000	1.399	21.417	16.754
12-2020	0.114	0.090	0.366	0.000	0.000	0.000	1.276	22.693	17.323
12-2021	0.106	0.084	0.363	0.000	0.000	0.000	1.162	23.855	17.793

12-2022	0.099	0.078	0.361	0.000	0.000	0.000	1.056	24.911	18.182
12-2023	0.092	0.073	0.358	0.000	0.000	0.000	0.958	25.869	18.502
12-2024	0.085	0.068	0.356	0.000	0.000	0.000	0.867	26.736	18.766
12-2025	0.079	0.063	0.354	0.000	0.000	0.000	0.782	27.518	18.982
12-2026	0.073	0.058	0.353	0.000	0.000	0.000	0.703	28.222	19.159

S TOT	2.357	1.856	5.686	0.000	0.000	0.000	28.222	28.222	19.159

AFTER	0.646	0.516	5.172	0.000	0.000	0.000	4.120	32.341	19.831

TOTAL	3.003	2.372	10.858	0.000	0.000	0.000	32.341	32.341	19.831

	OIL	GAS
GROSS WELLS	1.0	0.0
GROSS ULT., MB & MMF	196.489	144.493
GROSS CUM., MB & MMF	46.429	49.794
GROSS RES., MB & MMF	150.060	94.700
NET RES., MB & MMF	0.549	0.346
NET REVENUE, M$	47.436	1.138
INITIAL PRICE, $	86.470	3.288
INITIAL N.I., PCT.	0.366	0.366

		P.W. %	P.W., M$
LIFE, YRS.	30.08	5.00	24.367
DISCOUNT %	10.00	10.00	19.831
UNDISCOUNTED PAYOUT, YRS.	0.00	12.00	18.538
DISCOUNTED PAYOUT, YRS.	0.00	15.00	16.959
UNDISCOUNTED NET/INVEST.	0.00	18.00	15.696
DISCOUNTED NET/INVEST.	0.00	20.00	14.987
RATE-OF-RETURN, PCT.	100.00	30.00	12.451
INITIAL W.I., PCT.	0.457	60.00	8.988
		80.00	7.873
		100.00	7.124
American Eagle Energy March 15, 2012 Page 58

Riede 4-14H S2-11	DATE	: 03/09/2012
163N 100W 2	TIME	: 12:39:13
THREE FORKS	DBS	: MHA
SM ENERGY	SETTINGS	: SETDATA
1PDP	SCENARIO	: MHA12SEC

RESERVES AND ECONOMICS

AS OF DATE: 01/2012

	GROSS OIL	GROSS GAS	NET OIL	NET GAS	NET OIL	NET GAS	NET	NET	TOTAL
END	PRODUCTION	PRODUCTION	PRODUCTION	PRODUCTION	PRICE	PRICE	OIL SALES	GAS SALES	NET SALES
MO-YEAR	MBBLS	MMCF	MBBLS	MMCF	$/BBL	$/MCF	M$	M$	M$

12-2012	59.230	52.420	0.152	0.134	86.470	3.288	13.108	0.441	13.549
12-2013	29.472	24.889	0.075	0.064	86.470	3.288	6.522	0.209	6.732
12-2014	22.745	18.385	0.058	0.047	86.470	3.288	5.034	0.155	5.188
12-2015	19.220	14.874	0.049	0.038	86.470	3.288	4.253	0.125	4.379
12-2016	16.954	12.563	0.043	0.032	86.470	3.288	3.752	0.106	3.858

12-2017	15.340	10.885	0.039	0.028	86.470	3.288	3.395	0.092	3.486
12-2018	14.114	9.590	0.036	0.025	86.470	3.288	3.124	0.081	3.204
12-2019	13.111	8.531	0.034	0.022	86.470	3.288	2.902	0.072	2.973
12-2020	12.193	7.597	0.031	0.019	86.470	3.288	2.698	0.064	2.762
12-2021	11.340	6.766	0.029	0.017	86.470	3.288	2.510	0.057	2.566

12-2022	10.546	6.026	0.027	0.015	86.470	3.288	2.334	0.051	2.385
12-2023	9.808	5.366	0.025	0.014	86.470	3.288	2.171	0.045	2.216
12-2024	9.121	4.779	0.023	0.012	86.470	3.288	2.019	0.040	2.059
12-2025	8.483	4.256	0.022	0.011	86.470	3.288	1.877	0.036	1.913
12-2026	7.889	3.791	0.020	0.010	86.470	3.288	1.746	0.032	1.778

S TOT	259.565	190.718	0.664	0.488	86.470	3.288	57.444	1.605	59.049

AFTER	87.206	29.068	0.223	0.074	86.470	3.288	19.299	0.245	19.544

TOTAL	346.771	219.786	0.888	0.563	86.470	3.288	76.743	1.850	78.593

	AD VALOREM	PRODUCTION	DIRECT OPER	INTEREST	CAPITAL	EQUITY	FUTURE NET	CUMULATIVE	CUM. DISC.
END	TAX	TAX	EXPENSE	PAID	REPAYMENT	INVESTMENT	CASHFLOW	CASHFLOW	CASHFLOW
MO-YEAR	M$	M$	M$	M$	M$	M$	M$	M$	@ 10% M$

12-2012	0.838	0.655	0.531	0.000	0.000	0.000	11.525	11.525	11.112
12-2013	0.416	0.326	0.388	0.000	0.000	0.000	5.601	17.127	15.983
12-2014	0.321	0.252	0.356	0.000	0.000	0.000	4.260	21.387	19.347
12-2015	0.271	0.213	0.339	0.000	0.000	0.000	3.556	24.943	21.899
12-2016	0.239	0.188	0.328	0.000	0.000	0.000	3.104	28.047	23.922

12-2017	0.216	0.170	0.320	0.000	0.000	0.000	2.781	30.828	25.571
12-2018	0.198	0.156	0.314	0.000	0.000	0.000	2.536	33.364	26.937
12-2019	0.184	0.145	0.309	0.000	0.000	0.000	2.335	35.699	28.081
12-2020	0.171	0.135	0.305	0.000	0.000	0.000	2.152	37.850	29.039
12-2021	0.159	0.125	0.301	0.000	0.000	0.000	1.981	39.832	29.841

12-2022	0.147	0.117	0.297	0.000	0.000	0.000	1.823	41.655	30.512
12-2023	0.137	0.109	0.294	0.000	0.000	0.000	1.677	43.332	31.072
12-2024	0.127	0.101	0.290	0.000	0.000	0.000	1.540	44.872	31.541
12-2025	0.118	0.094	0.287	0.000	0.000	0.000	1.414	46.286	31.932
12-2026	0.110	0.087	0.284	0.000	0.000	0.000	1.296	47.582	32.258

S TOT	3.651	2.872	4.943	0.000	0.000	0.000	47.582	47.582	32.258

AFTER	1.208	0.965	6.480	0.000	0.000	0.000	10.891	58.473	33.776

TOTAL	4.859	3.837	11.423	0.000	0.000	0.000	58.473	58.473	33.776

	OIL	GAS
GROSS WELLS	1.0	0.0
GROSS ULT., MB & MMF	400.193	265.981
GROSS CUM., MB & MMF	53.422	46.195
GROSS RES., MB & MMF	346.771	219.786
NET RES., MB & MMF	0.888	0.563
NET REVENUE, M$	76.743	1.850
INITIAL PRICE, $	86.470	3.288
INITIAL N.I., PCT.	0.256	0.256

		P.W. %	P.W., M$
LIFE, YRS.	39.58	5.00	42.187
DISCOUNT %	10.00	10.00	33.776
UNDISCOUNTED PAYOUT, YRS.	0.00	12.00	31.479
DISCOUNTED PAYOUT, YRS.	0.00	15.00	28.725
UNDISCOUNTED NET/INVEST.	0.00	18.00	26.562
DISCOUNTED NET/INVEST.	0.00	20.00	25.359
RATE-OF-RETURN, PCT.	100.00	30.00	21.120
INITIAL W.I., PCT.	0.342	60.00	15.442
		80.00	13.628
		100.00	12.410
American Eagle Energy March 15, 2012 Page 59

Rostad 9-33H S28-33	DATE	: 03/09/2012
160N 97W 28	TIME	: 12:39:13
THREE FORKS	DBS	: MHA
CONTINENTAL	SETTINGS	: SETDATA
1PDP	SCENARIO	: MHA12SEC

RESERVES AND ECONOMICS

AS OF DATE: 01/2012

	GROSS OIL	GROSS GAS	NET OIL	NET GAS	NET OIL	NET GAS	NET	NET	TOTAL
END	PRODUCTION	PRODUCTION	PRODUCTION	PRODUCTION	PRICE	PRICE	OIL SALES	GAS SALES	NET SALES
MO-YEAR	MBBLS	MMCF	MBBLS	MMCF	$/BBL	$/MCF	M$	M$	M$

12-2012	9.610	21.563	0.048	0.108	86.470	3.288	4.155	0.355	4.509
12-2013	7.006	14.738	0.035	0.074	86.470	3.288	3.029	0.242	3.272
12-2014	5.747	11.341	0.029	0.057	86.470	3.288	2.485	0.186	2.671
12-2015	4.971	9.202	0.025	0.046	86.470	3.288	2.149	0.151	2.300
12-2016	4.431	7.697	0.022	0.038	86.470	3.288	1.916	0.127	2.042

12-2017	4.029	6.567	0.020	0.033	86.470	3.288	1.742	0.108	1.850
12-2018	3.716	5.682	0.019	0.028	86.470	3.288	1.606	0.093	1.700
12-2019	3.453	4.955	0.017	0.025	86.470	3.288	1.493	0.081	1.574
12-2020	3.211	4.324	0.016	0.022	86.470	3.288	1.388	0.071	1.459
12-2021	2.986	3.774	0.015	0.019	86.470	3.288	1.291	0.062	1.353

12-2022	2.777	3.293	0.014	0.016	86.470	3.288	1.201	0.054	1.255
12-2023	2.583	2.874	0.013	0.014	86.470	3.288	1.117	0.047	1.164
12-2024	2.402	2.508	0.012	0.013	86.470	3.288	1.039	0.041	1.080
12-2025	2.234	2.189	0.011	0.011	86.470	3.288	0.966	0.036	1.002
12-2026	2.077	1.910	0.010	0.010	86.470	3.288	0.898	0.031	0.930

S TOT	61.234	102.616	0.306	0.513	86.470	3.288	26.475	1.687	28.162

AFTER	7.810	6.079	0.039	0.030	86.470	3.288	3.377	0.100	3.477

TOTAL	69.044	108.696	0.345	0.543	86.470	3.288	29.851	1.787	31.638

	AD VALOREM	PRODUCTION	DIRECT OPER	INTEREST	CAPITAL	EQUITY	FUTURE NET	CUMULATIVE	CUM. DISC.
END	TAX	TAX	EXPENSE	PAID	REPAYMENT	INVESTMENT	CASHFLOW	CASHFLOW	CASHFLOW
MO-YEAR	M$	M$	M$	M$	M$	M$	M$	M$	@ 10% M$

12-2012	0.280	0.208	0.885	0.000	0.000	0.000	3.137	3.137	3.004
12-2013	0.203	0.151	0.787	0.000	0.000	0.000	2.131	5.268	4.856
12-2014	0.166	0.124	0.735	0.000	0.000	0.000	1.647	6.915	6.156
12-2015	0.143	0.107	0.701	0.000	0.000	0.000	1.349	8.264	7.124
12-2016	0.127	0.096	0.677	0.000	0.000	0.000	1.143	9.406	7.870

12-2017	0.115	0.087	0.659	0.000	0.000	0.000	0.989	10.396	8.456
12-2018	0.105	0.080	0.645	0.000	0.000	0.000	0.869	11.265	8.925
12-2019	0.097	0.075	0.633	0.000	0.000	0.000	0.769	12.034	9.302
12-2020	0.090	0.069	0.623	0.000	0.000	0.000	0.676	12.711	9.603
12-2021	0.084	0.065	0.615	0.000	0.000	0.000	0.590	13.301	9.842

12-2022	0.078	0.060	0.607	0.000	0.000	0.000	0.510	13.810	10.030
12-2023	0.072	0.056	0.601	0.000	0.000	0.000	0.435	14.245	10.175
12-2024	0.067	0.052	0.595	0.000	0.000	0.000	0.366	14.611	10.286
12-2025	0.062	0.048	0.590	0.000	0.000	0.000	0.301	14.912	10.370
12-2026	0.058	0.045	0.586	0.000	0.000	0.000	0.242	15.154	10.431

S TOT	1.744	1.324	9.940	0.000	0.000	0.000	15.154	15.154	10.431

AFTER	0.215	0.169	2.636	0.000	0.000	0.000	0.457	15.610	10.526

TOTAL	1.959	1.493	12.576	0.000	0.000	0.000	15.610	15.610	10.526

	OIL	GAS
GROSS WELLS	1.0	0.0
GROSS ULT., MB & MMF	92.810	146.694
GROSS CUM., MB & MMF	23.766	37.998
GROSS RES., MB & MMF	69.044	108.696
NET RES., MB & MMF	0.345	0.543
NET REVENUE, M$	29.851	1.787
INITIAL PRICE, $	86.470	3.288
INITIAL N.I., PCT.	0.500	0.500

		P.W. %	P.W., M$
LIFE, YRS.	19.58	5.00	12.542
DISCOUNT %	10.00	10.00	10.526
UNDISCOUNTED PAYOUT, YRS.	0.00	12.00	9.908
DISCOUNTED PAYOUT, YRS.	0.00	15.00	9.123
UNDISCOUNTED NET/INVEST.	0.00	18.00	8.473
DISCOUNTED NET/INVEST.	0.00	20.00	8.098
RATE-OF-RETURN, PCT.	100.00	30.00	6.709
INITIAL W.I., PCT.	0.625	60.00	4.716
		80.00	4.063
		100.00	3.624
American Eagle Energy March 15, 2012 Page 60

Torgeson 1-15H S3-10	DATE	: 03/09/2012
163N 100W 3	TIME	: 12:39:13
THREE FORKS	DBS	: MHA
SM ENERGY	SETTINGS	: SETDATA
1PDP	SCENARIO	: MHA12SEC

RESERVES AND ECONOMICS

AS OF DATE: 01/2012

	GROSS OIL	GROSS GAS	NET OIL	NET GAS	NET OIL	NET GAS	NET	NET	TOTAL
END	PRODUCTION	PRODUCTION	PRODUCTION	PRODUCTION	PRICE	PRICE	OIL SALES	GAS SALES	NET SALES
MO-YEAR	MBBLS	MMCF	MBBLS	MMCF	$/BBL	$/MCF	M$	M$	M$

12-2012	68.793	59.676	2.392	2.075	86.470	3.288	206.824	6.822	213.646
12-2013	43.465	35.722	1.511	1.242	86.470	3.288	130.676	4.084	134.760
12-2014	34.604	26.982	1.203	0.938	86.470	3.288	104.037	3.085	107.122
12-2015	29.634	21.928	1.030	0.762	86.470	3.288	89.093	2.507	91.600
12-2016	26.337	18.496	0.916	0.643	86.470	3.288	79.183	2.114	81.297

12-2017	23.945	15.960	0.833	0.555	86.470	3.288	71.989	1.824	73.814
12-2018	22.105	13.984	0.769	0.486	86.470	3.288	66.459	1.599	68.058
12-2019	20.634	12.389	0.717	0.431	86.470	3.288	62.037	1.416	63.453
12-2020	19.423	11.069	0.675	0.385	86.470	3.288	58.395	1.265	59.660
12-2021	18.400	9.953	0.640	0.346	86.470	3.288	55.320	1.138	56.458

12-2022	17.479	8.974	0.608	0.312	86.470	3.288	52.550	1.026	53.576
12-2023	16.605	8.092	0.577	0.281	86.470	3.288	49.922	0.925	50.847
12-2024	15.775	7.297	0.548	0.254	86.470	3.288	47.426	0.834	48.260
12-2025	14.986	6.580	0.521	0.229	86.470	3.288	45.055	0.752	45.807
12-2026	14.237	5.933	0.495	0.206	86.470	3.288	42.802	0.678	43.480

S TOT	386.423	263.034	13.435	9.145	86.470	3.288	1161.767	30.070	1191.837

AFTER	225.571	52.976	7.843	1.842	86.470	3.288	678.172	6.056	684.229

TOTAL	611.994	316.010	21.278	10.987	86.470	3.288	1839.939	36.126	1876.066

	AD VALOREM	PRODUCTION	DIRECT OPER	INTEREST	CAPITAL	EQUITY	FUTURE NET	CUMULATIVE	CUM. DISC.
END	TAX	TAX	EXPENSE	PAID	REPAYMENT	INVESTMENT	CASHFLOW	CASHFLOW	CASHFLOW
MO-YEAR	M$	M$	M$	M$	M$	M$	M$	M$	@ 10% M$

12-2012	13.215	10.341	7.364	0.000	0.000	0.000	182.726	182.726	175.291
12-2013	8.335	6.534	5.813	0.000	0.000	0.000	114.078	296.804	274.440
12-2014	6.625	5.202	5.270	0.000	0.000	0.000	90.025	386.829	345.510
12-2015	5.664	4.455	4.966	0.000	0.000	0.000	76.515	463.344	400.403
12-2016	5.027	3.959	4.764	0.000	0.000	0.000	67.548	530.892	444.447

12-2017	4.564	3.599	4.617	0.000	0.000	0.000	61.033	591.925	480.620
12-2018	4.208	3.323	4.504	0.000	0.000	0.000	56.023	647.948	510.802
12-2019	3.923	3.102	4.414	0.000	0.000	0.000	52.014	699.962	536.275
12-2020	3.688	2.920	4.340	0.000	0.000	0.000	48.712	748.674	557.961
12-2021	3.490	2.766	4.277	0.000	0.000	0.000	45.925	794.599	576.546

12-2022	3.312	2.627	4.221	0.000	0.000	0.000	43.415	838.014	592.519
12-2023	3.143	2.496	4.167	0.000	0.000	0.000	41.041	879.055	606.245
12-2024	2.983	2.371	4.117	0.000	0.000	0.000	38.790	917.845	618.039
12-2025	2.831	2.253	4.068	0.000	0.000	0.000	36.655	954.500	628.171
12-2026	2.687	2.140	4.022	0.000	0.000	0.000	34.631	989.130	636.873

S TOT	73.694	58.088	70.925	0.000	0.000	0.000	989.130	989.130	636.873

AFTER	42.271	33.909	124.077	0.000	0.000	0.000	483.972	1473.102	688.732

TOTAL	115.964	91.997	195.002	0.000	0.000	0.000	1473.102	1473.102	688.732

	OIL	GAS
GROSS WELLS	1.0	0.0
GROSS ULT., MB & MMF	669.857	359.083
GROSS CUM., MB & MMF	57.863	43.073
GROSS RES., MB & MMF	611.994	316.010
NET RES., MB & MMF	21.278	10.987
NET REVENUE, M$	1839.939	36.126
INITIAL PRICE, $	86.470	3.288
INITIAL N.I., PCT.	3.477	3.477

		P.W. %	P.W., M$
LIFE, YRS.	50.00	5.00	920.075
DISCOUNT %	10.00	10.00	688.732
UNDISCOUNTED PAYOUT, YRS.	0.00	12.00	630.833
DISCOUNTED PAYOUT, YRS.	0.00	15.00	563.928
UNDISCOUNTED NET/INVEST.	0.00	18.00	513.091
DISCOUNTED NET/INVEST.	0.00	20.00	485.409
RATE-OF-RETURN, PCT.	100.00	30.00	390.816
INITIAL W.I., PCT.	4.375	60.00	270.097
		80.00	232.847
		100.00	208.213

American Eagle Energy March 15, 2012 Page 61

Wolter 1-28H S16-21	DATE	: 03/09/2012
163N 100W 16	TIME	: 12:39:13
THREE FORKS	DBS	: MHA
SM ENERGY	SETTINGS	: SETDATA
1PDP	SCENARIO	: MHA12SEC

RESERVES AND ECONOMICS

AS OF DATE: 01/2012

	GROSS OIL	GROSS GAS	NET OIL	NET GAS	NET OIL	NET GAS	NET	NET	TOTAL
END	PRODUCTION	PRODUCTION	PRODUCTION	PRODUCTION	PRICE	PRICE	OIL SALES	GAS SALES	NET SALES
MO-YEAR	MBBLS	MMCF	MBBLS	MMCF	$/BBL	$/MCF	M$	M$	M$

12-2012	71.416	61.833	0.741	0.642	86.470	3.288	64.107	2.111	66.218
12-2013	46.929	38.910	0.487	0.404	86.470	3.288	42.127	1.328	43.455
12-2014	37.689	29.951	0.391	0.311	86.470	3.288	33.832	1.022	34.855
12-2015	32.404	24.687	0.336	0.256	86.470	3.288	29.088	0.843	29.931
12-2016	28.866	21.083	0.300	0.219	86.470	3.288	25.912	0.720	26.632

12-2017	26.283	18.405	0.273	0.191	86.470	3.288	23.593	0.628	24.221
12-2018	24.285	16.305	0.252	0.169	86.470	3.288	21.800	0.557	22.356
12-2019	22.579	14.535	0.234	0.151	86.470	3.288	20.269	0.496	20.765
12-2020	20.999	12.961	0.218	0.135	86.470	3.288	18.850	0.442	19.292
12-2021	19.529	11.557	0.203	0.120	86.470	3.288	17.530	0.394	17.925

12-2022	18.162	10.305	0.189	0.107	86.470	3.288	16.303	0.352	16.655
12-2023	16.891	9.189	0.175	0.095	86.470	3.288	15.162	0.314	15.476
12-2024	15.708	8.194	0.163	0.085	86.470	3.288	14.101	0.280	14.380
12-2025	14.609	7.306	0.152	0.076	86.470	3.288	13.114	0.249	13.363
12-2026	13.586	6.515	0.141	0.068	86.470	3.288	12.196	0.222	12.418

S TOT	409.934	291.736	4.256	3.029	86.470	3.288	367.984	9.958	377.942

AFTER	164.140	52.429	1.704	0.544	86.470	3.288	147.343	1.790	149.132

TOTAL	574.073	344.165	5.960	3.573	86.470	3.288	515.326	11.748	527.074

	AD VALOREM	PRODUCTION	DIRECT OPER	INTEREST	CAPITAL	EQUITY	FUTURE NET	CUMULATIVE	CUM. DISC.
END	TAX	TAX	EXPENSE	PAID	REPAYMENT	INVESTMENT	CASHFLOW	CASHFLOW	CASHFLOW
MO-YEAR	M$	M$	M$	M$	M$	M$	M$	M$	@ 10% M$

12-2012	4.096	3.205	2.090	0.000	0.000	0.000	56.826	56.826	54.477
12-2013	2.688	2.106	1.694	0.000	0.000	0.000	36.967	93.793	86.602
12-2014	2.156	1.692	1.544	0.000	0.000	0.000	29.463	123.256	109.861
12-2015	1.851	1.454	1.459	0.000	0.000	0.000	25.167	148.423	127.915
12-2016	1.647	1.296	1.401	0.000	0.000	0.000	22.288	170.710	142.447

12-2017	1.498	1.180	1.360	0.000	0.000	0.000	20.184	190.895	154.410
12-2018	1.382	1.090	1.327	0.000	0.000	0.000	18.557	209.452	164.407
12-2019	1.284	1.013	1.300	0.000	0.000	0.000	17.168	226.620	172.815
12-2020	1.193	0.942	1.274	0.000	0.000	0.000	15.883	242.503	179.887
12-2021	1.108	0.877	1.250	0.000	0.000	0.000	14.690	257.193	185.833

12-2022	1.030	0.815	1.228	0.000	0.000	0.000	13.582	270.775	190.831
12-2023	0.957	0.758	1.208	0.000	0.000	0.000	12.553	283.328	195.030
12-2024	0.889	0.705	1.188	0.000	0.000	0.000	11.598	294.926	198.557
12-2025	0.826	0.656	1.171	0.000	0.000	0.000	10.711	305.637	201.518
12-2026	0.768	0.610	1.154	0.000	0.000	0.000	9.887	315.524	204.003

S TOT	23.370	18.399	20.648	0.000	0.000	0.000	315.524	315.524	204.003

AFTER	9.215	7.367	33.562	0.000	0.000	0.000	98.988	414.512	216.515

TOTAL	32.585	25.766	54.210	0.000	0.000	0.000	414.512	414.512	216.515

	OIL	GAS
GROSS WELLS	1.0	0.0
GROSS ULT., MB & MMF	670.956	401.490
GROSS CUM., MB & MMF	96.883	57.325
GROSS RES., MB & MMF	574.073	344.165
NET RES., MB & MMF	5.960	3.573
NET REVENUE, M$	515.326	11.748
INITIAL PRICE, $	86.470	3.288
INITIAL N.I., PCT.	1.038	1.038

		P.W. %	P.W., M$
LIFE, YRS.	48.08	5.00	280.910
DISCOUNT %	10.00	10.00	216.515
UNDISCOUNTED PAYOUT, YRS.	0.00	12.00	199.426
DISCOUNTED PAYOUT, YRS.	0.00	15.00	179.195
UNDISCOUNTED NET/INVEST.	0.00	18.00	163.494
DISCOUNTED NET/INVEST.	0.00	20.00	154.834
RATE-OF-RETURN, PCT.	100.00	30.00	124.744
INITIAL W.I., PCT.	1.298	60.00	85.652
		80.00	73.556
		100.00	65.572

American Eagle Energy March 15, 2012 Page 62

Wolter 13-9H S9-4	DATE	: 03/09/2012
163N 100W 9	TIME	: 12:39:13
THREE FORKS	DBS	: MHA
SM ENERGY	SETTINGS	: SETDATA
1PDP	SCENARIO	: MHA12SEC

RESERVES AND ECONOMICS

AS OF DATE: 01/2012

	GROSS OIL	GROSS GAS	NET OIL	NET GAS	NET OIL	NET GAS	NET	NET	TOTAL
END	PRODUCTION	PRODUCTION	PRODUCTION	PRODUCTION	PRICE	PRICE	OIL SALES	GAS SALES	NET SALES
MO-YEAR	MBBLS	MMCF	MBBLS	MMCF	$/BBL	$/MCF	M$	M$	M$

12-2012	70.874	82.858	3.295	3.852	86.470	3.288	284.925	12.666	297.591
12-2013	35.266	38.809	1.640	1.804	86.470	3.288	141.777	5.933	147.709
12-2014	27.217	28.307	1.265	1.316	86.470	3.288	109.416	4.327	113.743
12-2015	22.998	22.614	1.069	1.051	86.470	3.288	92.456	3.457	95.913
12-2016	20.287	18.862	0.943	0.877	86.470	3.288	81.559	2.883	84.442

12-2017	18.356	16.138	0.853	0.750	86.470	3.288	73.794	2.467	76.261
12-2018	16.889	14.041	0.785	0.653	86.470	3.288	67.898	2.146	70.044
12-2019	15.727	12.364	0.731	0.575	86.470	3.288	63.223	1.890	65.114
12-2020	14.775	10.985	0.687	0.511	86.470	3.288	59.399	1.679	61.078
12-2021	13.978	9.827	0.650	0.457	86.470	3.288	56.194	1.502	57.696

12-2022	13.275	8.826	0.617	0.410	86.470	3.288	53.367	1.349	54.716
12-2023	12.611	7.929	0.586	0.369	86.470	3.288	50.698	1.212	51.910
12-2024	11.980	7.124	0.557	0.331	86.470	3.288	48.163	1.089	49.252
12-2025	11.381	6.400	0.529	0.298	86.470	3.288	45.755	0.978	46.734
12-2026	10.812	5.750	0.503	0.267	86.470	3.288	43.467	0.879	44.346

S TOT	316.429	290.836	14.711	13.521	86.470	3.288	1272.092	44.459	1316.550

AFTER	171.316	49.650	7.965	2.308	86.470	3.288	688.716	7.590	696.306

TOTAL	487.745	340.486	22.676	15.830	86.470	3.288	1960.807	52.048	2012.856

	AD VALOREM	PRODUCTION	DIRECT OPER	INTEREST	CAPITAL	EQUITY	FUTURE NET	CUMULATIVE	CUM. DISC.
END	TAX	TAX	EXPENSE	PAID	REPAYMENT	INVESTMENT	CASHFLOW	CASHFLOW	CASHFLOW
MO-YEAR	M$	M$	M$	M$	M$	M$	M$	M$	@ 10% M$

12-2012	18.417	14.246	10.135	0.000	0.000	0.000	254.792	254.792	245.661
12-2013	9.140	7.089	7.185	0.000	0.000	0.000	124.295	379.088	353.735
12-2014	7.038	5.471	6.517	0.000	0.000	0.000	94.717	473.805	428.522
12-2015	5.934	4.623	6.168	0.000	0.000	0.000	79.188	552.993	485.338
12-2016	5.224	4.078	5.943	0.000	0.000	0.000	69.197	622.190	530.461

12-2017	4.717	3.690	5.783	0.000	0.000	0.000	62.071	684.261	567.251
12-2018	4.332	3.395	5.662	0.000	0.000	0.000	56.656	740.917	597.775
12-2019	4.027	3.161	5.565	0.000	0.000	0.000	52.360	793.277	623.418
12-2020	3.777	2.970	5.486	0.000	0.000	0.000	48.845	842.122	645.164
12-2021	3.568	2.810	5.420	0.000	0.000	0.000	45.898	888.021	663.739

12-2022	3.383	2.668	5.362	0.000	0.000	0.000	43.302	931.323	679.670
12-2023	3.209	2.535	5.307	0.000	0.000	0.000	40.859	972.182	693.336
12-2024	3.045	2.408	5.255	0.000	0.000	0.000	38.544	1010.726	705.056
12-2025	2.889	2.288	5.205	0.000	0.000	0.000	36.352	1047.078	715.104
12-2026	2.741	2.173	5.158	0.000	0.000	0.000	34.274	1081.352	723.716

S TOT	81.441	63.605	90.153	0.000	0.000	0.000	1081.352	1081.352	723.716

AFTER	43.022	34.436	163.366	0.000	0.000	0.000	455.482	1536.834	773.975

TOTAL	124.463	98.040	253.519	0.000	0.000	0.000	1536.834	1536.834	773.975

	OIL	GAS
GROSS WELLS	1.0	0.0
GROSS ULT., MB & MMF	535.233	386.428
GROSS CUM., MB & MMF	47.488	45.942
GROSS RES., MB & MMF	487.745	340.486
NET RES., MB & MMF	22.676	15.830
NET REVENUE, M$	1960.807	52.048
INITIAL PRICE, $	86.470	3.288
INITIAL N.I., PCT.	4.649	4.649

		P.W. %	P.W., M$
LIFE, YRS.	50.00	5.00	1003.581
DISCOUNT %	10.00	10.00	773.975
UNDISCOUNTED PAYOUT, YRS.	0.00	12.00	715.721
DISCOUNTED PAYOUT, YRS.	0.00	15.00	647.954
UNDISCOUNTED NET/INVEST.	0.00	18.00	596.106
DISCOUNTED NET/INVEST.	0.00	20.00	567.731
RATE-OF-RETURN, PCT.	100.00	30.00	469.868
INITIAL W.I., PCT.	5.919	60.00	342.145
		80.00	301.750
		100.00	274.662

American Eagle Energy March 15, 2012 Page 63

Thomte 8-5 S8-5	DATE	: 03/09/2012
163N 99W 8	TIME	: 12:39:13
THREE FORKS	DBS	: MHA
SAMSON	SETTINGS	: SETDATA
2PNP	SCENARIO	: MHA12SEC

RESERVES AND ECONOMICS

AS OF DATE: 01/2012

	GROSS OIL	GROSS GAS	NET OIL	NET GAS	NET OIL	NET GAS	NET	NET	TOTAL
END	PRODUCTION	PRODUCTION	PRODUCTION	PRODUCTION	PRICE	PRICE	OIL SALES	GAS SALES	NET SALES
MO-YEAR	MBBLS	MMCF	MBBLS	MMCF	$/BBL	$/MCF	M$	M$	M$

12-2012	54.984	48.529	1.372	1.211	86.470	3.288	118.658	3.982	122.640
12-2013	36.905	30.892	0.921	0.771	86.470	3.288	79.642	2.535	82.177
12-2014	28.131	22.258	0.702	0.555	86.470	3.288	60.708	1.826	62.534
12-2015	23.653	17.697	0.590	0.442	86.470	3.288	51.045	1.452	52.497
12-2016	20.809	14.724	0.519	0.367	86.470	3.288	44.908	1.208	46.116

12-2017	18.796	12.578	0.469	0.314	86.470	3.288	40.563	1.032	41.595
12-2018	17.274	10.933	0.431	0.273	86.470	3.288	37.279	0.897	38.176
12-2019	16.071	9.620	0.401	0.240	86.470	3.288	34.683	0.789	35.472
12-2020	15.089	8.543	0.377	0.213	86.470	3.288	32.564	0.701	33.265
12-2021	14.268	7.640	0.356	0.191	86.470	3.288	30.791	0.627	31.418

12-2022	13.548	6.862	0.338	0.171	86.470	3.288	29.238	0.563	29.801
12-2023	12.871	6.166	0.321	0.154	86.470	3.288	27.776	0.506	28.282
12-2024	12.227	5.541	0.305	0.138	86.470	3.288	26.387	0.455	26.842
12-2025	11.616	4.979	0.290	0.124	86.470	3.288	25.068	0.409	25.476
12-2026	11.035	4.474	0.275	0.112	86.470	3.288	23.815	0.367	24.182

S TOT	307.278	211.436	7.669	5.277	86.470	3.288	663.123	17.350	680.474

AFTER	174.846	38.689	4.364	0.966	86.470	3.288	377.327	3.175	380.502

TOTAL	482.123	250.125	12.033	6.242	86.470	3.288	1040.450	20.525	1060.976

	AD VALOREM	PRODUCTION	DIRECT OPER	INTEREST	CAPITAL	EQUITY	FUTURE NET	CUMULATIVE	CUM. DISC.
END	TAX	TAX	EXPENSE	PAID	REPAYMENT	INVESTMENT	CASHFLOW	CASHFLOW	CASHFLOW
MO-YEAR	M$	M$	M$	M$	M$	M$	M$	M$	@ 10% M$

12-2012	7.586	5.933	4.355	0.000	0.000	12.717	92.049	92.049	87.135
12-2013	5.083	3.982	3.932	0.000	0.000	0.000	69.181	161.230	147.296
12-2014	3.867	3.035	3.541	0.000	0.000	0.000	52.090	213.320	188.428
12-2015	3.246	2.552	3.342	0.000	0.000	0.000	43.357	256.677	219.537
12-2016	2.852	2.245	3.215	0.000	0.000	0.000	37.804	294.481	244.188

12-2017	2.572	2.028	3.126	0.000	0.000	0.000	33.870	328.350	264.263
12-2018	2.360	1.864	3.058	0.000	0.000	0.000	30.894	359.244	280.908
12-2019	2.193	1.734	3.004	0.000	0.000	0.000	28.541	387.785	294.885
12-2020	2.056	1.628	2.961	0.000	0.000	0.000	26.619	414.404	306.736
12-2021	1.942	1.540	2.924	0.000	0.000	0.000	25.012	439.416	316.859

12-2022	1.842	1.462	2.892	0.000	0.000	0.000	23.605	463.021	325.543
12-2023	1.748	1.389	2.862	0.000	0.000	0.000	22.283	485.304	332.996
12-2024	1.659	1.319	2.833	0.000	0.000	0.000	21.030	506.335	339.390
12-2025	1.574	1.253	2.806	0.000	0.000	0.000	19.842	526.177	344.875
12-2026	1.494	1.191	2.780	0.000	0.000	0.000	18.716	544.893	349.578

S TOT	42.076	33.156	47.632	0.000	0.000	12.717	544.893	544.893	349.578

AFTER	23.506	18.866	87.900	0.000	0.000	0.000	250.229	795.122	377.105

TOTAL	65.582	52.023	135.532	0.000	0.000	12.717	795.122	795.122	377.105

	OIL	GAS
GROSS WELLS	1.0	0.0
GROSS ULT., MB & MMF	482.123	250.125
GROSS CUM., MB & MMF	0.000	0.000
GROSS RES., MB & MMF	482.123	250.125
NET RES., MB & MMF	12.032	6.242
NET REVENUE, M$	1040.450	20.525
INITIAL PRICE, $	86.470	3.288
INITIAL N.I., PCT.	2.496	2.496

		P.W. %	P.W., M$
LIFE, YRS.	50.00	5.00	502.735
DISCOUNT %	10.00	10.00	377.105
UNDISCOUNTED PAYOUT, YRS.	0.12	12.00	345.251
DISCOUNTED PAYOUT, YRS.	0.13	15.00	308.203
UNDISCOUNTED NET/INVEST.	63.52	18.00	279.860
DISCOUNTED NET/INVEST.	30.89	20.00	264.349
RATE-OF-RETURN, PCT.	100.00	30.00	210.848
INITIAL W.I., PCT.	3.179	60.00	141.039
		80.00	119.001
		100.00	104.258

American Eagle Energy March 15, 2012 Page 64

Blazer 2-11 S2-11	DATE	: 03/09/2012
163N 98W 2	TIME	: 12:39:13
THREE FORKS	DBS	: MHA
SAMSON	SETTINGS	: SETDATA
4PUD	SCENARIO	: MHA12SEC

RESERVES AND ECONOMICS

AS OF DATE: 01/2012

	GROSS OIL	GROSS GAS	NET OIL	NET GAS	NET OIL	NET GAS	NET	NET	TOTAL
END	PRODUCTION	PRODUCTION	PRODUCTION	PRODUCTION	PRICE	PRICE	OIL SALES	GAS SALES	NET SALES
MO-YEAR	MBBLS	MMCF	MBBLS	MMCF	$/BBL	$/MCF	M$	M$	M$

12-2012	51.162	45.238	0.384	0.339	86.470	3.288	33.189	1.116	34.305
12-2013	38.085	32.032	0.286	0.240	86.470	3.288	24.706	0.790	25.496
12-2014	28.631	22.760	0.215	0.171	86.470	3.288	18.573	0.561	19.135
12-2015	23.947	18.000	0.180	0.135	86.470	3.288	15.535	0.444	15.979
12-2016	21.008	14.933	0.158	0.112	86.470	3.288	13.628	0.368	13.996

12-2017	18.942	12.735	0.142	0.096	86.470	3.288	12.288	0.314	12.602
12-2018	17.387	11.056	0.130	0.083	86.470	3.288	11.279	0.273	11.552
12-2019	16.162	9.720	0.121	0.073	86.470	3.288	10.485	0.240	10.724
12-2020	15.164	8.626	0.114	0.065	86.470	3.288	9.837	0.213	10.050
12-2021	14.331	7.710	0.108	0.058	86.470	3.288	9.297	0.190	9.487

12-2022	13.606	6.924	0.102	0.052	86.470	3.288	8.827	0.171	8.997
12-2023	12.926	6.221	0.097	0.047	86.470	3.288	8.385	0.153	8.539
12-2024	12.280	5.590	0.092	0.042	86.470	3.288	7.966	0.138	8.104
12-2025	11.666	5.023	0.088	0.038	86.470	3.288	7.568	0.124	7.692
12-2026	11.082	4.514	0.083	0.034	86.470	3.288	7.189	0.111	7.301

S TOT	306.379	211.081	2.299	1.584	86.470	3.288	198.753	5.207	203.959

AFTER	175.594	39.036	1.317	0.293	86.470	3.288	113.911	0.963	114.873

TOTAL	481.974	250.117	3.616	1.876	86.470	3.288	312.663	6.170	318.833

	AD VALOREM	PRODUCTION	DIRECT OPER	INTEREST	CAPITAL	EQUITY	FUTURE NET	CUMULATIVE	CUM. DISC.
END	TAX	TAX	EXPENSE	PAID	REPAYMENT	INVESTMENT	CASHFLOW	CASHFLOW	CASHFLOW
MO-YEAR	M$	M$	M$	M$	M$	M$	M$	M$	@ 10% M$

12-2012	2.122	1.659	1.178	0.000	0.000	3.751	25.595	25.595	24.054
12-2013	1.577	1.235	1.175	0.000	0.000	0.000	21.509	47.104	42.762
12-2014	1.183	0.929	1.051	0.000	0.000	0.000	15.972	63.075	55.374
12-2015	0.988	0.777	0.990	0.000	0.000	0.000	13.224	76.299	64.863
12-2016	0.865	0.681	0.951	0.000	0.000	0.000	11.499	87.798	72.361

12-2017	0.779	0.614	0.924	0.000	0.000	0.000	10.285	98.083	78.457
12-2018	0.714	0.564	0.903	0.000	0.000	0.000	9.370	107.453	83.505
12-2019	0.663	0.524	0.887	0.000	0.000	0.000	8.650	116.103	87.742
12-2020	0.621	0.492	0.874	0.000	0.000	0.000	8.063	124.165	91.331
12-2021	0.586	0.465	0.863	0.000	0.000	0.000	7.572	131.738	94.396

12-2022	0.556	0.441	0.854	0.000	0.000	0.000	7.146	138.884	97.025
12-2023	0.528	0.419	0.845	0.000	0.000	0.000	6.747	145.630	99.281
12-2024	0.501	0.398	0.836	0.000	0.000	0.000	6.368	151.999	101.218
12-2025	0.475	0.378	0.828	0.000	0.000	0.000	6.010	158.008	102.879
12-2026	0.451	0.359	0.821	0.000	0.000	0.000	5.669	163.678	104.303

S TOT	12.611	9.938	13.982	0.000	0.000	3.751	163.678	163.678	104.303

AFTER	7.097	5.696	25.937	0.000	0.000	0.000	76.144	239.822	112.657

TOTAL	19.708	15.633	39.919	0.000	0.000	3.751	239.822	239.822	112.657

	OIL	GAS
GROSS WELLS	1.0	0.0
GROSS ULT., MB & MMF	481.974	250.117
GROSS CUM., MB & MMF	0.000	0.000
GROSS RES., MB & MMF	481.974	250.117
NET RES., MB & MMF	3.616	1.876
NET REVENUE, M$	312.663	6.170
INITIAL PRICE, $	86.470	3.288
INITIAL N.I., PCT.	0.750	0.750

		P.W. %	P.W., M$
LIFE, YRS.	50.00	5.00	150.858
DISCOUNT %	10.00	10.00	112.657
UNDISCOUNTED PAYOUT, YRS.	0.13	12.00	102.966
DISCOUNTED PAYOUT, YRS.	0.13	15.00	91.689
UNDISCOUNTED NET/INVEST.	64.93	18.00	83.055
DISCOUNTED NET/INVEST.	31.03	20.00	78.327
RATE-OF-RETURN, PCT.	100.00	30.00	61.994
INITIAL W.I., PCT.	0.938	60.00	40.596
		80.00	33.812
		100.00	29.266

American Eagle Energy March 15, 2012 Page 65

CHRISTIANSON 15-12	DATE	: 03/09/2012
163N 100W 12	TIME	: 12:39:13
THREE FORKS	DBS	: MHA
AE	SETTINGS	: SETDATA
4PUD	SCENARIO	: MHA12SEC

RESERVES AND ECONOMICS

AS OF DATE: 01/2012

	GROSS OIL	GROSS GAS	NET OIL	NET GAS	NET OIL	NET GAS	NET	NET	TOTAL
END	PRODUCTION	PRODUCTION	PRODUCTION	PRODUCTION	PRICE	PRICE	OIL SALES	GAS SALES	NET SALES
MO-YEAR	MBBLS	MMCF	MBBLS	MMCF	$/BBL	$/MCF	M$	M$	M$

12-2012	69.197	61.265	19.557	17.315	86.470	3.288	1691.068	56.931	1747.999
12-2013	49.986	42.214	14.127	11.931	86.470	3.288	1221.571	39.228	1260.799
12-2014	37.414	29.964	10.574	8.469	86.470	3.288	914.332	27.844	942.176
12-2015	31.241	23.738	8.830	6.709	86.470	3.288	763.489	22.059	785.548
12-2016	27.384	19.744	7.739	5.580	86.470	3.288	669.214	18.347	687.561

12-2017	24.678	16.884	6.974	4.772	86.470	3.288	603.083	15.690	618.773
12-2018	22.644	14.702	6.400	4.155	86.470	3.288	553.378	13.662	567.039
12-2019	21.043	12.965	5.947	3.664	86.470	3.288	514.250	12.048	526.298
12-2020	19.740	11.542	5.579	3.262	86.470	3.288	482.407	10.725	493.133
12-2021	18.652	10.350	5.272	2.925	86.470	3.288	455.836	9.618	465.453

12-2022	17.708	9.325	5.005	2.635	86.470	3.288	432.751	8.665	441.416
12-2023	16.822	8.407	4.754	2.376	86.470	3.288	411.113	7.812	418.925
12-2024	15.981	7.579	4.517	2.142	86.470	3.288	390.558	7.043	397.601
12-2025	15.182	6.833	4.291	1.931	86.470	3.288	371.030	6.350	377.380
12-2026	14.423	6.161	4.076	1.741	86.470	3.288	352.478	5.725	358.203

S TOT	402.094	281.671	113.641	79.607	86.470	3.288	9826.557	261.747	10088.304

AFTER	228.526	54.929	64.587	15.524	86.470	3.288	5584.812	51.043	5635.854

TOTAL	630.620	336.600	178.228	95.131	86.470	3.288	15411.368	312.791	15724.158

	AD VALOREM	PRODUCTION	DIRECT OPER	INTEREST	CAPITAL	EQUITY	FUTURE NET	CUMULATIVE	CUM. DISC.
END	TAX	TAX	EXPENSE	PAID	REPAYMENT	INVESTMENT	CASHFLOW	CASHFLOW	CASHFLOW
MO-YEAR	M$	M$	M$	M$	M$	M$	M$	M$	@ 10% M$

12-2012	108.124	84.553	53.553	0.000	0.000	2768.586	-1266.818	-1266.818	-1345.078
12-2013	77.982	61.079	50.395	0.000	0.000	0.000	1071.344	-195.474	-413.204
12-2014	58.270	45.717	44.148	0.000	0.000	0.000	794.042	598.568	213.831
12-2015	48.579	38.174	41.081	0.000	0.000	0.000	657.714	1256.281	685.748
12-2016	42.516	33.461	39.164	0.000	0.000	0.000	572.420	1828.701	1059.022

12-2017	38.260	30.154	37.819	0.000	0.000	0.000	512.539	2341.240	1362.812
12-2018	35.059	27.669	36.808	0.000	0.000	0.000	467.503	2808.743	1614.687
12-2019	32.538	25.712	36.013	0.000	0.000	0.000	432.034	3240.777	1826.273
12-2020	30.486	24.120	35.365	0.000	0.000	0.000	403.161	3643.938	2005.758
12-2021	28.773	22.792	34.825	0.000	0.000	0.000	379.064	4023.001	2159.165

12-2022	27.286	21.638	34.356	0.000	0.000	0.000	358.137	4381.139	2290.924
12-2023	25.894	20.556	33.916	0.000	0.000	0.000	338.560	4719.699	2404.157
12-2024	24.575	19.528	33.498	0.000	0.000	0.000	320.000	5039.699	2501.454
12-2025	23.324	18.551	33.101	0.000	0.000	0.000	302.404	5342.103	2585.042
12-2026	22.138	17.624	32.723	0.000	0.000	0.000	285.718	5627.820	2656.838

S TOT	623.803	491.328	576.765	0.000	0.000	2768.586	5627.820	5627.820	2656.838

AFTER	348.180	279.241	1008.027	0.000	0.000	0.000	4000.407	9628.228	3085.004

TOTAL	971.983	770.568	1584.791	0.000	0.000	2768.586	9628.228	9628.228	3085.004

	OIL	GAS
GROSS WELLS	1.0	0.0
GROSS ULT., MB & MMF	630.620	336.600
GROSS CUM., MB & MMF	0.000	0.000
GROSS RES., MB & MMF	630.620	336.600
NET RES., MB & MMF	178.228	95.131
NET REVENUE, M$	15411.369	312.791
INITIAL PRICE, $	86.470	3.288
INITIAL N.I., PCT.	28.262	28.262

		P.W. %	P.W., M$
LIFE, YRS.	50.00	5.00	5024.354
DISCOUNT %	10.00	10.00	3085.004
UNDISCOUNTED PAYOUT, YRS.	2.25	12.00	2596.554
DISCOUNTED PAYOUT, YRS.	2.66	15.00	2029.652
UNDISCOUNTED NET/INVEST.	4.48	18.00	1596.551
DISCOUNTED NET/INVEST.	2.11	20.00	1359.660
RATE-OF-RETURN, PCT.	43.16	30.00	542.532
INITIAL W.I., PCT.	35.495	60.00	-526.886
		80.00	-866.182
		100.00	-1093.826

American Eagle Energy March 15, 2012 Page 66

CODY 16-11 16-11	DATE	: 03/09/2012
163N 101W 11	TIME	: 12:39:13
THREE FORKS	DBS	: MHA
AE	SETTINGS	: SETDATA
4PUD	SCENARIO	: MHA12SEC

RESERVES AND ECONOMICS

AS OF DATE: 01/2012

	GROSS OIL	GROSS GAS	NET OIL	NET GAS	NET OIL	NET GAS	NET	NET	TOTAL
END	PRODUCTION	PRODUCTION	PRODUCTION	PRODUCTION	PRICE	PRICE	OIL SALES	GAS SALES	NET SALES
MO-YEAR	MBBLS	MMCF	MBBLS	MMCF	$/BBL	$/MCF	M$	M$	M$

12-2012	58.321	51.811	14.553	12.928	86.470	3.288	1258.370	42.508	1300.879
12-2013	53.709	45.767	13.402	11.420	86.470	3.288	1158.844	37.549	1196.393
12-2014	38.852	31.391	9.695	7.833	86.470	3.288	838.299	25.754	864.053
12-2015	32.059	24.574	8.000	6.132	86.470	3.288	691.717	20.161	711.878
12-2016	27.928	20.313	6.969	5.069	86.470	3.288	602.584	16.665	619.250

12-2017	25.073	17.305	6.256	4.318	86.470	3.288	540.992	14.198	555.189
12-2018	22.948	15.030	5.726	3.750	86.470	3.288	495.137	12.331	507.468
12-2019	21.286	13.230	5.311	3.301	86.470	3.288	459.278	10.854	470.132
12-2020	19.940	11.761	4.976	2.935	86.470	3.288	430.238	9.649	439.888
12-2021	18.821	10.535	4.696	2.629	86.470	3.288	406.096	8.643	414.739

12-2022	17.860	9.487	4.456	2.367	86.470	3.288	385.353	7.784	393.137
12-2023	16.967	8.553	4.234	2.134	86.470	3.288	366.086	7.017	373.103
12-2024	16.118	7.711	4.022	1.924	86.470	3.288	347.781	6.327	354.108
12-2025	15.313	6.952	3.821	1.735	86.470	3.288	330.392	5.704	336.096
12-2026	14.547	6.268	3.630	1.564	86.470	3.288	313.873	5.143	319.015

S TOT	399.742	280.688	99.746	70.039	86.470	3.288	8625.039	230.289	8855.328

AFTER	230.488	55.885	57.513	13.945	86.470	3.288	4973.128	45.851	5018.979

TOTAL	630.229	336.574	157.259	83.984	86.470	3.288	13598.167	276.139	13874.307

	AD VALOREM	PRODUCTION	DIRECT OPER	INTEREST	CAPITAL	EQUITY	FUTURE NET	CUMULATIVE	CUM. DISC.
END	TAX	TAX	EXPENSE	PAID	REPAYMENT	INVESTMENT	CASHFLOW	CASHFLOW	CASHFLOW
MO-YEAR	M$	M$	M$	M$	M$	M$	M$	M$	@ 10% M$

12-2012	80.467	62.919	38.581	0.000	0.000	2074.900	-955.988	-955.988	-991.901
12-2013	73.999	57.942	45.926	0.000	0.000	0.000	1018.526	62.538	-105.550
12-2014	53.439	41.915	39.437	0.000	0.000	0.000	729.263	791.801	470.408
12-2015	44.024	34.586	36.469	0.000	0.000	0.000	596.800	1388.600	898.646
12-2016	38.293	30.129	34.665	0.000	0.000	0.000	516.163	1904.763	1235.249

12-2017	34.329	27.050	33.418	0.000	0.000	0.000	460.393	2365.156	1508.137
12-2018	31.376	24.757	32.489	0.000	0.000	0.000	418.845	2784.002	1733.801
12-2019	29.066	22.964	31.763	0.000	0.000	0.000	386.339	3170.341	1923.011
12-2020	27.194	21.512	31.175	0.000	0.000	0.000	360.006	3530.347	2083.284
12-2021	25.638	20.305	30.687	0.000	0.000	0.000	338.110	3868.457	2220.118

12-2022	24.301	19.268	30.267	0.000	0.000	0.000	319.301	4187.757	2337.590
12-2023	23.062	18.304	29.877	0.000	0.000	0.000	301.860	4489.618	2438.549
12-2024	21.887	17.389	29.506	0.000	0.000	0.000	285.326	4774.944	2525.303
12-2025	20.772	16.520	29.154	0.000	0.000	0.000	269.650	5044.594	2599.837
12-2026	19.716	15.694	28.819	0.000	0.000	0.000	254.786	5299.380	2663.861

S TOT	547.565	431.252	502.231	0.000	0.000	2074.900	5299.380	5299.380	2663.861

AFTER	310.071	248.656	886.960	0.000	0.000	0.000	3573.292	8872.672	3045.929

TOTAL	857.636	679.908	1389.191	0.000	0.000	2074.900	8872.672	8872.672	3045.929

	OIL	GAS
GROSS WELLS	1.0	0.0
GROSS ULT., MB & MMF	630.229	336.574
GROSS CUM., MB & MMF	0.000	0.000
GROSS RES., MB & MMF	630.229	336.574
NET RES., MB & MMF	157.259	83.984
NET REVENUE, M$	13598.169	276.139
INITIAL PRICE, $	86.470	3.288
INITIAL N.I., PCT.	24.953	24.953

		P.W. %	P.W., M$
LIFE, YRS.	50.00	5.00	4768.728
DISCOUNT %	10.00	10.00	3045.930
UNDISCOUNTED PAYOUT, YRS.	1.94	12.00	2613.433
DISCOUNTED PAYOUT, YRS.	2.18	15.00	2112.753
UNDISCOUNTED NET/INVEST.	5.28	18.00	1731.583
DISCOUNTED NET/INVEST.	2.49	20.00	1523.776
RATE-OF-RETURN, PCT.	55.61	30.00	812.784
INITIAL W.I., PCT.	31.201	60.00	-88.148
		80.00	-358.108
		100.00	-530.973

American Eagle Energy March 15, 2012 Page 67

COPLAN 1-3	DATE	: 03/09/2012
163N 101W 3	TIME	: 12:39:13
THREE FORKS	DBS	: MHA
AE	SETTINGS	: SETDATA
4PUD	SCENARIO	: MHA12SEC

RESERVES AND ECONOMICS

AS OF DATE: 01/2012

	GROSS OIL	GROSS GAS	NET OIL	NET GAS	NET OIL	NET GAS	NET	NET	TOTAL
END	PRODUCTION	PRODUCTION	PRODUCTION	PRODUCTION	PRICE	PRICE	OIL SALES	GAS SALES	NET SALES
MO-YEAR	MBBLS	MMCF	MBBLS	MMCF	$/BBL	$/MCF	M$	M$	M$

12-2012	52.382	46.615	5.351	4.762	86.470	3.288	462.695	15.657	478.352
12-2013	55.938	47.883	5.714	4.891	86.470	3.288	494.106	16.083	510.189
12-2014	39.638	32.167	4.049	3.286	86.470	3.288	350.126	10.804	360.930
12-2015	32.493	25.016	3.319	2.555	86.470	3.288	287.009	8.402	295.411
12-2016	28.212	20.609	2.882	2.105	86.470	3.288	249.201	6.922	256.124

12-2017	25.278	17.523	2.582	1.790	86.470	3.288	223.284	5.885	229.169
12-2018	23.105	15.199	2.360	1.553	86.470	3.288	204.085	5.105	209.190
12-2019	21.411	13.366	2.187	1.365	86.470	3.288	189.124	4.489	193.613
12-2020	20.043	11.873	2.047	1.213	86.470	3.288	177.038	3.988	181.026
12-2021	18.907	10.629	1.931	1.086	86.470	3.288	167.010	3.570	170.580

12-2022	17.936	9.569	1.832	0.978	86.470	3.288	158.433	3.214	161.648
12-2023	17.040	8.627	1.741	0.881	86.470	3.288	150.511	2.898	153.409
12-2024	16.188	7.778	1.654	0.795	86.470	3.288	142.986	2.613	145.598
12-2025	15.378	7.013	1.571	0.716	86.470	3.288	135.836	2.355	138.192
12-2026	14.609	6.322	1.492	0.646	86.470	3.288	129.045	2.124	131.168

S TOT	398.558	280.190	40.713	28.622	86.470	3.288	3520.490	94.109	3614.599

AFTER	231.475	56.370	23.646	5.758	86.470	3.288	2044.636	18.933	2063.570

TOTAL	630.033	336.560	64.359	34.380	86.470	3.288	5565.126	113.042	5678.168

	AD VALOREM	PRODUCTION	DIRECT OPER	INTEREST	CAPITAL	EQUITY	FUTURE NET	CUMULATIVE	CUM. DISC.
END	TAX	TAX	EXPENSE	PAID	REPAYMENT	INVESTMENT	CASHFLOW	CASHFLOW	CASHFLOW
MO-YEAR	M$	M$	M$	M$	M$	M$	M$	M$	@ 10% M$

12-2012	29.589	23.135	14.055	0.000	0.000	854.881	-443.309	-443.309	-443.675
12-2013	31.556	24.705	19.323	0.000	0.000	0.000	434.604	-8.705	-65.356
12-2014	22.323	17.506	16.390	0.000	0.000	0.000	304.712	296.007	175.318
12-2015	18.269	14.350	15.104	0.000	0.000	0.000	247.688	543.695	353.054
12-2016	15.838	12.460	14.333	0.000	0.000	0.000	213.492	757.187	492.280

12-2017	14.170	11.164	13.805	0.000	0.000	0.000	190.030	947.217	604.918
12-2018	12.934	10.204	13.414	0.000	0.000	0.000	172.638	1119.854	697.932
12-2019	11.970	9.456	13.109	0.000	0.000	0.000	159.077	1278.932	775.841
12-2020	11.191	8.852	12.863	0.000	0.000	0.000	148.120	1427.051	841.784
12-2021	10.545	8.350	12.659	0.000	0.000	0.000	139.026	1566.077	898.048

12-2022	9.992	7.922	12.484	0.000	0.000	0.000	131.250	1697.327	946.335
12-2023	9.482	7.526	12.323	0.000	0.000	0.000	124.079	1821.405	987.834
12-2024	8.999	7.149	12.169	0.000	0.000	0.000	117.281	1938.686	1023.493
12-2025	8.541	6.792	12.024	0.000	0.000	0.000	110.835	2049.521	1054.129
12-2026	8.107	6.452	11.885	0.000	0.000	0.000	104.724	2154.246	1080.445

S TOT	223.507	176.024	205.940	0.000	0.000	854.881	2154.246	2154.246	1080.445

AFTER	127.487	102.232	365.615	0.000	0.000	0.000	1468.237	3622.482	1237.464

TOTAL	350.994	278.256	571.555	0.000	0.000	854.881	3622.482	3622.482	1237.464

	OIL	GAS
GROSS WELLS	1.0	0.0
GROSS ULT., MB & MMF	630.033	336.561
GROSS CUM., MB & MMF	0.000	0.000
GROSS RES., MB & MMF	630.033	336.561
NET RES., MB & MMF	64.359	34.380
NET REVENUE, M$	5565.126	113.042
INITIAL PRICE, $	86.470	3.288
INITIAL N.I., PCT.	10.215	10.215

		P.W. %	P.W., M$
LIFE, YRS.	50.00	5.00	1940.787
DISCOUNT %	10.00	10.00	1237.464
UNDISCOUNTED PAYOUT, YRS.	2.03	12.00	1061.573
DISCOUNTED PAYOUT, YRS.	2.27	15.00	858.559
UNDISCOUNTED NET/INVEST.	5.24	18.00	704.620
DISCOUNTED NET/INVEST.	2.49	20.00	621.001
RATE-OF-RETURN, PCT.	58.61	30.00	337.389
INITIAL W.I., PCT.	12.855	60.00	-10.558
		80.00	-109.184
		100.00	-169.544
American Eagle Energy March 15, 2012 Page 68

Denali 31-21 S13-24	DATE	: 03/09/2012
163N 98W 13	TIME	: 12:39:13
THREE FORKS	DBS	: MHA
SAMSON	SETTINGS	: SETDATA
4PUD	SCENARIO	: MHA12SEC

RESERVES AND ECONOMICS

AS OF DATE: 01/2012

	GROSS OIL	GROSS GAS	NET OIL	NET GAS	NET OIL	NET GAS	NET	NET	TOTAL
END	PRODUCTION	PRODUCTION	PRODUCTION	PRODUCTION	PRICE	PRICE	OIL SALES	GAS SALES	NET SALES
MO-YEAR	MBBLS	MMCF	MBBLS	MMCF	$/BBL	$/MCF	M$	M$	M$

12-2012	47.153	41.769	0.012	0.010	86.470	3.288	1.013	0.034	1.047
12-2013	39.393	33.291	0.010	0.008	86.470	3.288	0.846	0.027	0.873
12-2014	29.160	23.289	0.007	0.006	86.470	3.288	0.626	0.019	0.645
12-2015	24.252	18.314	0.006	0.005	86.470	3.288	0.521	0.015	0.536
12-2016	21.212	15.149	0.005	0.004	86.470	3.288	0.455	0.012	0.468

12-2017	19.091	12.895	0.005	0.003	86.470	3.288	0.410	0.011	0.420
12-2018	17.502	11.181	0.004	0.003	86.470	3.288	0.376	0.009	0.385
12-2019	16.254	9.821	0.004	0.002	86.470	3.288	0.349	0.008	0.357
12-2020	15.240	8.709	0.004	0.002	86.470	3.288	0.327	0.007	0.334
12-2021	14.396	7.781	0.004	0.002	86.470	3.288	0.309	0.006	0.315

12-2022	13.665	6.986	0.003	0.002	86.470	3.288	0.293	0.006	0.299
12-2023	12.981	6.277	0.003	0.002	86.470	3.288	0.279	0.005	0.284
12-2024	12.332	5.640	0.003	0.001	86.470	3.288	0.265	0.005	0.269
12-2025	11.716	5.068	0.003	0.001	86.470	3.288	0.252	0.004	0.256
12-2026	11.130	4.554	0.003	0.001	86.470	3.288	0.239	0.004	0.243

S TOT	305.478	210.723	0.076	0.052	86.470	3.288	6.560	0.172	6.732

AFTER	176.347	39.385	0.044	0.010	86.470	3.288	3.787	0.032	3.819

TOTAL	481.824	250.108	0.120	0.062	86.470	3.288	10.346	0.204	10.550

	AD VALOREM	PRODUCTION	DIRECT OPER	INTEREST	CAPITAL	EQUITY	FUTURE NET	CUMULATIVE	CUM. DISC.
END	TAX	TAX	EXPENSE	PAID	REPAYMENT	INVESTMENT	CASHFLOW	CASHFLOW	CASHFLOW
MO-YEAR	M$	M$	M$	M$	M$	M$	M$	M$	@ 10% M$

12-2012	0.065	0.051	0.036	0.000	0.000	0.125	0.771	0.771	0.721
12-2013	0.054	0.042	0.040	0.000	0.000	0.000	0.737	1.508	1.363
12-2014	0.040	0.031	0.035	0.000	0.000	0.000	0.539	2.046	1.788
12-2015	0.033	0.026	0.033	0.000	0.000	0.000	0.443	2.490	2.106
12-2016	0.029	0.023	0.032	0.000	0.000	0.000	0.384	2.874	2.357

12-2017	0.026	0.020	0.031	0.000	0.000	0.000	0.343	3.217	2.560
12-2018	0.024	0.019	0.030	0.000	0.000	0.000	0.312	3.530	2.729
12-2019	0.022	0.017	0.030	0.000	0.000	0.000	0.288	3.817	2.870
12-2020	0.021	0.016	0.029	0.000	0.000	0.000	0.268	4.086	2.989
12-2021	0.020	0.015	0.029	0.000	0.000	0.000	0.252	4.337	3.091

12-2022	0.018	0.015	0.028	0.000	0.000	0.000	0.237	4.575	3.178
12-2023	0.018	0.014	0.028	0.000	0.000	0.000	0.224	4.799	3.253
12-2024	0.017	0.013	0.028	0.000	0.000	0.000	0.212	5.011	3.318
12-2025	0.016	0.013	0.028	0.000	0.000	0.000	0.200	5.210	3.373
12-2026	0.015	0.012	0.027	0.000	0.000	0.000	0.188	5.399	3.420

S TOT	0.416	0.328	0.464	0.000	0.000	0.125	5.399	5.399	3.420

AFTER	0.236	0.189	0.865	0.000	0.000	0.000	2.529	7.928	3.698

TOTAL	0.652	0.517	1.328	0.000	0.000	0.125	7.928	7.928	3.698

	OIL	GAS
GROSS WELLS	1.0	0.0
GROSS ULT., MB & MMF	481.824	250.108
GROSS CUM., MB & MMF	0.000	0.000
GROSS RES., MB & MMF	481.824	250.108
NET RES., MB & MMF	0.120	0.062
NET REVENUE, M$	10.346	0.204
INITIAL PRICE, $	86.470	3.288
INITIAL N.I., PCT.	0.025	0.025

		P.W. %	P.W., M$
LIFE, YRS.	50.00	5.00	4.969
DISCOUNT %	10.00	10.00	3.698
UNDISCOUNTED PAYOUT, YRS.	0.14	12.00	3.375
DISCOUNTED PAYOUT, YRS.	0.15	15.00	2.999
UNDISCOUNTED NET/INVEST.	64.42	18.00	2.711
DISCOUNTED NET/INVEST.	31.05	20.00	2.553
RATE-OF-RETURN, PCT.	100.00	30.00	2.009
INITIAL W.I., PCT.	0.031	60.00	1.295
		80.00	1.070
		100.00	0.920
American Eagle Energy March 15, 2012 Page 69

Jurasin 32-29 S29-32	DATE	: 03/09/2012
163N 100W 29	TIME	: 12:39:13
THREE FORKS	DBS	: MHA
CRESCENT POINT	SETTINGS	: SETDATA
4PUD	SCENARIO	: MHA12SEC

RESERVES AND ECONOMICS

AS OF DATE: 01/2012

	GROSS OIL	GROSS GAS	NET OIL	NET GAS	NET OIL	NET GAS	NET	NET	TOTAL
END	PRODUCTION	PRODUCTION	PRODUCTION	PRODUCTION	PRICE	PRICE	OIL SALES	GAS SALES	NET SALES
MO-YEAR	MBBLS	MMCF	MBBLS	MMCF	$/BBL	$/MCF	M$	M$	M$

12-2012	69.197	61.265	0.336	0.297	86.470	3.288	29.020	0.977	29.997
12-2013	49.986	42.214	0.242	0.205	86.470	3.288	20.963	0.673	21.636
12-2014	37.414	29.964	0.181	0.145	86.470	3.288	15.691	0.478	16.168
12-2015	31.241	23.738	0.152	0.115	86.470	3.288	13.102	0.379	13.481
12-2016	27.384	19.744	0.133	0.096	86.470	3.288	11.484	0.315	11.799

12-2017	24.678	16.884	0.120	0.082	86.470	3.288	10.349	0.269	10.619
12-2018	22.644	14.702	0.110	0.071	86.470	3.288	9.496	0.234	9.731
12-2019	21.043	12.965	0.102	0.063	86.470	3.288	8.825	0.207	9.032
12-2020	19.740	11.542	0.096	0.056	86.470	3.288	8.278	0.184	8.462
12-2021	18.652	10.350	0.090	0.050	86.470	3.288	7.822	0.165	7.987

12-2022	17.708	9.325	0.086	0.045	86.470	3.288	7.426	0.149	7.575
12-2023	16.822	8.407	0.082	0.041	86.470	3.288	7.055	0.134	7.189
12-2024	15.981	7.579	0.078	0.037	86.470	3.288	6.702	0.121	6.823
12-2025	15.182	6.833	0.074	0.033	86.470	3.288	6.367	0.109	6.476
12-2026	14.423	6.161	0.070	0.030	86.470	3.288	6.049	0.098	6.147

S TOT	402.094	281.671	1.950	1.366	86.470	3.288	168.630	4.492	173.122

AFTER	228.526	54.929	1.108	0.266	86.470	3.288	95.839	0.876	96.715

TOTAL	630.620	336.600	3.059	1.633	86.470	3.288	264.469	5.368	269.837

	AD VALOREM	PRODUCTION	DIRECT OPER	INTEREST	CAPITAL	EQUITY	FUTURE NET	CUMULATIVE	CUM. DISC.
END	TAX	TAX	EXPENSE	PAID	REPAYMENT	INVESTMENT	CASHFLOW	CASHFLOW	CASHFLOW
MO-YEAR	M$	M$	M$	M$	M$	M$	M$	M$	@ 10% M$

12-2012	1.855	1.451	0.915	0.000	0.000	39.558	-13.782	-13.782	-14.812
12-2013	1.338	1.048	0.861	0.000	0.000	0.000	18.389	4.607	1.183
12-2014	1.000	0.785	0.754	0.000	0.000	0.000	13.630	18.237	11.946
12-2015	0.834	0.655	0.702	0.000	0.000	0.000	11.290	29.527	20.047
12-2016	0.730	0.574	0.669	0.000	0.000	0.000	9.826	39.353	26.454

12-2017	0.657	0.517	0.646	0.000	0.000	0.000	8.799	48.152	31.669
12-2018	0.602	0.475	0.629	0.000	0.000	0.000	8.026	56.177	35.993
12-2019	0.558	0.441	0.615	0.000	0.000	0.000	7.417	63.594	39.626
12-2020	0.523	0.414	0.604	0.000	0.000	0.000	6.921	70.515	42.707
12-2021	0.494	0.391	0.595	0.000	0.000	0.000	6.508	77.023	45.341

12-2022	0.468	0.371	0.587	0.000	0.000	0.000	6.149	83.172	47.603
12-2023	0.444	0.353	0.579	0.000	0.000	0.000	5.813	88.985	49.547
12-2024	0.422	0.335	0.572	0.000	0.000	0.000	5.494	94.479	51.217
12-2025	0.400	0.318	0.565	0.000	0.000	0.000	5.192	99.671	52.652
12-2026	0.380	0.302	0.559	0.000	0.000	0.000	4.906	104.577	53.885

S TOT	10.705	8.432	9.851	0.000	0.000	39.558	104.577	104.577	53.885

AFTER	5.975	4.792	17.217	0.000	0.000	0.000	68.731	173.307	61.239

TOTAL	16.680	13.223	27.068	0.000	0.000	39.558	173.307	173.307	61.239

	OIL	GAS
GROSS WELLS	1.0	0.0
GROSS ULT., MB & MMF	630.620	336.600
GROSS CUM., MB & MMF	0.000	0.000
GROSS RES., MB & MMF	630.620	336.600
NET RES., MB & MMF	3.059	1.633
NET REVENUE, M$	264.469	5.368
INITIAL PRICE, $	86.470	3.288
INITIAL N.I., PCT.	0.485	0.485

		P.W. %	P.W., M$
LIFE, YRS.	50.00	5.00	94.388
DISCOUNT %	10.00	10.00	61.239
UNDISCOUNTED PAYOUT, YRS.	1.75	12.00	52.911
DISCOUNTED PAYOUT, YRS.	1.93	15.00	43.264
UNDISCOUNTED NET/INVEST.	5.38	18.00	35.913
DISCOUNTED NET/INVEST.	2.56	20.00	31.901
RATE-OF-RETURN, PCT.	61.44	30.00	18.132
INITIAL W.I., PCT.	0.606	60.00	0.439
		80.00	-5.014
		100.00	-8.592

American Eagle Energy March 15, 2012 Page 70

Lancaster 2-11H S2-11	DATE	: 03/09/2012
162N 102W 2	TIME	: 12:39:13
BAKKEN	DBS	: MHA
CRESCENT POINT	SETTINGS	: SETDATA
4PUD	SCENARIO	: MHA12SEC

RESERVES AND ECONOMICS

AS OF DATE: 01/2012

	GROSS OIL	GROSS GAS	NET OIL	NET GAS	NET OIL	NET GAS	NET	NET	TOTAL
END	PRODUCTION	PRODUCTION	PRODUCTION	PRODUCTION	PRICE	PRICE	OIL SALES	GAS SALES	NET SALES
MO-YEAR	MBBLS	MMCF	MBBLS	MMCF	$/BBL	$/MCF	M$	M$	M$

12-2012	74.233	65.613	3.700	3.270	86.470	3.288	319.903	10.752	330.655
12-2013	48.405	40.697	2.412	2.028	86.470	3.288	208.601	6.669	215.270
12-2014	36.753	29.305	1.832	1.461	86.470	3.288	158.384	4.802	163.186
12-2015	30.856	23.343	1.538	1.163	86.470	3.288	132.971	3.825	136.796
12-2016	27.123	19.471	1.352	0.970	86.470	3.288	116.887	3.191	120.077

12-2017	24.487	16.680	1.220	0.831	86.470	3.288	105.525	2.733	108.258
12-2018	22.496	14.542	1.121	0.725	86.470	3.288	96.946	2.383	99.329
12-2019	20.924	12.836	1.043	0.640	86.470	3.288	90.171	2.103	92.275
12-2020	19.642	11.435	0.979	0.570	86.470	3.288	84.645	1.874	86.519
12-2021	18.570	10.259	0.925	0.511	86.470	3.288	80.025	1.681	81.706

12-2022	17.632	9.245	0.879	0.461	86.470	3.288	75.985	1.515	77.500
12-2023	16.751	8.335	0.835	0.415	86.470	3.288	72.186	1.366	73.552
12-2024	15.913	7.514	0.793	0.374	86.470	3.288	68.577	1.231	69.808
12-2025	15.117	6.775	0.753	0.338	86.470	3.288	65.148	1.110	66.258
12-2026	14.362	6.108	0.716	0.304	86.470	3.288	61.891	1.001	62.891

S TOT	403.263	282.156	20.098	14.062	86.470	3.288	1737.845	46.236	1784.081

AFTER	227.551	54.456	11.341	2.714	86.470	3.288	980.621	8.924	989.545

TOTAL	630.814	336.613	31.438	16.776	86.470	3.288	2718.467	55.159	2773.626

	AD VALOREM	PRODUCTION	DIRECT OPER	INTEREST	CAPITAL	EQUITY	FUTURE NET	CUMULATIVE	CUM. DISC.
END	TAX	TAX	EXPENSE	PAID	REPAYMENT	INVESTMENT	CASHFLOW	CASHFLOW	CASHFLOW
MO-YEAR	M$	M$	M$	M$	M$	M$	M$	M$	@ 10% M$

12-2012	20.453	15.995	10.212	0.000	0.000	406.488	-122.493	-122.493	-135.964
12-2013	13.315	10.430	8.707	0.000	0.000	0.000	182.818	60.325	23.024
12-2014	10.092	7.919	7.691	0.000	0.000	0.000	137.484	197.809	131.585
12-2015	8.460	6.649	7.176	0.000	0.000	0.000	114.511	312.320	213.746
12-2016	7.425	5.844	6.851	0.000	0.000	0.000	99.957	412.277	278.927

12-2017	6.694	5.276	6.621	0.000	0.000	0.000	89.667	501.944	332.073
12-2018	6.141	4.847	6.447	0.000	0.000	0.000	81.893	583.837	376.194
12-2019	5.705	4.509	6.310	0.000	0.000	0.000	75.751	659.588	413.292
12-2020	5.349	4.232	6.198	0.000	0.000	0.000	70.740	730.328	444.785
12-2021	5.051	4.001	6.105	0.000	0.000	0.000	66.549	796.877	471.717

12-2022	4.791	3.799	6.023	0.000	0.000	0.000	62.887	859.764	494.853
12-2023	4.546	3.609	5.946	0.000	0.000	0.000	59.450	919.214	514.737
12-2024	4.315	3.429	5.873	0.000	0.000	0.000	56.191	975.406	531.822
12-2025	4.095	3.257	5.804	0.000	0.000	0.000	53.102	1028.507	546.500
12-2026	3.887	3.095	5.738	0.000	0.000	0.000	50.172	1078.680	559.107

S TOT	110.317	86.892	101.704	0.000	0.000	406.488	1078.680	1078.680	559.107

AFTER	61.133	49.031	176.834	0.000	0.000	0.000	702.546	1781.225	634.297

TOTAL	171.451	135.923	278.539	0.000	0.000	406.488	1781.225	1781.225	634.297

	OIL	GAS
GROSS WELLS	1.0	0.0
GROSS ULT., MB & MMF	630.814	336.613
GROSS CUM., MB & MMF	0.000	0.000
GROSS RES., MB & MMF	630.814	336.613
NET RES., MB & MMF	31.438	16.776
NET REVENUE, M$	2718.467	55.159
INITIAL PRICE, $	86.470	3.288
INITIAL N.I., PCT.	4.984	4.984

		P.W. %	P.W., M$
LIFE, YRS.	50.00	5.00	973.893
DISCOUNT %	10.00	10.00	634.297
UNDISCOUNTED PAYOUT, YRS.	1.67	12.00	548.865
DISCOUNTED PAYOUT, YRS.	1.86	15.00	449.785
UNDISCOUNTED NET/INVEST.	5.38	18.00	374.159
DISCOUNTED NET/INVEST.	2.56	20.00	332.823
RATE-OF-RETURN, PCT.	61.43	30.00	190.441
INITIAL W.I., PCT.	6.230	60.00	4.688
		80.00	-54.107
		100.00	-93.540

American Eagle Energy March 15, 2012 Page 71

Montclair 1-12 S1-12	DATE	: 03/09/2012
163N 99W 1	TIME	: 12:39:13
THREE FORKS	DBS	: MHA
SAMSON	SETTINGS	: SETDATA
4PUD	SCENARIO	: MHA12SEC

RESERVES AND ECONOMICS

AS OF DATE: 01/2012

	GROSS OIL	GROSS GAS	NET OIL	NET GAS	NET OIL	NET GAS	NET	NET	TOTAL
END	PRODUCTION	PRODUCTION	PRODUCTION	PRODUCTION	PRICE	PRICE	OIL SALES	GAS SALES	NET SALES
MO-YEAR	MBBLS	MMCF	MBBLS	MMCF	$/BBL	$/MCF	M$	M$	M$

12-2012	54.984	48.529	0.702	0.620	86.470	3.288	60.741	2.039	62.779
12-2013	36.905	30.892	0.471	0.395	86.470	3.288	40.769	1.298	42.066
12-2014	28.131	22.258	0.359	0.284	86.470	3.288	31.076	0.935	32.011
12-2015	23.653	17.697	0.302	0.226	86.470	3.288	26.130	0.743	26.873
12-2016	20.809	14.724	0.266	0.188	86.470	3.288	22.988	0.618	23.607

12-2017	18.796	12.578	0.240	0.161	86.470	3.288	20.764	0.528	21.293
12-2018	17.274	10.933	0.221	0.140	86.470	3.288	19.083	0.459	19.542
12-2019	16.071	9.620	0.205	0.123	86.470	3.288	17.754	0.404	18.158
12-2020	15.089	8.543	0.193	0.109	86.470	3.288	16.669	0.359	17.028
12-2021	14.268	7.640	0.182	0.098	86.470	3.288	15.762	0.321	16.083

12-2022	13.548	6.862	0.173	0.088	86.470	3.288	14.967	0.288	15.255
12-2023	12.871	6.166	0.164	0.079	86.470	3.288	14.219	0.259	14.478
12-2024	12.227	5.541	0.156	0.071	86.470	3.288	13.508	0.233	13.740
12-2025	11.616	4.979	0.148	0.064	86.470	3.288	12.832	0.209	13.041
12-2026	11.035	4.474	0.141	0.057	86.470	3.288	12.191	0.188	12.379

S TOT	307.278	211.436	3.926	2.701	86.470	3.288	339.452	8.882	348.334

AFTER	174.846	38.689	2.234	0.494	86.470	3.288	193.153	1.625	194.779

TOTAL	482.123	250.125	6.159	3.196	86.470	3.288	532.606	10.507	543.112

	AD VALOREM	PRODUCTION	DIRECT OPER	INTEREST	CAPITAL	EQUITY	FUTURE NET	CUMULATIVE	CUM. DISC.
END	TAX	TAX	EXPENSE	PAID	REPAYMENT	INVESTMENT	CASHFLOW	CASHFLOW	CASHFLOW
MO-YEAR	M$	M$	M$	M$	M$	M$	M$	M$	@ 10% M$

12-2012	3.883	3.037	2.187	0.000	0.000	6.388	47.284	47.284	44.765
12-2013	2.602	2.038	1.975	0.000	0.000	0.000	35.451	82.735	75.594
12-2014	1.980	1.554	1.779	0.000	0.000	0.000	26.699	109.434	96.677
12-2015	1.662	1.306	1.679	0.000	0.000	0.000	22.226	131.660	112.624
12-2016	1.460	1.149	1.615	0.000	0.000	0.000	19.382	151.043	125.263

12-2017	1.317	1.038	1.570	0.000	0.000	0.000	17.368	168.411	135.557
12-2018	1.208	0.954	1.536	0.000	0.000	0.000	15.844	184.255	144.093
12-2019	1.123	0.888	1.509	0.000	0.000	0.000	14.639	198.893	151.263
12-2020	1.053	0.833	1.487	0.000	0.000	0.000	13.655	212.548	157.342
12-2021	0.994	0.788	1.469	0.000	0.000	0.000	12.832	225.380	162.535

12-2022	0.943	0.748	1.453	0.000	0.000	0.000	12.111	237.491	166.991
12-2023	0.895	0.711	1.438	0.000	0.000	0.000	11.434	248.925	170.815
12-2024	0.849	0.675	1.423	0.000	0.000	0.000	10.793	259.718	174.096
12-2025	0.806	0.642	1.410	0.000	0.000	0.000	10.184	269.902	176.912
12-2026	0.765	0.610	1.397	0.000	0.000	0.000	9.608	279.510	179.326

S TOT	21.538	16.973	23.925	0.000	0.000	6.388	279.510	279.510	179.326

AFTER	12.033	9.658	44.152	0.000	0.000	0.000	128.936	408.445	193.477

TOTAL	33.571	26.630	68.078	0.000	0.000	6.388	408.445	408.445	193.477

	OIL	GAS
GROSS WELLS	1.0	0.0
GROSS ULT., MB & MMF	482.123	250.125
GROSS CUM., MB & MMF	0.000	0.000
GROSS RES., MB & MMF	482.123	250.125
NET RES., MB & MMF	6.159	3.196
NET REVENUE, M$	532.606	10.507
INITIAL PRICE, $	86.470	3.288
INITIAL N.I., PCT.	1.278	1.278

		P.W. %	P.W., M$
LIFE, YRS.	50.00	5.00	258.003
DISCOUNT %	10.00	10.00	193.477
UNDISCOUNTED PAYOUT, YRS.	0.12	12.00	177.128
DISCOUNTED PAYOUT, YRS.	0.12	15.00	158.118
UNDISCOUNTED NET/INVEST.	64.94	18.00	143.577
DISCOUNTED NET/INVEST.	31.53	20.00	135.621
RATE-OF-RETURN, PCT.	100.00	30.00	108.184
INITIAL W.I., PCT.	1.597	60.00	72.393
		80.00	61.096
		100.00	53.539

American Eagle Energy March 15, 2012 Page 72

Nomad 6-7 S6-7	DATE	: 03/09/2012
163N 99W 6	TIME	: 12:39:14
THREE FORKS	DBS	: MHA
SAMSON	SETTINGS	: SETDATA
4PUD	SCENARIO	: MHA12SEC

RESERVES AND ECONOMICS

AS OF DATE: 01/2012

	GROSS OIL	GROSS GAS	NET OIL	NET GAS	NET OIL	NET GAS	NET	NET	TOTAL
END	PRODUCTION	PRODUCTION	PRODUCTION	PRODUCTION	PRICE	PRICE	OIL SALES	GAS SALES	NET SALES
MO-YEAR	MBBLS	MMCF	MBBLS	MMCF	$/BBL	$/MCF	M$	M$	M$

12-2012	51.162	45.238	5.850	5.173	86.470	3.288	505.837	17.007	522.845
12-2013	38.085	32.032	4.355	3.663	86.470	3.288	376.547	12.043	388.590
12-2014	28.631	22.760	3.274	2.602	86.470	3.288	283.078	8.557	291.634
12-2015	23.947	18.000	2.738	2.058	86.470	3.288	236.762	6.767	243.529
12-2016	21.008	14.933	2.402	1.707	86.470	3.288	207.705	5.614	213.319

12-2017	18.942	12.735	2.166	1.456	86.470	3.288	187.280	4.788	192.068
12-2018	17.387	11.056	1.988	1.264	86.470	3.288	171.907	4.156	176.063
12-2019	16.162	9.720	1.848	1.111	86.470	3.288	159.794	3.654	163.448
12-2020	15.164	8.626	1.734	0.986	86.470	3.288	149.930	3.243	153.173
12-2021	14.331	7.710	1.639	0.882	86.470	3.288	141.694	2.899	144.592

12-2022	13.606	6.924	1.556	0.792	86.470	3.288	134.526	2.603	137.129
12-2023	12.926	6.221	1.478	0.711	86.470	3.288	127.799	2.339	130.138
12-2024	12.280	5.590	1.404	0.639	86.470	3.288	121.410	2.102	123.511
12-2025	11.666	5.023	1.334	0.574	86.470	3.288	115.339	1.888	117.227
12-2026	11.082	4.514	1.267	0.516	86.470	3.288	109.572	1.697	111.269

S TOT	306.379	211.081	35.032	24.135	86.470	3.288	3029.180	79.356	3108.536

AFTER	175.594	39.036	20.078	4.463	86.470	3.288	1736.106	14.676	1750.782

TOTAL	481.974	250.117	55.109	28.598	86.470	3.288	4765.286	94.032	4859.318

	AD VALOREM	PRODUCTION	DIRECT OPER	INTEREST	CAPITAL	EQUITY	FUTURE NET	CUMULATIVE	CUM. DISC.
END	TAX	TAX	EXPENSE	PAID	REPAYMENT	INVESTMENT	CASHFLOW	CASHFLOW	CASHFLOW
MO-YEAR	M$	M$	M$	M$	M$	M$	M$	M$	@ 10% M$

12-2012	32.341	25.292	18.175	0.000	0.000	57.871	389.165	389.165	366.604
12-2013	24.035	18.827	18.131	0.000	0.000	0.000	327.597	716.762	651.544
12-2014	18.036	14.154	16.216	0.000	0.000	0.000	243.228	959.990	843.615
12-2015	15.060	11.838	15.267	0.000	0.000	0.000	201.363	1161.354	988.097
12-2016	13.191	10.385	14.672	0.000	0.000	0.000	175.071	1336.425	1102.262

12-2017	11.876	9.364	14.254	0.000	0.000	0.000	156.574	1492.999	1195.067
12-2018	10.885	8.595	13.939	0.000	0.000	0.000	142.644	1635.643	1271.919
12-2019	10.105	7.990	13.690	0.000	0.000	0.000	131.663	1767.307	1336.401
12-2020	9.469	7.496	13.488	0.000	0.000	0.000	122.719	1890.025	1391.035
12-2021	8.938	7.085	13.320	0.000	0.000	0.000	115.250	2005.276	1437.677

12-2022	8.476	6.726	13.173	0.000	0.000	0.000	108.753	2114.029	1477.688
12-2023	8.044	6.390	13.035	0.000	0.000	0.000	102.670	2216.699	1512.027
12-2024	7.634	6.070	12.904	0.000	0.000	0.000	96.903	2313.602	1541.491
12-2025	7.245	5.767	12.780	0.000	0.000	0.000	91.436	2405.038	1566.765
12-2026	6.876	5.479	12.662	0.000	0.000	0.000	86.252	2491.290	1588.439

S TOT	192.210	151.459	215.706	0.000	0.000	57.871	2491.290	2491.290	1588.439

AFTER	108.158	86.805	400.157	0.000	0.000	0.000	1155.661	3646.951	1715.403

TOTAL	300.368	238.264	615.863	0.000	0.000	57.871	3646.950	3646.951	1715.403

	OIL	GAS
GROSS WELLS	1.0	0.0
GROSS ULT., MB & MMF	481.974	250.117
GROSS CUM., MB & MMF	0.000	0.000
GROSS RES., MB & MMF	481.974	250.117
NET RES., MB & MMF	55.109	28.598
NET REVENUE, M$	4765.285	94.032
INITIAL PRICE, $	86.470	3.288
INITIAL N.I., PCT.	11.434	11.434

		P.W. %	P.W., M$
LIFE, YRS.	50.00	5.00	2295.954
DISCOUNT %	10.00	10.00	1715.403
UNDISCOUNTED PAYOUT, YRS.	0.13	12.00	1568.130
DISCOUNTED PAYOUT, YRS.	0.13	15.00	1396.769
UNDISCOUNTED NET/INVEST.	64.02	18.00	1265.600
DISCOUNTED NET/INVEST.	31.12	20.00	1193.785
RATE-OF-RETURN, PCT.	100.00	30.00	945.883
INITIAL W.I., PCT.	14.468	60.00	621.947
		80.00	519.684
		100.00	451.358

American Eagle Energy March 15, 2012 Page 73

Olson 15-22 S15-22	DATE	: 03/09/2012
162N 100W 15	TIME	: 12:39:14
THREE FORKS	DBS	: MHA
BAYTEX	SETTINGS	: SETDATA
4PUD	SCENARIO	: MHA12SEC

RESERVES AND ECONOMICS

AS OF DATE: 01/2012

	GROSS OIL	GROSS GAS	NET OIL	NET GAS	NET OIL	NET GAS	NET	NET	TOTAL
END	PRODUCTION	PRODUCTION	PRODUCTION	PRODUCTION	PRICE	PRICE	OIL SALES	GAS SALES	NET SALES
MO-YEAR	MBBLS	MMCF	MBBLS	MMCF	$/BBL	$/MCF	M$	M$	M$

12-2012	83.670	73.708	0.523	0.461	86.470	3.288	45.218	1.515	46.733
12-2013	45.663	38.052	0.285	0.238	86.470	3.288	24.678	0.782	25.460
12-2014	35.531	28.083	0.222	0.176	86.470	3.288	19.202	0.577	19.779
12-2015	30.125	22.592	0.188	0.141	86.470	3.288	16.281	0.464	16.745
12-2016	26.624	18.946	0.166	0.118	86.470	3.288	14.389	0.389	14.778

12-2017	24.118	16.286	0.151	0.102	86.470	3.288	13.034	0.335	13.369
12-2018	22.209	14.232	0.139	0.089	86.470	3.288	12.003	0.292	12.295
12-2019	20.693	12.584	0.129	0.079	86.470	3.288	11.183	0.259	11.442
12-2020	19.450	11.225	0.122	0.070	86.470	3.288	10.512	0.231	10.742
12-2021	18.407	10.081	0.115	0.063	86.470	3.288	9.948	0.207	10.155

12-2022	17.482	9.086	0.109	0.057	86.470	3.288	9.448	0.187	9.635
12-2023	16.608	8.192	0.104	0.051	86.470	3.288	8.976	0.168	9.144
12-2024	15.778	7.386	0.099	0.046	86.470	3.288	8.527	0.152	8.679
12-2025	14.989	6.659	0.094	0.042	86.470	3.288	8.100	0.137	8.237
12-2026	14.239	6.003	0.089	0.038	86.470	3.288	7.695	0.123	7.819

S TOT	405.586	283.114	2.535	1.769	86.470	3.288	219.194	5.818	225.012

AFTER	225.614	53.524	1.410	0.335	86.470	3.288	121.930	1.100	123.030

TOTAL	631.200	336.638	3.945	2.104	86.470	3.288	341.124	6.918	348.042

	AD VALOREM	PRODUCTION	DIRECT OPER	INTEREST	CAPITAL	EQUITY	FUTURE NET	CUMULATIVE	CUM. DISC.
END	TAX	TAX	EXPENSE	PAID	REPAYMENT	INVESTMENT	CASHFLOW	CASHFLOW	CASHFLOW
MO-YEAR	M$	M$	M$	M$	M$	M$	M$	M$	@ 10% M$

12-2012	2.891	2.261	1.478	0.000	0.000	0.000	40.104	40.104	38.582
12-2013	1.575	1.234	1.062	0.000	0.000	0.000	21.589	61.693	57.352
12-2014	1.223	0.960	0.951	0.000	0.000	0.000	16.645	78.338	70.493
12-2015	1.036	0.814	0.892	0.000	0.000	0.000	14.004	92.341	80.540
12-2016	0.914	0.719	0.854	0.000	0.000	0.000	12.291	104.632	88.555

12-2017	0.827	0.652	0.826	0.000	0.000	0.000	11.064	115.697	95.113
12-2018	0.760	0.600	0.805	0.000	0.000	0.000	10.130	125.826	100.570
12-2019	0.707	0.559	0.789	0.000	0.000	0.000	9.386	135.213	105.167
12-2020	0.664	0.526	0.775	0.000	0.000	0.000	8.777	143.990	109.074
12-2021	0.628	0.497	0.764	0.000	0.000	0.000	8.266	152.256	112.420

12-2022	0.596	0.472	0.754	0.000	0.000	0.000	7.813	160.069	115.294
12-2023	0.565	0.449	0.744	0.000	0.000	0.000	7.386	167.455	117.764
12-2024	0.536	0.426	0.735	0.000	0.000	0.000	6.981	174.436	119.887
12-2025	0.509	0.405	0.726	0.000	0.000	0.000	6.597	181.033	121.710
12-2026	0.483	0.385	0.718	0.000	0.000	0.000	6.233	187.265	123.276

S TOT	13.913	10.960	12.874	0.000	0.000	0.000	187.265	187.265	123.276

AFTER	7.601	6.097	22.155	0.000	0.000	0.000	87.178	274.443	132.613

TOTAL	21.514	17.056	35.029	0.000	0.000	0.000	274.443	274.443	132.613

	OIL	GAS
GROSS WELLS	1.0	0.0
GROSS ULT., MB & MMF	631.200	336.638
GROSS CUM., MB & MMF	0.000	0.000
GROSS RES., MB & MMF	631.200	336.638
NET RES., MB & MMF	3.945	2.104
NET REVENUE, M$	341.124	6.918
INITIAL PRICE, $	86.470	3.288
INITIAL N.I., PCT.	0.625	0.625

		P.W. %	P.W., M$
LIFE, YRS.	50.00	5.00	174.531
DISCOUNT %	10.00	10.00	132.613
UNDISCOUNTED PAYOUT, YRS.	0.00	12.00	122.093
DISCOUNTED PAYOUT, YRS.	0.00	15.00	109.914
UNDISCOUNTED NET/INVEST.	0.00	18.00	100.637
DISCOUNTED NET/INVEST.	0.00	20.00	95.576
RATE-OF-RETURN, PCT.	100.00	30.00	78.205
INITIAL W.I., PCT.	0.781	60.00	55.766
		80.00	48.739
		100.00	44.052

American Eagle Energy March 15, 2012 Page 74

Reistad 1-1 S1 E/2	DATE	: 03/09/2012
162N 102W 1	TIME	: 12:39:14
THREE FORKS	DBS	: MHA
MUREX PETROLEUM	SETTINGS	: SETDATA
4PUD	SCENARIO	: MHA12SEC

RESERVES AND ECONOMICS

AS OF DATE: 01/2012

	GROSS OIL	GROSS GAS	NET OIL	NET GAS	NET OIL	NET GAS	NET	NET	TOTAL
END	PRODUCTION	PRODUCTION	PRODUCTION	PRODUCTION	PRICE	PRICE	OIL SALES	GAS SALES	NET SALES
MO-YEAR	MBBLS	MMCF	MBBLS	MMCF	$/BBL	$/MCF	M$	M$	M$

12-2012	83.670	73.708	5.772	5.085	86.470	3.288	499.084	16.718	515.802
12-2013	45.663	38.052	3.150	2.625	86.470	3.288	272.377	8.631	281.007
12-2014	35.531	28.083	2.451	1.937	86.470	3.288	211.938	6.370	218.308
12-2015	30.125	22.592	2.078	1.558	86.470	3.288	179.695	5.124	184.819
12-2016	26.624	18.946	1.837	1.307	86.470	3.288	158.812	4.297	163.109

12-2017	24.118	16.286	1.664	1.123	86.470	3.288	143.863	3.694	147.557
12-2018	22.209	14.232	1.532	0.982	86.470	3.288	132.478	3.228	135.706
12-2019	20.693	12.584	1.427	0.868	86.470	3.288	123.432	2.854	126.286
12-2020	19.450	11.225	1.342	0.774	86.470	3.288	116.019	2.546	118.565
12-2021	18.407	10.081	1.270	0.695	86.470	3.288	109.796	2.286	112.083

12-2022	17.482	9.086	1.206	0.627	86.470	3.288	104.280	2.061	106.341
12-2023	16.608	8.192	1.146	0.565	86.470	3.288	99.066	1.858	100.924
12-2024	15.778	7.386	1.088	0.509	86.470	3.288	94.113	1.675	95.788
12-2025	14.989	6.659	1.034	0.459	86.470	3.288	89.407	1.510	90.917
12-2026	14.239	6.003	0.982	0.414	86.470	3.288	84.937	1.362	86.298

S TOT	405.586	283.114	27.978	19.530	86.470	3.288	2419.295	64.215	2483.510

AFTER	225.614	53.524	15.563	3.692	86.470	3.288	1345.774	12.140	1357.913

TOTAL	631.200	336.638	43.542	23.222	86.470	3.288	3765.069	76.355	3841.423

	AD VALOREM	PRODUCTION	DIRECT OPER	INTEREST	CAPITAL	EQUITY	FUTURE NET	CUMULATIVE	CUM. DISC.
END	TAX	TAX	EXPENSE	PAID	REPAYMENT	INVESTMENT	CASHFLOW	CASHFLOW	CASHFLOW
MO-YEAR	M$	M$	M$	M$	M$	M$	M$	M$	@ 10% M$

12-2012	31.905	24.954	16.309	0.000	0.000	0.000	442.634	442.634	425.843
12-2013	17.380	13.619	11.721	0.000	0.000	0.000	238.287	680.921	633.005
12-2014	13.501	10.597	10.498	0.000	0.000	0.000	183.712	864.633	778.053
12-2015	11.429	8.985	9.845	0.000	0.000	0.000	154.560	1019.193	888.942
12-2016	10.086	7.941	9.423	0.000	0.000	0.000	135.660	1154.854	977.401

12-2017	9.124	7.193	9.120	0.000	0.000	0.000	122.120	1276.974	1049.781
12-2018	8.390	6.624	8.890	0.000	0.000	0.000	111.802	1388.776	1110.015
12-2019	7.807	6.172	8.706	0.000	0.000	0.000	103.600	1492.376	1160.752
12-2020	7.330	5.801	8.556	0.000	0.000	0.000	96.878	1589.253	1203.880
12-2021	6.929	5.490	8.431	0.000	0.000	0.000	91.234	1680.487	1240.802

12-2022	6.573	5.214	8.319	0.000	0.000	0.000	86.235	1766.722	1272.528
12-2023	6.238	4.953	8.213	0.000	0.000	0.000	81.519	1848.241	1299.793
12-2024	5.920	4.706	8.113	0.000	0.000	0.000	77.049	1925.290	1323.220
12-2025	5.619	4.470	8.018	0.000	0.000	0.000	72.810	1998.100	1343.345
12-2026	5.333	4.247	7.927	0.000	0.000	0.000	68.791	2066.891	1360.631

S TOT	153.565	120.965	142.089	0.000	0.000	0.000	2066.891	2066.891	1360.631

AFTER	83.891	67.289	244.532	0.000	0.000	0.000	962.202	3029.093	1463.679

TOTAL	237.456	188.253	386.621	0.000	0.000	0.000	3029.093	3029.093	1463.679

	OIL	GAS
GROSS WELLS	1.0	0.0
GROSS ULT., MB & MMF	631.200	336.638
GROSS CUM., MB & MMF	0.000	0.000
GROSS RES., MB & MMF	631.200	336.638
NET RES., MB & MMF	43.542	23.222
NET REVENUE, M$	3765.069	76.355
INITIAL PRICE, $	86.470	3.288
INITIAL N.I., PCT.	6.898	6.898

		P.W. %	P.W., M$
LIFE, YRS.	50.00	5.00	1926.340
DISCOUNT %	10.00	10.00	1463.679
UNDISCOUNTED PAYOUT, YRS.	0.00	12.00	1347.569
DISCOUNTED PAYOUT, YRS.	0.00	15.00	1213.144
UNDISCOUNTED NET/INVEST.	0.00	18.00	1110.755
DISCOUNTED NET/INVEST.	0.00	20.00	1054.891
RATE-OF-RETURN, PCT.	100.00	30.00	863.171
INITIAL W.I., PCT.	8.623	60.00	615.505
		80.00	537.949
		100.00	486.214

American Eagle Energy March 15, 2012 Page 75

Ridgeway 25-36H S25-36	DATE	: 03/09/2012
163N 101W 25	TIME	: 12:39:14
THREE FORKS	DBS	: MHA
CRESCENT POINT	SETTINGS	: SETDATA
4PUD	SCENARIO	: MHA12SEC

RESERVES AND ECONOMICS

AS OF DATE: 01/2012

	GROSS OIL	GROSS GAS	NET OIL	NET GAS	NET OIL	NET GAS	NET	NET	TOTAL
END	PRODUCTION	PRODUCTION	PRODUCTION	PRODUCTION	PRICE	PRICE	OIL SALES	GAS SALES	NET SALES
MO-YEAR	MBBLS	MMCF	MBBLS	MMCF	$/BBL	$/MCF	M$	M$	M$

12-2012	69.197	61.265	1.038	0.919	86.470	3.288	89.752	3.022	92.774
12-2013	49.986	42.214	0.750	0.633	86.470	3.288	64.834	2.082	66.916
12-2014	37.414	29.964	0.561	0.449	86.470	3.288	48.527	1.478	50.005
12-2015	31.241	23.738	0.469	0.356	86.470	3.288	40.522	1.171	41.692
12-2016	27.384	19.744	0.411	0.296	86.470	3.288	35.518	0.974	36.492

12-2017	24.678	16.884	0.370	0.253	86.470	3.288	32.008	0.833	32.841
12-2018	22.644	14.702	0.340	0.221	86.470	3.288	29.370	0.725	30.095
12-2019	21.043	12.965	0.316	0.194	86.470	3.288	27.293	0.639	27.933
12-2020	19.740	11.542	0.296	0.173	86.470	3.288	25.603	0.569	26.173
12-2021	18.652	10.350	0.280	0.155	86.470	3.288	24.193	0.510	24.704

12-2022	17.708	9.325	0.266	0.140	86.470	3.288	22.968	0.460	23.428
12-2023	16.822	8.407	0.252	0.126	86.470	3.288	21.819	0.415	22.234
12-2024	15.981	7.579	0.240	0.114	86.470	3.288	20.729	0.374	21.102
12-2025	15.182	6.833	0.228	0.103	86.470	3.288	19.692	0.337	20.029
12-2026	14.423	6.161	0.216	0.092	86.470	3.288	18.707	0.304	19.011

S TOT	402.094	281.671	6.031	4.225	86.470	3.288	521.536	13.892	535.428

AFTER	228.526	54.929	3.428	0.824	86.470	3.288	296.409	2.709	299.118

TOTAL	630.620	336.600	9.459	5.049	86.470	3.288	817.946	16.601	834.547

	AD VALOREM	PRODUCTION	DIRECT OPER	INTEREST	CAPITAL	EQUITY	FUTURE NET	CUMULATIVE	CUM. DISC.
END	TAX	TAX	EXPENSE	PAID	REPAYMENT	INVESTMENT	CASHFLOW	CASHFLOW	CASHFLOW
MO-YEAR	M$	M$	M$	M$	M$	M$	M$	M$	@ 10% M$

12-2012	5.739	4.488	2.829	0.000	0.000	122.344	-42.625	-42.625	-45.812
12-2013	4.139	3.242	2.662	0.000	0.000	0.000	56.873	14.248	3.658
12-2014	3.093	2.426	2.332	0.000	0.000	0.000	42.154	56.402	36.946
12-2015	2.578	2.026	2.170	0.000	0.000	0.000	34.918	91.320	62.000
12-2016	2.257	1.776	2.069	0.000	0.000	0.000	30.390	121.710	81.817

12-2017	2.031	1.600	1.998	0.000	0.000	0.000	27.212	148.923	97.946
12-2018	1.861	1.469	1.944	0.000	0.000	0.000	24.822	173.744	111.319
12-2019	1.727	1.365	1.902	0.000	0.000	0.000	22.939	196.683	122.553
12-2020	1.618	1.280	1.868	0.000	0.000	0.000	21.406	218.089	132.083
12-2021	1.527	1.210	1.840	0.000	0.000	0.000	20.127	238.216	140.229

12-2022	1.448	1.148	1.815	0.000	0.000	0.000	19.016	257.233	147.225
12-2023	1.374	1.091	1.792	0.000	0.000	0.000	17.977	275.210	153.238
12-2024	1.304	1.036	1.770	0.000	0.000	0.000	16.992	292.202	158.404
12-2025	1.238	0.985	1.749	0.000	0.000	0.000	16.058	308.260	162.843
12-2026	1.175	0.935	1.729	0.000	0.000	0.000	15.172	323.433	166.655

S TOT	33.108	26.077	30.467	0.000	0.000	122.344	323.433	323.433	166.655

AFTER	18.479	14.820	53.249	0.000	0.000	0.000	212.570	536.002	189.398

TOTAL	51.587	40.897	83.716	0.000	0.000	122.344	536.002	536.002	189.398

	OIL	GAS
GROSS WELLS	1.0	0.0
GROSS ULT., MB & MMF	630.620	336.600
GROSS CUM., MB & MMF	0.000	0.000
GROSS RES., MB & MMF	630.620	336.600
NET RES., MB & MMF	9.459	5.049
NET REVENUE, M$	817.946	16.601
INITIAL PRICE, $	86.470	3.288
INITIAL N.I., PCT.	1.500	1.500

		P.W. %	P.W., M$
LIFE, YRS.	50.00	5.00	291.921
DISCOUNT %	10.00	10.00	189.398
UNDISCOUNTED PAYOUT, YRS.	1.75	12.00	163.643
DISCOUNTED PAYOUT, YRS.	1.93	15.00	133.808
UNDISCOUNTED NET/INVEST.	5.38	18.00	111.071
DISCOUNTED NET/INVEST.	2.56	20.00	98.662
RATE-OF-RETURN, PCT.	61.44	30.00	56.079
INITIAL W.I., PCT.	1.875	60.00	1.357
		80.00	-15.507
		100.00	-26.573

American Eagle Energy March 15, 2012 Page 76

Titan 36-25 S36-25	DATE	: 03/09/2012
163N 99W 36	TIME	: 12:39:14
THREE FORKS	DBS	: MHA
SAMSON	SETTINGS	: SETDATA
4PUD	SCENARIO	: MHA12SEC

RESERVES AND ECONOMICS

AS OF DATE: 01/2012

	GROSS OIL	GROSS GAS	NET OIL	NET GAS	NET OIL	NET GAS	NET	NET	TOTAL
END	PRODUCTION	PRODUCTION	PRODUCTION	PRODUCTION	PRICE	PRICE	OIL SALES	GAS SALES	NET SALES
MO-YEAR	MBBLS	MMCF	MBBLS	MMCF	$/BBL	$/MCF	M$	M$	M$

12-2012	58.642	51.666	0.379	0.334	86.470	3.288	32.742	1.097	33.838
12-2013	35.832	29.853	0.231	0.193	86.470	3.288	20.006	0.634	20.639
12-2014	27.656	21.780	0.179	0.141	86.470	3.288	15.441	0.462	15.903
12-2015	23.370	17.404	0.151	0.112	86.470	3.288	13.048	0.369	13.418
12-2016	20.616	14.519	0.133	0.094	86.470	3.288	11.511	0.308	11.819

12-2017	18.654	12.425	0.120	0.080	86.470	3.288	10.415	0.264	10.679
12-2018	17.164	10.813	0.111	0.070	86.470	3.288	9.583	0.230	9.812
12-2019	15.982	9.523	0.103	0.061	86.470	3.288	8.923	0.202	9.125
12-2020	15.015	8.462	0.097	0.055	86.470	3.288	8.383	0.180	8.563
12-2021	14.205	7.572	0.092	0.049	86.470	3.288	7.931	0.161	8.092

12-2022	13.490	6.801	0.087	0.044	86.470	3.288	7.532	0.144	7.676
12-2023	12.816	6.111	0.083	0.039	86.470	3.288	7.155	0.130	7.285
12-2024	12.175	5.491	0.079	0.035	86.470	3.288	6.798	0.117	6.914
12-2025	11.566	4.934	0.075	0.032	86.470	3.288	6.458	0.105	6.563
12-2026	10.988	4.434	0.071	0.029	86.470	3.288	6.135	0.094	6.229

S TOT	308.172	211.787	1.990	1.367	86.470	3.288	172.061	4.496	176.557

AFTER	174.100	38.346	1.124	0.248	86.470	3.288	97.204	0.814	98.019

TOTAL	482.272	250.133	3.114	1.615	86.470	3.288	269.265	5.310	274.575

	AD VALOREM	PRODUCTION	DIRECT OPER	INTEREST	CAPITAL	EQUITY	FUTURE NET	CUMULATIVE	CUM. DISC.
END	TAX	TAX	EXPENSE	PAID	REPAYMENT	INVESTMENT	CASHFLOW	CASHFLOW	CASHFLOW
MO-YEAR	M$	M$	M$	M$	M$	M$	M$	M$	@ 10% M$

12-2012	2.093	1.637	1.195	0.000	0.000	3.228	25.685	25.685	24.436
12-2013	1.277	1.000	0.986	0.000	0.000	0.000	17.377	43.061	39.545
12-2014	0.984	0.772	0.894	0.000	0.000	0.000	13.254	56.315	50.010
12-2015	0.830	0.652	0.845	0.000	0.000	0.000	11.090	67.406	57.967
12-2016	0.731	0.576	0.814	0.000	0.000	0.000	9.698	77.104	64.291

12-2017	0.660	0.521	0.792	0.000	0.000	0.000	8.706	85.810	69.451
12-2018	0.607	0.479	0.775	0.000	0.000	0.000	7.952	93.761	73.735
12-2019	0.564	0.446	0.762	0.000	0.000	0.000	7.353	101.115	77.336
12-2020	0.529	0.419	0.751	0.000	0.000	0.000	6.864	107.979	80.392
12-2021	0.500	0.397	0.742	0.000	0.000	0.000	6.453	114.432	83.004

12-2022	0.474	0.377	0.734	0.000	0.000	0.000	6.092	120.524	85.245
12-2023	0.450	0.358	0.726	0.000	0.000	0.000	5.751	126.275	87.169
12-2024	0.427	0.340	0.719	0.000	0.000	0.000	5.428	131.703	88.819
12-2025	0.406	0.323	0.712	0.000	0.000	0.000	5.122	136.826	90.235
12-2026	0.385	0.307	0.705	0.000	0.000	0.000	4.832	141.658	91.449

S TOT	10.917	8.603	12.151	0.000	0.000	3.228	141.658	141.658	91.449

AFTER	6.055	4.860	22.306	0.000	0.000	0.000	64.797	206.454	98.565

TOTAL	16.972	13.463	34.457	0.000	0.000	3.228	206.454	206.454	98.565

	OIL	GAS
GROSS WELLS	1.0	0.0
GROSS ULT., MB & MMF	482.272	250.133
GROSS CUM., MB & MMF	0.000	0.000
GROSS RES., MB & MMF	482.272	250.133
NET RES., MB & MMF	3.114	1.615
NET REVENUE, M$	269.265	5.310
INITIAL PRICE, $	86.470	3.288
INITIAL N.I., PCT.	0.646	0.646

		P.W. %	P.W., M$
LIFE, YRS.	50.00	5.00	130.929
DISCOUNT %	10.00	10.00	98.565
UNDISCOUNTED PAYOUT, YRS.	0.11	12.00	90.371
DISCOUNTED PAYOUT, YRS.	0.12	15.00	80.850
UNDISCOUNTED NET/INVEST.	64.95	18.00	73.573
DISCOUNTED NET/INVEST.	31.53	20.00	69.593
RATE-OF-RETURN, PCT.	100.00	30.00	55.885
INITIAL W.I., PCT.	0.807	60.00	38.050
		80.00	32.429
		100.00	28.668

American Eagle Energy March 15, 2012 Page 77

UNNAMED 1-12 1-12	DATE	: 03/09/2012
163N 100W 1	TIME	: 12:39:14
THREE FORKS	DBS	: MHA
SM ENERGY	SETTINGS	: SETDATA
4PUD	SCENARIO	: MHA12SEC

RESERVES AND ECONOMICS

AS OF DATE: 01/2012

	GROSS OIL	GROSS GAS	NET OIL	NET GAS	NET OIL	NET GAS	NET	NET	TOTAL
END	PRODUCTION	PRODUCTION	PRODUCTION	PRODUCTION	PRICE	PRICE	OIL SALES	GAS SALES	NET SALES
MO-YEAR	MBBLS	MMCF	MBBLS	MMCF	$/BBL	$/MCF	M$	M$	M$

12-2012	63.907	56.677	5.750	5.099	86.470	3.288	497.179	16.766	513.945
12-2013	51.741	43.892	4.655	3.949	86.470	3.288	402.528	12.984	415.512
12-2014	38.112	30.658	3.429	2.758	86.470	3.288	296.501	9.069	305.571
12-2015	31.642	24.148	2.847	2.173	86.470	3.288	246.165	7.144	253.308
12-2016	27.652	20.024	2.488	1.802	86.470	3.288	215.121	5.924	221.044

12-2017	24.873	17.092	2.238	1.538	86.470	3.288	193.504	5.056	198.560
12-2018	22.794	14.864	2.051	1.337	86.470	3.288	177.332	4.397	181.729
12-2019	21.163	13.096	1.904	1.178	86.470	3.288	164.643	3.874	168.518
12-2020	19.839	11.651	1.785	1.048	86.470	3.288	154.342	3.447	157.788
12-2021	18.736	10.442	1.686	0.939	86.470	3.288	145.762	3.089	148.851

12-2022	17.784	9.406	1.600	0.846	86.470	3.288	138.351	2.782	141.133
12-2023	16.894	8.480	1.520	0.763	86.470	3.288	131.433	2.508	133.942
12-2024	16.050	7.645	1.444	0.688	86.470	3.288	124.862	2.262	127.123
12-2025	15.247	6.893	1.372	0.620	86.470	3.288	118.619	2.039	120.658
12-2026	14.485	6.214	1.303	0.559	86.470	3.288	112.688	1.838	114.526

S TOT	400.920	281.182	36.071	25.298	86.470	3.288	3119.031	83.179	3202.210

AFTER	229.505	55.405	20.648	4.985	86.470	3.288	1785.471	16.390	1801.861

TOTAL	630.425	336.587	56.719	30.283	86.470	3.288	4904.502	99.569	5004.071

	AD VALOREM	PRODUCTION	DIRECT OPER	INTEREST	CAPITAL	EQUITY	FUTURE NET	CUMULATIVE	CUM. DISC.
END	TAX	TAX	EXPENSE	PAID	REPAYMENT	INVESTMENT	CASHFLOW	CASHFLOW	CASHFLOW
MO-YEAR	M$	M$	M$	M$	M$	M$	M$	M$	@ 10% M$

12-2012	31.791	24.859	15.594	0.000	0.000	740.176	-298.474	-298.474	-311.872
12-2013	25.700	20.126	16.385	0.000	0.000	0.000	353.301	54.827	-4.497
12-2014	18.898	14.825	14.220	0.000	0.000	0.000	257.627	312.454	198.958
12-2015	15.665	12.308	13.193	0.000	0.000	0.000	212.143	524.597	351.177
12-2016	13.669	10.756	12.559	0.000	0.000	0.000	184.061	708.658	471.205

12-2017	12.278	9.675	12.118	0.000	0.000	0.000	164.490	873.148	568.702
12-2018	11.236	8.867	11.787	0.000	0.000	0.000	149.839	1022.987	649.431
12-2019	10.419	8.232	11.528	0.000	0.000	0.000	138.338	1161.325	717.182
12-2020	9.755	7.717	11.318	0.000	0.000	0.000	128.999	1290.324	774.612
12-2021	9.202	7.288	11.143	0.000	0.000	0.000	121.218	1411.542	823.669

12-2022	8.724	6.918	10.992	0.000	0.000	0.000	114.500	1526.042	865.793
12-2023	8.279	6.572	10.850	0.000	0.000	0.000	108.241	1634.282	901.995
12-2024	7.857	6.243	10.716	0.000	0.000	0.000	102.307	1736.589	933.102
12-2025	7.457	5.931	10.589	0.000	0.000	0.000	96.681	1833.270	959.825
12-2026	7.078	5.634	10.468	0.000	0.000	0.000	91.346	1924.615	982.779

S TOT	198.007	155.952	183.460	0.000	0.000	740.176	1924.615	1924.615	982.779

AFTER	111.318	89.274	322.309	0.000	0.000	0.000	1278.960	3203.576	1119.666

TOTAL	309.325	245.225	505.769	0.000	0.000	740.176	3203.575	3203.576	1119.666

	OIL	GAS
GROSS WELLS	1.0	0.0
GROSS ULT., MB & MMF	630.425	336.587
GROSS CUM., MB & MMF	0.000	0.000
GROSS RES., MB & MMF	630.425	336.587
NET RES., MB & MMF	56.719	30.283
NET REVENUE, M$	4904.501	99.569
INITIAL PRICE, $	86.470	3.288
INITIAL N.I., PCT.	8.997	8.997

		P.W. %	P.W., M$
LIFE, YRS.	50.00	5.00	1735.661
DISCOUNT %	10.00	10.00	1119.666
UNDISCOUNTED PAYOUT, YRS.	1.84	12.00	965.116
DISCOUNTED PAYOUT, YRS.	2.02	15.00	786.281
UNDISCOUNTED NET/INVEST.	5.33	18.00	650.207
DISCOUNTED NET/INVEST.	2.54	20.00	576.054
RATE-OF-RETURN, PCT.	60.31	30.00	322.545
INITIAL W.I., PCT.	11.344	60.00	1.680
		80.00	-94.543
		100.00	-156.287

American Eagle Energy March 15, 2012 Page 78

Willoch 1-16H S16-21	DATE	: 03/09/2012
160N 97W 16	TIME	: 12:39:14
THREE FORKS	DBS	: MHA
CONTINENTAL	SETTINGS	: SETDATA
4PUD	SCENARIO	: MHA12SEC

RESERVES AND ECONOMICS

AS OF DATE: 01/2012

	GROSS OIL	GROSS GAS	NET OIL	NET GAS	NET OIL	NET GAS	NET	NET	TOTAL
END	PRODUCTION	PRODUCTION	PRODUCTION	PRODUCTION	PRICE	PRICE	OIL SALES	GAS SALES	NET SALES
MO-YEAR	MBBLS	MMCF	MBBLS	MMCF	$/BBL	$/MCF	M$	M$	M$

12-2012	62.157	54.665	1.247	1.097	86.470	3.288	107.847	3.607	111.454
12-2013	34.850	28.898	0.699	0.580	86.470	3.288	60.467	1.907	62.374
12-2014	27.205	21.325	0.546	0.428	86.470	3.288	47.202	1.407	48.609
12-2015	23.097	17.121	0.463	0.344	86.470	3.288	40.076	1.130	41.205
12-2016	20.428	14.320	0.410	0.287	86.470	3.288	35.445	0.945	36.390

12-2017	18.514	12.275	0.372	0.246	86.470	3.288	32.124	0.810	32.934
12-2018	17.055	10.694	0.342	0.215	86.470	3.288	29.592	0.706	30.297
12-2019	15.894	9.426	0.319	0.189	86.470	3.288	27.578	0.622	28.200
12-2020	14.943	8.382	0.300	0.168	86.470	3.288	25.926	0.553	26.479
12-2021	14.143	7.504	0.284	0.151	86.470	3.288	24.539	0.495	25.034

12-2022	13.433	6.741	0.270	0.135	86.470	3.288	23.307	0.445	23.752
12-2023	12.761	6.057	0.256	0.122	86.470	3.288	22.142	0.400	22.541
12-2024	12.123	5.443	0.243	0.109	86.470	3.288	21.035	0.359	21.394
12-2025	11.517	4.891	0.231	0.098	86.470	3.288	19.983	0.323	20.306
12-2026	10.941	4.395	0.220	0.088	86.470	3.288	18.984	0.290	19.274

S TOT	309.062	212.136	6.202	4.257	86.470	3.288	536.247	13.996	550.242

AFTER	173.357	38.006	3.479	0.763	86.470	3.288	300.788	2.507	303.295

TOTAL	482.420	250.142	9.680	5.019	86.470	3.288	837.034	16.503	853.537

	AD VALOREM	PRODUCTION	DIRECT OPER	INTEREST	CAPITAL	EQUITY	FUTURE NET	CUMULATIVE	CUM. DISC.
END	TAX	TAX	EXPENSE	PAID	REPAYMENT	INVESTMENT	CASHFLOW	CASHFLOW	CASHFLOW
MO-YEAR	M$	M$	M$	M$	M$	M$	M$	M$	@ 10% M$

12-2012	6.894	5.392	3.989	0.000	0.000	0.000	95.179	95.179	91.519
12-2013	3.858	3.023	3.030	0.000	0.000	0.000	52.463	147.642	137.129
12-2014	3.006	2.360	2.761	0.000	0.000	0.000	40.482	188.124	169.091
12-2015	2.548	2.004	2.617	0.000	0.000	0.000	34.036	222.160	193.510
12-2016	2.250	1.772	2.523	0.000	0.000	0.000	29.844	252.004	212.971

12-2017	2.036	1.606	2.456	0.000	0.000	0.000	26.835	278.839	228.876
12-2018	1.873	1.480	2.405	0.000	0.000	0.000	24.540	303.379	242.097
12-2019	1.743	1.379	2.364	0.000	0.000	0.000	22.713	326.092	253.220
12-2020	1.637	1.296	2.331	0.000	0.000	0.000	21.216	347.308	262.665
12-2021	1.547	1.227	2.303	0.000	0.000	0.000	19.957	367.265	270.742

12-2022	1.468	1.165	2.278	0.000	0.000	0.000	18.841	386.106	277.674
12-2023	1.393	1.107	2.254	0.000	0.000	0.000	17.787	403.893	283.623
12-2024	1.322	1.052	2.232	0.000	0.000	0.000	16.788	420.681	288.727
12-2025	1.255	0.999	2.210	0.000	0.000	0.000	15.841	436.522	293.106
12-2026	1.191	0.949	2.190	0.000	0.000	0.000	14.943	451.466	296.861

S TOT	34.023	26.812	37.941	0.000	0.000	0.000	451.466	451.466	296.861

AFTER	18.737	15.039	69.294	0.000	0.000	0.000	200.225	651.691	318.859

TOTAL	52.760	41.852	107.235	0.000	0.000	0.000	651.691	651.691	318.859

	OIL	GAS
GROSS WELLS	1.0	0.0
GROSS ULT., MB & MMF	482.420	250.142
GROSS CUM., MB & MMF	0.000	0.000
GROSS RES., MB & MMF	482.420	250.142
NET RES., MB & MMF	9.680	5.019
NET REVENUE, M$	837.034	16.503
INITIAL PRICE, $	86.470	3.288
INITIAL N.I., PCT.	2.007	2.007

		P.W. %	P.W., M$
LIFE, YRS.	50.00	5.00	418.619
DISCOUNT %	10.00	10.00	318.859
UNDISCOUNTED PAYOUT, YRS.	0.00	12.00	293.634
DISCOUNTED PAYOUT, YRS.	0.00	15.00	264.346
UNDISCOUNTED NET/INVEST.	0.00	18.00	241.984
DISCOUNTED NET/INVEST.	0.00	20.00	229.767
RATE-OF-RETURN, PCT.	100.00	30.00	187.765
INITIAL W.I., PCT.	2.508	60.00	133.401
		80.00	116.372
		100.00	105.017

American Eagle Energy March 15, 2012 Page 79

Wolter 15-8H S5-8	DATE	: 03/09/2012
163N 100W 5	TIME	: 12:39:14
THREE FORKS	DBS	: MHA
SM ENERGY	SETTINGS	: SETDATA
4PUD	SCENARIO	: MHA12SEC

RESERVES AND ECONOMICS

AS OF DATE: 01/2012

	GROSS OIL	GROSS GAS	NET OIL	NET GAS	NET OIL	NET GAS	NET	NET	TOTAL
END	PRODUCTION	PRODUCTION	PRODUCTION	PRODUCTION	PRICE	PRICE	OIL SALES	GAS SALES	NET SALES
MO-YEAR	MBBLS	MMCF	MBBLS	MMCF	$/BBL	$/MCF	M$	M$	M$

12-2012	79.048	69.753	0.957	0.844	86.470	3.288	82.755	2.777	85.532
12-2013	46.972	39.317	0.569	0.476	86.470	3.288	49.175	1.565	50.740
12-2014	36.126	28.680	0.437	0.347	86.470	3.288	37.820	1.142	38.962
12-2015	30.484	22.961	0.369	0.278	86.470	3.288	31.913	0.914	32.827
12-2016	26.870	19.205	0.325	0.233	86.470	3.288	28.130	0.765	28.895

12-2017	24.300	16.481	0.294	0.200	86.470	3.288	25.440	0.656	26.096
12-2018	22.351	14.386	0.271	0.174	86.470	3.288	23.400	0.573	23.972
12-2019	20.807	12.709	0.252	0.154	86.470	3.288	21.783	0.506	22.289
12-2020	19.545	11.329	0.237	0.137	86.470	3.288	20.462	0.451	20.913
12-2021	18.488	10.169	0.224	0.123	86.470	3.288	19.355	0.405	19.760

12-2022	17.557	9.165	0.213	0.111	86.470	3.288	18.380	0.365	18.745
12-2023	16.679	8.263	0.202	0.100	86.470	3.288	17.461	0.329	17.790
12-2024	15.845	7.450	0.192	0.090	86.470	3.288	16.588	0.297	16.885
12-2025	15.053	6.716	0.182	0.081	86.470	3.288	15.759	0.267	16.026
12-2026	14.300	6.055	0.173	0.073	86.470	3.288	14.971	0.241	15.212

S TOT	404.427	282.637	4.896	3.422	86.470	3.288	423.392	11.251	434.643

AFTER	226.580	53.988	2.743	0.654	86.470	3.288	237.205	2.149	239.355

TOTAL	631.007	336.626	7.640	4.076	86.470	3.288	660.597	13.400	673.998

	AD VALOREM	PRODUCTION	DIRECT OPER	INTEREST	CAPITAL	EQUITY	FUTURE NET	CUMULATIVE	CUM. DISC.
END	TAX	TAX	EXPENSE	PAID	REPAYMENT	INVESTMENT	CASHFLOW	CASHFLOW	CASHFLOW
MO-YEAR	M$	M$	M$	M$	M$	M$	M$	M$	@ 10% M$

12-2012	5.291	4.138	2.725	0.000	0.000	27.761	45.617	45.617	42.484
12-2013	3.138	2.459	2.125	0.000	0.000	0.000	43.018	88.635	79.888
12-2014	2.410	1.891	1.890	0.000	0.000	0.000	32.771	121.406	105.763
12-2015	2.030	1.596	1.769	0.000	0.000	0.000	27.433	148.839	125.446
12-2016	1.787	1.407	1.691	0.000	0.000	0.000	24.011	172.850	141.103

12-2017	1.614	1.272	1.635	0.000	0.000	0.000	21.575	194.425	153.890
12-2018	1.482	1.170	1.593	0.000	0.000	0.000	19.727	214.152	164.518
12-2019	1.378	1.089	1.560	0.000	0.000	0.000	18.262	232.414	173.462
12-2020	1.293	1.023	1.532	0.000	0.000	0.000	17.064	249.478	181.059
12-2021	1.221	0.968	1.510	0.000	0.000	0.000	16.061	265.539	187.559

12-2022	1.159	0.919	1.490	0.000	0.000	0.000	15.178	280.717	193.143
12-2023	1.100	0.873	1.471	0.000	0.000	0.000	14.347	295.064	197.941
12-2024	1.044	0.829	1.453	0.000	0.000	0.000	13.559	308.623	202.064
12-2025	0.990	0.788	1.435	0.000	0.000	0.000	12.812	321.436	205.605
12-2026	0.940	0.749	1.419	0.000	0.000	0.000	12.104	333.540	208.647

S TOT	26.876	21.170	25.297	0.000	0.000	27.761	333.540	333.540	208.647

AFTER	14.787	11.860	43.758	0.000	0.000	0.000	168.949	502.489	226.763

TOTAL	41.663	33.030	69.055	0.000	0.000	27.761	502.489	502.489	226.763

	OIL	GAS
GROSS WELLS	1.0	0.0
GROSS ULT., MB & MMF	631.007	336.625
GROSS CUM., MB & MMF	0.000	0.000
GROSS RES., MB & MMF	631.007	336.625
NET RES., MB & MMF	7.640	4.076
NET REVENUE, M$	660.597	13.400
INITIAL PRICE, $	86.470	3.288
INITIAL N.I., PCT.	1.211	1.211

		P.W. %	P.W., M$
LIFE, YRS.	50.00	5.00	308.405
DISCOUNT %	10.00	10.00	226.763
UNDISCOUNTED PAYOUT, YRS.	0.38	12.00	206.237
DISCOUNTED PAYOUT, YRS.	0.40	15.00	182.448
UNDISCOUNTED NET/INVEST.	19.10	18.00	164.305
DISCOUNTED NET/INVEST.	9.17	20.00	154.395
RATE-OF-RETURN, PCT.	100.00	30.00	120.312
INITIAL W.I., PCT.	1.542	60.00	76.027
		80.00	62.067
		100.00	52.720

American Eagle Energy March 15, 2012 Page 80

Yukon 12-1 S1-12	DATE	: 03/09/2012
163N 98W 1	TIME	: 12:39:14
THREE FORKS	DBS	: MHA
SAMSON	SETTINGS	: SETDATA
4PUD	SCENARIO	: MHA12SEC

RESERVES AND ECONOMICS

AS OF DATE: 01/2012

	GROSS OIL	GROSS GAS	NET OIL	NET GAS	NET OIL	NET GAS	NET	NET	TOTAL
END	PRODUCTION	PRODUCTION	PRODUCTION	PRODUCTION	PRICE	PRICE	OIL SALES	GAS SALES	NET SALES
MO-YEAR	MBBLS	MMCF	MBBLS	MMCF	$/BBL	$/MCF	M$	M$	M$

12-2012	58.321	51.811	0.583	0.518	86.470	3.288	50.430	1.704	52.134
12-2013	53.709	45.767	0.537	0.458	86.470	3.288	46.442	1.505	47.947
12-2014	38.852	31.391	0.389	0.314	86.470	3.288	33.596	1.032	34.628
12-2015	32.059	24.574	0.321	0.246	86.470	3.288	27.721	0.808	28.529
12-2016	27.928	20.313	0.279	0.203	86.470	3.288	24.149	0.668	24.817

12-2017	25.073	17.305	0.251	0.173	86.470	3.288	21.681	0.569	22.250
12-2018	22.948	15.030	0.229	0.150	86.470	3.288	19.843	0.494	20.337
12-2019	21.286	13.230	0.213	0.132	86.470	3.288	18.406	0.435	18.841
12-2020	19.940	11.761	0.199	0.118	86.470	3.288	17.242	0.387	17.629
12-2021	18.821	10.535	0.188	0.105	86.470	3.288	16.275	0.346	16.621

12-2022	17.860	9.487	0.179	0.095	86.470	3.288	15.443	0.312	15.755
12-2023	16.967	8.553	0.170	0.086	86.470	3.288	14.671	0.281	14.952
12-2024	16.118	7.711	0.161	0.077	86.470	3.288	13.938	0.254	14.191
12-2025	15.313	6.952	0.153	0.070	86.470	3.288	13.241	0.229	13.469
12-2026	14.547	6.268	0.145	0.063	86.470	3.288	12.579	0.206	12.785

S TOT	399.742	280.688	3.997	2.807	86.470	3.288	345.656	9.229	354.885

AFTER	230.488	55.885	2.305	0.559	86.470	3.288	199.303	1.838	201.140

TOTAL	630.229	336.574	6.302	3.366	86.470	3.288	544.959	11.067	556.026

	AD VALOREM	PRODUCTION	DIRECT OPER	INTEREST	CAPITAL	EQUITY	FUTURE NET	CUMULATIVE	CUM. DISC.
END	TAX	TAX	EXPENSE	PAID	REPAYMENT	INVESTMENT	CASHFLOW	CASHFLOW	CASHFLOW
MO-YEAR	M$	M$	M$	M$	M$	M$	M$	M$	@ 10% M$

12-2012	3.225	2.522	1.546	0.000	0.000	5.000	39.842	39.842	37.249
12-2013	2.966	2.322	1.840	0.000	0.000	0.000	40.819	80.661	72.770
12-2014	2.142	1.680	1.580	0.000	0.000	0.000	29.226	109.887	95.853
12-2015	1.764	1.386	1.461	0.000	0.000	0.000	23.918	133.805	113.015
12-2016	1.535	1.207	1.389	0.000	0.000	0.000	20.686	154.491	126.505

12-2017	1.376	1.084	1.339	0.000	0.000	0.000	18.451	172.943	137.442
12-2018	1.257	0.992	1.302	0.000	0.000	0.000	16.786	189.729	146.486
12-2019	1.165	0.920	1.273	0.000	0.000	0.000	15.483	205.212	154.069
12-2020	1.090	0.862	1.249	0.000	0.000	0.000	14.428	219.640	160.492
12-2021	1.027	0.814	1.229	0.000	0.000	0.000	13.550	233.190	165.976

12-2022	0.974	0.772	1.213	0.000	0.000	0.000	12.797	245.987	170.684
12-2023	0.924	0.734	1.197	0.000	0.000	0.000	12.098	258.085	174.730
12-2024	0.877	0.697	1.182	0.000	0.000	0.000	11.435	269.520	178.207
12-2025	0.832	0.662	1.168	0.000	0.000	0.000	10.807	280.327	181.194
12-2026	0.790	0.629	1.155	0.000	0.000	0.000	10.211	290.538	183.760

S TOT	21.944	17.283	20.120	0.000	0.000	5.000	290.538	290.538	183.760

AFTER	12.426	9.965	35.534	0.000	0.000	0.000	143.215	433.753	199.073

TOTAL	34.371	27.248	55.654	0.000	0.000	5.000	433.753	433.753	199.073

	OIL	GAS
GROSS WELLS	1.0	0.0
GROSS ULT., MB & MMF	630.229	336.574
GROSS CUM., MB & MMF	0.000	0.000
GROSS RES., MB & MMF	630.229	336.574
NET RES., MB & MMF	6.302	3.366
NET REVENUE, M$	544.959	11.067
INITIAL PRICE, $	86.470	3.288
INITIAL N.I., PCT.	1.000	1.000

		P.W. %	P.W., M$
LIFE, YRS.	50.00	5.00	268.680
DISCOUNT %	10.00	10.00	199.073
UNDISCOUNTED PAYOUT, YRS.	0.11	12.00	181.523
DISCOUNTED PAYOUT, YRS.	0.12	15.00	161.141
UNDISCOUNTED NET/INVEST.	87.75	18.00	145.557
DISCOUNTED NET/INVEST.	42.10	20.00	137.029
RATE-OF-RETURN, PCT.	100.00	30.00	107.590
INITIAL W.I., PCT.	1.250	60.00	69.082
		80.00	56.933
		100.00	48.834

American Eagle Energy March 15, 2012 Page 81

Spyglass Area

Sproule Pricing

American Eagle Energy

Reserves and Economics

Spyglass

Sproule Pricing Effective 01/2012

										Net		Operating			Discounted
Reserve						Gross Oil	Gross Gas	Net Oil	Net Gas	Revenue		Expense	Investment	Un-discounted	NCF @ 10%
Cat	Well	Life	WI (%)	NRI (%)	Start	(Mbbl)	(MMCF)	(Mbbl)	(MMCF)	(M$)	Taxes (M$)	(M$)	(M$)	NCF (M$)	(M$)
1PDP	Bagley 4-30H	47.4	3.87217	3.04970	01/2012	536.9	329.7	16.4	10.1	1,857.7	205.2	246.2	0.0	1,406.3	666.2
1PDP	Gerhardsen 1-10H	50.0	2.36907	1.89526	12/2011	474.5	240.0	9.0	4.5	1,079.8	119.6	160.0	0.0	800.2	323.2
1PDP	Legaard 4-25 H	50.0	3.68594	2.91963	01/2012	432.1	224.6	12.6	6.6	1,498.9	166.0	246.8	0.0	1,086.1	473.0
1PDP	Mustang 7-6	50.0	0.32410	0.25928	01/2012	482.4	250.1	1.3	0.6	149.4	16.5	21.9	0.0	110.9	46.2
1PDP	Nielsen 1-12 H	30.6	0.45697	0.36557	12/2011	150.6	94.8	0.6	0.3	59.1	6.5	14.7	0.0	37.9	21.8
1PDP	Riede 4-14H	40.3	0.34247	0.25594	01/2012	347.6	219.9	0.9	0.6	98.3	10.9	16.7	0.0	70.7	37.3
1PDP	Rostad 9-33H	20.9	0.62500	0.50000	12/2011	70.9	109.9	0.4	0.5	38.0	4.1	15.5	0.0	18.4	11.8
1PDP	Torgeson 1-15H	50.0	4.37539	3.47689	01/2012	612.0	316.0	21.3	11.0	2,556.7	283.1	303.9	0.0	1,969.7	776.4
1PDP	Wolter 1-28H	48.8	1.29766	1.03813	01/2012	574.8	344.3	6.0	3.6	679.8	75.1	85.3	0.0	519.4	241.7
1PDP	Wolter 13-9H	50.0	5.91941	4.64919	01/2012	487.7	340.5	22.7	15.8	2,714.2	299.7	400.9	0.0	2,013.6	866.0
	TOTAL PDP					4,169.6	2,469.9	91.0	53.7	10,732.0	1,186.9	1,511.8	0.0	8,033.3	3,463.5

2PNP	Thomte 8-5	50.0	3.17928	2.49573	03/2012	482.1	250.1	12.0	6.2	1,440.0	159.5	214.7	12.7	1,053.2	425.0
	TOTAL PNP					482.1	250.1	12.0	6.2	1,440.0	159.5	214.7	12.7	1,053.2	425.0

4PUD	Blazer 2-11	50.0	0.93777	0.75022	04/2012	482.0	250.1	3.6	1.9	433.2	48.0	63.3	3.8	318.2	127.1
4PUD	CHRISTIANSON	50.0	35.49470	28.26233	04/2012	630.6	336.6	178.2	95.1	21,343.1	2,362.6	2,468.5	2,768.6	13,743.4	3,814.0
4PUD	CODY 16-11	50.0	31.20150	24.95263	06/2012	630.2	336.6	157.3	84.0	18,869.7	2,088.6	2,166.0	2,074.9	12,540.2	3,686.8
4PUD	COPLAN	50.0	12.85535	10.21519	07/2012	630.0	336.6	64.4	34.4	7,730.2	855.6	891.6	854.9	5,128.1	1,499.0
4PUD	Denali 31-21	50.0	0.03125	0.02483	05/2012	481.8	250.1	0.1	0.1	14.3	1.6	2.1	0.1	10.5	4.2
4PUD	Jurasin 32-29	50.0	0.60625	0.48500	04/2012	630.6	336.6	3.1	1.6	366.3	40.5	42.2	39.6	244.0	73.8
4PUD	Lancaster 2-11H	50.0	6.22970	4.98376	03/2012	630.8	336.6	31.4	16.8	3,761.0	416.3	433.6	406.5	2,504.5	763.2
4PUD	Montclair 1-12	50.0	1.59695	1.27756	03/2012	482.1	250.1	6.2	3.2	737.1	81.6	107.8	6.4	541.3	218.0
4PUD	Nomad 6-7	50.0	14.46787	11.43405	04/2012	482.0	250.1	55.1	28.6	6,602.0	731.1	976.1	57.9	4,837.0	1,934.5
4PUD	Olson 15-22	50.0	0.78125	0.62500	01/2012	631.2	336.6	3.9	2.1	471.0	52.1	54.5	0.0	364.4	148.8
4PUD	Reistad 1-1	50.0	8.62284	6.89828	01/2012	631.2	336.6	43.5	23.2	5,198.5	575.5	601.3	0.0	4,021.7	1,642.8
4PUD	Ridgeway 25-36H	50.0	1.87500	1.50000	04/2012	630.6	336.6	9.5	5.0	1,132.8	125.4	130.4	122.3	754.6	228.1
4PUD	Titan 36-25	50.0	0.80711	0.64569	02/2012	482.3	250.1	3.1	1.6	372.3	41.2	54.6	3.2	273.3	111.0
4PUD	UNNAMED 1-12	50.0	11.34369	8.99696	05/2012	630.4	336.6	56.7	30.3	6,799.0	752.6	788.2	740.2	4,518.1	1,351.1
4PUD	Willocli 1-16H	50.0	2.50820	2.00656	01/2012	482.4	250.1	9.7	5.0	1,156.1	128.0	169.7	0.0	858.4	357.6
4PUD	Wolter 15-8H	50.0	1.54229	1.21070	02/2012	631.0	336.6	7.6	4.1	913.0	101.1	107.5	27.8	676.7	258.1
4PUD	Yukon 12-1	50.0	1.25000	1.00000	06/2012	630.2	336.6	6.3	3.4	756.2	83.7	86.8	5.0	580.7	224.8
	TOTAL PUD					9,829.6	5,203.4	639.7	340.4	76,656.0	8,485.6	9,144.1	7,111.1	51,915.2	16,442.7

	TOTAL ALL RESERVE CATEGORIES					14,481.3	7,923.3	742.7	400.3	88,828.0	9,831.9	10,870.6	7,123.8	61,001.7	20,331.3

American Eagle Energy March 15, 2012 Page 82

AMERICAN EAGLE ENERGY	DATE	: 03/09/2012
SPYGLASS	TIME	: 12:41:28
TOTAL PROVED	DBS	: MHA
	SETTINGS	: SETDATA
	SCENARIO	: MHA12SPROULE

RESERVES AND ECONOMICS

AS OF DATE: 01/2012

	GROSS OIL	GROSS GAS	NET OIL	NET GAS	NET OIL	NET GAS	NET	NET	TOTAL
END	PRODUCTION	PRODUCTION	PRODUCTION	PRODUCTION	PRICE	PRICE	OIL SALES	GAS SALES	NET SALES
MO-YEAR	MBBLS	MMCF	MBBLS	MMCF	$/BBL	$/MCF	M$	M$	M$

12-2012	1693.761	1527.005	79.923	71.694	91.830	2.720	7339.337	195.009	7534.345
12-2013	1131.541	968.244	59.607	50.829	88.660	3.350	5284.776	170.276	5455.052
12-2014	861.139	699.039	44.446	35.933	85.760	3.710	3811.649	133.312	3944.961
12-2015	724.311	557.839	37.094	28.445	91.180	5.120	3382.198	145.639	3527.837
12-2016	637.461	465.806	32.510	23.650	93.130	5.240	3027.681	123.925	3151.606

12-2017	575.963	399.323	29.298	20.219	95.110	5.360	2786.510	108.374	2894.883
12-2018	529.439	348.284	26.884	17.602	97.140	5.490	2611.488	96.632	2708.120
12-2019	492.401	307.339	24.980	15.516	99.210	5.610	2478.245	87.047	2565.292
12-2020	461.654	273.372	23.423	13.803	101.320	5.740	2373.231	79.230	2452.461
12-2021	435.507	244.639	22.118	12.365	103.470	5.870	2288.551	72.585	2361.136

12-2022	412.382	219.733	20.980	11.128	105.664	6.004	2216.858	66.810	2283.668
12-2023	390.698	197.466	19.916	10.021	107.902	6.141	2148.980	61.536	2210.516
12-2024	370.172	177.460	18.906	9.025	110.185	6.280	2083.162	56.676	2139.839
12-2025	350.742	159.485	17.948	8.128	112.514	6.422	2019.344	52.198	2071.542
12-2026	332.348	143.335	17.038	7.320	114.889	6.567	1957.465	48.070	2005.535

S TOT	9399.516	6688.368	475.070	335.677	96.427	4.461	45809.473	1497.320	47306.793

AFTER	5081.805	1234.957	267.661	64.596	153.161	8.142	40995.293	525.943	41521.242

TOTAL	14481.321	7923.325	742.731	400.273	116.872	5.055	86804.766	2023.263	88828.031

	AD VALOREM	PRODUCTION	DIRECT OPER	INTEREST	CAPITAL	EQUITY	FUTURE NET	CUMULATIVE	CUM. DISC.
END	TAX	TAX	EXPENSE	PAID	REPAYMENT	INVESTMENT	CASHFLOW	CASHFLOW	CASHFLOW
MO-YEAR	M$	M$	M$	M$	M$	M$	M$	M$	@ 10% M$

12-2012	465.880	366.967	226.872	0.000	0.000	7123.775	-649.147	-649.147	-907.889
12-2013	337.403	264.239	221.510	0.000	0.000	0.000	4631.900	3982.753	3121.321
12-2014	244.035	190.582	197.150	0.000	0.000	0.000	3313.194	7295.947	5737.712
12-2015	218.317	169.110	186.578	0.000	0.000	0.000	2953.832	10249.779	7857.141
12-2016	195.014	151.384	180.927	0.000	0.000	0.000	2624.280	12874.059	9568.449

12-2017	179.111	139.325	177.739	0.000	0.000	0.000	2398.708	15272.768	10990.208
12-2018	167.540	130.574	176.006	0.000	0.000	0.000	2233.999	17506.768	12193.820
12-2019	158.690	123.912	175.222	0.000	0.000	0.000	2107.467	19614.236	13225.951
12-2020	151.697	118.662	175.103	0.000	0.000	0.000	2007.000	21621.236	14119.463
12-2021	146.036	114.428	175.479	0.000	0.000	0.000	1925.194	23546.430	14898.598

12-2022	141.234	110.843	176.204	0.000	0.000	0.000	1855.388	25401.818	15581.207
12-2023	136.699	107.449	177.113	0.000	0.000	0.000	1789.255	27191.072	16179.643
12-2024	132.319	104.158	178.174	0.000	0.000	0.000	1725.188	28916.260	16704.195
12-2025	128.087	100.967	179.383	0.000	0.000	0.000	1663.104	30579.363	17163.902
12-2026	123.998	97.873	180.735	0.000	0.000	0.000	1602.929	32182.293	17566.695

S TOT	2926.060	2290.473	2784.195	0.000	0.000	7123.775	32182.293	32182.293	17566.695

AFTER	2565.645	2049.764	8086.375	0.000	0.000	0.000	28819.445	61001.758	20331.260

TOTAL	5491.706	4340.238	10870.569	0.000	0.000	7123.775	61001.734	61001.758	20331.260

	OIL	GAS
GROSS WELLS	28.0	0.0
GROSS ULT., MB & MMF	14948.958	8334.939
GROSS CUM., MB & MMF	467.638	411.614
GROSS RES., MB & MMF	14481.320	7923.326
NET RES., MB & MMF	742.731	400.273
NET REVENUE, M$	86804.750	2023.263
INITIAL PRICE, $	87.179	2.535
INITIAL N.I., PCT.	1.214	1.135

		P.W. %	P.W., M$
LIFE, YRS.	50.00	5.00	31333.389
DISCOUNT %	10.00	10.00	20331.262
UNDISCOUNTED PAYOUT, YRS.	1.14	12.00	17740.395
DISCOUNTED PAYOUT, YRS.	1.23	15.00	14829.388
UNDISCOUNTED NET/INVEST.	9.56	18.00	12675.219
DISCOUNTED NET/INVEST.	3.88	20.00	11522.401
RATE-OF-RETURN, PCT.	100.00	30.00	7682.249
INITIAL W.I., PCT.	6.776	60.00	2978.207
		80.00	1569.386
		100.00	651.620

American Eagle Energy March 15, 2012 Page 83

AMERICAN EAGLE ENERGY	DATE	: 03/09/2012
SPYGLASS	TIME	: 12:41:27
TOTAL PDP	DBS	: MHA
	SETTINGS	: SETDATA
	SCENARIO	: MHA12SPROULE

RESERVES AND ECONOMICS

AS OF DATE: 01/2012

	GROSS OIL	GROSS GAS	NET OIL	NET GAS	NET OIL	NET GAS	NET	NET	TOTAL
END	PRODUCTION	PRODUCTION	PRODUCTION	PRODUCTION	PRICE	PRICE	OIL SALES	GAS SALES	NET SALES
MO-YEAR	MBBLS	MMCF	MBBLS	MMCF	$/BBL	$/MCF	M$	M$	M$

12-2012	552.375	517.880	11.859	11.412	91.830	2.720	1089.012	31.042	1120.054
12-2013	319.730	284.286	6.790	6.126	88.660	3.350	602.004	20.521	622.525
12-2014	251.958	212.960	5.344	4.571	85.760	3.710	458.291	16.959	475.249
12-2015	214.826	172.593	4.554	3.697	91.180	5.120	415.236	18.929	434.166
12-2016	190.457	145.446	4.036	3.111	93.130	5.240	375.916	16.302	392.219

12-2017	172.873	125.493	3.663	2.681	95.110	5.360	348.422	14.371	362.793
12-2018	159.403	110.001	3.378	2.348	97.140	5.490	328.112	12.889	341.001
12-2019	148.412	97.361	3.146	2.077	99.210	5.610	312.131	11.652	323.783
12-2020	138.880	86.597	2.949	1.849	101.320	5.740	298.762	10.613	309.375
12-2021	130.450	77.301	2.777	1.654	103.470	5.870	287.310	9.707	297.016

12-2022	122.768	69.128	2.621	1.482	105.664	6.004	276.961	8.901	285.861
12-2023	115.565	61.829	2.475	1.329	107.902	6.141	267.043	8.163	275.205
12-2024	108.796	55.304	2.337	1.192	110.185	6.280	257.498	7.485	264.983
12-2025	102.434	49.470	2.207	1.069	112.514	6.422	248.311	6.864	255.175
12-2026	96.456	44.254	2.084	0.958	114.889	6.567	239.468	6.294	245.762

S TOT	2825.384	2109.904	60.220	45.557	96.387	4.405	5804.476	200.692	6005.168

AFTER	1344.229	359.946	30.730	8.104	151.686	8.085	4661.331	65.522	4726.852

TOTAL	4169.613	2469.850	90.950	53.661	115.072	4.961	10465.806	266.215	10732.020

	AD VALOREM	PRODUCTION	DIRECT OPER	INTEREST	CAPITAL	EQUITY	FUTURE NET	CUMULATIVE	CUM. DISC.
END	TAX	TAX	EXPENSE	PAID	REPAYMENT	INVESTMENT	CASHFLOW	CASHFLOW	CASHFLOW
MO-YEAR	M$	M$	M$	M$	M$	M$	M$	M$	@ 10% M$

12-2012	69.264	54.451	37.961	0.000	0.000	0.000	958.378	958.378	921.456
12-2013	38.508	30.100	29.287	0.000	0.000	0.000	524.630	1483.008	1377.501
12-2014	29.402	22.915	27.046	0.000	0.000	0.000	395.887	1878.896	1690.059
12-2015	26.871	20.762	25.980	0.000	0.000	0.000	360.552	2239.448	1948.734
12-2016	24.272	18.796	25.408	0.000	0.000	0.000	323.743	2563.191	2159.835

12-2017	22.449	17.421	25.101	0.000	0.000	0.000	297.822	2861.013	2336.353
12-2018	21.099	16.406	24.957	0.000	0.000	0.000	278.540	3139.552	2486.418
12-2019	20.031	15.607	24.919	0.000	0.000	0.000	263.226	3402.779	2615.333
12-2020	19.138	14.938	24.950	0.000	0.000	0.000	250.349	3653.127	2726.790
12-2021	18.372	14.365	25.034	0.000	0.000	0.000	239.244	3892.371	2823.616

12-2022	17.681	13.848	25.157	0.000	0.000	0.000	229.176	4121.547	2907.936
12-2023	17.020	13.352	25.304	0.000	0.000	0.000	219.529	4341.076	2981.364
12-2024	16.387	12.875	25.475	0.000	0.000	0.000	210.247	4551.322	3045.294
12-2025	15.779	12.416	25.668	0.000	0.000	0.000	201.312	4752.634	3100.942
12-2026	15.196	11.973	25.883	0.000	0.000	0.000	192.709	4945.344	3149.370

S TOT	371.471	290.224	398.129	0.000	0.000	0.000	4945.344	4945.344	3149.370

AFTER	292.096	233.066	1113.684	0.000	0.000	0.000	3088.005	8033.349	3463.532

TOTAL	663.567	523.290	1511.814	0.000	0.000	0.000	8033.349	8033.349	3463.532

	OIL	GAS
GROSS WELLS	10.0	0.0
GROSS ULT., MB & MMF	4637.251	2881.464
GROSS CUM., MB & MMF	467.638	411.614
GROSS RES., MB & MMF	4169.613	2469.850
NET RES., MB & MMF	90.950	53.661
NET REVENUE, M$	10465.803	266.215
INITIAL PRICE, $	75.794	2.112
INITIAL N.I., PCT.	1.214	1.135

		P.W. %	P.W., M$
LIFE, YRS.	50.00	5.00	4746.894
DISCOUNT %	10.00	10.00	3463.533
UNDISCOUNTED PAYOUT, YRS.	0.00	12.00	3154.439
DISCOUNTED PAYOUT, YRS.	0.00	15.00	2804.016
UNDISCOUNTED NET/INVEST.	0.00	18.00	2542.713
DISCOUNTED NET/INVEST.	0.00	20.00	2402.249
RATE-OF-RETURN, PCT.	100.00	30.00	1931.712
INITIAL W.I., PCT.	2.994	60.00	1350.193
		80.00	1173.851
		100.00	1057.564

American Eagle Energy March 15, 2012 Page 84

AMERICAN EAGLE ENERGY	DATE	: 03/09/2012
SPYGLASS	TIME	: 12:41:27
TOTAL PNP	DBS	: MHA
	SETTINGS	: SETDATA
	SCENARIO	: MHA12SPROULE

RESERVES AND ECONOMICS

AS OF DATE: 01/2012

	GROSS OIL	GROSS GAS	NET OIL	NET GAS	NET OIL	NET GAS	NET	NET	TOTAL
END	PRODUCTION	PRODUCTION	PRODUCTION	PRODUCTION	PRICE	PRICE	OIL SALES	GAS SALES	NET SALES
MO-YEAR	MBBLS	MMCF	MBBLS	MMCF	$/BBL	$/MCF	M$	M$	M$

12-2012	54.984	48.529	1.372	1.211	91.830	2.720	126.013	3.294	129.307
12-2013	36.905	30.892	0.921	0.771	88.660	3.350	81.659	2.583	84.242
12-2014	28.131	22.258	0.702	0.555	85.760	3.710	60.209	2.061	62.270
12-2015	23.653	17.697	0.590	0.442	91.180	5.120	53.825	2.261	56.087
12-2016	20.809	14.724	0.519	0.367	93.130	5.240	48.366	1.926	50.292

12-2017	18.796	12.578	0.469	0.314	95.110	5.360	44.616	1.683	46.299
12-2018	17.274	10.933	0.431	0.273	97.140	5.490	41.879	1.498	43.377
12-2019	16.071	9.620	0.401	0.240	99.210	5.610	39.793	1.347	41.140
12-2020	15.089	8.543	0.377	0.213	101.320	5.740	38.156	1.224	39.380
12-2021	14.268	7.640	0.356	0.191	103.470	5.870	36.844	1.119	37.964

12-2022	13.548	6.862	0.338	0.171	105.664	6.004	35.728	1.028	36.756
12-2023	12.871	6.166	0.321	0.154	107.902	6.141	34.661	0.945	35.606
12-2024	12.227	5.541	0.305	0.138	110.185	6.280	33.624	0.868	34.493
12-2025	11.616	4.979	0.290	0.124	112.514	6.422	32.618	0.798	33.416
12-2026	11.035	4.474	0.275	0.112	114.889	6.567	31.641	0.733	32.374

S TOT	307.278	211.436	7.669	5.277	96.447	4.428	739.634	23.368	763.002

AFTER	174.846	38.689	4.364	0.966	153.353	8.118	669.181	7.838	677.019

TOTAL	482.123	250.125	12.033	6.242	117.084	4.999	1408.815	31.207	1440.021

	AD VALOREM	PRODUCTION	DIRECT OPER	INTEREST	CAPITAL	EQUITY	FUTURE NET	CUMULATIVE	CUM. DISC.
END	TAX	TAX	EXPENSE	PAID	REPAYMENT	INVESTMENT	CASHFLOW	CASHFLOW	CASHFLOW
MO-YEAR	M$	M$	M$	M$	M$	M$	M$	M$	@ 10% M$

12-2012	7.995	6.301	4.355	0.000	0.000	12.717	97.939	97.939	92.742
12-2013	5.210	4.083	3.977	0.000	0.000	0.000	70.971	168.911	154.461
12-2014	3.852	3.010	3.634	0.000	0.000	0.000	51.774	220.685	195.343
12-2015	3.471	2.691	3.482	0.000	0.000	0.000	46.443	267.128	228.666
12-2016	3.112	2.418	3.404	0.000	0.000	0.000	41.358	308.486	255.635

12-2017	2.864	2.231	3.364	0.000	0.000	0.000	37.840	346.325	278.064
12-2018	2.683	2.094	3.347	0.000	0.000	0.000	35.253	381.578	297.057
12-2019	2.545	1.990	3.345	0.000	0.000	0.000	33.260	414.838	313.346
12-2020	2.436	1.908	3.354	0.000	0.000	0.000	31.683	446.521	327.451
12-2021	2.348	1.842	3.371	0.000	0.000	0.000	30.403	476.924	339.755

12-2022	2.273	1.786	3.393	0.000	0.000	0.000	29.303	506.227	350.536
12-2023	2.202	1.733	3.419	0.000	0.000	0.000	28.252	534.479	359.985
12-2024	2.133	1.681	3.447	0.000	0.000	0.000	27.231	561.710	368.265
12-2025	2.066	1.631	3.478	0.000	0.000	0.000	26.241	587.951	375.519
12-2026	2.002	1.582	3.512	0.000	0.000	0.000	25.279	613.231	381.871

S TOT	47.191	36.982	52.881	0.000	0.000	12.717	613.231	613.231	381.871

AFTER	41.831	33.459	161.805	0.000	0.000	0.000	439.924	1053.154	424.990

TOTAL	89.023	70.441	214.687	0.000	0.000	12.717	1053.154	1053.154	424.990

	OIL	GAS
GROSS WELLS	1.0	0.0
GROSS ULT., MB & MMF	482.123	250.125
GROSS CUM., MB & MMF	0.000	0.000
GROSS RES., MB & MMF	482.123	250.125
NET RES., MB & MMF	12.032	6.242
NET REVENUE, M$	1408.815	31.207
INITIAL PRICE, $	91.830	2.720
INITIAL N.I., PCT.	2.496	2.496

		P.W. %	P.W., M$
LIFE, YRS.	50.00	5.00	597.061
DISCOUNT %	10.00	10.00	424.990
UNDISCOUNTED PAYOUT, YRS.	0.11	12.00	384.180
DISCOUNTED PAYOUT, YRS.	0.12	15.00	338.190
UNDISCOUNTED NET/INVEST.	83.81	18.00	304.057
DISCOUNTED NET/INVEST.	34.69	20.00	285.752
RATE-OF-RETURN, PCT.	100.00	30.00	224.520
INITIAL W.I., PCT.	3.179	60.00	148.457
		80.00	125.137
		100.00	109.666

American Eagle Energy March 15, 2012 Page 85

AMERICAN EAGLE ENERGY	DATE	: 03/09/2012
SPYGLASS	TIME	: 12:41:28
TOTAL PUD	DBS	: MHA
	SETTINGS	: SETDATA
	SCENARIO	: MHA12SPROULE

RESERVES AND ECONOMICS

AS OF DATE: 01/2012

	GROSS OIL	GROSS GAS	NET OIL	NET GAS	NET OIL	NET GAS	NET	NET	TOTAL
END	PRODUCTION	PRODUCTION	PRODUCTION	PRODUCTION	PRICE	PRICE	OIL SALES	GAS SALES	NET SALES
MO-YEAR	MBBLS	MMCF	MBBLS	MMCF	$/BBL	$/MCF	M$	M$	M$

12-2012	1086.403	960.596	66.692	59.071	91.830	2.720	6124.312	160.673	6284.984
12-2013	774.906	653.066	51.896	43.932	88.660	3.350	4601.113	147.172	4748.285
12-2014	581.050	463.821	38.400	30.807	85.760	3.710	3293.149	114.292	3407.441
12-2015	485.832	367.549	31.949	24.306	91.180	5.120	2913.136	124.449	3037.584
12-2016	426.194	305.636	27.954	20.171	93.130	5.240	2603.399	105.697	2709.095

12-2017	384.293	261.252	25.165	17.224	95.110	5.360	2393.472	92.320	2485.792
12-2018	352.762	227.350	23.075	14.981	97.140	5.490	2241.497	82.245	2323.741
12-2019	327.917	200.358	21.433	13.199	99.210	5.610	2126.322	74.048	2200.369
12-2020	307.684	178.231	20.098	11.741	101.320	5.740	2036.313	67.394	2103.707
12-2021	290.789	159.697	18.985	10.521	103.470	5.870	1964.397	61.759	2026.156

12-2022	276.066	143.743	18.021	9.474	105.664	6.004	1904.169	56.881	1961.050
12-2023	262.262	129.470	17.120	8.538	107.902	6.141	1847.276	52.429	1899.705
12-2024	249.149	116.615	16.264	7.695	110.185	6.280	1792.040	48.323	1840.363
12-2025	236.692	105.036	15.451	6.934	112.514	6.422	1738.415	44.535	1782.950
12-2026	224.857	94.608	14.678	6.250	114.889	6.567	1686.356	41.043	1727.399

S TOT	6266.854	4367.029	407.181	284.844	96.432	4.470	39265.367	1273.259	40538.625

AFTER	3562.729	836.321	232.567	55.526	153.353	8.151	35664.777	452.583	36117.363

TOTAL	9829.583	5203.351	639.748	340.370	117.125	5.070	74930.141	1725.842	76655.984

	AD VALOREM	PRODUCTION	DIRECT OPER	INTEREST	CAPITAL	EQUITY	FUTURE NET	CUMULATIVE	CUM. DISC.
END	TAX	TAX	EXPENSE	PAID	REPAYMENT	INVESTMENT	CASHFLOW	CASHFLOW	CASHFLOW
MO-YEAR	M$	M$	M$	M$	M$	M$	M$	M$	@ 10% M$

12-2012	388.620	306.216	184.556	0.000	0.000	7111.058	-1705.464	-1705.464	-1922.087
12-2013	293.685	230.056	188.246	0.000	0.000	0.000	4036.298	2330.834	1589.359
12-2014	210.781	164.657	166.471	0.000	0.000	0.000	2865.532	5196.366	3852.310
12-2015	187.975	145.657	157.116	0.000	0.000	0.000	2546.837	7743.203	5679.741
12-2016	167.630	130.170	152.115	0.000	0.000	0.000	2259.180	10002.383	7152.978

12-2017	153.798	119.674	149.274	0.000	0.000	0.000	2063.047	12065.430	8375.791
12-2018	143.758	112.075	147.702	0.000	0.000	0.000	1920.207	13985.636	9410.346
12-2019	136.113	106.316	146.959	0.000	0.000	0.000	1810.981	15796.617	10297.273
12-2020	130.123	101.816	146.799	0.000	0.000	0.000	1724.969	17521.586	11065.223
12-2021	125.316	98.220	147.074	0.000	0.000	0.000	1655.547	19177.133	11735.227

12-2022	121.280	95.208	147.654	0.000	0.000	0.000	1596.908	20774.039	12322.736
12-2023	117.477	92.364	148.390	0.000	0.000	0.000	1541.474	22315.514	12838.295
12-2024	113.799	89.602	149.252	0.000	0.000	0.000	1487.710	23803.225	13290.638
12-2025	110.242	86.921	150.236	0.000	0.000	0.000	1435.552	25238.775	13687.442
12-2026	106.800	84.318	151.340	0.000	0.000	0.000	1384.940	26623.717	14035.456

S TOT	2507.398	1963.268	2333.184	0.000	0.000	7111.058	26623.717	26623.717	14035.456

AFTER	2231.718	1783.239	6810.883	0.000	0.000	0.000	25291.518	51915.230	16442.740

TOTAL	4739.116	3746.507	9144.067	0.000	0.000	7111.058	51915.230	51915.230	16442.740

	OIL	GAS
GROSS WELLS	17.0	0.0
GROSS ULT., MB & MMF	9829.584	5203.351
GROSS CUM., MB & MMF	0.000	0.000
GROSS RES., MB & MMF	9829.584	5203.351
NET RES., MB & MMF	639.748	340.370
NET REVENUE, M$	74930.148	1725.842
INITIAL PRICE, $	91.830	2.720
INITIAL N.I., PCT.	6.139	6.149

		P.W. %	P.W., M$
LIFE, YRS.	50.00	5.00	25989.434
DISCOUNT %	10.00	10.00	16442.738
UNDISCOUNTED PAYOUT, YRS.	1.42	12.00	14201.774
DISCOUNTED PAYOUT, YRS.	1.55	15.00	11687.182
UNDISCOUNTED NET/INVEST.	8.30	18.00	9828.449
DISCOUNTED NET/INVEST.	3.34	20.00	8834.400
RATE-OF-RETURN, PCT.	86.29	30.00	5526.017
INITIAL W.I., PCT.	8.278	60.00	1479.557
		80.00	270.398
		100.00	-515.610

American Eagle Energy March 15, 2012 Page 86

Bagley 4-30H S18-19	DATE	: 03/09/2012
163N 100W 18	TIME	: 12:42:22
THREE FORKS	DBS	: MHA
SM ENERGY	SETTINGS	: SETDATA
1PDP	SCENARIO	: MHA12SPROULE

RESERVES AND ECONOMICS

AS OF DATE: 01/2012

	GROSS OIL	GROSS GAS	NET OIL	NET GAS	NET OIL	NET GAS	NET	NET	TOTAL
END	PRODUCTION	PRODUCTION	PRODUCTION	PRODUCTION	PRICE	PRICE	OIL SALES	GAS SALES	NET SALES
MO-YEAR	MBBLS	MMCF	MBBLS	MMCF	$/BBL	$/MCF	M$	M$	M$

12-2012	70.117	61.946	2.138	1.889	91.830	2.720	196.365	5.139	201.503
12-2013	44.301	37.465	1.351	1.143	88.660	3.350	119.785	3.828	123.612
12-2014	35.270	28.584	1.076	0.872	85.760	3.710	92.247	3.234	95.481
12-2015	30.204	23.462	0.921	0.716	91.180	5.120	83.989	3.663	87.652
12-2016	26.844	19.988	0.819	0.610	93.130	5.240	76.243	3.194	79.437

12-2017	24.405	17.420	0.744	0.531	95.110	5.360	70.790	2.848	73.637
12-2018	22.528	15.415	0.687	0.470	97.140	5.490	66.740	2.581	69.321
12-2019	20.943	13.737	0.639	0.419	99.210	5.610	63.365	2.350	65.716
12-2020	19.477	12.248	0.594	0.374	101.320	5.740	60.183	2.144	62.327
12-2021	18.114	10.919	0.552	0.333	103.470	5.870	57.158	1.955	59.113

12-2022	16.846	9.735	0.514	0.297	105.664	6.004	54.284	1.783	56.067
12-2023	15.666	8.680	0.478	0.265	107.902	6.141	51.553	1.625	53.179
12-2024	14.570	7.738	0.444	0.236	110.185	6.280	48.959	1.482	50.441
12-2025	13.550	6.899	0.413	0.210	112.514	6.422	46.494	1.351	47.845
12-2026	12.601	6.151	0.384	0.188	114.889	6.567	44.152	1.232	45.384

S TOT	385.437	280.387	11.755	8.551	96.328	4.492	1132.308	38.409	1170.716

AFTER	151.492	49.344	4.620	1.505	146.101	7.998	674.996	12.036	687.032

TOTAL	536.929	329.731	16.375	10.056	110.371	5.017	1807.303	50.445	1857.749

	AD VALOREM	PRODUCTION	DIRECT OPER	INTEREST	CAPITAL	EQUITY	FUTURE NET	CUMULATIVE	CUM. DISC.
END	TAX	TAX	EXPENSE	PAID	REPAYMENT	INVESTMENT	CASHFLOW	CASHFLOW	CASHFLOW
MO-YEAR	M$	M$	M$	M$	M$	M$	M$	M$	@ 10% M$

12-2012	12.460	9.818	6.589	0.000	0.000	0.000	172.637	172.637	165.610
12-2013	7.646	5.989	5.245	0.000	0.000	0.000	104.732	277.369	256.636
12-2014	5.906	4.612	4.813	0.000	0.000	0.000	80.150	357.519	319.911
12-2015	5.424	4.199	4.596	0.000	0.000	0.000	73.433	430.951	372.592
12-2016	4.916	3.812	4.473	0.000	0.000	0.000	66.236	497.187	415.781

12-2017	4.556	3.539	4.401	0.000	0.000	0.000	61.140	558.328	452.018
12-2018	4.289	3.337	4.361	0.000	0.000	0.000	57.334	615.662	482.906
12-2019	4.066	3.168	4.338	0.000	0.000	0.000	54.144	669.806	509.424
12-2020	3.856	3.009	4.322	0.000	0.000	0.000	51.140	720.946	532.194
12-2021	3.657	2.858	4.314	0.000	0.000	0.000	48.284	769.230	551.737

12-2022	3.468	2.714	4.312	0.000	0.000	0.000	45.573	814.803	568.507
12-2023	3.289	2.578	4.316	0.000	0.000	0.000	42.996	857.799	582.890
12-2024	3.120	2.448	4.326	0.000	0.000	0.000	40.548	898.347	595.221
12-2025	2.959	2.325	4.341	0.000	0.000	0.000	38.221	936.568	605.788
12-2026	2.806	2.208	4.362	0.000	0.000	0.000	36.008	972.576	614.838

S TOT	72.417	56.615	69.108	0.000	0.000	0.000	972.576	972.576	614.838

AFTER	42.463	33.750	177.109	0.000	0.000	0.000	433.710	1406.286	666.194

TOTAL	114.880	90.365	246.217	0.000	0.000	0.000	1406.286	1406.286	666.194

	OIL	GAS
GROSS WELLS	1.0	0.0
GROSS ULT., MB & MMF	590.147	364.068
GROSS CUM., MB & MMF	53.218	34.337
GROSS RES., MB & MMF	536.929	329.731
NET RES., MB & MMF	16.375	10.056
NET REVENUE, M$	1807.303	50.445
INITIAL PRICE, $	91.830	2.720
INITIAL N.I., PCT.	3.050	3.050

		P.W. %	P.W., M$
LIFE, YRS.	47.42	5.00	893.593
DISCOUNT %	10.00	10.00	666.194
UNDISCOUNTED PAYOUT, YRS.	0.00	12.00	608.492
DISCOUNTED PAYOUT, YRS.	0.00	15.00	541.701
UNDISCOUNTED NET/INVEST.	0.00	18.00	491.007
DISCOUNTED NET/INVEST.	0.00	20.00	463.473
RATE-OF-RETURN, PCT.	100.00	30.00	370.085
INITIAL W.I., PCT.	3.872	60.00	253.475
		80.00	218.227
		100.00	195.092

American Eagle Energy March 15, 2012 Page 87

Gerhardsen 1-10H S3-10	DATE	: 03/09/2012
160N 97W 3	TIME	: 12:42:23
THREE FORKS	DBS	: MHA
CONTINENTAL	SETTINGS	: SETDATA
1PDP	SCENARIO	: MHA12SPROULE

RESERVES AND ECONOMICS

AS OF DATE: 01/2012

	GROSS OIL	GROSS GAS	NET OIL	NET GAS	NET OIL	NET GAS	NET	NET	TOTAL
END	PRODUCTION	PRODUCTION	PRODUCTION	PRODUCTION	PRICE	PRICE	OIL SALES	GAS SALES	NET SALES
MO-YEAR	MBBLS	MMCF	MBBLS	MMCF	$/BBL	$/MCF	M$	M$	M$

12-2012	53.307	46.393	1.010	0.879	91.830	2.720	92.777	2.392	95.168
12-2013	33.694	27.688	0.639	0.525	88.660	3.350	56.618	1.758	58.376
12-2014	26.828	20.847	0.508	0.395	85.760	3.710	43.605	1.466	45.071
12-2015	22.975	16.886	0.435	0.320	91.180	5.120	39.703	1.639	41.342
12-2016	20.420	14.197	0.387	0.269	93.130	5.240	36.042	1.410	37.452

12-2017	18.565	12.210	0.352	0.231	95.110	5.360	33.465	1.240	34.705
12-2018	17.139	10.664	0.325	0.202	97.140	5.490	31.554	1.110	32.664
12-2019	15.999	9.417	0.303	0.178	99.210	5.610	30.082	1.001	31.083
12-2020	15.060	8.386	0.285	0.159	101.320	5.740	28.919	0.912	29.831
12-2021	14.267	7.516	0.270	0.142	103.470	5.870	27.977	0.836	28.814

12-2022	13.552	6.754	0.257	0.128	105.664	6.004	27.140	0.769	27.908
12-2023	12.875	6.071	0.244	0.115	107.902	6.141	26.329	0.707	27.035
12-2024	12.231	5.456	0.232	0.103	110.185	6.280	25.542	0.649	26.191
12-2025	11.619	4.904	0.220	0.093	112.514	6.422	24.777	0.597	25.374
12-2026	11.038	4.407	0.209	0.084	114.889	6.567	24.035	0.549	24.584

S TOT	299.570	201.798	5.678	3.825	96.619	4.454	548.566	17.034	565.600

AFTER	174.897	38.195	3.315	0.724	153.353	8.120	508.325	5.878	514.203

TOTAL	474.466	239.993	8.992	4.548	117.532	5.037	1056.891	22.912	1079.803

	AD VALOREM	PRODUCTION	DIRECT OPER	INTEREST	CAPITAL	EQUITY	FUTURE NET	CUMULATIVE	CUM. DISC.
END	TAX	TAX	EXPENSE	PAID	REPAYMENT	INVESTMENT	CASHFLOW	CASHFLOW	CASHFLOW
MO-YEAR	M$	M$	M$	M$	M$	M$	M$	M$	@ 10% M$

12-2012	5.884	4.639	3.474	0.000	0.000	0.000	81.171	81.171	77.870
12-2013	3.610	2.831	2.857	0.000	0.000	0.000	49.077	130.249	120.525
12-2014	2.788	2.180	2.664	0.000	0.000	0.000	37.439	167.687	150.081
12-2015	2.558	1.985	2.572	0.000	0.000	0.000	34.226	201.914	174.636
12-2016	2.317	1.802	2.524	0.000	0.000	0.000	30.809	232.723	194.726

12-2017	2.147	1.673	2.499	0.000	0.000	0.000	28.386	261.109	211.550
12-2018	2.021	1.578	2.489	0.000	0.000	0.000	26.576	287.685	225.868
12-2019	1.923	1.504	2.490	0.000	0.000	0.000	25.167	312.852	238.193
12-2020	1.845	1.446	2.498	0.000	0.000	0.000	24.042	336.894	248.896
12-2021	1.782	1.399	2.512	0.000	0.000	0.000	23.121	360.015	258.253

12-2022	1.726	1.357	2.529	0.000	0.000	0.000	22.297	382.311	266.456
12-2023	1.672	1.316	2.548	0.000	0.000	0.000	21.499	403.811	273.647
12-2024	1.619	1.277	2.569	0.000	0.000	0.000	20.726	424.537	279.948
12-2025	1.569	1.239	2.592	0.000	0.000	0.000	19.975	444.511	285.470
12-2026	1.520	1.202	2.617	0.000	0.000	0.000	19.246	463.757	290.306

S TOT	34.981	27.428	39.434	0.000	0.000	0.000	463.757	463.757	290.306

AFTER	31.771	25.416	120.573	0.000	0.000	0.000	336.443	800.200	323.192

TOTAL	66.752	52.845	160.006	0.000	0.000	0.000	800.200	800.200	323.192

	OIL	GAS
GROSS WELLS	1.0	0.0
GROSS ULT., MB & MMF	525.613	298.651
GROSS CUM., MB & MMF	51.147	58.658
GROSS RES., MB & MMF	474.466	239.993
NET RES., MB & MMF	8.992	4.548
NET REVENUE, M$	1056.891	22.912
INITIAL PRICE, $	-6.240	-0.830
INITIAL N.I., PCT.	1.895	1.895

		P.W. %	P.W., M$
LIFE, YRS.	50.00	5.00	453.174
DISCOUNT %	10.00	10.00	323.192
UNDISCOUNTED PAYOUT, YRS.	0.00	12.00	292.533
DISCOUNTED PAYOUT, YRS.	0.00	15.00	258.105
UNDISCOUNTED NET/INVEST.	0.00	18.00	232.663
DISCOUNTED NET/INVEST.	0.00	20.00	219.067
RATE-OF-RETURN, PCT.	100.00	30.00	173.915
INITIAL W.I., PCT.	2.369	60.00	118.909
		80.00	102.409
		100.00	91.583

American Eagle Energy March 15, 2012 Page 88

Legaard 4-25H S13-24	DATE	: 03/09/2012
163N 101W 13	TIME	: 12:42:23
THREE FORKS	DBS	: MHA
SM ENERGY	SETTINGS	: SETDATA
1PDP	SCENARIO	: MHA12SPROULE

RESERVES AND ECONOMICS

AS OF DATE: 01/2012

	GROSS OIL	GROSS GAS	NET OIL	NET GAS	NET OIL	NET GAS	NET	NET	TOTAL
END	PRODUCTION	PRODUCTION	PRODUCTION	PRODUCTION	PRICE	PRICE	OIL SALES	GAS SALES	NET SALES
MO-YEAR	MBBLS	MMCF	MBBLS	MMCF	$/BBL	$/MCF	M$	M$	M$

12-2012	62.788	55.267	1.833	1.614	91.830	2.720	168.341	4.389	172.730
12-2013	31.243	25.839	0.912	0.754	88.660	3.350	80.874	2.527	83.401
12-2014	24.112	18.815	0.704	0.549	85.760	3.710	60.373	2.038	62.411
12-2015	20.374	15.006	0.595	0.438	91.180	5.120	54.239	2.243	56.482
12-2016	17.973	12.496	0.525	0.365	93.130	5.240	48.869	1.912	50.781

12-2017	16.262	10.673	0.475	0.312	95.110	5.360	45.157	1.670	46.827
12-2018	14.962	9.271	0.437	0.271	97.140	5.490	42.435	1.486	43.922
12-2019	13.932	8.150	0.407	0.238	99.210	5.610	40.356	1.335	41.691
12-2020	13.090	7.229	0.382	0.211	101.320	5.740	38.721	1.211	39.933
12-2021	12.383	6.456	0.362	0.189	103.470	5.870	37.409	1.107	38.516

12-2022	11.760	5.789	0.343	0.169	105.664	6.004	36.280	1.015	37.295
12-2023	11.172	5.192	0.326	0.152	107.902	6.141	35.196	0.931	36.127
12-2024	10.614	4.657	0.310	0.136	110.185	6.280	34.144	0.854	34.998
12-2025	10.083	4.177	0.294	0.122	112.514	6.422	33.122	0.783	33.905
12-2026	9.579	3.746	0.280	0.109	114.889	6.567	32.130	0.718	32.849

S TOT	280.327	192.763	8.185	5.628	96.236	4.303	787.647	24.219	811.866

AFTER	151.770	31.870	4.431	0.930	153.353	8.097	679.526	7.535	687.060

TOTAL	432.097	224.633	12.616	6.558	116.298	4.842	1467.173	31.754	1498.927

	AD VALOREM	PRODUCTION	DIRECT OPER	INTEREST	CAPITAL	EQUITY	FUTURE NET	CUMULATIVE	CUM. DISC.
END	TAX	TAX	EXPENSE	PAID	REPAYMENT	INVESTMENT	CASHFLOW	CASHFLOW	CASHFLOW
MO-YEAR	M$	M$	M$	M$	M$	M$	M$	M$	@ 10% M$

12-2012	10.680	8.417	5.894	0.000	0.000	0.000	147.739	147.739	142.445
12-2013	5.158	4.044	4.319	0.000	0.000	0.000	69.880	217.618	203.205
12-2014	3.860	3.019	4.005	0.000	0.000	0.000	51.526	269.145	243.890
12-2015	3.495	2.712	3.868	0.000	0.000	0.000	46.407	315.552	277.187
12-2016	3.142	2.443	3.800	0.000	0.000	0.000	41.395	356.947	304.180

12-2017	2.897	2.258	3.769	0.000	0.000	0.000	37.903	394.850	326.646
12-2018	2.717	2.122	3.761	0.000	0.000	0.000	35.322	430.172	345.676
12-2019	2.579	2.018	3.767	0.000	0.000	0.000	33.327	463.499	361.998
12-2020	2.470	1.936	3.785	0.000	0.000	0.000	31.742	495.241	376.129
12-2021	2.382	1.870	3.811	0.000	0.000	0.000	30.453	525.693	388.454

12-2022	2.306	1.814	3.842	0.000	0.000	0.000	29.333	555.026	399.246
12-2023	2.234	1.760	3.876	0.000	0.000	0.000	28.257	583.284	408.697
12-2024	2.164	1.707	3.913	0.000	0.000	0.000	27.213	610.497	416.971
12-2025	2.096	1.656	3.953	0.000	0.000	0.000	26.200	636.697	424.213
12-2026	2.031	1.607	3.996	0.000	0.000	0.000	25.215	661.912	430.549

S TOT	50.211	39.382	60.360	0.000	0.000	0.000	661.912	661.912	430.549

AFTER	42.450	33.976	186.400	0.000	0.000	0.000	424.233	1086.145	473.009

TOTAL	92.662	73.359	246.761	0.000	0.000	0.000	1086.146	1086.145	473.009

	OIL	GAS
GROSS WELLS	1.0	0.0
GROSS ULT., MB & MMF	469.519	262.925
GROSS CUM., MB & MMF	37.422	38.292
GROSS RES., MB & MMF	432.097	224.633
NET RES., MB & MMF	12.616	6.558
NET REVENUE, M$	1467.173	31.754
INITIAL PRICE, $	91.830	2.720
INITIAL N.I., PCT.	2.920	2.920

		P.W. %	P.W., M$
LIFE, YRS.	50.00	5.00	642.940
DISCOUNT %	10.00	10.00	473.009
UNDISCOUNTED PAYOUT, YRS.	0.00	12.00	432.461
DISCOUNTED PAYOUT, YRS.	0.00	15.00	386.668
UNDISCOUNTED NET/INVEST.	0.00	18.00	352.624
DISCOUNTED NET/INVEST.	0.00	20.00	334.350
RATE-OF-RETURN, PCT.	100.00	30.00	273.160
INITIAL W.I., PCT.	3.686	60.00	197.024
		80.00	173.622
		100.00	158.053

American Eagle Energy March 15, 2012 Page 89

Mustang 7-6 S6-7	DATE	: 03/09/2012
163N 98W 6	TIME	: 12:42:23
THREE FORKS	DBS	: MHA
SAMSON	SETTINGS	: SETDATA
1PDP	SCENARIO	: MHA12SPROULE

RESERVES AND ECONOMICS

AS OF DATE: 01/2012

	GROSS OIL	GROSS GAS	NET OIL	NET GAS	NET OIL	NET GAS	NET	NET	TOTAL
END	PRODUCTION	PRODUCTION	PRODUCTION	PRODUCTION	PRICE	PRICE	OIL SALES	GAS SALES	NET SALES
MO-YEAR	MBBLS	MMCF	MBBLS	MMCF	$/BBL	$/MCF	M$	M$	M$

12-2012	62.157	54.665	0.161	0.142	91.830	2.720	14.799	0.386	15.185
12-2013	34.850	28.898	0.090	0.075	88.660	3.350	8.011	0.251	8.262
12-2014	27.205	21.325	0.071	0.055	85.760	3.710	6.049	0.205	6.254
12-2015	23.097	17.121	0.060	0.044	91.180	5.120	5.460	0.227	5.688
12-2016	20.428	14.320	0.053	0.037	93.130	5.240	4.933	0.195	5.127

12-2017	18.514	12.275	0.048	0.032	95.110	5.360	4.566	0.171	4.736
12-2018	17.055	10.694	0.044	0.028	97.140	5.490	4.296	0.152	4.448
12-2019	15.894	9.426	0.041	0.024	99.210	5.610	4.089	0.137	4.226
12-2020	14.943	8.382	0.039	0.022	101.320	5.740	3.925	0.125	4.050
12-2021	14.143	7.504	0.037	0.019	103.470	5.870	3.794	0.114	3.908

12-2022	13.433	6.741	0.035	0.017	105.664	6.004	3.680	0.105	3.785
12-2023	12.761	6.057	0.033	0.016	107.902	6.141	3.570	0.096	3.667
12-2024	12.123	5.443	0.031	0.014	110.185	6.280	3.463	0.089	3.552
12-2025	11.517	4.891	0.030	0.013	112.514	6.422	3.360	0.081	3.441
12-2026	10.941	4.395	0.028	0.011	114.889	6.567	3.259	0.075	3.334

S TOT	309.062	212.136	0.801	0.550	96.408	4.379	77.256	2.409	79.664

AFTER	173.357	38.006	0.449	0.099	153.353	8.118	68.929	0.800	69.729

TOTAL	482.420	250.142	1.251	0.649	116.871	4.947	146.185	3.209	149.394

	AD VALOREM	PRODUCTION	DIRECT OPER	INTEREST	CAPITAL	EQUITY	FUTURE NET	CUMULATIVE	CUM. DISC.
END	TAX	TAX	EXPENSE	PAID	REPAYMENT	INVESTMENT	CASHFLOW	CASHFLOW	CASHFLOW
MO-YEAR	M$	M$	M$	M$	M$	M$	M$	M$	@ 10% M$

12-2012	0.939	0.740	0.515	0.000	0.000	0.000	12.991	12.991	12.491
12-2013	0.511	0.401	0.396	0.000	0.000	0.000	6.955	19.945	18.537
12-2014	0.387	0.302	0.366	0.000	0.000	0.000	5.199	25.144	22.642
12-2015	0.352	0.273	0.352	0.000	0.000	0.000	4.710	29.854	26.021
12-2016	0.317	0.247	0.345	0.000	0.000	0.000	4.218	34.073	28.772

12-2017	0.293	0.228	0.342	0.000	0.000	0.000	3.873	37.946	31.068
12-2018	0.275	0.215	0.340	0.000	0.000	0.000	3.618	41.564	33.017
12-2019	0.261	0.204	0.340	0.000	0.000	0.000	3.420	44.983	34.691
12-2020	0.251	0.196	0.341	0.000	0.000	0.000	3.262	48.245	36.144
12-2021	0.242	0.190	0.343	0.000	0.000	0.000	3.134	51.379	37.412

12-2022	0.234	0.184	0.345	0.000	0.000	0.000	3.022	54.401	38.524
12-2023	0.227	0.179	0.348	0.000	0.000	0.000	2.913	57.314	39.498
12-2024	0.220	0.173	0.351	0.000	0.000	0.000	2.808	60.123	40.352
12-2025	0.213	0.168	0.354	0.000	0.000	0.000	2.706	62.829	41.100
12-2026	0.206	0.163	0.358	0.000	0.000	0.000	2.607	65.437	41.755

S TOT	4.927	3.863	5.438	0.000	0.000	0.000	65.437	65.437	41.755

AFTER	4.308	3.446	16.488	0.000	0.000	0.000	45.486	110.923	46.207

TOTAL	9.235	7.309	21.926	0.000	0.000	0.000	110.923	110.923	46.207

	OIL	GAS
GROSS WELLS	1.0	0.0
GROSS ULT., MB & MMF	482.420	250.142
GROSS CUM., MB & MMF	0.000	0.000
GROSS RES., MB & MMF	482.420	250.142
NET RES., MB & MMF	1.251	0.649
NET REVENUE, M$	146.185	3.209
INITIAL PRICE, $	91.830	2.720
INITIAL N.I., PCT.	0.259	0.259

		P.W. %	P.W., M$
LIFE, YRS.	50.00	5.00	63.887
DISCOUNT %	10.00	10.00	46.207
UNDISCOUNTED PAYOUT, YRS.	0.00	12.00	42.025
DISCOUNTED PAYOUT, YRS.	0.00	15.00	37.321
UNDISCOUNTED NET/INVEST.	0.00	18.00	33.836
DISCOUNTED NET/INVEST.	0.00	20.00	31.971
RATE-OF-RETURN, PCT.	100.00	30.00	25.751
INITIAL W.I., PCT.	0.324	60.00	18.091
		80.00	15.762
		100.00	14.222

American Eagle Energy March 15, 2012 Page 90

Nielsen 1-12H S1-12	DATE	: 03/09/2012
160N 97W 1	TIME	: 12:42:23
THREE FORKS	DBS	: MHA
CONTINENTAL	SETTINGS	: SETDATA
1PDP	SCENARIO	: MHA12SPROULE

RESERVES AND ECONOMICS

AS OF DATE: 01/2012

	GROSS OIL	GROSS GAS	NET OIL	NET GAS	NET OIL	NET GAS	NET	NET	TOTAL
END	PRODUCTION	PRODUCTION	PRODUCTION	PRODUCTION	PRICE	PRICE	OIL SALES	GAS SALES	NET SALES
MO-YEAR	MBBLS	MMCF	MBBLS	MMCF	$/BBL	$/MCF	M$	M$	M$

12-2012	24.083	21.259	0.088	0.078	91.830	2.720	8.085	0.211	8.296
12-2013	13.503	11.328	0.049	0.041	88.660	3.350	4.376	0.139	4.515
12-2014	10.541	8.424	0.039	0.031	85.760	3.710	3.305	0.114	3.419
12-2015	8.949	6.814	0.033	0.025	91.180	5.120	2.983	0.128	3.111
12-2016	7.915	5.743	0.029	0.021	93.130	5.240	2.695	0.110	2.805

12-2017	7.173	4.960	0.026	0.018	95.110	5.360	2.494	0.097	2.591
12-2018	6.608	4.354	0.024	0.016	97.140	5.490	2.347	0.087	2.434
12-2019	6.140	3.855	0.022	0.014	99.210	5.610	2.227	0.079	2.306
12-2020	5.710	3.417	0.021	0.012	101.320	5.740	2.115	0.072	2.187
12-2021	5.311	3.029	0.019	0.011	103.470	5.870	2.009	0.065	2.074

12-2022	4.939	2.684	0.018	0.010	105.664	6.004	1.908	0.059	1.967
12-2023	4.593	2.379	0.017	0.009	107.902	6.141	1.812	0.053	1.865
12-2024	4.272	2.108	0.016	0.008	110.185	6.280	1.721	0.048	1.769
12-2025	3.973	1.869	0.015	0.007	112.514	6.422	1.634	0.044	1.678
12-2026	3.694	1.656	0.014	0.006	114.889	6.567	1.552	0.040	1.591

S TOT	117.403	83.880	0.429	0.307	96.136	4.392	41.261	1.347	42.608

AFTER	33.242	10.942	0.122	0.040	133.047	7.528	16.168	0.301	16.470

TOTAL	150.645	94.822	0.551	0.347	104.281	4.753	57.429	1.648	59.077

	AD VALOREM	PRODUCTION	DIRECT OPER	INTEREST	CAPITAL	EQUITY	FUTURE NET	CUMULATIVE	CUM. DISC.
END	TAX	TAX	EXPENSE	PAID	REPAYMENT	INVESTMENT	CASHFLOW	CASHFLOW	CASHFLOW
MO-YEAR	M$	M$	M$	M$	M$	M$	M$	M$	@ 10% M$

12-2012	0.513	0.404	0.483	0.000	0.000	0.000	6.896	6.896	6.632
12-2013	0.279	0.219	0.422	0.000	0.000	0.000	3.595	10.491	9.758
12-2014	0.211	0.165	0.410	0.000	0.000	0.000	2.632	13.123	11.837
12-2015	0.192	0.149	0.406	0.000	0.000	0.000	2.363	15.486	13.532
12-2016	0.174	0.135	0.407	0.000	0.000	0.000	2.090	17.576	14.895

12-2017	0.160	0.125	0.409	0.000	0.000	0.000	1.897	19.473	16.019
12-2018	0.151	0.117	0.413	0.000	0.000	0.000	1.753	21.226	16.964
12-2019	0.143	0.111	0.417	0.000	0.000	0.000	1.635	22.861	17.765
12-2020	0.135	0.106	0.422	0.000	0.000	0.000	1.524	24.385	18.443
12-2021	0.128	0.100	0.427	0.000	0.000	0.000	1.418	25.802	19.017

12-2022	0.122	0.095	0.433	0.000	0.000	0.000	1.317	27.119	19.502
12-2023	0.115	0.091	0.438	0.000	0.000	0.000	1.221	28.340	19.910
12-2024	0.109	0.086	0.445	0.000	0.000	0.000	1.129	29.469	20.254
12-2025	0.104	0.082	0.451	0.000	0.000	0.000	1.041	30.511	20.542
12-2026	0.098	0.078	0.458	0.000	0.000	0.000	0.958	31.468	20.782

S TOT	2.635	2.063	6.441	0.000	0.000	0.000	31.468	31.468	20.782

AFTER	1.018	0.808	8.218	0.000	0.000	0.000	6.425	37.893	21.797

TOTAL	3.653	2.871	14.659	0.000	0.000	0.000	37.893	37.893	21.797

	OIL	GAS
GROSS WELLS	1.0	0.0
GROSS ULT., MB & MMF	197.074	144.616
GROSS CUM., MB & MMF	46.429	49.794
GROSS RES., MB & MMF	150.645	94.822
NET RES., MB & MMF	0.551	0.347
NET REVENUE, M$	57.429	1.648
INITIAL PRICE, $	-6.240	-0.830
INITIAL N.I., PCT.	0.366	0.366

		P.W. %	P.W., M$
LIFE, YRS.	30.58	5.00	27.450
DISCOUNT %	10.00	10.00	21.797
UNDISCOUNTED PAYOUT, YRS.	0.00	12.00	20.234
DISCOUNTED PAYOUT, YRS.	0.00	15.00	18.355
UNDISCOUNTED NET/INVEST.	0.00	18.00	16.880
DISCOUNTED NET/INVEST.	0.00	20.00	16.062
RATE-OF-RETURN, PCT.	100.00	30.00	13.198
INITIAL W.I., PCT.	0.457	60.00	9.439
		80.00	8.260
		100.00	7.474

American Eagle Energy March 15, 2012 Page 91

Riede 4-14H S2-11	DATE	: 03/09/2012
163N 100W 2	TIME	: 12:42:23
THREE FORKS	DBS	: MHA
SM ENERGY	SETTINGS	: SETDATA
1PDP	SCENARIO	: MHA12SPROULE

RESERVES AND ECONOMICS

AS OF DATE: 01/2012

	GROSS OIL	GROSS GAS	NET OIL	NET GAS	NET OIL	NET GAS	NET	NET	TOTAL
END	PRODUCTION	PRODUCTION	PRODUCTION	PRODUCTION	PRICE	PRICE	OIL SALES	GAS SALES	NET SALES
MO-YEAR	MBBLS	MMCF	MBBLS	MMCF	$/BBL	$/MCF	M$	M$	M$

12-2012	59.230	52.420	0.152	0.134	91.830	2.720	13.920	0.365	14.285
12-2013	29.472	24.889	0.075	0.064	88.660	3.350	6.688	0.213	6.901
12-2014	22.745	18.385	0.058	0.047	85.760	3.710	4.992	0.175	5.167
12-2015	19.220	14.874	0.049	0.038	91.180	5.120	4.485	0.195	4.680
12-2016	16.954	12.563	0.043	0.032	93.130	5.240	4.041	0.168	4.210

12-2017	15.340	10.885	0.039	0.028	95.110	5.360	3.734	0.149	3.883
12-2018	14.114	9.590	0.036	0.025	97.140	5.490	3.509	0.135	3.644
12-2019	13.111	8.531	0.034	0.022	99.210	5.610	3.329	0.122	3.452
12-2020	12.193	7.597	0.031	0.019	101.320	5.740	3.162	0.112	3.273
12-2021	11.340	6.766	0.029	0.017	103.470	5.870	3.003	0.102	3.105

12-2022	10.546	6.026	0.027	0.015	105.664	6.004	2.852	0.093	2.945
12-2023	9.808	5.366	0.025	0.014	107.902	6.141	2.708	0.084	2.793
12-2024	9.121	4.779	0.023	0.012	110.185	6.280	2.572	0.077	2.649
12-2025	8.483	4.256	0.022	0.011	112.514	6.422	2.443	0.070	2.513
12-2026	7.889	3.791	0.020	0.010	114.889	6.567	2.320	0.064	2.383

S TOT	259.565	190.718	0.664	0.488	95.976	4.350	63.759	2.124	65.882

AFTER	88.037	29.201	0.225	0.075	141.229	7.851	31.822	0.587	32.408

TOTAL	347.602	219.919	0.890	0.563	107.437	4.815	95.580	2.710	98.290

	AD VALOREM	PRODUCTION	DIRECT OPER	INTEREST	CAPITAL	EQUITY	FUTURE NET	CUMULATIVE	CUM. DISC.
END	TAX	TAX	EXPENSE	PAID	REPAYMENT	INVESTMENT	CASHFLOW	CASHFLOW	CASHFLOW
MO-YEAR	M$	M$	M$	M$	M$	M$	M$	M$	@ 10% M$

12-2012	0.883	0.696	0.531	0.000	0.000	0.000	12.176	12.176	11.739
12-2013	0.427	0.334	0.393	0.000	0.000	0.000	5.747	17.922	16.737
12-2014	0.320	0.250	0.366	0.000	0.000	0.000	4.232	22.155	20.078
12-2015	0.290	0.224	0.354	0.000	0.000	0.000	3.812	25.967	22.813
12-2016	0.260	0.202	0.348	0.000	0.000	0.000	3.399	29.366	25.030

12-2017	0.240	0.187	0.346	0.000	0.000	0.000	3.111	32.476	26.874
12-2018	0.225	0.175	0.345	0.000	0.000	0.000	2.898	35.374	28.435
12-2019	0.214	0.166	0.346	0.000	0.000	0.000	2.725	38.099	29.770
12-2020	0.202	0.158	0.347	0.000	0.000	0.000	2.566	40.665	30.912
12-2021	0.192	0.150	0.349	0.000	0.000	0.000	2.413	43.078	31.889

12-2022	0.182	0.143	0.351	0.000	0.000	0.000	2.269	45.347	32.724
12-2023	0.173	0.135	0.354	0.000	0.000	0.000	2.131	47.478	33.436
12-2024	0.164	0.129	0.356	0.000	0.000	0.000	2.000	49.478	34.045
12-2025	0.155	0.122	0.360	0.000	0.000	0.000	1.875	51.354	34.563
12-2026	0.147	0.116	0.363	0.000	0.000	0.000	1.757	53.110	35.005

S TOT	4.075	3.188	5.509	0.000	0.000	0.000	53.110	53.110	35.005

AFTER	2.003	1.591	11.188	0.000	0.000	0.000	17.626	70.737	37.325

TOTAL	6.078	4.779	16.697	0.000	0.000	0.000	70.737	70.737	37.325

	OIL	GAS
GROSS WELLS	1.0	0.0
GROSS ULT., MB & MMF	401.024	266.114
GROSS CUM., MB & MMF	53.422	46.195
GROSS RES., MB & MMF	347.602	219.919
NET RES., MB & MMF	0.890	0.563
NET REVENUE, M$	95.580	2.710
INITIAL PRICE, $	91.830	2.720
INITIAL N.I., PCT.	0.256	0.256

		P.W. %	P.W., M$
LIFE, YRS.	40.25	5.00	48.152
DISCOUNT %	10.00	10.00	37.325
UNDISCOUNTED PAYOUT, YRS.	0.00	12.00	34.489
DISCOUNTED PAYOUT, YRS.	0.00	15.00	31.162
UNDISCOUNTED NET/INVEST.	0.00	18.00	28.604
DISCOUNTED NET/INVEST.	0.00	20.00	27.204
RATE-OF-RETURN, PCT.	100.00	30.00	22.391
INITIAL W.I., PCT.	0.342	60.00	16.216
		80.00	14.296
		100.00	13.017

American Eagle Energy March 15, 2012 Page 92

Rostad 9-33H S28-33	DATE	: 03/09/2012
160N 97W 28	TIME	: 12:42:23
THREE FORKS	DBS	: MHA
CONTINENTAL	SETTINGS	: SETDATA
1PDP	SCENARIO	: MHA12SPROULE

RESERVES AND ECONOMICS

AS OF DATE: 01/2012

	GROSS OIL	GROSS GAS	NET OIL	NET GAS	NET OIL	NET GAS	NET	NET	TOTAL
END	PRODUCTION	PRODUCTION	PRODUCTION	PRODUCTION	PRICE	PRICE	OIL SALES	GAS SALES	NET SALES
MO-YEAR	MBBLS	MMCF	MBBLS	MMCF	$/BBL	$/MCF	M$	M$	M$

12-2012	9.610	21.563	0.048	0.108	91.830	2.720	4.413	0.293	4.706
12-2013	7.006	14.738	0.035	0.074	88.660	3.350	3.106	0.247	3.353
12-2014	5.747	11.341	0.029	0.057	85.760	3.710	2.465	0.210	2.675
12-2015	4.971	9.202	0.025	0.046	91.180	5.120	2.266	0.236	2.502
12-2016	4.431	7.697	0.022	0.038	93.130	5.240	2.063	0.202	2.265

12-2017	4.029	6.567	0.020	0.033	95.110	5.360	1.916	0.176	2.092
12-2018	3.716	5.682	0.019	0.028	97.140	5.490	1.805	0.156	1.961
12-2019	3.453	4.955	0.017	0.025	99.210	5.610	1.713	0.139	1.852
12-2020	3.211	4.324	0.016	0.022	101.320	5.740	1.627	0.124	1.751
12-2021	2.986	3.774	0.015	0.019	103.470	5.870	1.545	0.111	1.656

12-2022	2.777	3.293	0.014	0.016	105.664	6.004	1.467	0.099	1.566
12-2023	2.583	2.874	0.013	0.014	107.902	6.141	1.393	0.088	1.482
12-2024	2.402	2.508	0.012	0.013	110.185	6.280	1.323	0.079	1.402
12-2025	2.234	2.189	0.011	0.011	112.514	6.422	1.257	0.070	1.327
12-2026	2.077	1.910	0.010	0.010	114.889	6.567	1.193	0.063	1.256

S TOT	61.234	102.616	0.306	0.513	96.521	4.468	29.552	2.292	31.844

AFTER	9.635	7.244	0.048	0.036	123.035	7.037	5.927	0.255	6.182

TOTAL	70.870	109.860	0.354	0.549	100.125	4.637	35.479	2.547	38.026

	AD VALOREM	PRODUCTION	DIRECT OPER	INTEREST	CAPITAL	EQUITY	FUTURE NET	CUMULATIVE	CUM. DISC.
END	TAX	TAX	EXPENSE	PAID	REPAYMENT	INVESTMENT	CASHFLOW	CASHFLOW	CASHFLOW
MO-YEAR	M$	M$	M$	M$	M$	M$	M$	M$	@ 10% M$

12-2012	0.292	0.221	0.885	0.000	0.000	0.000	3.308	3.308	3.168
12-2013	0.208	0.155	0.796	0.000	0.000	0.000	2.194	5.502	5.075
12-2014	0.166	0.123	0.753	0.000	0.000	0.000	1.633	7.136	6.364
12-2015	0.155	0.113	0.729	0.000	0.000	0.000	1.504	8.640	7.444
12-2016	0.141	0.103	0.714	0.000	0.000	0.000	1.307	9.947	8.297

12-2017	0.130	0.096	0.706	0.000	0.000	0.000	1.161	11.108	8.985
12-2018	0.122	0.090	0.702	0.000	0.000	0.000	1.047	12.155	9.549
12-2019	0.115	0.086	0.700	0.000	0.000	0.000	0.951	13.106	10.015
12-2020	0.109	0.081	0.700	0.000	0.000	0.000	0.861	13.967	10.398
12-2021	0.103	0.077	0.703	0.000	0.000	0.000	0.773	14.740	10.712

12-2022	0.097	0.073	0.706	0.000	0.000	0.000	0.690	15.430	10.965
12-2023	0.092	0.070	0.711	0.000	0.000	0.000	0.610	16.039	11.170
12-2024	0.087	0.066	0.716	0.000	0.000	0.000	0.533	16.572	11.332
12-2025	0.082	0.063	0.722	0.000	0.000	0.000	0.460	17.032	11.459
12-2026	0.078	0.060	0.729	0.000	0.000	0.000	0.389	17.421	11.557

S TOT	1.974	1.478	10.972	0.000	0.000	0.000	17.421	17.421	11.557

AFTER	0.383	0.296	4.493	0.000	0.000	0.000	1.010	18.431	11.760

TOTAL	2.356	1.774	15.465	0.000	0.000	0.000	18.431	18.431	11.760

	OIL	GAS
GROSS WELLS	1.0	0.0
GROSS ULT., MB & MMF	94.635	147.859
GROSS CUM., MB & MMF	23.766	37.998
GROSS RES., MB & MMF	70.870	109.860
NET RES., MB & MMF	0.354	0.549
NET REVENUE, M$	35.479	2.547
INITIAL PRICE, $	-6.240	-0.830
INITIAL N.I., PCT.	0.500	0.500

		P.W. %	P.W., M$
LIFE, YRS.	20.92	5.00	14.335
DISCOUNT %	10.00	10.00	11.760
UNDISCOUNTED PAYOUT, YRS.	0.00	12.00	10.990
DISCOUNTED PAYOUT, YRS.	0.00	15.00	10.029
UNDISCOUNTED NET/INVEST.	0.00	18.00	9.246
DISCOUNTED NET/INVEST.	0.00	20.00	8.800
RATE-OF-RETURN, PCT.	100.00	30.00	7.185
INITIAL W.I., PCT.	0.625	60.00	4.969
		80.00	4.267
		100.00	3.801

American Eagle Energy March 15, 2012 Page 93

Torgeson 1-15H S3-10	DATE	: 03/09/2012
163N 100W 3	TIME	: 12:42:23
THREE FORKS	DBS	: MHA
SM ENERGY	SETTINGS	: SETDATA
1PDP	SCENARIO	: MHA12SPROULE

RESERVES AND ECONOMICS

AS OF DATE: 01/2012

	GROSS OIL	GROSS GAS	NET OIL	NET GAS	NET OIL	NET GAS	NET	NET	TOTAL
END	PRODUCTION	PRODUCTION	PRODUCTION	PRODUCTION	PRICE	PRICE	OIL SALES	GAS SALES	NET SALES
MO-YEAR	MBBLS	MMCF	MBBLS	MMCF	$/BBL	$/MCF	M$	M$	M$

12-2012	68.793	59.676	2.392	2.075	91.830	2.720	219.644	5.644	225.288
12-2013	43.465	35.722	1.511	1.242	88.660	3.350	133.985	4.161	138.146
12-2014	34.604	26.982	1.203	0.938	85.760	3.710	103.183	3.481	106.664
12-2015	29.634	21.928	1.030	0.762	91.180	5.120	93.946	3.903	97.849
12-2016	26.337	18.496	0.916	0.643	93.130	5.240	85.282	3.370	88.651

12-2017	23.945	15.960	0.833	0.555	95.110	5.360	79.182	2.974	82.156
12-2018	22.105	13.984	0.769	0.486	97.140	5.490	74.660	2.669	77.329
12-2019	20.634	12.389	0.717	0.431	99.210	5.610	71.177	2.417	73.593
12-2020	19.423	11.069	0.675	0.385	101.320	5.740	68.423	2.209	70.632
12-2021	18.400	9.953	0.640	0.346	103.470	5.870	66.196	2.031	68.227

12-2022	17.479	8.974	0.608	0.312	105.664	6.004	64.214	1.873	66.088
12-2023	16.605	8.092	0.577	0.281	107.902	6.141	62.296	1.728	64.023
12-2024	15.775	7.297	0.548	0.254	110.185	6.280	60.433	1.593	62.026
12-2025	14.986	6.580	0.521	0.229	112.514	6.422	58.625	1.469	60.094
12-2026	14.237	5.933	0.495	0.206	114.889	6.567	56.869	1.355	58.224

S TOT	386.423	263.034	13.435	9.145	96.618	4.470	1298.115	40.877	1338.992

AFTER	225.571	52.976	7.843	1.842	153.353	8.157	1202.724	15.024	1217.748

TOTAL	611.994	316.010	21.278	10.987	117.530	5.088	2500.838	55.901	2556.740

	AD VALOREM	PRODUCTION	DIRECT OPER	INTEREST	CAPITAL	EQUITY	FUTURE NET	CUMULATIVE	CUM. DISC.
END	TAX	TAX	EXPENSE	PAID	REPAYMENT	INVESTMENT	CASHFLOW	CASHFLOW	CASHFLOW
MO-YEAR	M$	M$	M$	M$	M$	M$	M$	M$	@ 10% M$

12-2012	13.930	10.982	7.364	0.000	0.000	0.000	193.011	193.011	185.157
12-2013	8.544	6.699	5.876	0.000	0.000	0.000	117.027	310.038	286.868
12-2014	6.598	5.159	5.397	0.000	0.000	0.000	89.509	399.548	357.532
12-2015	6.055	4.697	5.158	0.000	0.000	0.000	81.939	481.487	416.316
12-2016	5.485	4.264	5.023	0.000	0.000	0.000	73.879	555.365	464.488

12-2017	5.083	3.959	4.945	0.000	0.000	0.000	68.170	623.535	504.891
12-2018	4.784	3.733	4.902	0.000	0.000	0.000	63.911	687.446	539.323
12-2019	4.552	3.559	4.883	0.000	0.000	0.000	60.600	748.045	569.001
12-2020	4.369	3.421	4.881	0.000	0.000	0.000	57.961	806.007	594.804
12-2021	4.220	3.310	4.892	0.000	0.000	0.000	55.806	861.813	617.388

12-2022	4.087	3.211	4.911	0.000	0.000	0.000	53.879	915.692	637.211
12-2023	3.959	3.115	4.934	0.000	0.000	0.000	52.015	967.708	654.608
12-2024	3.835	3.022	4.962	0.000	0.000	0.000	50.208	1017.915	669.874
12-2025	3.716	2.931	4.993	0.000	0.000	0.000	48.454	1066.369	683.267
12-2026	3.600	2.843	5.029	0.000	0.000	0.000	46.752	1113.121	695.015

S TOT	82.816	64.906	78.150	0.000	0.000	0.000	1113.121	1113.121	695.015

AFTER	75.245	60.136	225.787	0.000	0.000	0.000	856.580	1969.701	776.392

TOTAL	158.060	125.042	303.937	0.000	0.000	0.000	1969.701	1969.701	776.392

	OIL	GAS
GROSS WELLS	1.0	0.0
GROSS ULT., MB & MMF	669.857	359.083
GROSS CUM., MB & MMF	57.863	43.073
GROSS RES., MB & MMF	611.994	316.010
NET RES., MB & MMF	21.278	10.987
NET REVENUE, M$	2500.839	55.901
INITIAL PRICE, $	91.830	2.720
INITIAL N.I., PCT.	3.477	3.477

		P.W. %	P.W., M$
LIFE, YRS.	50.00	5.00	1096.014
DISCOUNT %	10.00	10.00	776.391
UNDISCOUNTED PAYOUT, YRS.	0.00	12.00	701.736
DISCOUNTED PAYOUT, YRS.	0.00	15.00	618.222
UNDISCOUNTED NET/INVEST.	0.00	18.00	556.707
DISCOUNTED NET/INVEST.	0.00	20.00	523.898
RATE-OF-RETURN, PCT.	100.00	30.00	415.233
INITIAL W.I., PCT.	4.375	60.00	283.375
		80.00	243.921
		100.00	218.061

American Eagle Energy March 15, 2012 Page 94

Wolter 1-28H S16-21	DATE	: 03/09/2012
163N 100W 16	TIME	: 12:42:23
THREE FORKS	DBS	: MHA
SM ENERGY	SETTINGS	: SETDATA
1PDP	SCENARIO	: MHA12SPROULE

RESERVES AND ECONOMICS

AS OF DATE: 01/2012

	GROSS OIL	GROSS GAS	NET OIL	NET GAS	NET OIL	NET GAS	NET	NET	TOTAL
END	PRODUCTION	PRODUCTION	PRODUCTION	PRODUCTION	PRICE	PRICE	OIL SALES	GAS SALES	NET SALES
MO-YEAR	MBBLS	MMCF	MBBLS	MMCF	$/BBL	$/MCF	M$	M$	M$

12-2012	71.416	61.833	0.741	0.642	91.830	2.720	68.081	1.746	69.827
12-2013	46.929	38.910	0.487	0.404	88.660	3.350	43.193	1.353	44.547
12-2014	37.689	29.951	0.391	0.311	85.760	3.710	33.554	1.154	34.708
12-2015	32.404	24.687	0.336	0.256	91.180	5.120	30.673	1.312	31.985
12-2016	28.866	21.083	0.300	0.219	93.130	5.240	27.908	1.147	29.055

12-2017	26.283	18.405	0.273	0.191	95.110	5.360	25.951	1.024	26.975
12-2018	24.285	16.305	0.252	0.169	97.140	5.490	24.490	0.929	25.419
12-2019	22.579	14.535	0.234	0.151	99.210	5.610	23.255	0.847	24.101
12-2020	20.999	12.961	0.218	0.135	101.320	5.740	22.087	0.772	22.859
12-2021	19.529	11.557	0.203	0.120	103.470	5.870	20.977	0.704	21.681

12-2022	18.162	10.305	0.189	0.107	105.664	6.004	19.922	0.642	20.565
12-2023	16.891	9.189	0.175	0.095	107.902	6.141	18.920	0.586	19.506
12-2024	15.708	8.194	0.163	0.085	110.185	6.280	17.968	0.534	18.502
12-2025	14.609	7.306	0.152	0.076	112.514	6.422	17.063	0.487	17.550
12-2026	13.586	6.515	0.141	0.068	114.889	6.567	16.204	0.444	16.648

S TOT	409.934	291.736	4.256	3.029	96.401	4.518	410.246	13.682	423.928

AFTER	164.912	52.518	1.712	0.545	146.899	8.019	251.490	4.372	255.863

TOTAL	574.846	344.254	5.968	3.574	110.888	5.052	661.737	18.054	679.791

	AD VALOREM	PRODUCTION	DIRECT OPER	INTEREST	CAPITAL	EQUITY	FUTURE NET	CUMULATIVE	CUM. DISC.
END	TAX	TAX	EXPENSE	PAID	REPAYMENT	INVESTMENT	CASHFLOW	CASHFLOW	CASHFLOW
MOYEAR	M$	M$	M$	M$	M$	M$	M$	M$	@ 10% M$

12-2012	4.317	3.404	2.090	0.000	0.000	0.000	60.015	60.015	57.534
12-2013	2.755	2.160	1.713	0.000	0.000	0.000	37.919	97.934	90.486
12-2014	2.147	1.678	1.582	0.000	0.000	0.000	29.301	127.235	113.617
12-2015	1.979	1.534	1.516	0.000	0.000	0.000	26.956	154.191	132.955
12-2016	1.798	1.395	1.478	0.000	0.000	0.000	24.383	178.574	148.853

12-2017	1.669	1.298	1.457	0.000	0.000	0.000	22.551	201.125	162.219
12-2018	1.573	1.224	1.445	0.000	0.000	0.000	21.177	222.302	173.628
12-2019	1.491	1.163	1.439	0.000	0.000	0.000	20.009	242.311	183.428
12-2020	1.414	1.104	1.434	0.000	0.000	0.000	18.907	261.218	191.846
12-2021	1.341	1.049	1.433	0.000	0.000	0.000	17.859	279.077	199.074

12-2022	1.272	0.996	1.433	0.000	0.000	0.000	16.864	295.940	205.280
12-2023	1.206	0.946	1.435	0.000	0.000	0.000	15.919	311.859	210.605
12-2024	1.144	0.898	1.439	0.000	0.000	0.000	15.021	326.880	215.172
12-2025	1.085	0.853	1.445	0.000	0.000	0.000	14.167	341.047	219.089
12-2026	1.029	0.810	1.452	0.000	0.000	0.000	13.356	354.403	222.446

S TOT	26.222	20.512	22.791	0.000	0.000	0.000	354.403	354.403	222.446

AFTER	15.814	12.575	62.460	0.000	0.000	0.000	165.014	519.416	241.672

TOTAL	42.036	33.087	85.252	0.000	0.000	0.000	519.416	519.416	241.672

	OIL	GAS
GROSS WELLS	1.0	0.0
GROSS ULT., MB & MMF	671.729	401.579
GROSS CUM., MB & MMF	96.883	57.325
GROSS RES., MB & MMF	574.846	344.254
NET RES., MB & MMF	5.968	3.574
NET REVENUE, M$	661.737	18.054
INITIAL PRICE, $	91.830	2.720
INITIAL N.I., PCT.	1.038	1.038

		P.W. %	P.W., M$
LIFE, YRS.	48.75	5.00	326.280
DISCOUNT %	10.00	10.00	241.672
UNDISCOUNTED PAYOUT, YRS.	0.00	12.00	220.307
DISCOUNTED PAYOUT, YRS.	0.00	15.00	195.627
UNDISCOUNTED NET/INVEST.	0.00	18.00	176.932
DISCOUNTED NET/INVEST.	0.00	20.00	166.791
RATE-OF-RETURN, PCT.	100.00	30.00	132.473
INITIAL W.I., PCT.	1.298	60.00	89.844
		80.00	77.032
		100.00	68.650

American Eagle Energy March 15, 2012 Page 95

Wolter 13-9H S9-4	DATE	: 03/09/2012
163N 100W 9	TIME	: 12:42:23
THREE FORKS	DBS	: MHA
SM ENERGY	SETTINGS	: SETDATA
1PDP	SCENARIO	: MHA12SPROULE

RESERVES AND ECONOMICS

AS OF DATE: 01/2012

	GROSS OIL	GROSS GAS	NET OIL	NET GAS	NET OIL	NET GAS	NET	NET	TOTAL
END	PRODUCTION	PRODUCTION	PRODUCTION	PRODUCTION	PRICE	PRICE	OIL SALES	GAS SALES	NET SALES
MO-YEAR	MBBLS	MMCF	MBBLS	MMCF	$/BBL	$/MCF	M$	M$	M$

12-2012	70.874	82.858	3.295	3.852	91.830	2.720	302.587	10.478	313.065
12-2013	35.266	38.809	1.640	1.804	88.660	3.350	145.367	6.044	151.412
12-2014	27.217	28.307	1.265	1.316	85.760	3.710	108.517	4.882	113.400
12-2015	22.998	22.614	1.069	1.051	91.180	5.120	97.492	5.383	102.875
12-2016	20.287	18.862	0.943	0.877	93.130	5.240	87.841	4.595	92.436

12-2017	18.356	16.138	0.853	0.750	95.110	5.360	81.167	4.022	85.189
12-2018	16.889	14.041	0.785	0.653	97.140	5.490	76.276	3.584	79.860
12-2019	15.727	12.364	0.731	0.575	99.210	5.610	72.538	3.225	75.763
12-2020	14.775	10.985	0.687	0.511	101.320	5.740	69.600	2.931	72.532
12-2021	13.978	9.827	0.650	0.457	103.470	5.870	67.241	2.682	69.923

12-2022	13.275	8.826	0.617	0.410	105.664	6.004	65.213	2.464	67.676
12-2023	12.611	7.929	0.586	0.369	107.902	6.141	63.264	2.264	65.528
12-2024	11.980	7.124	0.557	0.331	110.185	6.280	61.373	2.080	63.453
12-2025	11.381	6.400	0.529	0.298	112.514	6.422	59.536	1.911	61.447
12-2026	10.812	5.750	0.503	0.267	114.889	6.567	57.753	1.756	59.509

S TOT	316.429	290.836	14.711	13.521	96.236	4.312	1415.766	58.301	1474.068

AFTER	171.316	49.650	7.965	2.308	153.353	8.116	1221.422	18.734	1240.156

TOTAL	487.745	340.486	22.676	15.830	116.298	4.866	2637.188	77.035	2714.224

	AD VALOREM	PRODUCTION	DIRECT OPER	INTEREST	CAPITAL	EQUITY	FUTURE NET	CUMULATIVE	CUM. DISC.
END	TAX	TAX	EXPENSE	PAID	REPAYMENT	INVESTMENT	CASHFLOW	CASHFLOW	CASHFLOW
MO-YEAR	M$	M$	M$	M$	M$	M$	M$	M$	@ 10% M$

12-2012	19.366	15.129	10.135	0.000	0.000	0.000	268.434	268.434	258.811
12-2013	9.369	7.268	7.270	0.000	0.000	0.000	127.504	395.939	369.675
12-2014	7.018	5.426	6.690	0.000	0.000	0.000	94.266	490.205	444.106
12-2015	6.370	4.875	6.429	0.000	0.000	0.000	85.202	575.406	505.237
12-2016	5.723	4.392	6.295	0.000	0.000	0.000	76.026	651.433	554.813

12-2017	5.273	4.058	6.227	0.000	0.000	0.000	69.630	721.063	596.084
12-2018	4.943	3.814	6.199	0.000	0.000	0.000	64.904	785.967	631.052
12-2019	4.689	3.627	6.199	0.000	0.000	0.000	61.249	847.216	661.049
12-2020	4.488	3.480	6.218	0.000	0.000	0.000	58.345	905.561	687.024
12-2021	4.326	3.362	6.252	0.000	0.000	0.000	55.983	961.544	709.680

12-2022	4.187	3.261	6.295	0.000	0.000	0.000	53.933	1015.477	729.523
12-2023	4.054	3.163	6.344	0.000	0.000	0.000	51.967	1067.444	746.904
12-2024	3.925	3.069	6.398	0.000	0.000	0.000	50.061	1117.505	762.125
12-2025	3.801	2.977	6.457	0.000	0.000	0.000	48.213	1165.718	775.452
12-2026	3.680	2.888	6.520	0.000	0.000	0.000	46.421	1212.139	787.117

S TOT	91.213	70.788	99.927	0.000	0.000	0.000	1212.139	1212.139	787.117

AFTER	76.641	61.071	300.968	0.000	0.000	0.000	801.476	2013.615	865.986

TOTAL	167.854	131.859	400.895	0.000	0.000	0.000	2013.615	2013.615	865.986

	OIL	GAS
GROSS WELLS	1.0	0.0
GROSS ULT., MB & MMF	535.233	386.428
GROSS CUM., MB & MMF	47.488	45.942
GROSS RES., MB & MMF	487.745	340.486
NET RES., MB & MMF	22.676	15.830
NET REVENUE, M$	2637.188	77.035
INITIAL PRICE, $	91.830	2.720
INITIAL N.I., PCT.	4.649	4.649

		P.W. %	P.W., M$
LIFE, YRS.	50.00	5.00	1181.069
DISCOUNT %	10.00	10.00	865.986
UNDISCOUNTED PAYOUT, YRS.	0.00	12.00	791.170
DISCOUNTED PAYOUT, YRS.	0.00	15.00	706.826
UNDISCOUNTED NET/INVEST.	0.00	18.00	644.214
DISCOUNTED NET/INVEST.	0.00	20.00	610.634
RATE-OF-RETURN, PCT.	100.00	30.00	498.322
INITIAL W.I., PCT.	5.919	60.00	358.852
		80.00	316.056
		100.00	287.610

American Eagle Energy March 15, 2012 Page 96

Thomte 8-5 S8-5	DATE	: 03/09/2012
163N 99W 8	TIME	: 12:42:23
THREE FORKS	DBS	: MHA
SAMSON	SETTINGS	: SETDATA
2PNP	SCENARIO	: MHA12SPROULE

RESERVES AND ECONOMICS

AS OF DATE: 01/2012

	GROSS OIL	GROSS GAS	NET OIL	NET GAS	NET OIL	NET GAS	NET	NET	TOTAL
END	PRODUCTION	PRODUCTION	PRODUCTION	PRODUCTION	PRICE	PRICE	OIL SALES	GAS SALES	NET SALES
MO-YEAR	MBBLS	MMCF	MBBLS	MMCF	$/BBL	$/MCF	M$	M$	M$

12-2012	54.984	48.529	1.372	1.211	91.830	2.720	126.013	3.294	129.307
12-2013	36.905	30.892	0.921	0.771	88.660	3.350	81.659	2.583	84.242
12-2014	28.131	22.258	0.702	0.555	85.760	3.710	60.209	2.061	62.270
12-2015	23.653	17.697	0.590	0.442	91.180	5.120	53.825	2.261	56.087
12-2016	20.809	14.724	0.519	0.367	93.130	5.240	48.366	1.926	50.292

12-2017	18.796	12.578	0.469	0.314	95.110	5.360	44.616	1.683	46.299
12-2018	17.274	10.933	0.431	0.273	97.140	5.490	41.879	1.498	43.377
12-2019	16.071	9.620	0.401	0.240	99.210	5.610	39.793	1.347	41.140
12-2020	15.089	8.543	0.377	0.213	101.320	5.740	38.156	1.224	39.380
12-2021	14.268	7.640	0.356	0.191	103.470	5.870	36.844	1.119	37.964

12-2022	13.548	6.862	0.338	0.171	105.664	6.004	35.728	1.028	36.756
12-2023	12.871	6.166	0.321	0.154	107.902	6.141	34.661	0.945	35.606
12-2024	12.227	5.541	0.305	0.138	110.185	6.280	33.624	0.868	34.493
12-2025	11.616	4.979	0.290	0.124	112.514	6.422	32.618	0.798	33.416
12-2026	11.035	4.474	0.275	0.112	114.889	6.567	31.641	0.733	32.374

S TOT	307.278	211.436	7.669	5.277	96.447	4.428	739.634	23.368	763.002

AFTER	174.846	38.689	4.364	0.966	153.353	8.118	669.181	7.838	677.019

TOTAL	482.123	250.125	12.033	6.242	117.084	4.999	1408.815	31.207	1440.021

	AD VALOREM	PRODUCTION	DIRECT OPER	INTEREST	CAPITAL	EQUITY	FUTURE NET	CUMULATIVE	CUM. DISC.
END	TAX	TAX	EXPENSE	PAID	REPAYMENT	INVESTMENT	CASHFLOW	CASHFLOW	CASHFLOW
MO-YEAR	M$	M$	M$	M$	M$	M$	M$	M$	@ 10% M$

12-2012	7.995	6.301	4.355	0.000	0.000	12.717	97.939	97.939	92.742
12-2013	5.210	4.083	3.977	0.000	0.000	0.000	70.971	168.911	154.461
12-2014	3.852	3.010	3.634	0.000	0.000	0.000	51.774	220.685	195.343
12-2015	3.471	2.691	3.482	0.000	0.000	0.000	46.443	267.128	228.666
12-2016	3.112	2.418	3.404	0.000	0.000	0.000	41.358	308.486	255.635

12-2017	2.864	2.231	3.364	0.000	0.000	0.000	37.840	346.325	278.064
12-2018	2.683	2.094	3.347	0.000	0.000	0.000	35.253	381.578	297.057
12-2019	2.545	1.990	3.345	0.000	0.000	0.000	33.260	414.838	313.346
12-2020	2.436	1.908	3.354	0.000	0.000	0.000	31.683	446.521	327.451
12-2021	2.348	1.842	3.371	0.000	0.000	0.000	30.403	476.924	339.755

12-2022	2.273	1.786	3.393	0.000	0.000	0.000	29.303	506.227	350.536
12-2023	2.202	1.733	3.419	0.000	0.000	0.000	28.252	534.479	359.985
12-2024	2.133	1.681	3.447	0.000	0.000	0.000	27.231	561.710	368.265
12-2025	2.066	1.631	3.478	0.000	0.000	0.000	26.241	587.951	375.519
12-2026	2.002	1.582	3.512	0.000	0.000	0.000	25.279	613.231	381.871

S TOT	47.191	36.982	52.881	0.000	0.000	12.717	613.231	613.231	381.871

AFTER	41.831	33.459	161.805	0.000	0.000	0.000	439.924	1053.154	424.990

TOTAL	89.023	70.441	214.687	0.000	0.000	12.717	1053.154	1053.154	424.990

	OIL	GAS
GROSS WELLS	1.0	0.0
GROSS ULT., MB & MMF	482.123	250.125
GROSS CUM., MB & MMF	0.000	0.000
GROSS RES., MB & MMF	482.123	250.125
NET RES., MB & MMF	12.032	6.242
NET REVENUE, M$	1408.815	31.207
INITIAL PRICE, $	91.830	2.720
INITIAL N.I., PCT.	2.496	2.496

		P.W. %	P.W., M$
LIFE, YRS.	50.00	5.00	597.061
DISCOUNT %	10.00	10.00	424.990
UNDISCOUNTED PAYOUT, YRS.	0.11	12.00	384.180
DISCOUNTED PAYOUT, YRS.	0.12	15.00	338.190
UNDISCOUNTED NET/INVEST.	83.81	18.00	304.057
DISCOUNTED NET/INVEST.	34.69	20.00	285.752
RATE-OF-RETURN, PCT.	100.00	30.00	224.520
INITIAL W.I., PCT.	3.179	60.00	148.457
		80.00	125.137
		100.00	109.666

American Eagle Energy March 15, 2012 Page 97

Blazer 2-11 S2-11	DATE	: 03/09/2012
163N 98W 2	TIME	: 12:42:23
THREE FORKS	DBS	: MHA
SAMSON	SETTINGS	: SETDATA
4PUD	SCENARIO	: MHA12SPROULE

RESERVES AND ECONOMICS

AS OF DATE: 01/2012

	GROSS OIL	GROSS GAS	NET OIL	NET GAS	NET OIL	NET GAS	NET	NET	TOTAL
END	PRODUCTION	PRODUCTION	PRODUCTION	PRODUCTION	PRICE	PRICE	OIL SALES	GAS SALES	NET SALES
MO-YEAR	MBBLS	MMCF	MBBLS	MMCF	$/BBL	$/MCF	M$	M$	M$

12-2012	51.162	45.238	0.384	0.339	91.830	2.720	35.247	0.923	36.170
12-2013	38.085	32.032	0.286	0.240	88.660	3.350	25.332	0.805	26.137
12-2014	28.631	22.760	0.215	0.171	85.760	3.710	18.421	0.633	19.054
12-2015	23.947	18.000	0.180	0.135	91.180	5.120	16.381	0.691	17.072
12-2016	21.008	14.933	0.158	0.112	93.130	5.240	14.678	0.587	15.265

12-2017	18.942	12.735	0.142	0.096	95.110	5.360	13.516	0.512	14.028
12-2018	17.387	11.056	0.130	0.083	97.140	5.490	12.671	0.455	13.126
12-2019	16.162	9.720	0.121	0.073	99.210	5.610	12.029	0.409	12.438
12-2020	15.164	8.626	0.114	0.065	101.320	5.740	11.527	0.371	11.898
12-2021	14.331	7.710	0.108	0.058	103.470	5.870	11.125	0.340	11.464

12-2022	13.606	6.924	0.102	0.052	105.664	6.004	10.786	0.312	11.098
12-2023	12.926	6.221	0.097	0.047	107.902	6.141	10.464	0.287	10.750
12-2024	12.280	5.590	0.092	0.042	110.185	6.280	10.151	0.263	10.414
12-2025	11.666	5.023	0.088	0.038	112.514	6.422	9.847	0.242	10.089
12-2026	11.082	4.514	0.083	0.034	114.889	6.567	9.552	0.222	9.774

S TOT	306.379	211.081	2.299	1.584	96.464	4.454	221.725	7.054	228.779

AFTER	175.594	39.036	1.317	0.293	153.353	8.118	202.018	2.377	204.395

TOTAL	481.974	250.117	3.616	1.876	117.190	5.026	423.743	9.431	433.174

	AD VALOREM	PRODUCTION	DIRECT OPER	INTEREST	CAPITAL	EQUITY	FUTURE NET	CUMULATIVE	CUM. DISC.
END	TAX	TAX	EXPENSE	PAID	REPAYMENT	INVESTMENT	CASHFLOW	CASHFLOW	CASHFLOW
MO-YEAR	M$	M$	M$	M$	M$	M$	M$	M$	@ 10% M$

12-2012	2.236	1.762	1.178	0.000	0.000	3.751	27.242	27.242	25.614
12-2013	1.617	1.267	1.189	0.000	0.000	0.000	22.065	49.307	44.806
12-2014	1.179	0.921	1.078	0.000	0.000	0.000	15.876	65.183	57.343
12-2015	1.056	0.819	1.031	0.000	0.000	0.000	14.166	79.349	67.508
12-2016	0.945	0.734	1.007	0.000	0.000	0.000	12.580	91.929	75.711

12-2017	0.868	0.676	0.994	0.000	0.000	0.000	11.490	103.419	82.521
12-2018	0.812	0.634	0.989	0.000	0.000	0.000	10.692	114.111	88.282
12-2019	0.769	0.601	0.988	0.000	0.000	0.000	10.080	124.191	93.218
12-2020	0.736	0.576	0.990	0.000	0.000	0.000	9.596	133.786	97.490
12-2021	0.709	0.556	0.995	0.000	0.000	0.000	9.204	142.990	101.215

12-2022	0.686	0.539	1.002	0.000	0.000	0.000	8.870	151.861	104.479
12-2023	0.665	0.523	1.009	0.000	0.000	0.000	8.553	160.414	107.340
12-2024	0.644	0.508	1.018	0.000	0.000	0.000	8.245	168.659	109.846
12-2025	0.624	0.492	1.027	0.000	0.000	0.000	7.946	176.605	112.043
12-2026	0.604	0.478	1.036	0.000	0.000	0.000	7.656	184.261	113.967

S TOT	14.150	11.086	15.530	0.000	0.000	3.751	184.261	184.261	113.967

AFTER	12.629	10.101	47.737	0.000	0.000	0.000	133.928	318.190	127.052

TOTAL	26.779	21.187	63.267	0.000	0.000	3.751	318.190	318.190	127.052

	OIL	GAS
GROSS WELLS	1.0	0.0
GROSS ULT., MB & MMF	481.974	250.117
GROSS CUM., MB & MMF	0.000	0.000
GROSS RES., MB & MMF	481.974	250.117
NET RES., MB & MMF	3.616	1.876
NET REVENUE, M$	423.743	9.431
INITIAL PRICE, $	91.830	2.720
INITIAL N.I., PCT.	0.750	0.750

		P.W. %	P.W., M$
LIFE, YRS.	50.00	5.00	179.361
DISCOUNT %	10.00	10.00	127.052
UNDISCOUNTED PAYOUT, YRS.	0.12	12.00	114.644
DISCOUNTED PAYOUT, YRS.	0.13	15.00	100.654
UNDISCOUNTED NET/INVEST.	85.83	18.00	90.265
DISCOUNTED NET/INVEST.	34.87	20.00	84.689
RATE-OF-RETURN, PCT.	100.00	30.00	66.011
INITIAL W.I., PCT.	0.938	60.00	42.712
		80.00	35.539
		100.00	30.770

American Eagle Energy March 15, 2012 Page 98

CHRISTIANSON 15-12	DATE	: 03/09/2012
163N 100W 12	TIME	: 12:42:23
THREE FORKS	DBS	: MHA
AE	SETTINGS	: SETDATA
4PUD	SCENARIO	: MHA12SPROULE

RESERVES AND ECONOMICS

AS OF DATE: 01/2012

	GROSS OIL	GROSS GAS	NET OIL	NET GAS	NET OIL	NET GAS	NET	NET	TOTAL
END	PRODUCTION	PRODUCTION	PRODUCTION	PRODUCTION	PRICE	PRICE	OIL SALES	GAS SALES	NET SALES
MO-YEAR	MBBLS	MMCF	MBBLS	MMCF	$/BBL	$/MCF	M$	M$	M$

12-2012	69.197	61.265	19.557	17.315	91.830	2.720	1795.892	47.096	1842.988
12-2013	49.986	42.214	14.127	11.931	88.660	3.350	1252.510	39.968	1292.477
12-2014	37.414	29.964	10.574	8.469	85.760	3.710	906.824	31.418	938.242
12-2015	31.241	23.738	8.830	6.709	91.180	5.120	805.076	34.350	839.426
12-2016	27.384	19.744	7.739	5.580	93.130	5.240	720.757	29.239	749.996

12-2017	24.678	16.884	6.974	4.772	95.110	5.360	663.343	25.577	688.919
12-2018	22.644	14.702	6.400	4.155	97.140	5.490	621.662	22.811	644.473
12-2019	21.043	12.965	5.947	3.664	99.210	5.610	590.016	20.556	610.573
12-2020	19.740	11.542	5.579	3.262	101.320	5.740	565.254	18.724	583.978
12-2021	18.652	10.350	5.272	2.925	103.470	5.870	545.453	17.170	562.623

12-2022	17.708	9.325	5.005	2.635	105.664	6.004	528.811	15.823	544.633
12-2023	16.822	8.407	4.754	2.376	107.902	6.141	513.011	14.590	527.601
12-2024	15.981	7.579	4.517	2.142	110.185	6.280	497.671	13.453	511.124
12-2025	15.182	6.833	4.291	1.931	112.514	6.422	482.779	12.403	495.182
12-2026	14.423	6.161	4.076	1.741	114.889	6.567	468.321	11.435	479.756

S TOT	402.094	281.671	113.641	79.607	96.421	4.455	10957.381	354.613	11311.992

AFTER	228.526	54.929	64.587	15.524	153.353	8.155	9904.540	126.600	10031.136

TOTAL	630.620	336.600	178.228	95.131	117.052	5.058	20861.920	481.213	21343.129

	AD VALOREM	PRODUCTION	DIRECT OPER	INTEREST	CAPITAL	EQUITY	FUTURE NET	CUMULATIVE	CUM. DISC.
END	TAX	TAX	EXPENSE	PAID	REPAYMENT	INVESTMENT	CASHFLOW	CASHFLOW	CASHFLOW
MO-YEAR	M$	M$	M$	M$	M$	M$	M$	M$	@ 10% M$

12-2012	113.958	89.795	53.553	0.000	0.000	2768.586	-1182.903	-1182.903	-1265.545
12-2013	79.940	62.625	50.906	0.000	0.000	0.000	1099.005	-83.898	-309.612
12-2014	58.039	45.341	45.180	0.000	0.000	0.000	789.682	705.784	313.984
12-2015	51.946	40.254	42.645	0.000	0.000	0.000	704.581	1410.365	819.531
12-2016	46.407	36.038	41.270	0.000	0.000	0.000	626.281	2036.646	1227.931

12-2017	42.624	33.167	40.479	0.000	0.000	0.000	572.649	2609.295	1567.350
12-2018	39.870	31.083	40.033	0.000	0.000	0.000	533.487	3142.782	1854.776
12-2019	37.770	29.501	39.813	0.000	0.000	0.000	503.489	3646.271	2101.358
12-2020	36.121	28.263	39.752	0.000	0.000	0.000	479.841	4126.113	2314.981
12-2021	34.798	27.273	39.811	0.000	0.000	0.000	460.742	4586.854	2501.444

12-2022	33.683	26.441	39.952	0.000	0.000	0.000	444.558	5031.413	2664.998
12-2023	32.627	25.651	40.135	0.000	0.000	0.000	429.188	5460.601	2808.544
12-2024	31.606	24.884	40.353	0.000	0.000	0.000	414.282	5874.883	2934.508
12-2025	30.618	24.139	40.604	0.000	0.000	0.000	399.821	6274.704	3045.023
12-2026	29.662	23.416	40.888	0.000	0.000	0.000	385.790	6660.494	3141.966

S TOT	699.668	547.869	635.376	0.000	0.000	2768.586	6660.494	6660.494	3141.966

AFTER	619.834	495.227	1833.132	0.000	0.000	0.000	7082.946	13743.444	3813.974

TOTAL	1319.502	1043.096	2468.508	0.000	0.000	2768.586	13743.440	13743.444	3813.974

	OIL	GAS
GROSS WELLS	1.0	0.0
GROSS ULT., MB & MMF	630.620	336.600
GROSS CUM., MB & MMF	0.000	0.000
GROSS RES., MB & MMF	630.620	336.600
NET RES., MB & MMF	178.228	95.131
NET REVENUE, M$	20861.920	481.213
INITIAL PRICE, $	91.830	2.720
INITIAL N.I., PCT.	28.262	28.262

		P.W. %	P.W., M$
LIFE, YRS.	50.00	5.00	6484.598
DISCOUNT %	10.00	10.00	3813.974
UNDISCOUNTED PAYOUT, YRS.	2.11	12.00	3186.528
DISCOUNTED PAYOUT, YRS.	2.50	15.00	2481.650
UNDISCOUNTED NET/INVEST.	5.96	18.00	1959.666
DISCOUNTED NET/INVEST.	2.38	20.00	1680.003
RATE-OF-RETURN, PCT.	46.50	30.00	744.902
INITIAL W.I., PCT.	35.495	60.00	-419.755
		80.00	-778.597
		100.00	-1017.373

American Eagle Energy March 15, 2012 Page 99

CODY 16-11 16-11	DATE	: 03/09/2012
163N 101W 11	TIME	: 12:42:23
THREE FORKS	DBS	: MHA
AE	SETTINGS	: SETDATA
4PUD	SCENARIO	: MHA12SPROULE

RESERVES AND ECONOMICS

AS OF DATE: 01/2012

	GROSS OIL	GROSS GAS	NET OIL	NET GAS	NET OIL	NET GAS	NET	NET	TOTAL
END	PRODUCTION	PRODUCTION	PRODUCTION	PRODUCTION	PRICE	PRICE	OIL SALES	GAS SALES	NET SALES
MO-YEAR	MBBLS	MMCF	MBBLS	MMCF	$/BBL	$/MCF	M$	M$	M$

12-2012	58.321	51.811	14.553	12.928	91.830	2.720	1336.373	35.165	1371.538
12-2013	53.709	45.767	13.402	11.420	88.660	3.350	1188.194	38.257	1226.451
12-2014	38.852	31.391	9.695	7.833	85.760	3.710	831.416	29.060	860.476
12-2015	32.059	24.574	8.000	6.132	91.180	5.120	729.395	31.395	760.790
12-2016	27.928	20.313	6.969	5.069	93.130	5.240	648.996	26.559	675.555

12-2017	25.073	17.305	6.256	4.318	95.110	5.360	595.047	23.145	618.192
12-2018	22.948	15.030	5.726	3.750	97.140	5.490	556.234	20.589	576.823
12-2019	21.286	13.230	5.311	3.301	99.210	5.610	526.945	18.520	545.465
12-2020	19.940	11.761	4.976	2.935	101.320	5.740	504.125	16.845	520.971
12-2021	18.821	10.535	4.696	2.629	103.470	5.870	485.935	15.431	501.365

12-2022	17.860	9.487	4.456	2.367	105.664	6.004	470.892	14.213	485.105
12-2023	16.967	8.553	4.234	2.134	107.902	6.141	456.823	13.106	469.929
12-2024	16.118	7.711	4.022	1.924	110.185	6.280	443.163	12.084	455.247
12-2025	15.313	6.952	3.821	1.735	112.514	6.422	429.902	11.141	441.043
12-2026	14.547	6.268	3.630	1.564	114.889	6.567	417.028	10.272	427.300

S TOT	399.742	280.688	99.746	70.039	96.450	4.509	9620.467	315.782	9936.249

AFTER	230.488	55.885	57.513	13.945	153.353	8.155	8819.733	113.721	8933.454

TOTAL	630.229	336.574	157.259	83.984	117.260	5.114	18440.199	429.503	18869.703

	AD VALOREM	PRODUCTION	DIRECT OPER	INTEREST	CAPITAL	EQUITY	FUTURE NET	CUMULATIVE	CUM. DISC.
END	TAX	TAX	EXPENSE	PAID	REPAYMENT	INVESTMENT	CASHFLOW	CASHFLOW	CASHFLOW
MO-YEAR	M$	M$	M$	M$	M$	M$	M$	M$	@ 10% M$

12-2012	84.807	66.819	38.581	0.000	0.000	2074.900	-893.568	-893.568	-933.312
12-2013	75.858	59.410	46.375	0.000	0.000	0.000	1044.808	151.240	-24.091
12-2014	53.229	41.571	40.344	0.000	0.000	0.000	725.332	876.572	548.766
12-2015	47.081	36.470	37.844	0.000	0.000	0.000	639.395	1515.967	1007.571
12-2016	41.802	32.450	36.516	0.000	0.000	0.000	564.787	2080.754	1375.884

12-2017	38.249	29.752	35.756	0.000	0.000	0.000	514.435	2595.189	1680.806
12-2018	35.686	27.812	35.323	0.000	0.000	0.000	478.003	3073.191	1938.343
12-2019	33.743	26.347	35.103	0.000	0.000	0.000	450.272	3523.463	2158.865
12-2020	32.225	25.206	35.032	0.000	0.000	0.000	428.508	3951.971	2349.637
12-2021	31.009	24.297	35.069	0.000	0.000	0.000	410.990	4362.961	2515.966

12-2022	30.001	23.545	35.186	0.000	0.000	0.000	396.373	4759.334	2661.793
12-2023	29.061	22.841	35.344	0.000	0.000	0.000	382.683	5142.018	2789.784
12-2024	28.151	22.158	35.532	0.000	0.000	0.000	369.406	5511.424	2902.103
12-2025	27.271	21.495	35.750	0.000	0.000	0.000	356.528	5867.952	3000.652
12-2026	26.419	20.851	35.997	0.000	0.000	0.000	344.032	6211.984	3087.102

S TOT	614.590	481.023	553.753	0.000	0.000	2074.900	6211.984	6211.984	3087.102

AFTER	552.010	440.987	1612.266	0.000	0.000	0.000	6328.190	12540.175	3686.805

TOTAL	1166.600	922.010	2166.019	0.000	0.000	2074.900	12540.174	12540.175	3686.805

	OIL	GAS
GROSS WELLS	1.0	0.0
GROSS ULT., MB & MMF	630.229	336.574
GROSS CUM., MB & MMF	0.000	0.000
GROSS RES., MB & MMF	630.229	336.574
NET RES., MB & MMF	157.259	83.984
NET REVENUE, M$	18440.195	429.503
INITIAL PRICE, $	91.830	2.720
INITIAL N.I., PCT.	24.953	24.953

		P.W. %	P.W., M$
LIFE, YRS.	50.00	5.00	6062.931
DISCOUNT %	10.00	10.00	3686.805
UNDISCOUNTED PAYOUT, YRS.	1.86	12.00	3130.126
DISCOUNTED PAYOUT, YRS.	2.04	15.00	2506.153
UNDISCOUNTED NET/INVEST.	7.04	18.00	2045.531
DISCOUNTED NET/INVEST.	2.81	20.00	1799.476
RATE-OF-RETURN, PCT.	59.84	30.00	982.910
INITIAL W.I., PCT.	31.201	60.00	-3.380
		80.00	-290.826
		100.00	-473.603

American Eagle Energy March 15, 2012 Page 100

COPLAN 1-3	DATE	: 03/09/2012
163N 101W 3	TIME	: 12:42:23
THREE FORKS	DBS	: MHA
AE	SETTINGS	: SETDATA
4PUD	SCENARIO	: MHA12SPROULE

RESERVES AND ECONOMICS

AS OF DATE: 01/2012

	GROSS OIL	GROSS GAS	NET OIL	NET GAS	NET OIL	NET GAS	NET	NET	TOTAL
END	PRODUCTION	PRODUCTION	PRODUCTION	PRODUCTION	PRICE	PRICE	OIL SALES	GAS SALES	NET SALES
MO-YEAR	MBBLS	MMCF	MBBLS	MMCF	$/BBL	$/MCF	M$	M$	M$

12-2012	52.382	46.615	5.351	4.762	91.830	2.720	491.376	12.952	504.328
12-2013	55.938	47.883	5.714	4.891	88.660	3.350	506.620	16.386	523.006
12-2014	39.638	32.167	4.049	3.286	85.760	3.710	347.251	12.191	359.442
12-2015	32.493	25.016	3.319	2.555	91.180	5.120	302.642	13.084	315.726
12-2016	28.212	20.609	2.882	2.105	93.130	5.240	268.395	11.032	279.427

12-2017	25.278	17.523	2.582	1.790	95.110	5.360	245.594	9.594	255.189
12-2018	23.105	15.199	2.360	1.553	97.140	5.490	229.269	8.524	237.792
12-2019	21.411	13.366	2.187	1.365	99.210	5.610	216.988	7.660	224.648
12-2020	20.043	11.873	2.047	1.213	101.320	5.740	207.442	6.962	214.404
12-2021	18.907	10.629	1.931	1.086	103.470	5.870	199.844	6.374	206.218

12-2022	17.936	9.569	1.832	0.978	105.664	6.004	193.602	5.869	199.471
12-2023	17.040	8.627	1.741	0.881	107.902	6.141	187.817	5.412	193.229
12-2024	16.188	7.778	1.654	0.795	110.185	6.280	182.201	4.990	187.191
12-2025	15.378	7.013	1.571	0.716	112.514	6.422	176.749	4.601	181.349
12-2026	14.609	6.322	1.492	0.646	114.889	6.567	171.456	4.242	175.697

S TOT	398.558	280.190	40.713	28.622	96.461	4.537	3927.244	129.871	4057.115

AFTER	231.475	56.370	23.646	5.758	153.353	8.155	3626.118	46.959	3673.077

TOTAL	630.033	336.560	64.359	34.380	117.363	5.143	7553.363	176.830	7730.192

	AD VALOREM	PRODUCTION	DIRECT OPER	INTEREST	CAPITAL	EQUITY	FUTURE NET	CUMULATIVE	CUM. DISC.
END	TAX	TAX	EXPENSE	PAID	REPAYMENT	INVESTMENT	CASHFLOW	CASHFLOW	CASHFLOW
MO-YEAR	M$	M$	M$	M$	M$	M$	M$	M$	@ 10% M$

12-2012	31.184	24.569	14.055	0.000	0.000	854.881	-420.362	-420.362	-422.240
12-2013	32.349	25.331	19.508	0.000	0.000	0.000	445.818	25.456	-34.160
12-2014	22.235	17.363	16.764	0.000	0.000	0.000	303.081	328.537	205.227
12-2015	19.539	15.132	15.670	0.000	0.000	0.000	265.385	593.922	395.664
12-2016	17.290	13.420	15.096	0.000	0.000	0.000	233.620	827.542	548.017

12-2017	15.789	12.280	14.769	0.000	0.000	0.000	212.351	1039.893	673.886
12-2018	14.711	11.463	14.582	0.000	0.000	0.000	197.036	1236.929	780.045
12-2019	13.897	10.849	14.485	0.000	0.000	0.000	185.416	1422.345	870.854
12-2020	13.262	10.372	14.452	0.000	0.000	0.000	176.318	1598.662	949.351
12-2021	12.755	9.992	14.464	0.000	0.000	0.000	169.006	1767.669	1017.749

12-2022	12.336	9.680	14.511	0.000	0.000	0.000	162.943	1930.612	1077.696
12-2023	11.949	9.391	14.575	0.000	0.000	0.000	157.313	2087.925	1130.311
12-2024	11.575	9.110	14.652	0.000	0.000	0.000	151.853	2239.779	1176.482
12-2025	11.213	8.837	14.741	0.000	0.000	0.000	146.557	2386.336	1216.993
12-2026	10.863	8.573	14.842	0.000	0.000	0.000	141.419	2527.755	1252.529

S TOT	250.949	196.362	227.168	0.000	0.000	854.881	2527.755	2527.755	1252.529

AFTER	226.965	181.306	664.449	0.000	0.000	0.000	2600.357	5128.112	1499.008

TOTAL	477.914	377.668	891.616	0.000	0.000	854.881	5128.112	5128.112	1499.008

	OIL	GAS
GROSS WELLS	1.0	0.0
GROSS ULT., MB & MMF	630.033	336.561
GROSS CUM., MB & MMF	0.000	0.000
GROSS RES., MB & MMF	630.033	336.561
NET RES., MB & MMF	64.359	34.380
NET REVENUE, M$	7553.361	176.830
INITIAL PRICE, $	91.830	2.720
INITIAL N.I., PCT.	10.215	10.215

		P.W. %	P.W., M$
LIFE, YRS.	50.00	5.00	2470.967
DISCOUNT %	10.00	10.00	1499.008
UNDISCOUNTED PAYOUT, YRS.	1.94	12.00	1272.040
DISCOUNTED PAYOUT, YRS.	2.14	15.00	1018.304
UNDISCOUNTED NET/INVEST.	7.00	18.00	831.672
DISCOUNTED NET/INVEST.	2.81	20.00	732.312
RATE-OF-RETURN, PCT.	63.69	30.00	405.241
INITIAL W.I., PCT.	12.855	60.00	22.175
		80.00	-83.617
		100.00	-148.018

American Eagle Energy March 15, 2012 Page 101

Denali 31-21 S13-24	DATE	: 03/09/2012
163N 98W 13	TIME	: 12:42:23
THREE FORKS	DBS	: MHA
SAMSON	SETTINGS	: SETDATA
4PUD	SCENARIO	: MHA12SPROULE

RESERVES AND ECONOMICS

AS OF DATE: 01/2012

	GROSS OIL	GROSS GAS	NET OIL	NET GAS	NET OIL	NET GAS	NET	NET	TOTAL
END	PRODUCTION	PRODUCTION	PRODUCTION	PRODUCTION	PRICE	PRICE	OIL SALES	GAS SALES	NET SALES
MO-YEAR	MBBLS	MMCF	MBBLS	MMCF	$/BBL	$/MCF	M$	M$	M$

12-2012	47.153	41.769	0.012	0.010	91.830	2.720	1.075	0.028	1.103
12-2013	39.393	33.291	0.010	0.008	88.660	3.350	0.867	0.028	0.895
12-2014	29.160	23.289	0.007	0.006	85.760	3.710	0.621	0.021	0.642
12-2015	24.252	18.314	0.006	0.005	91.180	5.120	0.549	0.023	0.572
12-2016	21.212	15.149	0.005	0.004	93.130	5.240	0.491	0.020	0.510

12-2017	19.091	12.895	0.005	0.003	95.110	5.360	0.451	0.017	0.468
12-2018	17.502	11.181	0.004	0.003	97.140	5.490	0.422	0.015	0.437
12-2019	16.254	9.821	0.004	0.002	99.210	5.610	0.400	0.014	0.414
12-2020	15.240	8.709	0.004	0.002	101.320	5.740	0.383	0.012	0.396
12-2021	14.396	7.781	0.004	0.002	103.470	5.870	0.370	0.011	0.381

12-2022	13.665	6.986	0.003	0.002	105.664	6.004	0.359	0.010	0.369
12-2023	12.981	6.277	0.003	0.002	107.902	6.141	0.348	0.010	0.357
12-2024	12.332	5.640	0.003	0.001	110.185	6.280	0.337	0.009	0.346
12-2025	11.716	5.068	0.003	0.001	112.514	6.422	0.327	0.008	0.335
12-2026	11.130	4.554	0.003	0.001	114.889	6.567	0.318	0.007	0.325

S TOT	305.478	210.723	0.076	0.052	96.481	4.481	7.319	0.234	7.553

AFTER	176.347	39.385	0.044	0.010	153.353	8.118	6.716	0.079	6.795

TOTAL	481.824	250.108	0.120	0.062	117.296	5.054	14.035	0.314	14.348

	AD VALOREM	PRODUCTION	DIRECT OPER	INTEREST	CAPITAL	EQUITY	FUTURE NET	CUMULATIVE	CUM. DISC.
END	TAX	TAX	EXPENSE	PAID	REPAYMENT	INVESTMENT	CASHFLOW	CASHFLOW	CASHFLOW
MO-YEAR	M$	M$	M$	M$	M$	M$	M$	M$	@ 10% M$

12-2012	0.068	0.054	0.036	0.000	0.000	0.125	0.821	0.821	0.769
12-2013	0.055	0.043	0.040	0.000	0.000	0.000	0.756	1.577	1.427
12-2014	0.040	0.031	0.036	0.000	0.000	0.000	0.536	2.112	1.850
12-2015	0.035	0.027	0.034	0.000	0.000	0.000	0.475	2.588	2.190
12-2016	0.032	0.025	0.034	0.000	0.000	0.000	0.421	3.008	2.465

12-2017	0.029	0.023	0.033	0.000	0.000	0.000	0.383	3.391	2.692
12-2018	0.027	0.021	0.033	0.000	0.000	0.000	0.356	3.748	2.884
12-2019	0.026	0.020	0.033	0.000	0.000	0.000	0.336	4.083	3.048
12-2020	0.024	0.019	0.033	0.000	0.000	0.000	0.319	4.402	3.190
12-2021	0.024	0.018	0.033	0.000	0.000	0.000	0.306	4.708	3.314

12-2022	0.023	0.018	0.033	0.000	0.000	0.000	0.295	5.003	3.423
12-2023	0.022	0.017	0.034	0.000	0.000	0.000	0.284	5.288	3.518
12-2024	0.021	0.017	0.034	0.000	0.000	0.000	0.274	5.562	3.601
12-2025	0.021	0.016	0.034	0.000	0.000	0.000	0.264	5.826	3.674
12-2026	0.020	0.016	0.035	0.000	0.000	0.000	0.254	6.080	3.738

S TOT	0.467	0.366	0.515	0.000	0.000	0.125	6.080	6.080	3.738

AFTER	0.420	0.336	1.591	0.000	0.000	0.000	4.448	10.528	4.173

TOTAL	0.887	0.702	2.106	0.000	0.000	0.125	10.528	10.528	4.173

	OIL	GAS
GROSS WELLS	1.0	0.0
GROSS ULT., MB & MMF	481.824	250.108
GROSS CUM., MB & MMF	0.000	0.000
GROSS RES., MB & MMF	481.824	250.108
NET RES., MB & MMF	0.120	0.062
NET REVENUE, M$	14.035	0.314
INITIAL PRICE, $	91.830	2.720
INITIAL N.I., PCT.	0.025	0.025

		P.W. %	P.W., M$
LIFE, YRS.	50.00	5.00	5.913
DISCOUNT %	10.00	10.00	4.173
UNDISCOUNTED PAYOUT, YRS.	0.13	12.00	3.759
DISCOUNTED PAYOUT, YRS.	0.14	15.00	3.293
UNDISCOUNTED NET/INVEST.	85.23	18.00	2.947
DISCOUNTED NET/INVEST.	34.92	20.00	2.761
RATE-OF-RETURN, PCT.	100.00	30.00	2.138
INITIAL W.I., PCT.	0.031	60.00	1.362
		80.00	1.124
		100.00	0.966

American Eagle Energy March 15, 2012 Page 102

Jurasin 32-29 S29-32	DATE	: 03/09/2012
163N 100W 29	TIME	: 12:42:24
THREE FORKS	DBS	: MHA
CRESCENT POINT	SETTINGS	: SETDATA
4PUD	SCENARIO	: MHA12SPROULE

RESERVES AND ECONOMICS

AS OF DATE: 01/2012

	GROSS OIL	GROSS GAS	NET OIL	NET GAS	NET OIL	NET GAS	NET	NET	TOTAL
END	PRODUCTION	PRODUCTION	PRODUCTION	PRODUCTION	PRICE	PRICE	OIL SALES	GAS SALES	NET SALES
MO-YEAR	MBBLS	MMCF	MBBLS	MMCF	$/BBL	$/MCF	M$	M$	M$

12-2012	69.197	61.265	0.336	0.297	91.830	2.720	30.819	0.808	31.627
12-2013	49.986	42.214	0.242	0.205	88.660	3.350	21.494	0.686	22.180
12-2014	37.414	29.964	0.181	0.145	85.760	3.710	15.562	0.539	16.101
12-2015	31.241	23.738	0.152	0.115	91.180	5.120	13.816	0.589	14.405
12-2016	27.384	19.744	0.133	0.096	93.130	5.240	12.369	0.502	12.870

12-2017	24.678	16.884	0.120	0.082	95.110	5.360	11.383	0.439	11.822
12-2018	22.644	14.702	0.110	0.071	97.140	5.490	10.668	0.391	11.060
12-2019	21.043	12.965	0.102	0.063	99.210	5.610	10.125	0.353	10.478
12-2020	19.740	11.542	0.096	0.056	101.320	5.740	9.700	0.321	10.021
12-2021	18.652	10.350	0.090	0.050	103.470	5.870	9.360	0.295	9.655

12-2022	17.708	9.325	0.086	0.045	105.664	6.004	9.075	0.272	9.346
12-2023	16.822	8.407	0.082	0.041	107.902	6.141	8.804	0.250	9.054
12-2024	15.981	7.579	0.078	0.037	110.185	6.280	8.540	0.231	8.771
12-2025	15.182	6.833	0.074	0.033	112.514	6.422	8.285	0.213	8.498
12-2026	14.423	6.161	0.070	0.030	114.889	6.567	8.037	0.196	8.233

S TOT	402.094	281.671	1.950	1.366	96.421	4.455	188.036	6.085	194.121

AFTER	228.526	54.929	1.108	0.266	153.353	8.155	169.968	2.173	172.141

TOTAL	630.620	336.600	3.059	1.633	117.052	5.058	358.004	8.258	366.262

	AD VALOREM	PRODUCTION	DIRECT OPER	INTEREST	CAPITAL	EQUITY	FUTURE NET	CUMULATIVE	CUM. DISC.
END	TAX	TAX	EXPENSE	PAID	REPAYMENT	INVESTMENT	CASHFLOW	CASHFLOW	CASHFLOW
MO-YEAR	M$	M$	M$	M$	M$	M$	M$	M$	@ 10% M$

12-2012	1.956	1.541	0.915	0.000	0.000	39.558	-12.342	-12.342	-13.448
12-2013	1.372	1.075	0.869	0.000	0.000	0.000	18.864	6.522	2.960
12-2014	0.996	0.778	0.772	0.000	0.000	0.000	13.555	20.077	13.665
12-2015	0.891	0.691	0.728	0.000	0.000	0.000	12.095	32.171	22.343
12-2016	0.796	0.618	0.705	0.000	0.000	0.000	10.751	42.922	29.353

12-2017	0.731	0.569	0.691	0.000	0.000	0.000	9.830	52.752	35.180
12-2018	0.684	0.533	0.684	0.000	0.000	0.000	9.158	61.910	40.114
12-2019	0.648	0.506	0.680	0.000	0.000	0.000	8.643	70.554	44.347
12-2020	0.620	0.485	0.679	0.000	0.000	0.000	8.238	78.791	48.014
12-2021	0.597	0.468	0.680	0.000	0.000	0.000	7.910	86.701	51.215

12-2022	0.578	0.454	0.682	0.000	0.000	0.000	7.632	94.333	54.023
12-2023	0.560	0.440	0.686	0.000	0.000	0.000	7.368	101.702	56.488
12-2024	0.542	0.427	0.689	0.000	0.000	0.000	7.113	108.814	58.650
12-2025	0.525	0.414	0.694	0.000	0.000	0.000	6.864	115.679	60.548
12-2026	0.509	0.402	0.698	0.000	0.000	0.000	6.624	122.303	62.212

S TOT	12.007	9.402	10.852	0.000	0.000	39.558	122.303	122.303	62.212

AFTER	10.637	8.498	31.310	0.000	0.000	0.000	121.696	243.998	73.753

TOTAL	22.644	17.900	42.162	0.000	0.000	39.558	243.998	243.998	73.753

	OIL	GAS
GROSS WELLS	1.0	0.0
GROSS ULT., MB & MMF	630.620	336.600
GROSS CUM., MB & MMF	0.000	0.000
GROSS RES., MB & MMF	630.620	336.600
NET RES., MB & MMF	3.059	1.633
NET REVENUE, M$	358.004	8.258
INITIAL PRICE, $	91.830	2.720
INITIAL N.I., PCT.	0.485	0.485

		P.W. %	P.W., M$
LIFE, YRS.	50.00	5.00	119.462
DISCOUNT %	10.00	10.00	73.753
UNDISCOUNTED PAYOUT, YRS.	1.65	12.00	63.039
DISCOUNTED PAYOUT, YRS.	1.82	15.00	51.023
UNDISCOUNTED NET/INVEST.	7.17	18.00	42.146
DISCOUNTED NET/INVEST.	2.88	20.00	37.399
RATE-OF-RETURN, PCT.	67.03	30.00	21.606
INITIAL W.I., PCT.	0.606	60.00	2.277
		80.00	-3.511
		100.00	-7.280

American Eagle Energy March 15, 2012 Page 103

Lancaster 2-11H S2-11	DATE	: 03/09/2012
162N 102W 2	TIME	: 12:42:24
BAKKEN	DBS	: MHA
CRESCENT POINT	SETTINGS	: SETDATA
4PUD	SCENARIO	: MHA12SPROULE

RESERVES AND ECONOMICS

AS OF DATE: 01/2012

	GROSS OIL	GROSS GAS	NET OIL	NET GAS	NET OIL	NET GAS	NET	NET	TOTAL
END	PRODUCTION	PRODUCTION	PRODUCTION	PRODUCTION	PRICE	PRICE	OIL SALES	GAS SALES	NET SALES
MO-YEAR	MBBLS	MMCF	MBBLS	MMCF	$/BBL	$/MCF	M$	M$	M$

12-2012	74.233	65.613	3.700	3.270	91.830	2.720	339.733	8.894	348.627
12-2013	48.405	40.697	2.412	2.028	88.660	3.350	213.884	6.795	220.679
12-2014	36.753	29.305	1.832	1.461	85.760	3.710	157.083	5.419	162.502
12-2015	30.856	23.343	1.538	1.163	91.180	5.120	140.213	5.956	146.170
12-2016	27.123	19.471	1.352	0.970	93.130	5.240	125.890	5.085	130.974

12-2017	24.487	16.680	1.220	0.831	95.110	5.360	116.069	4.456	120.525
12-2018	22.496	14.542	1.121	0.725	97.140	5.490	108.909	3.979	112.888
12-2019	20.924	12.836	1.043	0.640	99.210	5.610	103.457	3.589	107.046
12-2020	19.642	11.435	0.979	0.570	101.320	5.740	99.182	3.271	102.453
12-2021	18.570	10.259	0.925	0.511	103.470	5.870	95.758	3.001	98.759

12-2022	17.632	9.245	0.879	0.461	105.664	6.004	92.852	2.766	95.619
12-2023	16.751	8.335	0.835	0.415	107.902	6.141	90.078	2.551	92.629
12-2024	15.913	7.514	0.793	0.374	110.185	6.280	87.385	2.352	89.737
12-2025	15.117	6.775	0.753	0.338	112.514	6.422	84.770	2.168	86.938
12-2026	14.362	6.108	0.716	0.304	114.889	6.567	82.231	1.999	84.230

S TOT	403.263	282.156	20.098	14.062	96.404	4.429	1937.494	62.280	1999.774

AFTER	227.551	54.456	11.341	2.714	153.353	8.155	1739.110	22.133	1761.243

TOTAL	630.814	336.613	31.438	16.776	116.947	5.032	3676.604	84.413	3761.017

	AD VALOREM	PRODUCTION	DIRECT OPER	INTEREST	CAPITAL	EQUITY	FUTURE NET	CUMULATIVE	CUM. DISC.
END	TAX	TAX	EXPENSE	PAID	REPAYMENT	INVESTMENT	CASHFLOW	CASHFLOW	CASHFLOW
MO-YEAR	M$	M$	M$	M$	M$	M$	M$	M$	@ 10% M$

12-2012	21.557	16.987	10.212	0.000	0.000	406.488	-106.616	-106.616	-120.842
12-2013	13.649	10.694	8.797	0.000	0.000	0.000	187.539	80.923	42.252
12-2014	10.052	7.854	7.872	0.000	0.000	0.000	136.724	217.646	150.213
12-2015	9.045	7.011	7.451	0.000	0.000	0.000	122.663	340.309	238.223
12-2016	8.104	6.294	7.221	0.000	0.000	0.000	109.355	449.664	309.532

12-2017	7.457	5.803	7.088	0.000	0.000	0.000	100.176	549.841	368.908
12-2018	6.984	5.445	7.013	0.000	0.000	0.000	93.445	643.286	419.253
12-2019	6.622	5.173	6.977	0.000	0.000	0.000	88.274	731.560	462.484
12-2020	6.337	4.959	6.968	0.000	0.000	0.000	84.188	815.748	499.964
12-2021	6.108	4.788	6.980	0.000	0.000	0.000	80.883	896.631	532.698

12-2022	5.913	4.643	7.005	0.000	0.000	0.000	78.057	974.688	561.415
12-2023	5.728	4.504	7.038	0.000	0.000	0.000	75.359	1050.047	586.619
12-2024	5.549	4.369	7.076	0.000	0.000	0.000	72.742	1122.789	608.737
12-2025	5.375	4.238	7.121	0.000	0.000	0.000	70.203	1192.992	628.142
12-2026	5.208	4.112	7.171	0.000	0.000	0.000	67.740	1260.732	645.164

S TOT	123.688	96.875	111.991	0.000	0.000	406.488	1260.732	1260.732	645.164

AFTER	108.829	86.955	321.649	0.000	0.000	0.000	1243.809	2504.541	763.166

TOTAL	232.517	183.830	433.640	0.000	0.000	406.488	2504.541	2504.541	763.166

	OIL	GAS
GROSS WELLS	1.0	0.0
GROSS ULT., MB & MMF	630.814	336.613
GROSS CUM., MB & MMF	0.000	0.000
GROSS RES., MB & MMF	630.814	336.613
NET RES., MB & MMF	31.438	16.776
NET REVENUE, M$	3676.604	84.413
INITIAL PRICE, $	91.830	2.720
INITIAL N.I., PCT.	4.984	4.984

		P.W. %	P.W., M$
LIFE, YRS.	50.00	5.00	1231.101
DISCOUNT %	10.00	10.00	763.166
UNDISCOUNTED PAYOUT, YRS.	1.57	12.00	653.349
DISCOUNTED PAYOUT, YRS.	1.74	15.00	530.070
UNDISCOUNTED NET/INVEST.	7.16	18.00	438.860
DISCOUNTED NET/INVEST.	2.88	20.00	390.029
RATE-OF-RETURN, PCT.	67.09	30.00	226.986
INITIAL W.I., PCT.	6.230	60.00	24.593
		80.00	-37.608
		100.00	-78.979

American Eagle Energy March 15, 2012 Page 104

Montclair 1-12 S1-12	DATE	: 03/09/2012
163N 99W 1	TIME	: 12:42:24
THREE FORKS	DBS	: MHA
SAMSON	SETTINGS	: SETDATA
4PUD	SCENARIO	: MHA12SPROULE

RESERVES AND ECONOMICS

AS OF DATE: 01/2012

	GROSS OIL	GROSS GAS	NET OIL	NET GAS	NET OIL	NET GAS	NET	NET	TOTAL
END	PRODUCTION	PRODUCTION	PRODUCTION	PRODUCTION	PRICE	PRICE	OIL SALES	GAS SALES	NET SALES
MO-YEAR	MBBLS	MMCF	MBBLS	MMCF	$/BBL	$/MCF	M$	M$	M$

12-2012	54.984	48.529	0.702	0.620	91.830	2.720	64.506	1.686	66.192
12-2013	36.905	30.892	0.471	0.395	88.660	3.350	41.801	1.322	43.123
12-2014	28.131	22.258	0.359	0.284	85.760	3.710	30.821	1.055	31.876
12-2015	23.653	17.697	0.302	0.226	91.180	5.120	27.553	1.158	28.711
12-2016	20.809	14.724	0.266	0.188	93.130	5.240	24.759	0.986	25.744

12-2017	18.796	12.578	0.240	0.161	95.110	5.360	22.839	0.861	23.700
12-2018	17.274	10.933	0.221	0.140	97.140	5.490	21.438	0.767	22.205
12-2019	16.071	9.620	0.205	0.123	99.210	5.610	20.370	0.690	21.059
12-2020	15.089	8.543	0.193	0.109	101.320	5.740	19.532	0.626	20.158
12-2021	14.268	7.640	0.182	0.098	103.470	5.870	18.861	0.573	19.434

12-2022	13.548	6.862	0.173	0.088	105.664	6.004	18.289	0.526	18.816
12-2023	12.871	6.166	0.164	0.079	107.902	6.141	17.743	0.484	18.226
12-2024	12.227	5.541	0.156	0.071	110.185	6.280	17.212	0.445	17.657
12-2025	11.616	4.979	0.148	0.064	112.514	6.422	16.697	0.408	17.106
12-2026	11.035	4.474	0.141	0.057	114.889	6.567	16.197	0.375	16.572

S TOT	307.278	211.436	3.926	2.701	96.447	4.428	378.618	11.962	390.580

AFTER	174.846	38.689	2.234	0.494	153.353	8.118	342.553	4.012	346.566

TOTAL	482.123	250.125	6.159	3.196	117.084	4.999	721.171	15.975	737.146

	AD VALOREM	PRODUCTION	DIRECT OPER	INTEREST	CAPITAL	EQUITY	FUTURE NET	CUMULATIVE	CUM. DISC.
END	TAX	TAX	EXPENSE	PAID	REPAYMENT	INVESTMENT	CASHFLOW	CASHFLOW	CASHFLOW
MO-YEAR	M$	M$	M$	M$	M$	M$	M$	M$	@ 10% M$

12-2012	4.093	3.225	2.187	0.000	0.000	6.388	50.299	50.299	47.635
12-2013	2.667	2.090	1.998	0.000	0.000	0.000	36.368	86.667	79.262
12-2014	1.972	1.541	1.825	0.000	0.000	0.000	26.538	113.205	100.218
12-2015	1.777	1.378	1.749	0.000	0.000	0.000	23.807	137.013	117.299
12-2016	1.593	1.238	1.710	0.000	0.000	0.000	21.204	158.216	131.126

12-2017	1.466	1.142	1.690	0.000	0.000	0.000	19.402	177.619	142.626
12-2018	1.374	1.072	1.681	0.000	0.000	0.000	18.078	195.697	152.366
12-2019	1.303	1.018	1.680	0.000	0.000	0.000	17.058	212.755	160.720
12-2020	1.247	0.977	1.685	0.000	0.000	0.000	16.250	229.005	167.955
12-2021	1.202	0.943	1.693	0.000	0.000	0.000	15.596	244.601	174.267

12-2022	1.164	0.914	1.705	0.000	0.000	0.000	15.033	259.634	179.797
12-2023	1.127	0.887	1.717	0.000	0.000	0.000	14.495	274.129	184.645
12-2024	1.092	0.861	1.732	0.000	0.000	0.000	13.973	288.102	188.894
12-2025	1.058	0.835	1.747	0.000	0.000	0.000	13.466	301.568	192.616
12-2026	1.025	0.810	1.764	0.000	0.000	0.000	12.974	314.542	195.876

S TOT	24.157	18.931	26.562	0.000	0.000	6.388	314.542	314.542	195.876

AFTER	21.413	17.128	81.275	0.000	0.000	0.000	226.750	541.292	218.043

TOTAL	45.571	36.059	107.837	0.000	0.000	6.388	541.292	541.292	218.043

	OIL	GAS
GROSS WELLS	1.0	0.0
GROSS ULT., MB & MMF	482.123	250.125
GROSS CUM., MB & MMF	0.000	0.000
GROSS RES., MB & MMF	482.123	250.125
NET RES., MB & MMF	6.159	3.196
NET REVENUE, M$	721.171	15.975
INITIAL PRICE, $	91.830	2.720
INITIAL N.I., PCT.	1.278	1.278

		P.W. %	P.W., M$
LIFE, YRS.	50.00	5.00	306.451
DISCOUNT %	10.00	10.00	218.043
UNDISCOUNTED PAYOUT, YRS.	0.11	12.00	197.093
DISCOUNTED PAYOUT, YRS.	0.12	15.00	173.492
UNDISCOUNTED NET/INVEST.	85.74	18.00	155.980
DISCOUNTED NET/INVEST.	35.41	20.00	146.590
RATE-OF-RETURN, PCT.	100.00	30.00	115.188
INITIAL W.I., PCT.	1.597	60.00	76.192
		80.00	64.238
		100.00	56.308

American Eagle Energy March 15, 2012 Page 105

Nomad 6-7 S6-7	DATE	: 03/09/2012
163N 99W 6	TIME	: 12:42:24
THREE FORKS	DBS	: MHA
SAMSON	SETTINGS	: SETDATA
4PUD	SCENARIO	: MHA12SPROULE

RESERVES AND ECONOMICS

AS OF DATE: 01/2012

	GROSS OIL	GROSS GAS	NET OIL	NET GAS	NET OIL	NET GAS	NET	NET	TOTAL
END	PRODUCTION	PRODUCTION	PRODUCTION	PRODUCTION	PRICE	PRICE	OIL SALES	GAS SALES	NET SALES
MO-YEAR	MBBLS	MMCF	MBBLS	MMCF	$/BBL	$/MCF	M$	M$	M$

12-2012	51.162	45.238	5.850	5.173	91.830	2.720	537.193	14.069	551.262
12-2013	38.085	32.032	4.355	3.663	88.660	3.350	386.084	12.270	398.354
12-2014	28.631	22.760	3.274	2.602	85.760	3.710	280.754	9.655	290.408
12-2015	23.947	18.000	2.738	2.058	91.180	5.120	249.658	10.538	260.196
12-2016	21.008	14.933	2.402	1.707	93.130	5.240	223.703	8.947	232.650

12-2017	18.942	12.735	2.166	1.456	95.110	5.360	205.993	7.805	213.797
12-2018	17.387	11.056	1.988	1.264	97.140	5.490	193.120	6.940	200.060
12-2019	16.162	9.720	1.848	1.111	99.210	5.610	183.337	6.235	189.572
12-2020	15.164	8.626	1.734	0.986	101.320	5.740	175.678	5.661	181.339
12-2021	14.331	7.710	1.639	0.882	103.470	5.870	169.551	5.175	174.726

12-2022	13.606	6.924	1.556	0.792	105.664	6.004	164.387	4.753	169.140
12-2023	12.926	6.221	1.478	0.711	107.902	6.141	159.476	4.368	163.844
12-2024	12.280	5.590	1.404	0.639	110.185	6.280	154.707	4.014	158.721
12-2025	11.666	5.023	1.334	0.574	112.514	6.422	150.078	3.689	153.766
12-2026	11.082	4.514	1.267	0.516	114.889	6.567	145.583	3.389	148.973

S TOT	306.379	211.081	35.032	24.135	96.464	4.454	3379.301	107.507	3486.808

AFTER	175.594	39.036	20.078	4.463	153.353	8.118	3078.946	36.232	3115.177

TOTAL	481.974	250.117	55.109	28.598	117.190	5.026	6458.246	143.739	6601.985

	AD VALOREM	PRODUCTION	DIRECT OPER	INTEREST	CAPITAL	EQUITY	FUTURE NET	CUMULATIVE	CUM. DISC.
END	TAX	TAX	EXPENSE	PAID	REPAYMENT	INVESTMENT	CASHFLOW	CASHFLOW	CASHFLOW
MO-YEAR	M$	M$	M$	M$	M$	M$	M$	M$	@ 10% M$

12-2012	34.086	26.860	18.175	0.000	0.000	57.871	414.269	414.269	390.388
12-2013	24.638	19.304	18.339	0.000	0.000	0.000	336.072	750.341	682.698
12-2014	17.964	14.038	16.637	0.000	0.000	0.000	241.770	992.111	873.619
12-2015	16.101	12.483	15.905	0.000	0.000	0.000	215.706	1207.817	1028.393
12-2016	14.395	11.185	15.531	0.000	0.000	0.000	191.539	1399.356	1153.297

12-2017	13.227	10.300	15.338	0.000	0.000	0.000	174.933	1574.289	1256.984
12-2018	12.376	9.656	15.253	0.000	0.000	0.000	162.775	1737.063	1344.682
12-2019	11.726	9.167	15.239	0.000	0.000	0.000	153.440	1890.503	1419.830
12-2020	11.216	8.784	15.277	0.000	0.000	0.000	146.063	2036.566	1484.857
12-2021	10.806	8.478	15.352	0.000	0.000	0.000	140.090	2176.656	1541.552

12-2022	10.460	8.219	15.454	0.000	0.000	0.000	135.007	2311.663	1591.222
12-2023	10.132	7.974	15.570	0.000	0.000	0.000	130.168	2441.831	1634.758
12-2024	9.814	7.735	15.698	0.000	0.000	0.000	125.473	2567.304	1672.909
12-2025	9.507	7.504	15.838	0.000	0.000	0.000	120.917	2688.221	1706.332
12-2026	9.210	7.279	15.990	0.000	0.000	0.000	116.494	2804.715	1735.606

S TOT	215.660	168.965	239.596	0.000	0.000	57.871	2804.715	2804.715	1735.606

AFTER	192.480	153.947	736.475	0.000	0.000	0.000	2032.275	4836.991	1934.494

TOTAL	408.140	322.912	976.071	0.000	0.000	57.871	4836.990	4836.991	1934.494

	OIL	GAS
GROSS WELLS	1.0	0.0
GROSS ULT., MB & MMF	481.974	250.117
GROSS CUM., MB & MMF	0.000	0.000
GROSS RES., MB & MMF	481.974	250.117
NET RES., MB & MMF	55.109	28.598
NET REVENUE, M$	6458.247	143.739
INITIAL PRICE, $	91.830	2.720
INITIAL N.I., PCT.	11.434	11.434

		P.W. %	P.W., M$
LIFE, YRS.	50.00	5.00	2729.427
DISCOUNT %	10.00	10.00	1934.495
UNDISCOUNTED PAYOUT, YRS.	0.12	12.00	1745.894
DISCOUNTED PAYOUT, YRS.	0.13	15.00	1533.269
UNDISCOUNTED NET/INVEST.	84.58	18.00	1375.382
DISCOUNTED NET/INVEST.	34.96	20.00	1290.671
RATE-OF-RETURN, PCT.	100.00	30.00	1007.067
INITIAL W.I., PCT.	14.468	60.00	654.192
		80.00	545.989
		100.00	474.283

American Eagle Energy March 15, 2012 Page 106

Olson 15-22 S15-22	DATE	: 03/09/2012
162N 100W 15	TIME	: 12:42:24
THREE FORKS	DBS	: MHA
BAYTEX	SETTINGS	: SETDATA
4PUD	SCENARIO	: MHA12SPROULE

RESERVES AND ECONOMICS

AS OF DATE: 01/2012

	GROSS OIL	GROSS GAS	NET OIL	NET GAS	NET OIL	NET GAS	NET	NET	TOTAL
END	PRODUCTION	PRODUCTION	PRODUCTION	PRODUCTION	PRICE	PRICE	OIL SALES	GAS SALES	NET SALES
MO-YEAR	MBBLS	MMCF	MBBLS	MMCF	$/BBL	$/MCF	M$	M$	M$

12-2012	83.670	73.708	0.523	0.461	91.830	2.720	48.021	1.253	49.274
12-2013	45.663	38.052	0.285	0.238	88.660	3.350	25.303	0.797	26.100
12-2014	35.531	28.083	0.222	0.176	85.760	3.710	19.044	0.651	19.696
12-2015	30.125	22.592	0.188	0.141	91.180	5.120	17.168	0.723	17.891
12-2016	26.624	18.946	0.166	0.118	93.130	5.240	15.497	0.620	16.117

12-2017	24.118	16.286	0.151	0.102	95.110	5.360	14.337	0.546	14.882
12-2018	22.209	14.232	0.139	0.089	97.140	5.490	13.484	0.488	13.972
12-2019	20.693	12.584	0.129	0.079	99.210	5.610	12.831	0.441	13.272
12-2020	19.450	11.225	0.122	0.070	101.320	5.740	12.317	0.403	12.719
12-2021	18.407	10.081	0.115	0.063	103.470	5.870	11.904	0.370	12.273

12-2022	17.482	9.086	0.109	0.057	105.664	6.004	11.545	0.341	11.886
12-2023	16.608	8.192	0.104	0.051	107.902	6.141	11.200	0.314	11.515
12-2024	15.778	7.386	0.099	0.046	110.185	6.280	10.865	0.290	11.155
12-2025	14.989	6.659	0.094	0.042	112.514	6.422	10.540	0.267	10.808
12-2026	14.239	6.003	0.089	0.038	114.889	6.567	10.225	0.246	10.471

S TOT	405.586	283.114	2.535	1.769	96.367	4.380	244.281	7.751	252.032

AFTER	225.614	53.524	1.410	0.335	153.353	8.155	216.241	2.728	218.969

TOTAL	631.200	336.638	3.945	2.104	116.735	4.981	460.521	10.479	471.000

	AD VALOREM	PRODUCTION	DIRECT OPER	INTEREST	CAPITAL	EQUITY	FUTURE NET	CUMULATIVE	CUM. DISC.
END	TAX	TAX	EXPENSE	PAID	REPAYMENT	INVESTMENT	CASHFLOW	CASHFLOW	CASHFLOW
MO-YEAR	M$	M$	M$	M$	M$	M$	M$	M$	@ 10% M$

12-2012	3.047	2.401	1.478	0.000	0.000	0.000	42.349	42.349	40.742
12-2013	1.614	1.265	1.073	0.000	0.000	0.000	22.147	64.496	59.996
12-2014	1.218	0.952	0.974	0.000	0.000	0.000	16.551	81.047	73.064
12-2015	1.107	0.858	0.926	0.000	0.000	0.000	14.999	96.046	83.825
12-2016	0.997	0.775	0.900	0.000	0.000	0.000	13.445	109.491	92.592

12-2017	0.921	0.717	0.885	0.000	0.000	0.000	12.360	121.851	99.918
12-2018	0.864	0.674	0.876	0.000	0.000	0.000	11.557	133.408	106.144
12-2019	0.821	0.642	0.872	0.000	0.000	0.000	10.937	144.345	111.501
12-2020	0.787	0.616	0.872	0.000	0.000	0.000	10.445	154.790	116.151
12-2021	0.759	0.595	0.874	0.000	0.000	0.000	10.046	164.836	120.216

12-2022	0.735	0.577	0.877	0.000	0.000	0.000	9.697	174.533	123.784
12-2023	0.712	0.560	0.881	0.000	0.000	0.000	9.362	183.894	126.915
12-2024	0.690	0.543	0.886	0.000	0.000	0.000	9.036	192.931	129.662
12-2025	0.668	0.527	0.892	0.000	0.000	0.000	8.721	201.651	132.073
12-2026	0.647	0.511	0.898	0.000	0.000	0.000	8.414	210.066	134.187

S TOT	15.588	12.214	14.164	0.000	0.000	0.000	210.066	210.066	134.187

AFTER	13.530	10.812	40.316	0.000	0.000	0.000	154.310	364.376	148.838

TOTAL	29.118	23.026	54.480	0.000	0.000	0.000	364.376	364.376	148.838

	OIL	GAS
GROSS WELLS	1.0	0.0
GROSS ULT., MB & MMF	631.200	336.638
GROSS CUM., MB & MMF	0.000	0.000
GROSS RES., MB & MMF	631.200	336.638
NET RES., MB & MMF	3.945	2.104
NET REVENUE, M$	460.521	10.479
INITIAL PRICE, $	91.830	2.720
INITIAL N.I., PCT.	0.625	0.625

		P.W. %	P.W., M$
LIFE, YRS.	50.00	5.00	206.670
DISCOUNT %	10.00	10.00	148.838
UNDISCOUNTED PAYOUT, YRS.	0.00	12.00	135.296
DISCOUNTED PAYOUT, YRS.	0.00	15.00	120.119
UNDISCOUNTED NET/INVEST.	0.00	18.00	108.913
DISCOUNTED NET/INVEST.	0.00	20.00	102.924
RATE-OF-RETURN, PCT.	100.00	30.00	83.003
INITIAL W.I., PCT.	0.781	60.00	58.526
		80.00	51.088
		100.00	46.169

American Eagle Energy March 15, 2012 Page 107

Reistad 1-1 S1 E/2	DATE	: 03/09/2012
162N 102W 1	TIME	: 12:42:24
THREE FORKS	DBS	: MHA
MUREX PETROLEUM	SETTINGS	: SETDATA
4PUD	SCENARIO	: MHA12SPROULE

RESERVES AND ECONOMICS

AS OF DATE: 01/2012

	GROSS OIL	GROSS GAS	NET OIL	NET GAS	NET OIL	NET GAS	NET	NET	TOTAL
END	PRODUCTION	PRODUCTION	PRODUCTION	PRODUCTION	PRICE	PRICE	OIL SALES	GAS SALES	NET SALES
MO-YEAR	MBBLS	MMCF	MBBLS	MMCF	$/BBL	$/MCF	M$	M$	M$

12-2012	83.670	73.708	5.772	5.085	91.830	2.720	530.020	13.830	543.850
12-2013	45.663	38.052	3.150	2.625	88.660	3.350	279.275	8.793	288.069
12-2014	35.531	28.083	2.451	1.937	85.760	3.710	210.198	7.187	217.385
12-2015	30.125	22.592	2.078	1.558	91.180	5.120	189.483	7.979	197.462
12-2016	26.624	18.946	1.837	1.307	93.130	5.240	171.044	6.848	177.892

12-2017	24.118	16.286	1.664	1.123	95.110	5.360	158.238	6.022	164.259
12-2018	22.209	14.232	1.532	0.982	97.140	5.490	148.825	5.390	154.215
12-2019	20.693	12.584	1.427	0.868	99.210	5.610	141.617	4.870	146.487
12-2020	19.450	11.225	1.342	0.774	101.320	5.740	135.943	4.445	140.388
12-2021	18.407	10.081	1.270	0.695	103.470	5.870	131.382	4.082	135.464

12-2022	17.482	9.086	1.206	0.627	105.664	6.004	127.428	3.763	131.191
12-2023	16.608	8.192	1.146	0.565	107.902	6.141	123.620	3.470	127.090
12-2024	15.778	7.386	1.088	0.509	110.185	6.280	119.924	3.200	123.124
12-2025	14.989	6.659	1.034	0.459	112.514	6.422	116.335	2.950	119.285
12-2026	14.239	6.003	0.982	0.414	114.889	6.567	112.852	2.720	115.571

S TOT	405.586	283.114	27.978	19.530	96.366	4.380	2696.184	85.549	2781.733

AFTER	225.614	53.524	15.563	3.692	153.353	8.155	2386.699	30.110	2416.810

TOTAL	631.200	336.638	43.542	23.222	116.735	4.981	5082.883	115.659	5198.544

	AD VALOREM	PRODUCTION	DIRECT OPER	INTEREST	CAPITAL	EQUITY	FUTURE NET	CUMULATIVE	CUM. DISC.
END	TAX	TAX	EXPENSE	PAID	REPAYMENT	INVESTMENT	CASHFLOW	CASHFLOW	CASHFLOW
MO-YEAR	M$	M$	M$	M$	M$	M$	M$	M$	@ 10% M$

12-2012	33.628	26.501	16.309	0.000	0.000	0.000	467.413	467.413	449.678
12-2013	17.817	13.964	11.845	0.000	0.000	0.000	244.443	711.856	662.191
12-2014	13.447	10.510	10.749	0.000	0.000	0.000	182.680	894.535	806.425
12-2015	12.219	9.474	10.225	0.000	0.000	0.000	165.544	1060.079	925.195
12-2016	11.007	8.552	9.934	0.000	0.000	0.000	148.399	1208.478	1021.961

12-2017	10.163	7.912	9.766	0.000	0.000	0.000	136.419	1344.897	1102.816
12-2018	9.540	7.441	9.673	0.000	0.000	0.000	127.560	1472.457	1171.540
12-2019	9.061	7.081	9.630	0.000	0.000	0.000	120.715	1593.172	1230.659
12-2020	8.683	6.797	9.622	0.000	0.000	0.000	115.285	1708.457	1281.983
12-2021	8.378	6.569	9.642	0.000	0.000	0.000	110.875	1819.332	1326.853

12-2022	8.113	6.371	9.679	0.000	0.000	0.000	107.028	1926.360	1366.229
12-2023	7.859	6.181	9.724	0.000	0.000	0.000	103.326	2029.686	1400.787
12-2024	7.613	5.996	9.778	0.000	0.000	0.000	99.736	2129.422	1431.112
12-2025	7.375	5.817	9.841	0.000	0.000	0.000	96.252	2225.674	1457.718
12-2026	7.145	5.643	9.911	0.000	0.000	0.000	92.872	2318.546	1481.055

S TOT	172.050	134.809	156.328	0.000	0.000	0.000	2318.546	2318.546	1481.055

AFTER	149.336	119.335	444.977	0.000	0.000	0.000	1703.162	4021.707	1642.761

TOTAL	321.386	254.144	601.305	0.000	0.000	0.000	4021.708	4021.707	1642.761

	OIL	GAS
GROSS WELLS	1.0	0.0
GROSS ULT., MB & MMF	631.200	336.638
GROSS CUM., MB & MMF	0.000	0.000
GROSS RES., MB & MMF	631.200	336.638
NET RES., MB & MMF	43.542	23.222
NET REVENUE, M$	5082.884	115.659
INITIAL PRICE, $	91.830	2.720
INITIAL N.I., PCT.	6.898	6.898

		P.W. %	P.W., M$
LIFE, YRS.	50.00	5.00	2281.069
DISCOUNT %	10.00	10.00	1642.761
UNDISCOUNTED PAYOUT, YRS.	0.00	12.00	1493.293
DISCOUNTED PAYOUT, YRS.	0.00	15.00	1325.778
UNDISCOUNTED NET/INVEST.	0.00	18.00	1202.098
DISCOUNTED NET/INVEST.	0.00	20.00	1136.000
RATE-OF-RETURN, PCT.	100.00	30.00	916.129
INITIAL W.I., PCT.	8.623	60.00	645.964
		80.00	563.869
		100.00	509.574

American Eagle Energy March 15, 2012 Page 108

Ridgeway 25-36H S25-36	DATE	: 03/09/2012
163N 101W 25	TIME	: 12:42:24
THREE FORKS	DBS	: MHA
CRESCENT POINT	SETTINGS	: SETDATA
4PUD	SCENARIO	: MHA12SPROULE

RESERVES AND ECONOMICS

AS OF DATE: 01/2012

	GROSS OIL	GROSS GAS	NET OIL	NET GAS	NET OIL	NET GAS	NET	NET	TOTAL
END	PRODUCTION	PRODUCTION	PRODUCTION	PRODUCTION	PRICE	PRICE	OIL SALES	GAS SALES	NET SALES
MO-YEAR	MBBLS	MMCF	MBBLS	MMCF	$/BBL	$/MCF	M$	M$	M$

12-2012	69.197	61.265	1.038	0.919	91.830	2.720	95.316	2.500	97.815
12-2013	49.986	42.214	0.750	0.633	88.660	3.350	66.476	2.121	68.597
12-2014	37.414	29.964	0.561	0.449	85.760	3.710	48.129	1.667	49.796
12-2015	31.241	23.738	0.469	0.356	91.180	5.120	42.729	1.823	44.552
12-2016	27.384	19.744	0.411	0.296	93.130	5.240	38.254	1.552	39.805

12-2017	24.678	16.884	0.370	0.253	95.110	5.360	35.206	1.357	36.564
12-2018	22.644	14.702	0.340	0.221	97.140	5.490	32.994	1.211	34.205
12-2019	21.043	12.965	0.316	0.194	99.210	5.610	31.315	1.091	32.406
12-2020	19.740	11.542	0.296	0.173	101.320	5.740	30.000	0.994	30.994
12-2021	18.652	10.350	0.280	0.155	103.470	5.870	28.949	0.911	29.861

12-2022	17.708	9.325	0.266	0.140	105.664	6.004	28.066	0.840	28.906
12-2023	16.822	8.407	0.252	0.126	107.902	6.141	27.228	0.774	28.002
12-2024	15.981	7.579	0.240	0.114	110.185	6.280	26.413	0.714	27.127
12-2025	15.182	6.833	0.228	0.103	112.514	6.422	25.623	0.658	26.281
12-2026	14.423	6.161	0.216	0.092	114.889	6.567	24.856	0.607	25.463

S TOT	402.094	281.671	6.031	4.225	96.421	4.455	581.554	18.821	600.375

AFTER	228.526	54.929	3.428	0.824	153.353	8.155	525.675	6.719	532.394

TOTAL	630.620	336.600	9.459	5.049	117.052	5.058	1107.229	25.540	1132.769

	AD VALOREM	PRODUCTION	DIRECT OPER	INTEREST	CAPITAL	EQUITY	FUTURE NET	CUMULATIVE	CUM. DISC.
END	TAX	TAX	EXPENSE	PAID	REPAYMENT	INVESTMENT	CASHFLOW	CASHFLOW	CASHFLOW
MO-YEAR	M$	M$	M$	M$	M$	M$	M$	M$	@ 10% M$

12-2012	6.048	4.766	2.829	0.000	0.000	122.344	-38.172	-38.172	-41.591
12-2013	4.243	3.324	2.689	0.000	0.000	0.000	58.341	20.170	9.156
12-2014	3.080	2.406	2.387	0.000	0.000	0.000	41.923	62.093	42.262
12-2015	2.757	2.136	2.253	0.000	0.000	0.000	37.406	99.499	69.101
12-2016	2.463	1.913	2.180	0.000	0.000	0.000	33.250	132.748	90.783

12-2017	2.262	1.760	2.138	0.000	0.000	0.000	30.403	163.151	108.803
12-2018	2.116	1.650	2.115	0.000	0.000	0.000	28.324	191.476	124.064
12-2019	2.005	1.566	2.103	0.000	0.000	0.000	26.732	218.208	137.156
12-2020	1.917	1.500	2.100	0.000	0.000	0.000	25.477	243.685	148.498
12-2021	1.847	1.447	2.103	0.000	0.000	0.000	24.463	268.148	158.398

12-2022	1.788	1.403	2.110	0.000	0.000	0.000	23.605	291.753	167.082
12-2023	1.732	1.361	2.120	0.000	0.000	0.000	22.789	314.542	174.704
12-2024	1.677	1.321	2.132	0.000	0.000	0.000	21.998	336.539	181.393
12-2025	1.625	1.281	2.145	0.000	0.000	0.000	21.230	357.770	187.261
12-2026	1.574	1.243	2.160	0.000	0.000	0.000	20.486	378.255	192.409

S TOT	37.134	29.078	33.564	0.000	0.000	122.344	378.255	378.255	192.409

AFTER	32.897	26.284	96.835	0.000	0.000	0.000	376.379	754.634	228.103

TOTAL	70.032	55.361	130.398	0.000	0.000	122.344	754.634	754.634	228.103

	OIL	GAS
GROSS WELLS	1.0	0.0
GROSS ULT., MB & MMF	630.620	336.600
GROSS CUM., MB & MMF	0.000	0.000
GROSS RES., MB & MMF	630.620	336.600
NET RES., MB & MMF	9.459	5.049
NET REVENUE, M$	1107.229	25.540
INITIAL PRICE, $	91.830	2.720
INITIAL N.I., PCT.	1.500	1.500

		P.W. %	P.W., M$
LIFE, YRS.	50.00	5.00	369.470
DISCOUNT %	10.00	10.00	228.103
UNDISCOUNTED PAYOUT, YRS.	1.65	12.00	194.966
DISCOUNTED PAYOUT, YRS.	1.82	15.00	157.804
UNDISCOUNTED NET/INVEST.	7.17	18.00	130.348
DISCOUNTED NET/INVEST.	2.88	20.00	115.668
RATE-OF-RETURN, PCT.	67.03	30.00	66.821
INITIAL W.I., PCT.	1.875	60.00	7.043
		80.00	-10.858
		100.00	-22.515

American Eagle Energy March 15, 2012 Page 109

Titan 36-25 S36-25	DATE	: 03/09/2012
163N 99W 36	TIME	: 12:42:24
THREE FORKS	DBS	: MHA
SAMSON	SETTINGS	: SETDATA
4PUD	SCENARIO	: MHA12SPROULE

RESERVES AND ECONOMICS

AS OF DATE: 01/2012

	GROSS OIL	GROSS GAS	NET OIL	NET GAS	NET OIL	NET GAS	NET	NET	TOTAL
END	PRODUCTION	PRODUCTION	PRODUCTION	PRODUCTION	PRICE	PRICE	OIL SALES	GAS SALES	NET SALES
MO-YEAR	MBBLS	MMCF	MBBLS	MMCF	$/BBL	$/MCF	M$	M$	M$

12-2012	58.642	51.666	0.379	0.334	91.830	2.720	34.771	0.907	35.678
12-2013	35.832	29.853	0.231	0.193	88.660	3.350	20.512	0.646	21.158
12-2014	27.656	21.780	0.179	0.141	85.760	3.710	15.314	0.522	15.836
12-2015	23.370	17.404	0.151	0.112	91.180	5.120	13.759	0.575	14.334
12-2016	20.616	14.519	0.133	0.094	93.130	5.240	12.397	0.491	12.888

12-2017	18.654	12.425	0.120	0.080	95.110	5.360	11.455	0.430	11.886
12-2018	17.164	10.813	0.111	0.070	97.140	5.490	10.765	0.383	11.149
12-2019	15.982	9.523	0.103	0.061	99.210	5.610	10.238	0.345	10.583
12-2020	15.015	8.462	0.097	0.055	101.320	5.740	9.823	0.314	10.137
12-2021	14.205	7.572	0.092	0.049	103.470	5.870	9.490	0.287	9.777

12-2022	13.490	6.801	0.087	0.044	105.664	6.004	9.204	0.264	9.468
12-2023	12.816	6.111	0.083	0.039	107.902	6.141	8.929	0.242	9.171
12-2024	12.175	5.491	0.079	0.035	110.185	6.280	8.662	0.223	8.885
12-2025	11.566	4.934	0.075	0.032	112.514	6.422	8.403	0.205	8.607
12-2026	10.988	4.434	0.071	0.029	114.889	6.567	8.151	0.188	8.339

S TOT	308.172	211.787	1.990	1.367	96.428	4.403	191.875	6.022	197.897

AFTER	174.100	38.346	1.124	0.248	153.353	8.118	172.390	2.010	174.400

TOTAL	482.272	250.133	3.114	1.615	116.978	4.973	364.265	8.031	372.297

	AD VALOREM	PRODUCTION	DIRECT OPER	INTEREST	CAPITAL	EQUITY	FUTURE NET	CUMULATIVE	CUM. DISC.
END	TAX	TAX	EXPENSE	PAID	REPAYMENT	INVESTMENT	CASHFLOW	CASHFLOW	CASHFLOW
MO-YEAR	M$	M$	M$	M$	M$	M$	M$	M$	@ 10% M$

12-2012	2.206	1.739	1.195	0.000	0.000	3.228	27.310	27.310	25.991
12-2013	1.309	1.026	0.998	0.000	0.000	0.000	17.826	45.136	41.491
12-2014	0.980	0.766	0.917	0.000	0.000	0.000	13.174	58.310	51.892
12-2015	0.887	0.688	0.881	0.000	0.000	0.000	11.879	70.189	60.415
12-2016	0.797	0.620	0.862	0.000	0.000	0.000	10.609	80.798	67.333

12-2017	0.735	0.573	0.852	0.000	0.000	0.000	9.725	90.523	73.097
12-2018	0.690	0.538	0.848	0.000	0.000	0.000	9.072	99.595	77.985
12-2019	0.655	0.512	0.848	0.000	0.000	0.000	8.568	108.163	82.181
12-2020	0.627	0.491	0.851	0.000	0.000	0.000	8.168	116.331	85.818
12-2021	0.605	0.475	0.855	0.000	0.000	0.000	7.843	124.174	88.992

12-2022	0.585	0.460	0.861	0.000	0.000	0.000	7.561	131.736	91.774
12-2023	0.567	0.446	0.867	0.000	0.000	0.000	7.290	139.026	94.212
12-2024	0.549	0.433	0.875	0.000	0.000	0.000	7.028	146.054	96.349
12-2025	0.532	0.420	0.882	0.000	0.000	0.000	6.773	152.826	98.221
12-2026	0.516	0.408	0.891	0.000	0.000	0.000	6.525	159.352	99.861

S TOT	12.240	9.594	13.483	0.000	0.000	3.228	159.352	159.352	99.861

AFTER	10.776	8.619	41.068	0.000	0.000	0.000	113.936	273.288	111.005

TOTAL	23.015	18.213	54.552	0.000	0.000	3.228	273.288	273.288	111.005

	OIL	GAS
GROSS WELLS	1.0	0.0
GROSS ULT., MB & MMF	482.272	250.133
GROSS CUM., MB & MMF	0.000	0.000
GROSS RES., MB & MMF	482.272	250.133
NET RES., MB & MMF	3.114	1.615
NET REVENUE, M$	364.265	8.031
INITIAL PRICE, $	91.830	2.720
INITIAL N.I., PCT.	0.646	0.646

		P.W. %	P.W., M$
LIFE, YRS.	50.00	5.00	155.369
DISCOUNT %	10.00	10.00	111.005
UNDISCOUNTED PAYOUT, YRS.	0.11	12.00	100.501
DISCOUNTED PAYOUT, YRS.	0.11	15.00	88.673
UNDISCOUNTED NET/INVEST.	85.65	18.00	79.904
DISCOUNTED NET/INVEST.	35.38	20.00	75.205
RATE-OF-RETURN, PCT.	100.00	30.00	59.509
INITIAL W.I., PCT.	0.807	60.00	40.070
		80.00	34.123
		100.00	30.177

American Eagle Energy March 15, 2012 Page 110

UNNAMED 1-12 1-12	DATE	: 03/09/2012
163N 100W 1	TIME	: 12:42:24
THREE FORKS	DBS	: MHA
SM ENERGY	SETTINGS	: SETDATA
4PUD	SCENARIO	: MHA12SPROULE

RESERVES AND ECONOMICS

AS OF DATE: 01/2012

	GROSS OIL	GROSS GAS	NET OIL	NET GAS	NET OIL	NET GAS	NET	NET	TOTAL
END	PRODUCTION	PRODUCTION	PRODUCTION	PRODUCTION	PRICE	PRICE	OIL SALES	GAS SALES	NET SALES
MO-YEAR	MBBLS	MMCF	MBBLS	MMCF	$/BBL	$/MCF	M$	M$	M$

12-2012	63.907	56.677	5.750	5.099	91.830	2.720	527.998	13.870	541.868
12-2013	51.741	43.892	4.655	3.949	88.660	3.350	412.723	13.229	425.952
12-2014	38.112	30.658	3.429	2.758	85.760	3.710	294.067	10.233	304.300
12-2015	31.642	24.148	2.847	2.173	91.180	5.120	259.573	11.124	270.697
12-2016	27.652	20.024	2.488	1.802	93.130	5.240	231.690	9.440	241.130

12-2017	24.873	17.092	2.238	1.538	95.110	5.360	212.839	8.242	221.081
12-2018	22.794	14.864	2.051	1.337	97.140	5.490	199.214	7.342	206.556
12-2019	21.163	13.096	1.904	1.178	99.210	5.610	188.901	6.610	195.511
12-2020	19.839	11.651	1.785	1.048	101.320	5.740	180.848	6.017	186.865
12-2021	18.736	10.442	1.686	0.939	103.470	5.870	174.419	5.515	179.933

12-2022	17.784	9.406	1.600	0.846	105.664	6.004	169.061	5.081	174.142
12-2023	16.894	8.480	1.520	0.763	107.902	6.141	164.010	4.685	168.695
12-2024	16.050	7.645	1.444	0.688	110.185	6.280	159.106	4.320	163.426
12-2025	15.247	6.893	1.372	0.620	112.514	6.422	154.345	3.983	158.328
12-2026	14.485	6.214	1.303	0.559	114.889	6.567	149.723	3.672	153.395

S TOT	400.920	281.182	36.071	25.298	96.436	4.481	3478.518	113.361	3591.878

AFTER	229.505	55.405	20.648	4.985	153.353	8.155	3166.494	40.651	3207.145

TOTAL	630.425	336.587	56.719	30.283	117.156	5.086	6645.011	154.012	6799.023

	AD VALOREM	PRODUCTION	DIRECT OPER	INTEREST	CAPITAL	EQUITY	FUTURE NET	CUMULATIVE	CUM. DISC.
END	TAX	TAX	EXPENSE	PAID	REPAYMENT	INVESTMENT	CASHFLOW	CASHFLOW	CASHFLOW
MO-YEAR	M$	M$	M$	M$	M$	M$	M$	M$	@ 10% M$

12-2012	33.505	26.400	15.594	0.000	0.000	740.176	-273.808	-273.808	-288.608
12-2013	26.346	20.636	16.548	0.000	0.000	0.000	362.422	88.615	26.703
12-2014	18.824	14.703	14.550	0.000	0.000	0.000	256.223	344.838	229.050
12-2015	16.752	12.979	13.692	0.000	0.000	0.000	227.274	572.112	392.128
12-2016	14.920	11.584	13.232	0.000	0.000	0.000	201.393	773.505	523.459

12-2017	13.679	10.642	12.968	0.000	0.000	0.000	183.793	957.298	632.398
12-2018	12.779	9.961	12.818	0.000	0.000	0.000	170.999	1128.297	724.527
12-2019	12.094	9.445	12.743	0.000	0.000	0.000	161.229	1289.526	803.489
12-2020	11.558	9.042	12.720	0.000	0.000	0.000	153.544	1443.070	871.846
12-2021	11.129	8.721	12.736	0.000	0.000	0.000	147.347	1590.417	931.478

12-2022	10.770	8.453	12.780	0.000	0.000	0.000	142.139	1732.556	983.771
12-2023	10.432	8.201	12.838	0.000	0.000	0.000	137.224	1869.780	1029.667
12-2024	10.106	7.955	12.907	0.000	0.000	0.000	132.458	2002.237	1069.941
12-2025	9.790	7.717	12.987	0.000	0.000	0.000	127.834	2130.071	1105.276
12-2026	9.484	7.486	13.077	0.000	0.000	0.000	123.347	2253.418	1136.271

S TOT	222.167	173.926	202.192	0.000	0.000	740.176	2253.418	2253.418	1136.271

AFTER	198.173	158.325	586.003	0.000	0.000	0.000	2264.644	4518.061	1351.130

TOTAL	420.340	332.250	788.195	0.000	0.000	740.176	4518.062	4518.061	1351.130

	OIL	GAS
GROSS WELLS	1.0	0.0
GROSS ULT., MB & MMF	630.425	336.587
GROSS CUM., MB & MMF	0.000	0.000
GROSS RES., MB & MMF	630.425	336.587
NET RES., MB & MMF	56.719	30.283
NET REVENUE, M$	6645.012	154.012
INITIAL PRICE, $	91.830	2.720
INITIAL N.I., PCT.	8.997	8.997

		P.W. %	P.W., M$
LIFE, YRS.	50.00	5.00	2201.055
DISCOUNT %	10.00	10.00	1351.130
UNDISCOUNTED PAYOUT, YRS.	1.76	12.00	1152.103
DISCOUNTED PAYOUT, YRS.	1.92	15.00	929.108
UNDISCOUNTED NET/INVEST.	7.10	18.00	764.577
DISCOUNTED NET/INVEST.	2.85	20.00	676.727
RATE-OF-RETURN, PCT.	65.90	30.00	385.417
INITIAL W.I., PCT.	11.344	60.00	33.994
		80.00	-68.502
		100.00	-133.815

American Eagle Energy March 15, 2012 Page 111

Willoch 1-16H S16-21	DATE	: 03/09/2012
160N 97W 16	TIME	: 12:42:24
THREE FORKS	DBS	: MHA
CONTINENTAL	SETTINGS	: SETDATA
4PUD	SCENARIO	: MHA12SPROULE

RESERVES AND ECONOMICS

AS OF DATE: 01/2012

	GROSS OIL	GROSS GAS	NET OIL	NET GAS	NET OIL	NET GAS	NET	NET	TOTAL
END	PRODUCTION	PRODUCTION	PRODUCTION	PRODUCTION	PRICE	PRICE	OIL SALES	GAS SALES	NET SALES
MO-YEAR	MBBLS	MMCF	MBBLS	MMCF	$/BBL	$/MCF	M$	M$	M$

12-2012	62.157	54.665	1.247	1.097	91.830	2.720	114.533	2.984	117.516
12-2013	34.850	28.898	0.699	0.580	88.660	3.350	61.999	1.943	63.941
12-2014	27.205	21.325	0.546	0.428	85.760	3.710	46.815	1.587	48.402
12-2015	23.097	17.121	0.463	0.344	91.180	5.120	42.258	1.759	44.017
12-2016	20.428	14.320	0.410	0.287	93.130	5.240	38.175	1.506	39.681

12-2017	18.514	12.275	0.372	0.246	95.110	5.360	35.334	1.320	36.654
12-2018	17.055	10.694	0.342	0.215	97.140	5.490	33.243	1.178	34.421
12-2019	15.894	9.426	0.319	0.189	99.210	5.610	31.641	1.061	32.702
12-2020	14.943	8.382	0.300	0.168	101.320	5.740	30.379	0.965	31.344
12-2021	14.143	7.504	0.284	0.151	103.470	5.870	29.364	0.884	30.248

12-2022	13.433	6.741	0.270	0.135	105.664	6.004	28.481	0.812	29.293
12-2023	12.761	6.057	0.256	0.122	107.902	6.141	27.630	0.746	28.376
12-2024	12.123	5.443	0.243	0.109	110.185	6.280	26.804	0.686	27.490
12-2025	11.517	4.891	0.231	0.098	112.514	6.422	26.002	0.630	26.632
12-2026	10.941	4.395	0.220	0.088	114.889	6.567	25.223	0.579	25.802

S TOT	309.062	212.136	6.202	4.257	96.408	4.379	597.878	18.640	616.518

AFTER	173.357	38.006	3.479	0.763	153.353	8.118	533.440	6.191	539.631

TOTAL	482.420	250.142	9.680	5.019	116.871	4.947	1131.318	24.831	1156.149

	AD VALOREM	PRODUCTION	DIRECT OPER	INTEREST	CAPITAL	EQUITY	FUTURE NET	CUMULATIVE	CUM. DISC.
END	TAX	TAX	EXPENSE	PAID	REPAYMENT	INVESTMENT	CASHFLOW	CASHFLOW	CASHFLOW
MO-YEAR	M$	M$	M$	M$	M$	M$	M$	M$	@ 10% M$

12-2012	7.266	5.727	3.989	0.000	0.000	0.000	100.535	100.535	96.668
12-2013	3.955	3.100	3.066	0.000	0.000	0.000	53.821	154.356	143.458
12-2014	2.994	2.341	2.834	0.000	0.000	0.000	40.233	194.589	175.224
12-2015	2.724	2.113	2.727	0.000	0.000	0.000	36.453	231.042	201.377
12-2016	2.455	1.909	2.672	0.000	0.000	0.000	32.645	263.686	222.664

12-2017	2.268	1.767	2.644	0.000	0.000	0.000	29.976	293.662	240.431
12-2018	2.129	1.662	2.633	0.000	0.000	0.000	27.997	321.659	255.514
12-2019	2.023	1.582	2.633	0.000	0.000	0.000	26.465	348.123	268.475
12-2020	1.939	1.519	2.641	0.000	0.000	0.000	25.246	373.369	279.714
12-2021	1.871	1.468	2.655	0.000	0.000	0.000	24.254	397.623	289.530

12-2022	1.811	1.424	2.673	0.000	0.000	0.000	23.384	421.008	298.133
12-2023	1.755	1.381	2.694	0.000	0.000	0.000	22.546	443.554	305.674
12-2024	1.700	1.340	2.716	0.000	0.000	0.000	21.734	465.288	312.282
12-2025	1.647	1.300	2.741	0.000	0.000	0.000	20.945	486.232	318.072
12-2026	1.595	1.261	2.767	0.000	0.000	0.000	20.179	506.411	323.142

S TOT	38.131	29.894	42.083	0.000	0.000	0.000	506.411	506.411	323.142

AFTER	33.342	26.672	127.600	0.000	0.000	0.000	352.017	858.428	357.594

TOTAL	71.473	56.566	169.682	0.000	0.000	0.000	858.428	858.428	357.594

	OIL	GAS
GROSS WELLS	1.0	0.0
GROSS ULT., MB & MMF	482.420	250.142
GROSS CUM., MB & MMF	0.000	0.000
GROSS RES., MB & MMF	482.420	250.142
NET RES., MB & MMF	9.680	5.019
NET REVENUE, M$	1131.318	24.831
INITIAL PRICE, $	91.830	2.720
INITIAL N.I., PCT.	2.007	2.007

		P.W. %	P.W., M$
LIFE, YRS.	50.00	5.00	494.422
DISCOUNT %	10.00	10.00	357.594
UNDISCOUNTED PAYOUT, YRS.	0.00	12.00	325.231
DISCOUNTED PAYOUT, YRS.	0.00	15.00	288.822
UNDISCOUNTED NET/INVEST.	0.00	18.00	261.856
DISCOUNTED NET/INVEST.	0.00	20.00	247.419
RATE-OF-RETURN, PCT.	100.00	30.00	199.287
INITIAL W.I., PCT.	2.508	60.00	140.002
		80.00	121.979
		100.00	110.063

American Eagle Energy March 15, 2012 Page 112

Wolter 15-8H S5-8	DATE	: 03/09/2012
163N 100W 5	TIME	: 12:42:24
THREE FORKS	DBS	: MHA
SM ENERGY	SETTINGS	: SETDATA
4PUD	SCENARIO	: MHA12SPROULE

RESERVES AND ECONOMICS

AS OF DATE: 01/2012

	GROSS OIL	GROSS GAS	NET OIL	NET GAS	NET OIL	NET GAS	NET	NET	TOTAL
END	PRODUCTION	PRODUCTION	PRODUCTION	PRODUCTION	PRICE	PRICE	OIL SALES	GAS SALES	NET SALES
MO-YEAR	MBBLS	MMCF	MBBLS	MMCF	$/BBL	$/MCF	M$	M$	M$

12-2012	79.048	69.753	0.957	0.844	91.830	2.720	87.885	2.297	90.182
12-2013	46.972	39.317	0.569	0.476	88.660	3.350	50.420	1.595	52.015
12-2014	36.126	28.680	0.437	0.347	85.760	3.710	37.509	1.288	38.798
12-2015	30.484	22.961	0.369	0.278	91.180	5.120	33.652	1.423	35.075
12-2016	26.870	19.205	0.325	0.233	93.130	5.240	30.297	1.218	31.515

12-2017	24.300	16.481	0.294	0.200	95.110	5.360	27.982	1.070	29.051
12-2018	22.351	14.386	0.271	0.174	97.140	5.490	26.287	0.956	27.243
12-2019	20.807	12.709	0.252	0.154	99.210	5.610	24.993	0.863	25.856
12-2020	19.545	11.329	0.237	0.137	101.320	5.740	23.976	0.787	24.763
12-2021	18.488	10.169	0.224	0.123	103.470	5.870	23.160	0.723	23.883

12-2022	17.557	9.165	0.213	0.111	105.664	6.004	22.460	0.666	23.127
12-2023	16.679	8.263	0.202	0.100	107.902	6.141	21.789	0.614	22.404
12-2024	15.845	7.450	0.192	0.090	110.185	6.280	21.138	0.566	21.704
12-2025	15.053	6.716	0.182	0.081	112.514	6.422	20.505	0.522	21.027
12-2026	14.300	6.055	0.173	0.073	114.889	6.567	19.891	0.481	20.373

S TOT	404.427	282.637	4.896	3.422	96.386	4.404	471.943	15.071	487.014

AFTER	226.580	53.988	2.743	0.654	153.353	8.155	420.679	5.330	426.009

TOTAL	631.007	336.626	7.640	4.076	116.841	5.006	892.622	20.401	913.023

	AD VALOREM	PRODUCTION	DIRECT OPER	INTEREST	CAPITAL	EQUITY	FUTURE NET	CUMULATIVE	CUM. DISC.
END	TAX	TAX	EXPENSE	PAID	REPAYMENT	INVESTMENT	CASHFLOW	CASHFLOW	CASHFLOW
MO-YEAR	M$	M$	M$	M$	M$	M$	M$	M$	@ 10% M$

12-2012	5.576	4.394	2.725	0.000	0.000	27.761	49.725	49.725	46.416
12-2013	3.217	2.521	2.147	0.000	0.000	0.000	44.130	93.855	84.787
12-2014	2.400	1.875	1.935	0.000	0.000	0.000	32.587	126.442	110.517
12-2015	2.170	1.683	1.837	0.000	0.000	0.000	29.385	155.827	131.600
12-2016	1.950	1.515	1.782	0.000	0.000	0.000	26.268	182.095	148.729

12-2017	1.797	1.399	1.751	0.000	0.000	0.000	24.104	206.199	163.016
12-2018	1.685	1.314	1.733	0.000	0.000	0.000	22.510	228.709	175.143
12-2019	1.599	1.250	1.725	0.000	0.000	0.000	21.282	249.991	185.566
12-2020	1.532	1.199	1.723	0.000	0.000	0.000	20.310	270.301	194.607
12-2021	1.477	1.158	1.726	0.000	0.000	0.000	19.521	289.822	202.508

12-2022	1.430	1.123	1.733	0.000	0.000	0.000	18.841	308.663	209.439
12-2023	1.385	1.089	1.741	0.000	0.000	0.000	18.188	326.851	215.522
12-2024	1.342	1.057	1.750	0.000	0.000	0.000	17.555	344.405	220.860
12-2025	1.300	1.025	1.762	0.000	0.000	0.000	16.941	361.346	225.542
12-2026	1.260	0.995	1.774	0.000	0.000	0.000	16.345	377.690	229.650

S TOT	30.122	23.597	27.843	0.000	0.000	27.761	377.690	377.690	229.650

AFTER	26.323	21.034	79.610	0.000	0.000	0.000	299.042	676.732	258.082

TOTAL	56.446	44.631	107.454	0.000	0.000	27.761	676.732	676.732	258.082

	OIL	GAS
GROSS WELLS	1.0	0.0
GROSS ULT., MB & MMF	631.007	336.625
GROSS CUM., MB & MMF	0.000	0.000
GROSS RES., MB & MMF	631.007	336.625
NET RES., MB & MMF	7.640	4.076
NET REVENUE, M$	892.622	20.401
INITIAL PRICE, $	91.830	2.720
INITIAL N.I., PCT.	1.211	1.211

		P.W. %	P.W., M$
LIFE, YRS.	50.00	5.00	370.621
DISCOUNT %	10.00	10.00	258.082
UNDISCOUNTED PAYOUT, YRS.	0.36	12.00	231.682
DISCOUNTED PAYOUT, YRS.	0.37	15.00	202.062
UNDISCOUNTED NET/INVEST.	25.38	18.00	180.164
DISCOUNTED NET/INVEST.	10.30	20.00	168.449
RATE-OF-RETURN, PCT.	100.00	30.00	129.392
INITIAL W.I., PCT.	1.542	60.00	81.113
		80.00	66.339
		100.00	56.531

American Eagle Energy March 15, 2012 Page 113

Yukon 12-1 S1-12	DATE	: 03/09/2012
163N 98W 1	TIME	: 12:42:24
THREE FORKS	DBS	: MHA
SAMSON	SETTINGS	: SETDATA
4PUD	SCENARIO	: MHA12SPROULE

RESERVES AND ECONOMICS

AS OF DATE: 01/2012

	GROSS OIL	GROSS GAS	NET OIL	NET GAS	NET OIL	NET GAS	NET	NET	TOTAL
END	PRODUCTION	PRODUCTION	PRODUCTION	PRODUCTION	PRICE	PRICE	OIL SALES	GAS SALES	NET SALES
MO-YEAR	MBBLS	MMCF	MBBLS	MMCF	$/BBL	$/MCF	M$	M$	M$

12-2012	58.321	51.811	0.583	0.518	91.830	2.720	53.556	1.409	54.966
12-2013	53.709	45.767	0.537	0.458	88.660	3.350	47.618	1.533	49.151
12-2014	38.852	31.391	0.389	0.314	85.760	3.710	33.320	1.165	34.484
12-2015	32.059	24.574	0.321	0.246	91.180	5.120	29.231	1.258	30.489
12-2016	27.928	20.313	0.279	0.203	93.130	5.240	26.009	1.064	27.073

12-2017	25.073	17.305	0.251	0.173	95.110	5.360	23.847	0.928	24.775
12-2018	22.948	15.030	0.229	0.150	97.140	5.490	22.292	0.825	23.117
12-2019	21.286	13.230	0.213	0.132	99.210	5.610	21.118	0.742	21.860
12-2020	19.940	11.761	0.199	0.118	101.320	5.740	20.203	0.675	20.878
12-2021	18.821	10.535	0.188	0.105	103.470	5.870	19.474	0.618	20.093

12-2022	17.860	9.487	0.179	0.095	105.664	6.004	18.871	0.570	19.441
12-2023	16.967	8.553	0.170	0.086	107.902	6.141	18.308	0.525	18.833
12-2024	16.118	7.711	0.161	0.077	110.185	6.280	17.760	0.484	18.244
12-2025	15.313	6.952	0.153	0.070	112.514	6.422	17.229	0.447	17.675
12-2026	14.547	6.268	0.145	0.063	114.889	6.567	16.713	0.412	17.124

S TOT	399.742	280.688	3.997	2.807	96.450	4.509	385.549	12.655	398.204

AFTER	230.488	55.885	2.305	0.559	153.353	8.155	353.459	4.557	358.017

TOTAL	630.229	336.574	6.302	3.366	117.260	5.114	739.008	17.213	756.221

	AD VALOREM	PRODUCTION	DIRECT OPER	INTEREST	CAPITAL	EQUITY	FUTURE NET	CUMULATIVE	CUM. DISC.
END	TAX	TAX	EXPENSE	PAID	REPAYMENT	INVESTMENT	CASHFLOW	CASHFLOW	CASHFLOW
MO-YEAR	M$	M$	M$	M$	M$	M$	M$	M$	@ 10% M$

12-2012	3.399	2.678	1.546	0.000	0.000	5.000	42.343	42.343	39.597
12-2013	3.040	2.381	1.858	0.000	0.000	0.000	41.872	84.216	76.035
12-2014	2.133	1.666	1.616	0.000	0.000	0.000	29.069	113.285	98.993
12-2015	1.887	1.462	1.516	0.000	0.000	0.000	25.625	138.910	117.381
12-2016	1.675	1.300	1.463	0.000	0.000	0.000	22.635	161.544	132.141

12-2017	1.533	1.192	1.432	0.000	0.000	0.000	20.617	182.161	144.362
12-2018	1.430	1.115	1.415	0.000	0.000	0.000	19.157	201.318	154.683
12-2019	1.352	1.056	1.406	0.000	0.000	0.000	18.046	219.364	163.521
12-2020	1.291	1.010	1.403	0.000	0.000	0.000	17.173	236.537	171.167
12-2021	1.243	0.974	1.405	0.000	0.000	0.000	16.471	253.008	177.833

12-2022	1.202	0.944	1.410	0.000	0.000	0.000	15.885	268.894	183.677
12-2023	1.165	0.915	1.416	0.000	0.000	0.000	15.337	284.231	188.806
12-2024	1.128	0.888	1.423	0.000	0.000	0.000	14.805	299.036	193.308
12-2025	1.093	0.861	1.432	0.000	0.000	0.000	14.289	313.324	197.257
12-2026	1.059	0.836	1.442	0.000	0.000	0.000	13.788	327.112	200.722

S TOT	24.630	19.277	22.185	0.000	0.000	5.000	327.112	327.112	200.722

AFTER	22.122	17.673	64.591	0.000	0.000	0.000	253.630	580.742	224.757

TOTAL	46.753	36.950	86.775	0.000	0.000	5.000	580.742	580.742	224.757

	OIL	GAS
GROSS WELLS	1.0	0.0
GROSS ULT., MB & MMF	630.229	336.574
GROSS CUM., MB & MMF	0.000	0.000
GROSS RES., MB & MMF	630.229	336.574
NET RES., MB & MMF	6.302	3.366
NET REVENUE, M$	739.008	17.213
INITIAL PRICE, $	91.830	2.720
INITIAL N.I., PCT.	1.000	1.000

		P.W. %	P.W., M$
LIFE, YRS.	50.00	5.00	320.549
DISCOUNT %	10.00	10.00	224.757
UNDISCOUNTED PAYOUT, YRS.	0.11	12.00	202.230
DISCOUNTED PAYOUT, YRS.	0.11	15.00	176.907
UNDISCOUNTED NET/INVEST.	117.15	18.00	158.139
DISCOUNTED NET/INVEST.	47.40	20.00	148.078
RATE-OF-RETURN, PCT.	100.00	30.00	114.408
INITIAL W.I., PCT.	1.250	60.00	72.479
		80.00	59.629
		100.00	51.134

American Eagle Energy March 15, 2012 Page 114

Benrude Area

Benrude Area

SEC Pricing

BENRUDE PROSPECT	DATE	: 03/15/2012
NISKU	TIME	: 11:00:05
T31N R47E SEC 34	DBS	: MHA
	SETTINGS	: SETDATA
	SCENARIO	: MHA12_SEC

RESERVES AND ECONOMICS

AS OF DATE: 01/2012

	GROSS OIL	GROSS GAS	NET OIL	NET GAS	NET OIL	NET GAS	NET	NET	TOTAL
END	PRODUCTION	PRODUCTION	PRODUCTION	PRODUCTION	PRICE	PRICE	OIL SALES	GAS SALES	NET SALES
MO-YEAR	MBBLS	MMCF	MBBLS	MMCF	$/BBL	$/MCF	M$	M$	M$

12-2012	6.978	0.698	5.583	0.558	86.470	3.288	482.728	1.836	484.563
12-2013	25.434	2.543	18.316	1.832	86.470	3.288	1583.784	6.022	1589.806
12-2014	22.226	2.223	13.335	1.334	86.470	3.288	1153.115	4.385	1157.500
12-2015	19.748	1.975	11.849	1.185	86.470	3.288	1024.583	3.896	1028.479
12-2016	17.776	1.778	10.666	1.067	86.470	3.288	922.266	3.507	925.773

12-2017	16.168	1.617	9.701	0.970	86.470	3.288	838.846	3.190	842.036
12-2018	14.832	1.483	8.899	0.890	86.470	3.288	769.505	2.926	772.431
12-2019	13.703	1.370	8.222	0.822	86.470	3.288	710.936	2.703	713.640
12-2020	12.737	1.274	7.642	0.764	86.470	3.288	660.799	2.513	663.311
12-2021	11.900	1.190	7.140	0.714	86.470	3.288	617.384	2.348	619.732

12-2022	11.168	1.117	6.701	0.670	86.470	3.288	579.418	2.203	581.621
12-2023	10.523	1.052	6.314	0.631	86.470	3.288	545.930	2.076	548.006
12-2024	9.949	0.995	5.969	0.597	86.470	3.288	516.167	1.963	518.130
12-2025	9.436	0.944	5.661	0.566	86.470	3.288	489.538	1.861	491.399
12-2026	8.974	0.897	5.384	0.538	86.470	3.288	465.569	1.770	467.339

S TOT	211.550	21.155	131.382	13.138	86.470	3.288	11360.568	43.198	11403.766

AFTER	58.328	5.833	34.997	3.500	86.470	3.288	3026.164	11.507	3037.670

TOTAL	269.878	26.988	166.378	16.638	86.470	3.288	14386.732	54.705	14441.436

	AD VALOREM	PRODUCTION	DIRECT OPER	INTEREST	CAPITAL	EQUITY	FUTURE NET	CUMULATIVE	CUM. DISC.
END	TAX	TAX	EXPENSE	PAID	REPAYMENT	INVESTMENT	CASHFLOW	CASHFLOW	CASHFLOW
MO-YEAR	M$	M$	M$	M$	M$	M$	M$	M$	@ 10% M$

12-2012	0.000	145.398	18.000	0.000	0.000	950.000	-628.834	-628.834	-607.708
12-2013	0.000	477.036	64.500	0.000	0.000	0.000	1048.271	419.436	305.246
12-2014	0.000	347.318	54.000	0.000	0.000	0.000	756.182	1175.618	901.963
12-2015	0.000	308.604	54.000	0.000	0.000	0.000	665.875	1841.493	1379.594
12-2016	0.000	277.787	54.000	0.000	0.000	0.000	593.987	2435.479	1766.891

12-2017	0.000	252.661	54.000	0.000	0.000	0.000	535.375	2970.855	2084.215
12-2018	0.000	231.775	54.000	0.000	0.000	0.000	486.656	3457.510	2346.423
12-2019	0.000	214.134	54.000	0.000	0.000	0.000	445.506	3903.016	2564.627
12-2020	0.000	199.033	54.000	0.000	0.000	0.000	410.279	4313.295	2747.301
12-2021	0.000	185.956	54.000	0.000	0.000	0.000	379.776	4693.070	2901.016

12-2022	0.000	174.521	54.000	0.000	0.000	0.000	353.101	5046.171	3030.938
12-2023	0.000	164.434	54.000	0.000	0.000	0.000	329.572	5375.743	3141.175
12-2024	0.000	155.470	54.000	0.000	0.000	0.000	308.660	5684.403	3235.029
12-2025	0.000	147.449	54.000	0.000	0.000	0.000	289.951	5974.354	3315.178
12-2026	0.000	140.229	54.000	0.000	0.000	0.000	273.110	6247.463	3383.807

S TOT	0.000	3421.803	784.500	0.000	0.000	950.000	6247.463	6247.463	3383.807

AFTER	0.000	911.481	423.000	0.000	0.000	0.000	1703.190	7950.653	3678.095

TOTAL	0.000	4333.284	1207.500	0.000	0.000	950.000	7950.654	7950.653	3678.095

	OIL	GAS
GROSS WELLS	1.0	0.0
GROSS ULT., MB & MMF	269.878	26.988
GROSS CUM., MB & MMF	0.000	0.000
GROSS RES., MB & MMF	269.878	26.988
NET RES., MB & MMF	166.378	16.638
NET REVENUE, M$	14386.732	54.705
INITIAL PRICE, $	86.470	3.288
INITIAL N.I., PCT.	80.000	80.000

		P.W. %	P.W., M$
LIFE, YRS.	22.83	5.00	5192.321
DISCOUNT %	10.00	10.00	3678.095
UNDISCOUNTED PAYOUT, YRS.	1.60	12.00	3260.061
DISCOUNTED PAYOUT, YRS.	1.67	15.00	2760.365
UNDISCOUNTED NET/INVEST.	9.37	18.00	2371.483
DISCOUNTED NET/INVEST.	5.07	20.00	2157.592
RATE-OF-RETURN, PCT.	100.00	30.00	1425.916
INITIAL W.I., PCT.	100.000	60.00	540.896
		80.00	298.229
		100.00	152.322

American Eagle Energy March 15, 2012 Page 115

Benrude Area

Sproule Pricing

BENRUDE PROSPECT	DATE	: 03/15/2012
NISKU	TIME	: 11:01:24
T31N R47E SEC 34	DBS	: MHA
	SETTINGS	: SETDATA
	SCENARIO	: MHA12_Sproule

RESERVES AND ECONOMICS

AS OF DATE: 01/2012

	GROSS OIL	GROSS GAS	NET OIL	NET GAS	NET OIL	NET GAS	NET	NET	TOTAL
END	PRODUCTION	PRODUCTION	PRODUCTION	PRODUCTION	PRICE	PRICE	OIL SALES	GAS SALES	NET SALES
MO-YEAR	MBBLS	MMCF	MBBLS	MMCF	$/BBL	$/MCF	M$	M$	M$

12-2012	6.978	0.698	5.583	0.558	91.830	2.720	512.650	1.518	514.169
12-2013	25.434	2.543	17.895	1.790	88.660	3.350	1586.604	5.995	1592.599
12-2014	22.226	2.223	13.335	1.334	85.760	3.710	1143.647	4.947	1148.595
12-2015	19.748	1.975	11.849	1.185	91.180	5.120	1080.392	6.067	1086.459
12-2016	17.776	1.778	10.666	1.067	93.130	5.240	993.300	5.589	998.889

12-2017	16.168	1.617	9.701	0.970	95.110	5.360	922.663	5.200	927.863
12-2018	14.832	1.483	8.899	0.890	97.140	5.490	864.458	4.886	869.344
12-2019	13.703	1.370	8.222	0.822	99.210	5.610	815.682	4.612	820.294
12-2020	12.737	1.274	7.642	0.764	101.320	5.740	774.281	4.386	778.668
12-2021	11.900	1.190	7.140	0.714	103.470	5.870	738.762	4.191	742.953

12-2022	11.168	1.117	6.701	0.670	105.664	6.004	708.034	4.023	712.058
12-2023	10.523	1.052	6.314	0.631	107.902	6.141	681.243	3.877	685.120
12-2024	9.949	0.995	5.969	0.597	110.185	6.280	657.731	3.749	661.479
12-2025	9.436	0.944	5.661	0.566	112.514	6.422	636.980	3.636	640.616
12-2026	8.974	0.897	5.384	0.538	114.889	6.567	618.580	3.536	622.116

S TOT	211.550	21.155	130.961	13.096	97.243	5.056	12735.007	66.212	12801.220

AFTER	58.450	5.845	35.070	3.507	125.604	7.222	4404.908	25.326	4430.234

TOTAL	270.000	27.000	166.031	16.603	103.233	5.513	17139.916	91.539	17231.453

	AD VALOREM	PRODUCTION	DIRECT OPER	INTEREST	CAPITAL	EQUITY	FUTURE NET	CUMULATIVE	CUM. DISC.
END	TAX	TAX	EXPENSE	PAID	REPAYMENT	INVESTMENT	CASHFLOW	CASHFLOW	CASHFLOW
MO-YEAR	M$	M$	M$	M$	M$	M$	M$	M$	@ 10% M$

12-2012	0.000	154.410	18.000	0.000	0.000	950.000	-608.242	-608.242	-588.761
12-2013	0.000	477.885	64.260	0.000	0.000	0.000	1050.453	442.212	326.281
12-2014	0.000	344.467	56.182	0.000	0.000	0.000	747.947	1190.159	916.501
12-2015	0.000	325.414	57.305	0.000	0.000	0.000	703.739	1893.898	1421.293
12-2016	0.000	299.182	58.451	0.000	0.000	0.000	641.256	2535.154	1839.411

12-2017	0.000	277.906	59.620	0.000	0.000	0.000	590.336	3125.490	2189.310
12-2018	0.000	260.375	60.813	0.000	0.000	0.000	548.156	3673.646	2484.655
12-2019	0.000	245.683	62.029	0.000	0.000	0.000	512.582	4186.228	2735.712
12-2020	0.000	233.214	63.270	0.000	0.000	0.000	482.185	4668.413	2950.402
12-2021	0.000	222.515	64.535	0.000	0.000	0.000	455.903	5124.315	3134.929

12-2022	0.000	213.260	65.826	0.000	0.000	0.000	432.972	5557.288	3294.239
12-2023	0.000	205.190	67.142	0.000	0.000	0.000	412.787	5970.075	3432.310
12-2024	0.000	198.108	68.485	0.000	0.000	0.000	394.886	6364.961	3552.383
12-2025	0.000	191.858	69.855	0.000	0.000	0.000	378.903	6743.864	3657.119
12-2026	0.000	186.316	71.252	0.000	0.000	0.000	364.548	7108.412	3748.725

S TOT	0.000	3835.784	907.024	0.000	0.000	950.000	7108.412	7108.412	3748.725

AFTER	0.000	1326.758	616.826	0.000	0.000	0.000	2486.650	9595.061	4174.108

TOTAL	0.000	5162.543	1523.851	0.000	0.000	950.000	9595.062	9595.061	4174.108

	OIL	GAS
GROSS WELLS	1.0	0.0
GROSS ULT., MB & MMF	270.000	27.000
GROSS CUM., MB & MMF	0.000	0.000
GROSS RES., MB & MMF	270.000	27.000
NET RES., MB & MMF	166.031	16.603
NET REVENUE, M$	17139.920	91.539
INITIAL PRICE, $	91.830	2.720
INITIAL N.I., PCT.	80.000	80.000

		P.W. %	P.W., M$
LIFE, YRS.	22.92	5.00	6050.930
DISCOUNT %	10.00	10.00	4174.109
UNDISCOUNTED PAYOUT, YRS.	1.58	12.00	3668.518
DISCOUNTED PAYOUT, YRS.	1.64	15.00	3073.048
UNDISCOUNTED NET/INVEST.	11.10	18.00	2617.189
DISCOUNTED NET/INVEST.	5.62	20.00	2369.566
RATE-OF-RETURN, PCT.	100.00	30.00	1540.941
INITIAL W.I., PCT.	100.000	60.00	579.890
		80.00	324.198
		100.00	171.920

American Eagle Energy March 15, 2012 Page 116

LESLIE S. O’CONNOR Managing Partner Petroleum Consultant MHA Petroleum Consultants LLC 730 17th Street, Suite 410 Denver, CO 80202 U.S.A. Phone: +1 303 277 0270 e-mail: loconnor@mhausa.com

EDUCATION

▪	Extended BSc Geology with Applied Engineering, North Arizona University, 1978
▪	Graduate Studies in Petroleum Engineering, Colorado School of Mines

PROFESSIONAL PROFILE

▪	In excess of 30 years of petroleum engineering experience
▪	Project management
▪	Oil and gas field studies; United States, China, Mexico, South America, Western and Eastern Europe and Asia
▪	Petrophysical studies
▪	Unitization studies
▪	Workover opportunity identification
▪	Property evaluation, acquisition and divestitures
▪	Reservoir and economic evaluation
▪	Expert witness testimony
▪	Gas deliverability and gas storage
▪	Coal bed methane studies
▪	Reservoir simulation
▪	Waterflood feasibility studies
▪	Development of reservoir engineering courses for industry
▪	Studied fields in the United States (essentially all oil and gas areas), U.K. Offshore, China, Mexico, South America, Western and Eastern Europe and Asia

WORK EXPERIENCE

MHA PETROLEUM CONSULTANTS LLC, Denver, Colorado:

(August 2011) Managing Partner and Petroleum Consultant

(March 2008) President and Petroleum Consultant

(May 2006) Vice President and Petroleum Consultant

Leslie S. O’Connor Page 1

Responsible for Denver and International operations: project manager, reserve and economic evaluations, litigation support, reservoir studies, acquisition and divestiture support. Manages an organization of approximately 30 people with active engineering projects worldwide. In charge of staff recruitment, development of new business and new business contacts, as well as maintaining relationships with the company’s existing client base.

SPROULE ASSOCIATES INC., Denver, Colorado

 (February, 1997 to May, 2006) U. S. Manager and Petroleum Consultant

Responsible for U. S. operations; opened U. S. office for Sproule Associates Ltd. Project manager, reservoir studies, property evaluations, litigation support, acquisition and divestiture support, CBM studies, petrophysical studies, feasibility studies, reservoir and economic studies of properties throughout the U. S.

GEOQUEST RESERVOIR TECHNOLOGIES, DENVER, Colorado:

(Formerly Intera Petroleum and Jerry R. Bergeson & Associates, Inc.)

(January, 1981 to January, 1997) Petroleum Consultant

Technical reservoir studies, property evaluations, secondary recovery studies, gas deliverability and gas storage, petrophysical studies, unitization studies, expert testimony, reservoir and economic studies of properties in Williston Basin, Rocky Mountain, Mid-Continent, West Coast and Gulf Coast areas of the U. S.

THUMS LONG BEACH COMPANY, Long Beach, California:

(January, 1980 to January, 1981) Development/Drilling Engineer

Responsible for design of highly deviated wellbores, completion design, field operations.

Dresser Atlas, Long Beach, California:

(August, 1978 to December, 1979) Field Engineer

Open hole logging operations and log interpretation. Supervised field crew, planned and operated offshore skid unit on Exxon’s offshore Belmont Island platform.

PROFESSIONAL MEMBERSHIPS:

▪	Society of Petroleum Engineers – Recipient of the SPE 1995 Regional Service Award, Recipient of the SPE 1990 Denver Section Service Award
▪	Society of Petroleum Evaluation Engineers
▪	American Association of Petroleum Geologists
▪	Society of Professional Well Log Analysts
▪	Rocky Mountain Association of Geologists

♦	AAPG Certified Petroleum Geologist #5270
♦	Licensed Professional Geoscientist, Texas #181
♦	Licensed Professional Geologist, Wyoming #PG-3059
♦	Licensed Professional Geologist, Utah #5207412-2250

Leslie S. O’Connor Page 2

PUBLICATIONS

1.	O’Connor, Leslie S. and Seidle, John P. “Well Performance and Economics of Selected U. S. Shales”, The Journal of the Society of Petroleum Evaluation Engineers, Vol. VI, Issue 1, Spring 2012. pp 7-14.

2.	“Contingent Resources – Real World Examples”, presented at the 2008 annual SPEE meeting and at the 2008 COGA-RMAG meeting.

3.	Seidle, John P. and O’Connor, Leslie S., “The Impact of Undersaturation on Coal Gas Economics”, SPE 107731, presented at the 2007 SPE Rocky Mountain Oil & Gas Technology Symposium, Denver, Colorado, U. S. A. 16-18 April 2007.

4.	Seidle, John P., O’Connor, Leslie S., “Production Based Probabilistic Economics for Unconventional Gas”, SPE Paper #82024, 2003

5.	Cluff, Suzanne G., O’Connor, Leslie S. and Hansen, John T., “Petrophysical Analysis of the Frontier Formation (Cretaceous), Whiskey Buttes Field, Lincoln County, Wyoming”, SPE Paper 38379, 1997

6.	“Remaining Production Potential of Tight Gas Sand Wells in a Reservoir Under Curtailment”, GRI Atlas of Major Rocky Mountain Gas Reservoirs, 1993

7.	“Marketing Natural Gas from the Rocky Mountain Region”, GRI Atlas of Major Rocky Mountain Gas Reservoirs, 1993

Leslie S. O’Connor Page 3